UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SP Plus Corporation

(Name of Registrant as Specified in Its Charter)

Registrant

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check all boxes that apply):

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED AS OF [●], 2023

SP Plus Corporation

200 E. Randolph Street, Suite 7700

Chicago, Illinois 60601-7702

[●], 202[●]

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of SP Plus Corporation (“SP+”) to be held on [●], 202[●], at the AON Center, 200 East Randolph Street, 70th Floor, Chicago, IL 60601 at [●], at [●] [a.m.] / [p.m.], Central Time.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 4, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among SP+, Metropolis Technologies, Inc. (“Parent”), and Schwinger Merger Sub Inc., a direct, wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into SP+ (the “Merger”), with SP+ surviving the Merger as a wholly owned subsidiary of Parent. You will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger.

If the Merger contemplated by the Merger Agreement is completed, you will be entitled to receive $54.00 in cash, without interest and subject to any required tax withholding, for each share of SP+’s Common Stock, par value $0.001 per share (“SP+ Common Stock”) that you own as of immediately prior to the effective time of the Merger (unless you have properly exercised your appraisal rights with respect to such shares).

On October 4, 2023, SP+’s board of directors reviewed and considered the terms and conditions of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement. After considering various factors, including those described in the accompanying Proxy Statement (the “Proxy Statement”), and after consultation with SP+’s independent legal and financial advisors, SP+’s board of directors unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of SP+ and its stockholders, (iii) resolved to recommend that the SP+ stockholders vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement and (iv) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the SP+ stockholders at a special meeting.

SP+’s board of directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by SP+ to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.

The enclosed Proxy Statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement. The Proxy Statement also describes the actions and determinations of SP+’s board of directors in connection with its evaluation of the Merger Agreement and the Merger. You are encouraged to read the Proxy Statement and its annexes, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about SP+ from documents we file with the U.S. Securities and Exchange Commission (the “SEC”) from time to time.

We appreciate you taking the time to vote promptly, and encourage you to do so electronically. After reading the Proxy Statement, please vote at your earliest convenience by voting over the Internet using the Internet address on the proxy card or by voting by telephone using the toll-free number on the proxy card. You may alternatively vote by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope. Only your last-dated proxy will be counted, and any proxy may be revoked at any time prior to its exercise at the Special Meeting. If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the proposals, your broker, bank or other nominee may not vote your shares with respect to any of the proposals. We encourage you to instruct your broker, bank or other nominee to vote your shares “FOR” all of the proposals set forth in the Proxy Statement by following the directions on the enclosed voting instruction card to provide your instructions over the Internet, by telephone or by signing, dating and returning the voting instruction card in the postage-paid envelope provided. Again, we encourage you to vote electronically.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of a majority of the outstanding shares of SP+ Common Stock entitled to vote thereon at the Special Meeting, provided a quorum is present. In addition, the Merger Agreement makes the approval by the SP+ stockholders of the proposal to adopt the Merger Agreement a condition to the parties’ obligations to consummate the Merger. The failure of any stockholder of record to grant a proxy electronically over the Internet or by telephone, to submit a signed proxy card, or to vote by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement, and will not have any effect on the adjournment proposal or the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger. Because all of the proposals presented to stockholders will be considered non-routine matters, there will not be any broker non-votes at the Special Meeting.

If you have any questions about the Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, please contact Morrow Sodali LLC, our proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Stockholders May Call: (800) 662-5200

Banks and Brokers May Call: (203) 658-9395

Email: SP@investor.morrowsodali.com

On behalf of SP+’s board of directors, I thank you for your support and appreciate your consideration of these matters.

Sincerely,

[●]

[●]

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The Proxy Statement is dated [●], 202[●] and, together with the enclosed form of proxy card, is first being mailed to SP+ stockholders on or about [●], 202[●].

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED AS OF [●], 2023

SP Plus Corporation

200 E. Randolph Street, Suite 7700

Chicago, Illinois 60601-7702

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

YOUR VOTE IS VERY IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.

A special meeting of stockholders (the “Special Meeting”) of SP Plus Corporation, a Delaware corporation (“SP+”), will be held on [●], 202[●], at the AON Center, 200 East Randolph Street, 70th Floor, Chicago, IL 60601 at [●], at [●] [a.m.] / [p.m.], Central Time.

The Special Meeting will be held for the following purposes:

1.

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 4, 2023, by and among Metropolis Technologies, Inc. (“Parent”), Schwinger Merger Sub Inc., a direct, wholly owned subsidiary of Parent (“Merger Sub”), and SP+ (as it may be amended from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the proxy statement (the “Proxy Statement”) accompanying this notice;

2.

to consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3.

to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the merger of Merger Sub with and into SP+ pursuant to the Merger Agreement (the “Merger”).

The affirmative vote of a majority of the outstanding shares of SP+’s Common Stock, par value $0.001 per share (“SP+ Common Stock”), entitled to vote thereon at the Special Meeting is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of stock having voting power issued and outstanding and entitled to vote at the Special Meeting, represented in person or by proxy, and entitled to vote thereon, is required to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting. The affirmative vote of the holders of a majority of the shares of SP+ Common Stock, which are represented in person or by proxy at the Special Meeting and entitled to vote thereon, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger. The failure of any stockholder of record to grant a proxy electronically over the Internet or by telephone, to submit a signed proxy card, or to vote by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the adjournment proposal or the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger. Abstentions will be counted as votes “AGAINST” the proposal to adopt the Merger Agreement, the adjournment proposal and the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger. Because all of the proposals presented to stockholders will be considered non-routine matters, there will not be any broker non-votes at the Special Meeting.

Only SP+ stockholders of record as of the close of business on [●], 202[●], are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available in our principal executive offices located at 200 E. Randolph Street, Suite 7700, Chicago, Illinois 60601-7702, during regular business hours (or, alternatively, on a reasonably accessible electronic network) for a period of no less than ten (10) days before the Special Meeting and at the place of the Special Meeting during such meeting.

SP+ stockholders and beneficial owners who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of SP+ Common Stock if they deliver a demand for appraisal before the vote is taken on the adoption of the Merger Agreement and otherwise comply with, and do not validly withdraw their demands or otherwise lose their appraisal rights under, the applicable provisions of Delaware law, which are summarized in the Proxy Statement accompanying this notice in the section entitled “Appraisal Rights” beginning on page [●] of this Proxy Statement. A copy of Section 262 of the General Corporation Law of the State of Delaware, which details the applicable Delaware appraisal statute, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

SP+’s board of directors (the “Board”) unanimously recommends that you vote (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger. In considering the recommendation of the Board, SP+ stockholders should be aware that SP+’s executive officers and members of the Board may have agreements and arrangements in place that provide them with interests in the Merger that may be different from, or in addition to, those of SP+ stockholders. See the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger” beginning on page [●] of this Proxy Statement.

Our Notice of Special Meeting and Proxy Statement are available at [●].

By order of the Board of Directors,

[●]

[●]

[●], 202[●]

IMPORTANT

Your vote is extremely important. Whether or not you plan to attend the Special Meeting and regardless of the number of shares you own, we urge you to vote promptly “FOR” the proposals.

If you have any questions about submitting your proxy card or otherwise require assistance, please contact:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Stockholders May Call: (800) 662-5200

Banks and Brokers May Call: (203) 658-9395

Email: SP@investor.morrowsodali.com

Annex A	Agreement and Plan of Merger
Annex B	Opinion of SP+’s Financial Advisor

ii

SUMMARY

This summary highlights selected information from this proxy statement (this “Proxy Statement”) related to the merger (the “Merger”) of Schwinger Merger Sub Inc. (“Merger Sub”) with and into SP Plus Corporation and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [●] of this Proxy Statement. The Merger Agreement (as defined below) is attached as Annex A to this Proxy Statement. You are encouraged to read the Merger Agreement, which is the legal document that governs the Merger.

Except as otherwise specifically noted in this Proxy Statement, “SP+,” the “Company,” “we,” “our,” “us” and similar words in this Proxy Statement refer to SP Plus Corporation, including, in certain cases, our subsidiaries. Throughout this Proxy Statement we refer to Metropolis Technologies, Inc. as “Parent” and Schwinger Merger Sub Inc. as “Merger Sub.” In addition, throughout this Proxy Statement we refer to the Agreement and Plan of Merger, dated as of October 4, 2023, as it may be amended from time to time, by and among SP+, Parent and Merger Sub as the “Merger Agreement.”

The Special Meeting (page [●])

Date, Time and Place

The special meeting of SP+ stockholders (the “Special Meeting”) will be held on [●], 202[●], at the AON Center, 200 East Randolph Street, 70th Floor, Chicago, IL 60601 at [●], at [●] [a.m.] / [p.m.], Central Time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of common stock of SP+, par value $0.001 per share (“SP+ Common Stock”), at the close of business on [●], 202[●], the record date for the Special Meeting (the “Record Date”). You will have one vote at the Special Meeting for each share of SP+ Common Stock you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask SP+ stockholders of record as of the Record Date to vote on proposals to (i) adopt the Merger Agreement, (ii) adjourn the Special Meeting to a later date or dates to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) to approve, by non-binding, advisory vote, compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger (collectively, the “Special Meeting Proposals”).

Quorum

As of the Record Date, there were approximately [●] shares of SP+ Common Stock outstanding and entitled to be voted at the Special Meeting. The holders of a majority of the issued and outstanding shares of SP+ Common Stock entitled to vote on the Special Meeting Proposals, represented in person or by proxy, will constitute a quorum at the Special Meeting. As a result, [●] shares must be represented by proxy or by stockholders present and entitled to vote at the Special Meeting to have a quorum.

Vote Required

The affirmative vote of a majority of the outstanding shares of SP+ Common Stock entitled to vote thereon at the Special Meeting is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of stock having voting power issued and outstanding and entitled to vote at the Special Meeting, represented in person or by proxy, and entitled to vote thereon, is required to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting. The affirmative vote of the holders of a majority of the shares of SP+ Common Stock, which are represented in person or by proxy at the Special Meeting and entitled to vote thereon, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of SP+ Common Stock entitled to vote thereon at the Special Meeting, the adjournment proposal will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the shares of SP+ Common Stock having voting power issued and outstanding and entitled to vote at the Special Meeting represented in person or by proxy and entitled to vote thereon, and the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of SP+ Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement, the adjournment proposal and the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger. Because all of the proposals presented to stockholders will be considered non-routine matters, there will not be any broker non-votes at the Special Meeting.

Share Ownership of SP+’s Directors and Executive Officers

As of the Record Date, SP+’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of SP+ Common Stock, representing approximately [●] percent ([●]%) of the outstanding shares of SP+ Common Stock. SP+’s directors and executive officers have informed SP+ that they currently intend to vote all of their shares of SP+ Common Stock (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger.

How You Can Vote

You may cast your shares in any of four (4) ways:

1.	by voting over the Internet using the website indicated on the enclosed proxy card;

2.	by telephone using the toll-free number on the enclosed proxy card;

3.	by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or

4.	by attending the Special Meeting and voting by ballot.

If your shares of SP+ Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of SP+ Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction card with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” the Special Meeting Proposals by following the instructions provided on the voting instruction card.

YOUR VOTE IS VERY IMPORTANT. To avoid any delays in receiving your vote, we encourage all stockholders to vote electronically. Please submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card. You may alternatively vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. We encourage you to submit your proxy card promptly—even if you plan to attend the Special Meeting. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted via the Internet, by telephone and by mail) received before the polls are closed at the Special Meeting, and not revoked or superseded, will be voted at the Special Meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy card, such shares will be voted by the proxy holders named on the enclosed proxy card according to the recommendation of SP+’s board of directors (the “Board”) “FOR” the Special Meeting Proposals.

Parties Involved in the Merger (page [●])

SP Plus Corporation

SP+ develops and integrates industry-leading technology with best-in-class operations management and support to deliver mobility solutions that enable the efficient and time-sensitive movement of people, vehicles, and personal travel belongings. With over 20,000 team members located throughout North America and Europe, SP+ is committed to providing solutions that make every moment matter for a world on the go.

SP+ Common Stock is currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SP.”

Metropolis Technologies, Inc.

Founded in 2017, Parent is a technology-enabled parking company. Parent operates approximately 500 facilities today and distinguishes itself by offering payment solutions that provide a better experience for motorists and lower costs for facility owners.

Schwinger Merger Sub Inc.

Merger Sub is a Delaware corporation and a direct, wholly owned subsidiary of Parent, formed on August 25, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Merger Sub will cease to exist. At the time at which the Merger will become effective (the “Effective Time”), the Surviving Corporation (as defined below) will be directly owned by Parent.

Parent and Merger Sub have obtained equity and debt financing commitments in an aggregate amount of $1,700,000,000 for the purpose of financing the transactions contemplated by the Merger Agreement. Eldridge Industries, LLC (“Eldridge,” and affiliates of Eldridge are referred to herein as “Eldridge Persons”), 3L Opportunities II-M, LP, Security Benefit Life Insurance Company (“Security Benefit”), an Eldridge Person, Stonebriar Commercial Finance LLC, an Eldridge Person, MSD Special Investments Fund II, L.P. (“MSD”), Vista Credit Partners, L.P. (“Vista”), Whitecap Investments PTE LTD (a Temasek Holdings (Private) Limited affiliated entity), Double Helix PTE Ltd, Delaware Life Insurance Company (“Delaware Life”), Amateras AEA Funding LP, Slow Metropolis, LLC, Assembly Ventures Fund I, L.P. and Selkirk Partners, LP (collectively, the “Metropolis Investors”), have committed to purchase (or to cause the purchase of), directly or indirectly through one or more intermediate entities, an aggregate of $1,050,000,000 of equity securities in Parent at or prior to the closing of the Merger, subject to the terms and conditions set forth in the equity commitment letter (the “Equity Financing”). Parent has also obtained a debt financing commitment in an aggregate amount of $650,000,000 from Maranon Capital, L.P. (“Maranon”), Security Benefit, MSD, Vista, and Delaware Life (collectively, the “Debt Commitment Lenders”) consisting of a senior secured term loan facility in an aggregate principal amount of $550,000,000 (the “Term Facility”) and a $100,000,000 senior secured revolving facility (the “Revolving Facility” and, together with the Term Facility, the “Debt Facilities”) to – among other things – fund a portion of the amounts payable in connection with the transactions contemplated by the Merger Agreement (the “Debt Financing” and, together with the Equity Financing, the “Financing”). The proceeds of the Term Facility may be used on the Closing Date (as defined in the section entitled “Summary—Conditions to the Closing of the Merger” beginning on page [●] of this Proxy Statement) (a) to (i) repay certain existing indebtedness of Parent, the Company and their respective subsidiaries, (ii) finance a portion of the purchase price and (iii) pay fees, expenses and other costs (including upfront fees and original issue discount) incurred in connection with the transactions contemplated by the Merger Agreement, and (b) if any proceeds of the Term Facility remain following the consummation of the Merger, for general corporate purposes. The proceeds of the Revolving Facility may be used (i) on the Closing Date to (A) finance a portion of the purchase price and to pay fees, expenses and other costs incurred in connection with the transactions contemplated by the Merger Agreement (including costs incurred in connection with such transactions), (B) cash collateralize, replace or provide credit support with respect to any existing letters of credit, bank guarantees, surety bonds or similar instruments outstanding on the Closing Date under facilities no longer available to SP+ or its subsidiaries as of the Closing Date, and (C) fund working capital needs of Parent and its subsidiaries (including to repay outstanding revolving loans under the Existing Credit Agreement (as defined below)); provided that amounts borrowed pursuant to clause (i)(A) on the Closing Date shall not exceed $70.0 million in the aggregate and (ii) after the Closing Date, solely to finance the working capital needs and for the general corporate purposes of Parent and its subsidiaries. For more information, please see the section entitled “The Merger—Financing of the Merger” beginning on page [●] of this Proxy Statement.

Effect of the Merger (page [●])

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, Merger Sub shall be merged with and into SP+, whereupon the separate existence of Merger Sub shall cease, and SP+ shall continue under the name “SP Plus Corporation” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware. As a result of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Parent and SP+ Common Stock will no longer be publicly traded. In addition, SP+ Common Stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case, in accordance with applicable laws, rules and policies, and SP+ will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) on account of SP+ Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.

The Effective Time will occur when a certificate of merger is received for filing by the Secretary of State of the State of Delaware (or at such later time as Parent, Merger Sub and SP+ may agree and specify in the certificate of merger).

Effect on SP+ if the Merger Is Not Consummated (page [●])

If the Merger Agreement is not adopted by SP+ stockholders or if the Merger is not consummated for any other reason, SP+ stockholders will not receive any payment for their shares of SP+ Common Stock. Instead, SP+ will remain an independent public company, the SP+ Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC on account of SP+ Common Stock. Under certain specified circumstances, SP+ may be required to pay Parent a termination fee upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page [●] of this Proxy Statement.

Merger Consideration (page [●])

Upon the consummation of the Merger, each share of SP+ Common Stock issued and outstanding immediately prior to the Effective Time (other than shares (i) held by SP+ or any subsidiary of SP+ (including shares held as treasury stock), or held, directly or indirectly, by Parent or Merger Sub or any of their wholly owned subsidiaries (collectively, the “Excluded Shares”), which in each case will be canceled and retired for no consideration, and (ii) held by stockholders who are entitled to and have properly exercised and perfected their demands for appraisal rights under Delaware law (the “Dissenting Shares”)) will be converted into the right to receive $54.00 per share in cash, without interest (the “Merger Consideration”).

Recommendation of the Board and Reasons for the Merger (page [●])

On October 4, 2023, the Board, after considering various factors, including those described in the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page [●] of this Proxy Statement, and after consultation with SP+’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of SP+ and its stockholders, (iii) resolved to recommend that the SP+ stockholders vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement and (iv) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the SP+ stockholders at a special meeting.

The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by SP+ to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.

Opinion of SP+’s Financial Advisor (page [●])

Morgan Stanley & Co. LLC (“Morgan Stanley”) was retained by SP+ to act as its financial advisor and to render a financial opinion in connection with a potential sale of SP+. SP+ selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s experience in transactions similar to the Merger, qualifications, expertise and reputation and its knowledge of SP+ and its business and the industries in which SP+ conducts its business. As part of this engagement, the Board requested that Morgan Stanley evaluate the fairness from a financial point of view of the Merger Consideration to be received by the holders of shares of SP+ Common Stock pursuant to the Merger Agreement. On October 4, 2023, Morgan Stanley rendered its oral opinion to the Board, which was subsequently confirmed by delivery of a written opinion, dated October 4, 2023, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received by the holders of shares of SP+ Common Stock pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of SP+ Common Stock, as set forth in such opinion as more fully described in the section of this Proxy Statement entitled “The Merger — Opinion of SP+’s Financial Advisor.”

The full text of Morgan Stanley’s written opinion to the Board, dated October 4, 2023, is attached as Annex B to this Proxy Statement and is incorporated by reference into this Proxy Statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. SP+ stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board, in its capacity as such, and addressed only the fairness, from a financial point of view, as of the date of the opinion, of the Merger Consideration to be received by the holders of shares of SP+ Common Stock pursuant to the Merger Agreement. Morgan Stanley’s opinion does not address any other term or aspect of the Merger Agreement or the relative merits of the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith and does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to SP+, nor does it address the underlying business decision of SP+ to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the holders of SP+ Common Stock should vote at the Special Meeting. The summary of Morgan Stanley’s opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

Interests of the Directors and Executive Officers of SP+ in the Merger (page [●])

When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that SP+’s directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by SP+ stockholders. These interests include the following:

•

at the Effective Time, each SP+ restricted stock unit (“SP+ RSU”) that is outstanding immediately prior to the Effective Time will automatically vest (if unvested) and be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of shares of SP+ Common Stock underlying such SP+ RSU multiplied by (ii) the Merger Consideration;

•

at the Effective Time, each SP+ performance stock unit (“SP+ PSU”) that is outstanding immediately prior to the Effective Time will automatically be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the number of shares of SP+ Common Stock underlying such SP+ PSU attributable to the percentage of the SP+ PSUs that vest as of immediately prior to the Effective Time (with vesting determined in accordance with the following sentence) multiplied by (ii) the Merger Consideration, and any SP+ PSUs that do not so vest will be canceled and terminated for no consideration. Each SP+ PSU (x) in respect of which the performance period has not expired as of the Effective Time shall vest determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period) and (y) in respect of which the performance period has expired as of the Effective Time, shall vest based on actual level of performance through the end of the performance period, in each case, as determined in good faith consistent with past practices by the Board; provided that in the event the Effective Time occurs on or after December 31, 2024, each outstanding SP+ PSU will vest immediately prior to the Effective Time, regardless of whether the performance period has expired as of the Effective Time, determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period);

•

each outstanding (i) SP+ RSU which was scheduled to vest on December 31, 2023 that was held by a disqualified individual (within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) vested in full and settled in December 2023; and (ii) SP+ PSU and performance-based cash incentive award, in each case, for the performance period which was scheduled to end on December 31, 2023 that was held by a disqualified individual (within the meaning of Section 280G of the Code) vested and will be paid or was settled, as applicable, in December 2023, determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (which was equal to 200% of target performance for the

SP+ PSUs and payout percentages ranging from 88% to 175% of target (after applying the company performance factor) for the SP+ performance-based cash incentive awards);

•

if the closing of the Merger does not occur on or before December 31, 2023, then SP+ may grant additional time-based SP+ RSUs to executives and other employees of SP+; provided that the aggregate target grant date fair value of such awards granted to executives and other employees in 2024 shall not exceed $10,700,000 (with the grant date fair value determined based on the Merger Consideration) and will be subject to a three-year vesting period and will vest on a pro-rata basis immediately prior to the Effective Time based on the number of days that have elapsed since the beginning of the vesting period, e.g., if the Effective Time occurs on June 30, 2024, then one-sixth (1/6th) of the SP+ RSUs underlying an applicable award will vest, with any portion of the SP+ RSUs underlying such award that does not vest being forfeited for no consideration at the Effective Time;

•

if the closing of the Merger does not occur on or before the date on which the Company would make annual time-based grants of SP+ Common Stock to non-employee directors in the ordinary course of business prior to December 31, 2024, the Company may grant SP+ common stock to non-employee directors in the ordinary course of business consistent with past practices;

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the eligibility of certain executive officers (not including SP+’s Chief Executive Officer) to receive enhanced severance payments and benefits under SP+’s change in control severance plan during the period beginning three (3) months prior to the public announcement of the Merger and ending on the second (2nd) anniversary of the Merger;

•

the eligibility of SP+’s Chief Executive Officer to receive enhanced severance payments and benefits pursuant to his employment agreement during the period beginning three (3) months prior to the public announcement of the Merger and ending on the second (2nd) anniversary of the Merger;

•

the eligibility of certain employees, including executive officers, to receive cash transaction bonus awards, up to an aggregate amount of $2,000,000 with respect to all such cash transaction bonus awards made to executives and other employees selected by SP+, which will vest in full upon the Effective Time, subject to accelerated vesting upon an earlier termination of employment by SP+ other than for cause prior to the Effective Time;

•

the entitlement of certain employees, including each executive officer, to receive accelerated payout of supplemental executive deferred compensation plan benefits upon the consummation of the Merger, either in a lump sum payment or annual installments over the term elected by the applicable participant (not to exceed ten years), to the extent such participant elected to have the vested portion of his or her account paid upon a change in control event;

•

the benefit to certain employees, including each executive officer, under tax reimbursement agreements, which provide the executive officer, if such executive officer is subject to excise tax under Section 4999 of the Code, with additional amounts such that the executive officer will retain an amount on an after-tax basis equal to the amount he or she would have received had the excise tax not applied to certain payments and benefits received in connection with the Merger; and

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continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation, as described in the section entitled “Terms of the Merger Agreement—Indemnification and Insurance” beginning on page [●] of this Proxy Statement.

As used herein, “SP+ Equity Plan” means the SP Plus Corporation Long-Term Incentive Plan, as amended and restated, and as may be further amended from time to time.

See the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger” beginning on page [●] of this Proxy Statement for a more detailed description of these interests.

If the proposal to adopt the Merger Agreement is approved by SP+ stockholders, the shares of SP+ Common Stock held by SP+’s directors and executive officers will be treated in the same manner as outstanding shares of SP+ Common Stock held by all other SP+ stockholders entitled to receive the Merger Consideration.

Treatment of SP+ Equity and Performance-Based Cash Incentive Awards (page [●])

The Merger Agreement provides that SP+ equity awards that were granted under an SP+ Equity Plan that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time.

SP+ RSUs

Each SP+ RSU that is outstanding immediately prior to the Effective Time will automatically vest (if unvested) and be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of shares of SP+ Common Stock underlying such SP+ RSU multiplied by (ii) the Merger Consideration.

SP+ PSUs

Each SP+ PSU that is outstanding immediately prior to the Effective Time will automatically be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of SP+ Common Stock underlying such SP+ PSU attributable to the percentage of the SP+ PSUs that vest as of immediately prior to the Effective Time (with vesting determined in accordance with the following sentence) multiplied by (ii) the Merger Consideration, and any SP+ PSUs that do not so vest will be canceled and terminated for no consideration. Each SP+ PSU (x) in respect of which the performance period has not expired as of the Effective Time shall vest determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period) and (y) in respect of which the performance period has expired as of the Effective Time, shall vest based on actual level of performance through the end of the performance period, in each case, as determined in good faith consistent with past practices by the Board; provided that in the event the Effective Time occurs on or after December 31, 2024, each outstanding award of SP+ PSUs will vest immediately prior to the Effective Time, regardless of whether the performance period has expired as of the Effective Time, determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period).

2023 Acceleration of SP+ RSUs, SP+ PSUs and Performance-Based Cash Incentive Awards

Each outstanding (i) SP+ RSU which was scheduled to vest on December 31, 2023 that was held by a disqualified individual (within the meaning of Section 280G of the Code) vested in full and settled in December 2023; and (ii) SP+ PSU and performance-based cash incentive award, in each case, for the performance period which was scheduled to end on December 31, 2023 that was held by a disqualified individual (within the meaning of Section 280G of the Code) vested and will be paid or was settled, as applicable, in December 2023, determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (which was equal to 200% of target performance for the SP+ PSUs and payout percentages ranging from 88% to 175% of target (after applying the company performance factor) for the SP+ performance-based cash incentive awards).

SP+ RSUs Granted After October 4, 2023

If the closing of the Merger does not occur on or before December 31, 2023, then SP+ may grant additional time-based SP+ RSUs to executives and other employees of SP+; provided that the aggregate target grant date fair value of such awards granted to executives and other employees in 2024 shall not exceed $10,700,000 (with the grant date fair value determined based on the Merger Consideration) and will be subject to a three-year vesting period and will vest on a pro-rata basis immediately prior to the Effective Time based on the number of days that have elapsed since the beginning of the vesting period, e.g., if the Effective Time occurs on June 30, 2024, then one-sixth (1/6th) of the SP+ RSUs underlying an applicable award will vest, with any portion of the SP+ RSUs underlying such award that does not vest being forfeited for no consideration at the Effective Time.

SP+ Annual Cash Awards Granted After October 4, 2023

If the closing of the Merger does not occur on or before December 31, 2023, SP+ may make time- and/or performance-based annual cash award grants to executives and other employees; provided that the aggregate dollar value of such awards granted to executives and other employees in 2024 shall not exceed $10,400,000 and will be subject to a one-year vesting period and vest on a pro-rata basis immediately prior to the Effective Time based on the number of days that have elapsed since the beginning of the vesting period, e.g., if the Effective Time occurs on June 30, 2024, then one-half (1⁄2) of such awards shall vest, with any portion of such awards that does not vest being forfeited for no consideration at the Effective Time.

Financing of the Merger (page [●])

The total amount of funds necessary to consummate the Merger and related transactions, including payment of related fees and expenses, is presently anticipated to be approximately $1,659,000,000, which will be funded with the net proceeds of the Financing.

The Equity Financing will be on the terms and conditions set forth in the equity commitment letter (the “Equity Commitment Letter”), dated as of October 4, 2023, pursuant to which certain Metropolis Investors provided commitments to provide equity capital to Parent in an aggregate amount of $1,050,000,000 in cash, in immediately available U.S. funds, to be used to pay amounts required to be paid pursuant to the Merger Agreement by Parent or Merger Sub, as applicable, in each case, pursuant to and in accordance with the terms, and subject to the conditions, of the Merger Agreement. Funding of the Equity Financing is subject to the satisfaction of the conditions set forth in the Equity Commitment Letter.

The Debt Financing is on the terms and conditions set forth in the commitment letter, dated as of October 4, 2023, from the Debt Commitment Lenders (the “Debt Commitment Letter,” and, together with the Equity Commitment Letter, the “Financing Commitments”), pursuant to which the Debt Commitment Lenders have provided commitments in respect of (i) a Term Facility in an aggregate principal amount of $550,000,000 and (ii) a Revolving Facility in a principal amount of up to $100,000,000. Funding of the Debt Financing is subject to the satisfaction of the conditions set forth in the Debt Commitment Letter. See the section entitled “The Merger—Financing of the Merger” beginning on page [●] of this Proxy Statement.

U.S. Federal Income Tax Considerations of the Merger (page [●])

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger” beginning on page [●] of this Proxy Statement) in exchange for such U.S. Holder’s shares of SP+ Common Stock pursuant to the Merger will be a taxable transaction. In general, such U.S. Holder’s gain or loss will be an amount equal to the difference, if any, between the cash such U.S. Holder receives pursuant to the Merger and such U.S. Holder’s adjusted tax basis in the shares of SP+ Common Stock surrendered in the Merger.

If you are a Non-U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger” beginning on page [●] of this Proxy Statement), the Merger will generally not result in U.S. federal income tax to you unless you have certain connections with the United States, but you may be subject to U.S. backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from U.S. backup withholding taxes.

For a more complete description of the U.S. federal income tax considerations of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger” beginning on page [●] of this Proxy Statement.

Holders of SP+ Common Stock should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page [●])

Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated or early termination thereof shall have been granted. SP+ and Parent each made their respective filings required under the HSR Act on December 4, 2023.

Legal Proceedings Regarding the Merger (page [●])

As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to SP+, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no governmental authority of the United States shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

Restrictions on Solicitations of Other Offers (page [●])

For purposes of this Proxy Statement, each of the terms “Alternative Acquisition Proposal” and “Superior Proposal” is defined in the section entitled “Terms of the Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page [●] of this Proxy Statement.

Non-Solicitation of Offers

Under the Merger Agreement, from the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement, subject to certain exceptions, SP+ cannot, and must cause its subsidiaries and its and their respective directors and officers not to, and must instruct and use its reasonable best efforts to cause its other representatives not to, (i) solicit, initiate, propose, induce or knowingly encourage or knowingly facilitate the making or submission of any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Acquisition Proposal, including by providing or furnishing to any person (other than Parent and its representatives) any non-public information or data relating to SP+, any of its subsidiaries or their respective businesses, properties or assets and affording access to any personnel of SP+ or its subsidiaries to any person (other than Parent and its representatives), in each case, in connection with an Alternative Acquisition Proposal, (ii) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person regarding any Alternative Acquisition Proposal (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Alternative Acquisition Proposal) or (iii) enter into any agreement with respect to an Alternative Acquisition Proposal (subject to certain exceptions).

Change of Recommendation; Alternative Acquisition Agreements (page [●])

Except as described in the paragraph below, under the terms of the Merger Agreement, the Board cannot make a “Change of Recommendation” (as defined in the section entitled “Terms of the Merger Agreement—Change of Recommendation; Alternative Acquisition Agreements” beginning on page [●] of this Proxy Statement).

Under the Merger Agreement, under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Change of Recommendation; Alternative Acquisition Agreements” beginning on page [●] of this Proxy Statement, the Board is entitled to make a Change of Recommendation prior to obtaining the affirmative vote in favor of adoption of the Merger Agreement by a majority of the outstanding shares of SP+ Common Stock entitled to vote thereon at the Special Meeting (the “SP+ Stockholder Approval”) in respect of a bona fide written Alternative Acquisition Proposal that did not result from or arise out of a breach of the Merger Agreement for which the Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Alternative Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law (subject to certain notice requirements to Parent and an opportunity given to Parent to liaise with SP+ and its outside legal and financial advisors). In addition, at any time prior to obtaining the SP+ Stockholder Approval, in response to an Intervening Event (as defined in the section entitled “Terms of the Merger Agreement—Change of Recommendation; Alternative Acquisition Agreements” beginning on page [●] of this Proxy Statement), the Board may make a Change of Recommendation if (i) SP+ first provides Parent with notice of the Board’s intent to do so and an opportunity to liaise with SP+ and its outside legal and financial advisors in good faith over a four (4) business day period and (ii) the Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Change of Recommendation; Alternative Acquisition Agreements” beginning on page [●] of this Proxy Statement.

In addition, under certain circumstances and subject to certain requirements described in the section entitled “Terms of the Merger Agreement—Change of Recommendation; Alternative Acquisition Agreements” beginning on page [●] of this Proxy Statement, SP+ is entitled to enter into a definitive agreement (an “Alternative Acquisition Agreement”) with respect to an Alternative Acquisition Proposal (concurrently with the termination of the Merger Agreement and subject to the payment of a termination fee by SP+) prior to obtaining the SP+ Stockholder Approval, if (i) SP+ complies with certain notice requirements to Parent and provides to Parent an opportunity to liaise with SP+ and its outside legal and financial advisors and (ii) the Board determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Alternative Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

Employee Benefits (page [●])

Employees of SP+ or its subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees.”

For the period commencing at the Effective Time and ending on the one (1)-year anniversary thereof or such shorter period during which the applicable Continuing Employee remains in continued employment with SP+, the Surviving Corporation or any of their affiliates (such period, the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective affiliates to, provide for each Continuing Employee (i) at least the same base salary and wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) target short-term cash bonus opportunities (excluding equity, equity-based, retention and long-term incentive compensation, nonqualified deferred compensation, retiree health or welfare and defined benefit pension benefits) that are substantially comparable in the aggregate to those opportunities provided to each such Continuing

Employee by SP+ or its subsidiaries immediately prior to the Effective Time (for the avoidance of doubt, other than one-time, retention or special non-ordinary incentive compensation opportunities payable in connection with, or as a result of, the transactions contemplated by the Merger Agreement), and (iii) employee benefits (excluding retention, nonqualified deferred compensation, equity, equity-based, and long-term incentive compensation, retiree health or welfare and defined benefit pension benefits) that are no less favorable in the aggregate (including with respect to the proportion of employee cost) to the employee benefits provided to such Continuing Employee under SP+’s employee benefit plans immediately prior to the Effective Time; provided, however, that the terms and conditions of employment for any Continuing Employee subject to a collective bargaining agreement or works council agreement shall be in accordance with the applicable collective bargaining agreement or works council agreement (as the same may be amended, restated or replaced from time to time).

Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective affiliates to provide to each Continuing Employee whose employment is terminated by the Surviving Corporation or any of its affiliates during such period under the circumstances that would have entitled such Company Employee (as defined in the section entitled “Terms of the Merger Agreement—Conduct of Business Pending the Merger” beginning on page [●] of this Proxy Statement) to severance benefits if such termination had occurred prior to the Effective Time, severance payments and benefits that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon a termination of employment under any applicable severance plan, policy, practice or arrangement sponsored or maintained by SP+ or any of its subsidiaries in accordance with the terms of such arrangement as in effect as of the date of the Merger Agreement; provided that such Continuing Employee may be required to execute a release of claims in SP+’s standard form made available to Parent (as such form may be modified by Parent to include a release of claims in favor of Parent, the Surviving Corporation and their respective affiliates).

Notwithstanding the foregoing, the employee benefits and severance payments for any Continuing Employees who are subject to collective bargaining agreements or works council agreements shall be provided in accordance with the terms of the applicable collective bargaining agreements or works council agreements.

In addition, Parent shall use commercially reasonable efforts to cause the Continuing Employees to receive service credit under the New Plans (as defined in the section entitled “Terms of the Merger Agreement—Employee Benefits” beginning on page [●] of this Proxy Statement) for service with SP+ and its subsidiaries to the same extent such service credit was granted under an analogous SP+ employee benefit plan immediately prior to the Effective Time, subject to certain exceptions, as further described in the section entitled “Terms of the Merger Agreement—Employee Benefits” beginning on page [●] of this Proxy Statement.

Efforts to Close the Merger (page [●])

SP+, Parent and Merger Sub have agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the closing of the Merger to be satisfied as expeditiously as possible, including, among other things, using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, consents and approvals from governmental authorities necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any action by, any governmental authority necessary in connection with the consummation of the transactions contemplated by the Merger Agreement (other than, in each case, as may be required under certain SP+ contracts as provided in the Merger Agreement), (ii) the defending of any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of the Merger Agreement and to carry out fully the purposes of the Merger Agreement.

In furtherance thereof, the parties have agreed (i) not to enter into any agreement with any governmental authority not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties and (ii) to take (and cause their affiliates to take) as expeditiously as possible any and all steps necessary or as may be required by any governmental authority to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by any governmental authority so as to enable the parties to consummate the transactions contemplated by the Merger Agreement, including the Merger, as expeditiously as possible, including committing to (whether prior to submitting the initial filing under the HSR Act or thereafter) and effecting, by consent decree, hold separate order, trust or otherwise, (A) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, (1) any assets of Parent, Merger Sub or their respective affiliates or (2) the assets of SP+ or certain of its subsidiaries as specified in the Merger Agreement; provided that no such divestiture action in this clause (A) shall be required if such divestiture action would have a material adverse effect on Parent and its subsidiaries (including the Surviving Corporation), taken as a whole (after giving effect to the Merger) (in which case, for the avoidance of doubt, Parent shall be permitted to omit to take such divestiture action so long as it pays, or causes to be paid, the reverse termination fee as provided in the Merger Agreement), (B) terminating, amending or assigning existing relationships and contractual rights and obligations of Parent, Merger Sub or any of their respective affiliates, (C) requiring Parent, Merger Sub or any of their respective affiliates to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party and (D) imposing limitations on Parent, Merger Sub or any of their respective affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets. Notwithstanding the foregoing, SP+ will not be required to cooperate with respect to, or agree to take, any of the actions in the preceding sentence that relate to SP+ assets except for the assets of SP+ or certain of its subsidiaries as specified in the Merger Agreement. In addition, Parent and Merger Sub have agreed not to, and to not permit any of their affiliates to, (i) acquire or agree to acquire any business of any person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action, in each case that would (a) impose any material delay in obtaining, or materially increase the risk of not obtaining, approval from, or avoiding an action by, any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period, (b) materially increase the risk of any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement or (c) otherwise materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

Conditions to the Closing of the Merger (page [●])

The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by law) waiver by SP+, Parent and Merger Sub at or prior to the Effective Time of the following conditions:

•	the SP+ Stockholder Approval shall have been obtained;

•

any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and there shall be no written agreement not to consummate the Merger in effect between a governmental authority and one or all of Parent, Merger Sub and SP+ (the “Antitrust Condition”); and

•

no governmental authority of the United States shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger (the “Restraint Condition”).

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or (to the extent not prohibited by law) waiver by Parent at or prior to the Effective Time of the following conditions:

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each of the representations and warranties of SP+ contained in the Merger Agreement, without giving effect to any materiality or Company Material Adverse Effect (as defined in the section entitled “Terms of the Merger Agreement—Representations and Warranties” beginning on page [●] of this Proxy Statement) qualifications therein, shall be true and correct both when made and as of the date of the closing of the Merger (the “Closing Date”) (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Company Material Adverse Effect; provided, however, that the representations and warranties:

•

regarding SP+’s organization and qualification, subsidiaries, authority relative to the Merger Agreement, the requirement for stockholder approval in connection with the transactions contemplated by the Merger Agreement, the absence of any undisclosed brokers fees and the opinion of Morgan Stanley shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•	regarding SP+’s capitalization (with respect to SP+ only) shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate) when made; and

•

regarding the Board’s approval of and recommendation to stockholders with respect to the Merger Agreement and the absence of a Company Material Adverse Effect since December 31, 2022, shall be true and correct in all respects both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•

SP+ shall have performed and complied, as applicable, in all material respects with its obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date;

•	from the date of the Merger Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred; and

•

SP+ shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similarly authorized person) of SP+, certifying to the effect that the foregoing conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied.

The obligations of SP+ to consummate the Merger are also subject to the satisfaction or (to the extent not prohibited by law) waiver by SP+ at or prior to the Effective Time of the following conditions:

•

each of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct both when made and as of the Closing Date, (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Parent Material Adverse Effect; provided, however, that the representations and warranties regarding Parent and Merger Sub’s organization and qualification, authority relative to the Merger Agreement and the absence of any undisclosed brokers fees shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•

Parent and Merger Sub shall have performed and complied in all material respects with their respective obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date; and

•

Parent shall have delivered a certificate to SP+, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the foregoing conditions to the obligations of SP+ to consummate the Merger have been satisfied.

Termination of the Merger Agreement (page [●])

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the SP+ Stockholder Approval is obtained:

•	by mutual written consent of each of Parent and SP+;

•	by either Parent or SP+, if:

•

the Merger shall not have been consummated on or before 5:00 p.m. (Chicago time) on July 4, 2024 (as such date may be extended in the event that all of the conditions to the closing of the Merger have been or are capable of being satisfied, other than the Antitrust Condition or the Restraint Condition, as further described in the section entitled “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page [●] of this Proxy Statement, the “Termination Date”); provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party if the failure of such party, and, in the case of Parent, including the failure of Merger Sub, to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the consummation of the Merger to have occurred on or before such date;

•

prior to the Effective Time, any governmental authority of the United States shall have enacted, issued, promulgated, enforced or entered any law or order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such law or order or other action shall have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to a party that has failed to comply with its obligations as described in the section entitled “Summary—Efforts to Close the Merger” beginning on page [●] of this Proxy Statement, or if the issuance of such law or order or taking of such action was primarily due to the failure of such party, and, in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under the Merger Agreement; or

•

the SP+ Stockholder Approval shall not have been obtained at the Stockholders’ Meeting (as defined in the section entitled “Terms of the Merger Agreement—Other Covenants” beginning on page [●] of this Proxy Statement) duly convened therefor or at any adjournment or postponement thereof at which the Merger Agreement and the transactions contemplated thereby have been voted upon;

•	by SP+ if:

•

Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the obligations of SP+ to consummate the Merger and (ii) is not reasonably capable of being cured, or is not cured, by Parent or Merger Sub on or before the earlier of (a) the Termination Date and (b) the date that is thirty (30) calendar days following SP+’s delivery of written notice to Parent or Merger Sub, as applicable, of such breach; provided that SP+ shall not have the right to terminate the Merger Agreement pursuant to this provision if SP+ is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

•

prior to receipt of the SP+ Stockholder Approval, the Board shall have authorized SP+ to enter into a definitive agreement with respect to a Superior Proposal in compliance with the applicable provisions of the Merger Agreement; provided that, substantially concurrently with and as a condition to such termination, SP+ enters into such definitive agreement and pays (or causes to be paid) a termination fee to (or at the direction of) Parent; or

•

(i) all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied (other than those conditions (a) the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements under the Merger Agreement and (b) that by their terms are to be satisfied at the closing of the Merger, so long as such conditions are at the time of termination capable of being satisfied as if such time were the closing of the Merger), (ii) Parent and Merger Sub have failed to consummate the Merger within two (2) business days following the first date the consummation of the Merger should have occurred under the Merger Agreement and (iii) SP+ has notified Parent in writing that the conditions to the closing of the Merger have been satisfied or, with respect to SP+’s conditions, waived (or would be satisfied or waived if the consummation of the Merger were to occur on the date of such notice) and that it stands ready, willing and able to consummate the Merger at such time;

•	by Parent if:

•

SP+ shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the obligations of Parent and Merger Sub to consummate the Merger and (ii) is not reasonably capable of being cured, or is not cured, by SP+ on or before the earlier of (a) the Termination Date and (b) the date that is thirty (30) calendar days following Parent’s delivery of written notice to SP+ of such breach; provided that Parent shall not have the right to terminate the Merger Agreement pursuant to this provision if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•

(i) the Board shall have made a Change of Recommendation (provided that Parent’s right to terminate the Merger Agreement under this provision shall expire upon the SP+ Stockholder Approval having been obtained) or (ii) SP+ or any of its subsidiaries shall have entered into any definitive agreement to consummate an Alternative Acquisition Proposal.

Termination Fees (page [●])

SP+ is required to pay to an account or accounts designated by Parent a termination fee and expense reimbursement amount if the Merger Agreement is terminated under the following circumstances:

•

(i) after the date of the Merger Agreement and prior to the Stockholders’ Meeting a third party publicly announces and does not withdraw a Qualifying Transaction (as defined below), (ii) the Merger Agreement is subsequently terminated by either SP+ or Parent because the Termination Date has occurred or the SP+ Stockholder Approval is not obtained, or by Parent because SP+ intentionally and knowingly breached any covenant or agreement under the Merger Agreement and (iii) within twelve (12) months of such termination of the Merger Agreement, SP+ consummates any Qualifying Transaction or enters into a definitive agreement providing for the consummation of any Qualifying Transaction;

•	the Merger Agreement is terminated by SP+ to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; or

•

the Merger Agreement is terminated by Parent because (i) the Board has made a Change of Recommendation or (ii) SP+ or any of its subsidiaries has entered into any definitive agreement to consummate an Alternative Acquisition Proposal.

The termination fee payable by SP+ in the above situations is an aggregate amount of $30,000,000 plus reimbursement of Parent expenses in an amount not to exceed $5,000,000 (solely to the extent not previously paid by SP+). As used herein, the term “Qualifying Transaction” means an Alternative Acquisition Proposal, except that references to “twenty percent (20%)” in the definition of “Alternative Acquisition Proposal” shall be deemed to be references to “fifty percent (50%).”

If SP+ or Parent terminates the Merger Agreement because the SP+ Stockholder Approval is not obtained at the Stockholders’ Meeting, the amount payable by SP+ in this situation is reimbursement of Parent expenses in an amount not to exceed $7,500,000. Eldridge Persons are entitled to receive half of the termination fee and transaction expense amount payable by SP+ under the Merger Agreement.

Parent is required to pay to SP+ a reverse termination fee if the Merger Agreement is terminated under the following circumstances:

•

the Merger Agreement is terminated by SP+ because (i) Parent breached any covenant or agreement under the Merger Agreement, which breach is not cured and would give rise to the failure of a condition to Parent’s and Merger Sub’s obligations to consummate the Merger, or (ii) all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied and Parent and Merger Sub failed to consummate the Merger within two (2) business days following the first date the consummation of the Merger should have occurred under the Merger Agreement;

•

the Merger Agreement is terminated by either SP+ or Parent because the Termination Date has occurred and at the time of such termination SP+ could have validly terminated the Merger Agreement for reasons described above; or

•

the Merger Agreement is terminated by either SP+ or Parent because (i) the Termination Date has occurred and at the time of such termination the Antitrust Condition or the Restraint Condition have not been satisfied (but only as such failure to be satisfied relates to the HSR Act), but all other conditions to the closing of the Merger have either been waived or satisfied or would be satisfied if the closing were to occur on such date, or (ii) a governmental authority of the United States has enacted, issued, promulgated, enforced or entered a final and non-appealable law or order which has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger (but only if such final and non-appealable law or order relates to the HSR Act).

The termination fee amount payable by Parent in the above situations is $60,000,000.

Enforcement Expenses (page [●])

If SP+ or Parent, as applicable, fails to pay promptly the termination fee and expense reimbursement amount or the reverse termination fee, respectively, such party must pay the other party its reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal; provided, however, that in no event shall such payment exceed $5,000,000.

Specific Performance (page [●])

Parent, Merger Sub and SP+ are entitled to specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the right of each party to cause the other parties to consummate the Merger and the other transactions contemplated by the Merger Agreement and the right of SP+ to cause Parent to fully enforce the terms of the Equity Commitment Letter against the Metropolis Investors, subject to the terms set forth therein), in addition to any other remedy to which they are entitled at law or in equity; provided that under no circumstances will a party be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the closing of the Merger and monetary damages (including any termination fee, reverse termination fee, or monetary damages in lieu of specific performance). If a party brings an action to specifically enforce the performance of the terms and provisions of the Merger Agreement (other than an action to enforce specifically any provision that expressly survives the termination of the Merger Agreement), the Termination Date will automatically be extended to (i) the fifth (5th) business day following the resolution of such action or (ii) such other time period established by the court presiding over such action.

Market Prices and Dividend Data (page [●])

SP+ Common Stock is listed on Nasdaq under the symbol “SP+.” The closing price of SP+ Common Stock on October 3, 2023, the last trading day prior to the Board’s approval of the Merger Agreement, was $35.36 per share. On [●], 202[●], the latest practicable trading day before the date of this Proxy Statement, the closing price of SP+ Common Stock was $[●] per share.

Under the terms of the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement, neither SP+ nor any of its subsidiaries may, subject to certain exceptions, authorize, declare, pay or make any dividends or other distributions without the written consent of Parent.

Appraisal Rights (page [●])

If the Merger Agreement is adopted by SP+ stockholders, shares held by stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect their demand for appraisal rights under Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that SP+ stockholders will be entitled to have their shares of SP+ Common Stock appraised by the Court of Chancery and to receive payment in cash of the “fair value” of such shares of SP+ Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value, as determined by the Court of Chancery. SP+ stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to SP+ before the vote is taken on the adoption of the Merger Agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement and you must continue to hold the shares of SP+ Common Stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement in the section entitled “Appraisal Rights” beginning on page [●] of this Proxy Statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL and a copy of the applicable statutory provisions are accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. If you hold your shares of SP+ Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the surviving corporation under Section 262 of the DGCL and to be set forth on the verified listed required by Section 262(f) of the DGCL.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as an SP+ stockholder. You are encouraged to read carefully the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement. You may obtain the information incorporated by reference in this Proxy Statement without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [●] of this Proxy Statement.

Q:	Why am I receiving these materials?

A:

On October 4, 2023, SP+ entered into the Merger Agreement providing for the Merger of Merger Sub with and into SP+, with SP+ surviving the Merger as a wholly owned subsidiary of Parent. The Board is furnishing this Proxy Statement and form of proxy card to the holders of SP+ Common Stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and to approve the other proposals to be voted on at the Special Meeting or any adjournment or postponement thereof. This Proxy Statement includes information that we are required to provide to you under the SEC rules and is designed to assist you in voting on the matters presented at the Special Meeting. SP+ stockholders of record as of the close of business on [●], 202[●] may attend the Special Meeting and are entitled and requested to vote on the Special Meeting Proposals.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on [●], 202[●], at the AON Center, 200 East Randolph Street, 70th Floor, Chicago, IL 60601 at [●], at [●] [a.m.] / [p.m.], Central Time.

Q:	What is the Merger and what effects will it have on SP+?

A:

The Merger is the acquisition of SP+ by Parent through the Merger of Merger Sub with and into SP+ pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by the requisite number of shares of SP+ Common Stock, and the other closing conditions under the Merger Agreement have been satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will merge with and into SP+, with SP+ continuing as the Surviving Corporation. As a result of the Merger, SP+ will become a wholly owned subsidiary of Parent and you will no longer own shares of SP+ Common Stock. SP+ expects to delist the SP+ Common Stock from Nasdaq on the Closing Date and to deregister the SP+ Common Stock under the Exchange Act as promptly as practicable after the Effective Time. Thereafter, SP+ would no longer be a publicly traded company, and SP+ would no longer file periodic reports with the SEC on account of SP+ Common Stock.

Q:	What will I receive if the Merger is consummated?

A:

Upon the consummation of the Merger, you will be entitled to receive the Merger Consideration of $54.00 in cash, without interest, and less any applicable withholding taxes, for each share of SP+ Common Stock that you own, unless you have properly exercised and perfected your demand for appraisal rights under the DGCL with respect to such shares. For example, if you own one hundred (100) shares of SP+ Common Stock, you will be entitled to receive $5,400.00 in cash, without interest and less any applicable withholding taxes, in exchange for your one hundred (100) shares of SP+ Common Stock. In either case, your shares will be canceled and you will not own nor be entitled to acquire shares in the Surviving Corporation or Parent.

Q:	Who is entitled to vote at the Special Meeting?

A:

Only stockholders of record as of the close of business on [●], 202[●] are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. If your shares of SP+ Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. Instructions on how to vote shares held in street name are described under the question “How may I vote?” below.

Q:	How may I vote?

A:	For SP+ stockholders of record: If you are eligible to vote at the Special Meeting and are a stockholder of record, you may cast your shares in any of four (4) ways:

•	by voting over the Internet using the website indicated on the enclosed proxy card;

•	by telephone using the toll-free number on the enclosed proxy card;

•	by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided; or

•	by attending the Special Meeting and voting by ballot.

For holders in street name: If your shares of SP+ Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of SP+ Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction card with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” the Special Meeting Proposals by following the instructions provided on the voting instruction card.

If you submit your proxy by Internet, telephone or mail, and you do not subsequently revoke your proxy, your shares of SP+ Common Stock will be voted in accordance with your instructions.

Even if you plan to attend the Special Meeting and vote by ballot, you are encouraged to vote your shares of SP+ Common Stock by proxy. If you are a stockholder of record or if you obtain a valid legal proxy to vote shares which you beneficially own and wish to change your vote, you may still vote your shares of SP+ Common Stock by ballot at the Special Meeting even if you have previously voted by proxy. If you attend the Special Meeting and vote by ballot, your previous vote by proxy will not be counted.

Q:	How many votes do I have?

A:	Each holder of SP+ Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of SP+ Common Stock that such holder owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:

Yes. All stockholders as of the Record Date may attend the special meeting and vote in person. Seating will be limited. You must present valid identification containing a photograph, such as a driver’s license or passport. If you are the stockholder of record, your name will be verified against a list of stockholders of record on the Record Date prior to being admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we recommend that you submit your proxy via the Internet or by telephone by following the instructions on the enclosed proxy card, or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided—even if you plan to attend the Special Meeting. We encourage all stockholders to vote electronically. If you properly and timely submit your proxy, the individuals named as your proxy holders will vote your shares as you have directed. If you attend the Special Meeting and vote by ballot, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in street name, because you are not the stockholder of record, you may not vote your shares by ballot at the Special Meeting unless you request and obtain a valid legal proxy from your broker, bank or other nominee.

Q:	What matters will be voted on at the Special Meeting?

A:	You are being asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement;

•

to adjourn the Special Meeting to a later date or dates if necessary or appropriate to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

•	to approve, by non-binding, advisory vote, compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger.

Q:	How does the Merger Consideration compare to the market price of SP+ Common Stock prior to the announcement of the Merger?

A:	The Merger Consideration of $54.00 per share represents a premium of:

•	approximately 52.7% over the closing stock price of $35.36 per share on October 3, 2023, the last trading day prior to the Board’s approval of the Merger Agreement; and

•

approximately 27.7% over the highest stock price of shares of SP+ Common Stock during the 52-week period ended October 3, 2023, the last trading day prior to the Board’s approval of the Merger Agreement.

Q:	What do I need to do now?

A:

SP+ encourages you to read the accompanying Proxy Statement, including all documents incorporated by reference into the accompanying Proxy Statement, and its annexes carefully and in their entirety. Then, as promptly as possible, follow the instructions on the enclosed proxy card to submit your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting. Alternatively, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. If your shares of SP+ Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction card with this Proxy Statement. Please do not send your stock certificate(s) with your proxy card. See “How may I vote?” in this section of the Proxy Statement for more information.

Q:	How does the Board recommend that I vote?

A:

On October 4, 2023, the Board, after considering various factors, including those described in the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page [●] of this Proxy Statement, and after consultation with SP+’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of SP+ and its stockholders, (iii) resolved to recommend that the SP+ stockholders vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger

Agreement and (iv) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the SP+ stockholders at a special meeting.

The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by SP+ to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.

Q:	Should I send in my stock certificate(s) now?

A:

No. If you are a record holder, under the terms of the Merger Agreement you will receive a letter of transmittal following the consummation of the Merger, instructing you to send your stock certificate(s) to the paying agent in order to receive the cash payment of the Merger Consideration for each share of SP+ Common Stock represented by such stock certificate(s). You should use the letter of transmittal to exchange your stock certificate(s) for the Merger Consideration to which you are entitled upon the consummation of the Merger. If you hold your shares in street name, please contact your broker, bank or other nominee for instructions as to how to effect the surrender of your shares of SP+ Common Stock in exchange for the Merger Consideration in accordance with the terms of the Merger Agreement. Please do not send in your stock certificate(s) now.

Q:	If I do not know where my stock certificate(s) are, how will I get the Merger Consideration for my shares of SP+ Common Stock?

A:

If the Merger is consummated, the transmittal materials you will receive after the closing of the Merger will include the procedures that you must follow if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your stock certificate(s). You may also be required to post a bond as indemnity against any potential loss.

Q:	What happens if the Merger is not consummated?

A:

If the Merger Agreement is not adopted by SP+ stockholders or if the Merger is not consummated for any other reason, SP+ stockholders will not receive any payment for their shares of SP+ Common Stock. Instead, SP+ will remain an independent public company, SP+ Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of SP+ Common Stock.

Under certain specified circumstances, SP+ may be required to pay Parent a termination fee, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page [●] of this Proxy Statement.

Q:	Do any of SP+’s directors or executive officers have interests in the Merger that may be in addition to or differ from those of SP+ stockholders generally?

A:

Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that SP+’s directors and executive officers may have interests in the Merger different from, or in addition to, the interests of SP+ stockholders generally. The Board was aware of and considered these interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by SP+ stockholders. For a description of the interests of SP+’s directors and executive officers in the Merger, see the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger” beginning on page [●] of this Proxy Statement.

Q:	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for SP+’s named executive officers in connection with the Merger?

A:

Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, commonly referred to as “golden parachute” compensation.

Q:	What vote is required to approve the proposals submitted to a vote at the Special Meeting?

A:

The affirmative vote of a majority of the outstanding shares of SP+ Common Stock entitled to vote thereon at the Special Meeting is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of stock having voting power issued and outstanding and entitled to vote at the Special Meeting, represented in person or by proxy, and entitled to vote thereon, is required to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting. The affirmative vote of the holders of a majority of the shares of SP+ Common Stock, which are represented in person or by proxy at the Special Meeting and entitled to vote thereon, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of SP+ Common Stock entitled to vote thereon at the Special Meeting, the adjournment proposal will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the shares of SP+ Common Stock having voting power issued and outstanding and entitled to vote at the Special Meeting represented in person or by proxy and entitled to vote thereon and the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of SP+ Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement, the adjournment proposal and the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger. Because all of the proposals presented to stockholders will be considered non-routine matters, there will not be any broker non-votes at the Special Meeting.

As of [●], 202[●], the Record Date for determining who is entitled to vote at the Special Meeting, there were approximately [●] shares of SP+ Common Stock issued and outstanding. Each holder of SP+ Common Stock is entitled to one vote per share of SP+ Common Stock owned by such holder as of the Record Date.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer and Trust, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by SP+. As the stockholder of record, you have the right to vote by proxy, which involves granting your voting rights directly to SP+ or to a third party, or to vote by ballot at the Special Meeting.

If your shares are held through a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name.” In that case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Without your voting instructions, because of the non-routine nature of the Special Meeting Proposals, your broker, bank or other nominee may not vote your shares with respect to the Special Meeting Proposals.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of SP+ Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of SP+ Common Stock is called a “proxy card.” The Board has designated Wenyu T. Blanchard and Ritu Vig, and each of them, with full power of substitution, as proxies for the Special Meeting.

Q:	Can I change or revoke my proxy?

A:	You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting, by voting by ballot at the Special Meeting.

If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

•	by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;

•	by signing a new proxy card with a date later than your previously delivered proxy card and submitting it following the instructions on the enclosed proxy card;

•

by delivering a signed revocation letter to Wenyu T. Blanchard, SP+’s Chief Legal Officer and Corporate Secretary, at SP+’s mailing address on the first page of this Proxy Statement before the Special Meeting, which states that you have revoked your proxy; or

•

by attending the Special Meeting and voting by ballot. Attending the Special Meeting will not in and of itself revoke a previously submitted proxy. You must specifically vote by ballot at the Special Meeting in order for your previous proxy to be revoked.

Your latest dated proxy card, Internet or telephone vote is the one that is counted.

If your shares are held in street name by a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee.

Q:	If an SP+ stockholder gives a proxy, how will the shares be voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy card will be voted (i) “FOR” the proposal to adopt the Merger Agreement, (ii) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting, and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger.

Q:	I understand that a quorum is required in order to conduct business at the Special Meeting. What constitutes a quorum?

A:

The holders of a majority of the issued and outstanding shares of SP+ Common Stock entitled to vote at the Special Meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the Special Meeting. As of the Record Date, there were [●] shares of SP+ Common Stock issued and outstanding and entitled to vote. If you submit a properly executed proxy by Internet, telephone or mail, you will be considered a part of the quorum. In addition, abstentions will be counted for purposes of establishing a quorum. As a result, [●] shares must be represented in person or by proxy to have a quorum. If a quorum is not present, the holders of a majority of the SP+ Common Stock, represented in person or by proxy, and entitled to vote thereon may adjourn the Special Meeting pursuant to SP+’s bylaws.

Q:	How can I obtain a proxy card?

A:	If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below.

For SP+ stockholders of record: Please call Morrow Sodali LLC at (800) 662-5200.

For holders in street name: Please contact your account representative at your broker, bank or other similar institution.

Q:	What happens if I sell or otherwise transfer my shares of SP+ Common Stock after the close of business on the Record Date but before the Special Meeting?

A:

The Record Date is earlier than both the date of the Special Meeting and the date the Merger is expected to be consummated. If you sell or transfer your shares of SP+ Common Stock after the close of business on the Record Date but before the Special Meeting, unless special arrangements (such as the provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies SP+ in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of SP+ Common Stock, but you will retain your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your shares of SP+ Common Stock after the close of business on the Record Date, you are encouraged to complete, sign, date and return the enclosed proxy card or vote via the Internet or telephone.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote via the Internet or telephone (or complete, sign, date and return) with respect to each proxy card and voting instruction card that you receive.

Q:	What happens if I sell or otherwise transfer my shares of SP+ Common Stock after the Special Meeting but prior to the Effective Time?

A:

If you sell or transfer your shares of SP+ Common Stock after the Special Meeting but prior to the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you sell or transfer your shares of SP+ Common Stock. In order to receive the Merger Consideration, you must hold your shares of SP+ Common Stock through the Effective Time.

Q:	Who will count the votes?

A:

The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present.

Q:	Who will solicit votes for and bear the cost and expenses of this proxy solicitation?

A:

The cost of this proxy solicitation will be borne by SP+. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of SP+ Common Stock. SP+ has retained Morrow Sodali LLC (“Morrow Sodali”) as its proxy solicitor. Morrow Sodali will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Morrow Sodali, Morrow Sodali will receive an estimated fee of $14,000, plus reimbursement of its disbursements on SP+’s behalf.

Q:	Where can I find the voting results of the Special Meeting?

A:

SP+ has retained Continental Stock Transfer and Trust to serve as independent inspector of elections in connection with the Special Meeting. SP+ intends to notify stockholders of the results of the Special Meeting by issuing a press release, which it also expects to file with the SEC as an exhibit to a Current Report on Form 8-K.

Q:	Will I be subject to U.S. federal income tax upon the exchange of SP+ Common Stock for cash pursuant to the Merger?

A:

The exchange of SP+ Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger” beginning on page [●] of this Proxy Statement) who exchanges shares of SP+ Common Stock for cash in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. Holder’s adjusted tax basis in such shares. If you are a Non-U.S. Holder (as defined in the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger” beginning on page [●] of this Proxy Statement), the Merger will generally not result in U.S. federal income tax to you unless you have certain connections with the United States, but you may be subject to U.S. backup withholding tax unless you comply with certain certification procedures or otherwise establish a valid exemption from U.S. backup withholding taxes.

For a more complete description of the U.S. federal income tax considerations of the Merger, see the section entitled “The Merger—U.S. Federal Income Tax Considerations of the Merger” beginning on page [●] of this Proxy Statement.

Q:	What will the holders of outstanding SP+ equity awards receive in the Merger?

A:

If the Merger is completed, each SP+ RSU that is outstanding immediately prior to the Effective Time will automatically vest (if unvested) and be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of shares of SP+ Common Stock underlying such SP+ RSU multiplied by (ii) the Merger Consideration.

If the Merger is completed, each SP+ PSU that is outstanding immediately prior to the Effective Time will automatically be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the number of shares of SP+ Common Stock underlying such SP+ PSU attributable to the percentage of the SP+ PSUs that vest as of immediately prior to the Effective Time (with vesting determined in accordance with the following sentence) multiplied by (ii) the Merger Consideration, and any SP+ PSUs that do not so vest will be canceled and terminated for no consideration. Each SP+ PSU (x) in respect of which the performance period has not expired as of the Effective Time shall vest determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period) and (y) in respect of which the performance period has expired as of the Effective Time, shall vest based on actual level of performance through the end of the performance period, in each case, as determined in good faith consistent with past practices by the Board; provided that in the event the Effective Time occurs on or after December 31, 2024, each outstanding SP+ PSU will vest immediately prior to the Effective Time, regardless of whether the performance period has expired as of the Effective Time, determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period).

Notwithstanding the foregoing, (i) each outstanding SP+ RSU which was scheduled to vest on December 31, 2023 that was held by a disqualified individual (within the meaning of Section 280G of the Code) vested in full and settled in December 2023; and (ii) each outstanding SP+ PSU for the performance period which was scheduled to end on December 31, 2023 that was held by a disqualified individual (within the meaning of Section 280G of the Code) vested and settled in December 2023, determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (which was equal to 200% of target performance).

If the closing of the Merger does not occur on or before December 31, 2023, then SP+ may grant additional time-based SP+ RSUs to executives and other employees of SP+; provided that the aggregate target grant date fair value of such awards granted to executives and other employees in 2024 shall not exceed $10,700,000 (with the grant date fair value determined based on the Merger Consideration) and will be subject to a three-year vesting period and will vest on a pro-rata basis immediately prior to the Effective Time based on the number of days that have elapsed since the beginning of the vesting period, e.g., if the Effective Time occurs on June 30, 2024, then one-sixth (1/6th) of the SP+ RSUs underlying an applicable award will vest, with any portion of the SP+ RSUs underlying such award that does not vest being forfeited for no consideration at the Effective Time.

Q:	When do you expect the Merger to be consummated?

A:

SP+ and Parent are working toward consummating the Merger as quickly as possible. The transaction is expected to close in 2024, subject to customary closing conditions, including approval by the Company’s stockholders and the receipt of regulatory approvals.

Q:	Are there any other risks to me from the Merger that I should consider?

A:

Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this Proxy Statement.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the Merger Agreement is adopted by SP+ stockholders, shares held by stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect their demand for appraisal rights under Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that SP+ stockholders will be entitled to have their shares of SP+ Common Stock appraised by the Court of Chancery and to receive payment in cash of the “fair value” of such shares of SP+ Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value, as determined by the Court of Chancery. SP+ stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in the section entitled “Appraisal Rights” beginning on page [●] of this Proxy Statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein to this Proxy Statement.

Q:	How can I obtain more information about SP+?

A:	You can obtain more information about SP+ from various sources described in the section entitled “Where You Can Find More Information” beginning on page [●] of this Proxy Statement.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement or need help voting your shares of SP+ Common Stock, please contact SP+’s proxy solicitor:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Stockholders May Call: (800) 662-5200

Banks and Brokers May Call Collect: (203) 658-9395

Email: SP@investor.morrowsodali.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, and the documents to which SP+ refers you in this Proxy Statement, as well as information included in oral statements or other written statements made or to be made by SP+ or on SP+’s behalf, contain certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the Merger. These forward-looking statements are based on SP+’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Merger and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by SP+, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include (i) the completion of the Merger on anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the closing of the Merger; (ii) the ability of Parent to obtain the necessary financing arrangements set forth in the Financing Commitments received in connection with the Merger; (iii) potential litigation relating to the Merger that could be instituted against Parent, SP+ or their respective directors, managers or officers, including the effects of any outcomes related thereto; (iv) the risk that disruptions from the Merger will harm SP+’s business, including current plans and operations; (v) the ability of SP+ to retain and hire key personnel; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger; (vii) continued availability of capital and financing and rating agency actions; (viii) legislative, regulatory and economic developments affecting SP+’s business; (ix) general economic and market developments and conditions; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect SP+’s financial performance; (xi) certain restrictions during the pendency of the Merger that may impact SP+’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as SP+’s response to any of the aforementioned factors; (xiii) significant transaction costs associated with the Merger; (xiv) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring SP+ to pay a termination fee or other expenses; (xvi) competitive responses to the Merger; (xvii) the risks and uncertainties pertaining to SP+’s business, including those set forth in Part I, Item 1A of SP+’s most recent Annual Report on Form 10-K and Part II, Item 1A of SP+’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by SP+ with the SEC; and (xvii) the risks and uncertainties described in this Proxy Statement. While the list of factors presented in this Proxy Statement are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on SP+’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and SP+ does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

All of the forward-looking statements SP+ makes in this Proxy Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information in SP+’s consolidated financial statements and notes thereto included in our most recent filing on Form 10-K for the fiscal year ended December 31, 2022 and subsequent periodic and interim report filings (see the section entitled “Where You Can Find More Information” beginning on page [●] of this Proxy Statement).

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This Proxy Statement is being furnished to SP+ stockholders as a part of the solicitation of proxies by the Board for use at the Special Meeting to be held on [●], 202[●], at the AON Center, 200 East Randolph Street, 70th Floor, Chicago, IL 60601 at [●], at [●] [a.m.] / [p.m.], Central Time, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the Special Meeting, SP+ stockholders will be asked to consider and vote on proposals to:

•	adopt the Merger Agreement;

•

adjourn the Special Meeting to a later date or dates if necessary or appropriate to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

•	approve, by non-binding, advisory vote, compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only SP+ stockholders of record as of the close of business on the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Special Meeting will be available in our principal executive offices located at 200 E. Randolph Street, Suite 7700, Chicago, Illinois 60601-7702, during regular business hours for a period of no less than ten (10) days before the Special Meeting and at the place of the Special Meeting during such meeting.

The inspector of elections appointed for the Special Meeting will tabulate votes cast by proxy or by ballot at the Special Meeting. The inspector of elections will also determine whether a quorum is present. In order to constitute a quorum for the conduct of business at the Special Meeting, holders of shares having a majority of the issued and outstanding shares of SP+ Common Stock entitled to vote at the Special Meeting must be represented in person or by proxy at the Special Meeting. Shares that abstain from voting on any proposal will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum is present. In the event a quorum is not present, it is expected that the Special Meeting will be adjourned to permit solicitation of additional proxies in accordance with the Merger Agreement.

With respect to shares held in street name, your broker, bank or other nominee generally has the discretionary authority to vote uninstructed shares on “routine” matters, but cannot vote such uninstructed shares on “non-routine” matters. A “broker non-vote” occurs on a particular matter when (i) a broker, bank or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, bank or other nominee with such instructions or the broker, bank or other nominee chooses not to vote on a “routine” matter for which it does have discretionary voting authority. Under NYSE rules, all of the proposals to be presented to SP+ stockholders at the Special Meeting are considered “non-routine” matters and therefore, brokers that hold your shares would not have discretionary authority to vote your shares without receiving instructions from you on such matters. Accordingly, there will not be any “broker non-votes” at the Special Meeting.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of a majority of the outstanding shares of SP+ Common Stock entitled to vote thereon is required to adopt the Merger Agreement. The affirmative vote of a majority of the shares of stock having voting power issued and outstanding and entitled to vote at the Special Meeting, represented in person or by proxy, and entitled to vote thereon, is required to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting. The affirmative vote of the holders of a majority of the shares of SP+ Common Stock, which are represented in person or by proxy at the Special Meeting and entitled to vote thereon, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger. This means that the proposal to adopt the Merger Agreement will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of SP+ Common Stock entitled to vote thereon at the Special Meeting, the adjournment proposal will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the shares of SP+ Common Stock having voting power issued and outstanding and entitled to vote at the Special Meeting represented in person or by proxy and entitled to vote thereon, and the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger will be approved if the number of shares voted “FOR” such proposal is greater than fifty percent (50%) of the total number of shares of SP+ Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement, the adjournment proposal and the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger. Because all of the proposals presented to stockholders will be considered non-routine matters, there will not be any broker non-votes at the Special Meeting.

Shares Held by SP+’s Directors and Executive Officers

As of the Record Date, SP+’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of SP+ Common Stock, representing approximately [●] percent ([●]%) of the outstanding shares of SP+ Common Stock. SP+’s directors and executive officers have informed SP+ that they currently intend to vote all of their shares of SP+ Common Stock (i) “FOR” the adoption of the Merger Agreement, (ii) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) “FOR” the non-binding, advisory proposal regarding compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger.

Voting of Proxies

If your shares are registered directly in your name with SP+’s transfer agent, Continental Stock Transfer and Trust, you may cause your shares to be voted by submitting electronically over the Internet or by phone a proxy authorizing the voting of your shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. We encourage all stockholders to vote electronically. Alternatively, you may sign, date and return the enclosed proxy card in the postage-paid envelope provided. Based on your proxy cards or Internet or telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend and desire to vote at the Special Meeting, you will be provided with a ballot at the Special Meeting. Please note that if your shares of SP+ Common Stock are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Special Meeting, your vote by ballot at the Special Meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee. Even if you plan to attend the Special Meeting, we encourage you to submit your proxy to vote your shares in advance of the Special Meeting.

Voting instructions are included on your enclosed proxy card. All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions on such proxies. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” adoption of the Merger Agreement, (ii) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger. No proxy that is specifically marked against adoption of the Merger Agreement will be voted in favor of the adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting or the proposed compensation arrangements for SP+’s named executive officers in connection with the Merger, unless it is specifically marked “FOR” the approval of such proposals.

If your shares of SP+ Common Stock are held in street name and you do not instruct your broker, bank or other nominee how to vote your shares, then, because the Special Meeting Proposals are “non-routine matters,” your broker, bank or other nominee would not have discretionary authority to vote your shares on the Special Meeting Proposals. If your shares of SP+ Common Stock are held in street name, your broker, bank or other nominee has enclosed a voting instruction card with this Proxy Statement. We encourage you to authorize your broker, bank or other nominee to vote your shares “FOR” the Special Meeting Proposals by following the instructions provided on the voting instruction card. If you do not vote via the Internet or telephone through your broker, bank or other nominee or do not return your broker’s, bank’s or other nominee’s voting form, and do not attend the Special Meeting and vote with a proxy from your broker, bank or other nominee, it will be counted as a vote “AGAINST” the proposal to adopt the Merger Agreement and will not have any effect on the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger.

How You May Change or Revoke Your Vote

You may change or revoke your previously submitted proxy at any time before the Special Meeting or, if you attend the Special Meeting, by voting by ballot at the Special Meeting. If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:

•	by re-voting at a subsequent time by Internet or by telephone following the instructions on the enclosed proxy card;

•	by signing a new proxy card with a date later than your previously delivered proxy card and submitting it following the instructions on the enclosed proxy card;

•

by delivering a signed revocation letter to Wenyu T. Blanchard, SP+’s Corporate Secretary, at SP+’s mailing address on the first page of this Proxy Statement before the Special Meeting, which states that you have revoked your proxy; or

•

by attending the Special Meeting and voting by ballot. Attending the Special Meeting will not in and of itself revoke a previously submitted proxy. You must specifically vote by ballot at the Special Meeting in order for your previous proxy to be revoked.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by SP+’s Corporate Secretary prior to the Special Meeting.

If your shares are held in street name by a broker, bank or other nominee, you may change your voting instructions by following the instructions of your broker, bank or other nominee. You may also vote at the Special Meeting by ballot if you register in advance to attend the Special Meeting following the procedures described below and if you provide a valid legal proxy from your broker, bank or other nominee.

Any adjournment, recess or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow SP+ stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting which was adjourned, recessed or postponed.

Tabulation of Votes

All votes will be tabulated by the inspector of elections appointed for the Special Meeting. The inspector of elections will separately tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

The cost of this proxy solicitation will be borne by SP+. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of SP+ Common Stock.

SP+ has retained Morrow Sodali as its proxy solicitor. Morrow Sodali will solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. Under our agreement with Morrow Sodali, Morrow Sodali will receive an estimated fee of $14,000, plus reimbursement of its disbursements on SP+’s behalf.

Anticipated Date of Consummation of the Merger

The transaction is expected to close in 2024, subject to customary closing conditions, including approval by the Company’s stockholders and the receipt of regulatory approvals.

Attending the Special Meeting

Only stockholders as of the Record Date are entitled to attend the Special Meeting. You must present valid identification containing a photograph, such as a driver’s license or passport. If you are the stockholder of record, your name will be verified against a list of stockholders of record on the Record Date prior to being admitted to the Special Meeting. If you hold your shares indirectly through a broker, you must bring (i) an acceptable form of identification, such as a driver’s license, (ii) a “legal proxy” form from the broker, and (iii) an account statement or other acceptable evidence showing that you were the beneficial owner of shares of our common stock on the Record Date.

Stockholders of record are reminded that they can vote their shares prior to the Special Meeting over the Internet using the website indicated on the proxy card, by telephone using the toll-free number on the proxy card or by signing, dating and returning the proxy card in the postage-paid envelope previously provided. We encourage stockholders to vote electronically. If you have submitted your vote by proxy in advance of the Special Meeting, you do not need to vote by ballot, unless you wish to change your vote.

Beneficial owners of shares held in street name are reminded that they can instruct their brokers, banks or other nominees to vote their shares prior to the Special Meeting by following the directions on the voting instruction card to provide their instructions over the Internet, by telephone or by signing, dating and returning the voting instruction card in the postage-paid envelope previously provided. We encourage stockholders to submit their instructions to their brokers, banks or other nominees electronically. If you have submitted your instructions to your broker, bank or other nominee in advance of the Special Meeting, you do not need to vote by ballot, unless you wish to change your vote. Please note that if you request a legal proxy from your broker, bank or other nominee, it will automatically revoke any instructions you may have previously given to that broker, bank or other nominee.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow Sodali, our proxy solicitor, by calling (800) 662-5200 or by emailing SP@investor.morrowsodali.com. Brokers, banks and other nominees may call (203) 658-9395.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

SP+ will promptly deliver a separate copy of this Proxy Statement to any stockholder upon request submitted in writing to us at our principal offices at 200 E. Randolph Street, Suite 7700, Chicago, Illinois 60601-7702, Attention: Secretary, or by email at investor_relations@spplus.com, or if you contact us by telephone at (312) 274-2000.

If two or more stockholders sharing the same address are currently receiving multiple copies of this proxy statement and would like to receive only one copy for their household, the stockholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.

Rights of Stockholders Who Seek Appraisal

If the Merger Agreement is adopted by SP+ stockholders, shares held by stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect their demand for appraisal rights under Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that SP+ stockholders will be entitled to have their shares of SP+ Common Stock appraised by the Court of Chancery and to receive payment in cash of the “fair value” of such shares of SP+ Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value, as determined by the Court of Chancery. SP+ stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.

To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to SP+ before the vote is taken on the adoption of the Merger Agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement and you must continue to hold the shares of SP+ Common Stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this Proxy Statement in the section entitled “Appraisal Rights” beginning on page [●] of this Proxy Statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein to this Proxy Statement. If you hold your shares of SP+ Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the shares for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the surviving corporation under Section 262 of the DGCL and to be set forth on the verified listed required by Section 262(f) of the DGCL.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE MERGER

The discussion of the Merger in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Additional information about SP+ may be found elsewhere in this Proxy Statement and in SP+’s other public filings. See the section entitled “Where You Can Find More Information” beginning on page [●] of this Proxy Statement.

Parties Involved in the Merger

SP Plus Corporation

200 E. Randolph Street, Suite 7700

Chicago, Illinois 60601-7702

Phone: 312-274-2000

SP+ develops and integrates industry-leading technology with best-in-class operations management and support to deliver mobility solutions that enable the efficient and time-sensitive movement of people, vehicles, and personal travel belongings. With over 20,000 team members located throughout North America and Europe, SP+ is committed to providing solutions that make every moment matter for a world on the go.

SP+ Common Stock is currently listed on Nasdaq under the symbol “SP.”

Metropolis Technologies, Inc.

501 Santa Monica Blvd, Suite #200

Santa Monica, CA 90401

Phone: 615-238-2250

Founded in 2017, Parent is a technology-enabled parking company. Parent operates approximately 500 facilities today and distinguishes itself by offering payment solutions that provide a better experience for motorists and lower costs for facility owners.

Schwinger Merger Sub Inc.

501 Santa Monica Blvd, Suite #200

Santa Monica, CA 90401

Phone: 615-238-2250

Merger Sub is a Delaware corporation and a direct, wholly owned subsidiary of Parent, formed on August 25, 2023, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger, and the related financing transactions. Merger Sub has not conducted any business operations except in furtherance of this purpose and activities incident to its formation. Upon the consummation of the Merger, Merger Sub will cease to exist. At the Effective Time, the Surviving Corporation will be directly owned by Parent.

Parent and Merger Sub have obtained equity and debt financing commitments in an aggregate amount of $1,700,000,000 for the purpose of financing the transactions contemplated by the Merger Agreement. The Metropolis Investors have committed to purchase (or to cause the purchase of), directly or indirectly through one or more intermediate entities, an aggregate of $1,050,000,000 of equity securities in Parent at or prior to the closing of the Merger, subject to the terms and conditions set forth in the equity commitment letter. Parent has also obtained a debt financing commitment in an aggregate amount of $650,000,000 from the Debt Commitment Lenders, consisting of the Term Facility and the Revolving Facility to – among other things – fund the acquisition of all outstanding shares of capital stock of SP+. The proceeds of the Term Facility may be used on the Closing Date (a) to (i) repay certain existing indebtedness of Parent, the Company and their respective subsidiaries, (ii) finance a portion of the purchase price and (iii) pay fees, expenses and other costs (including upfront fees and original issue discount) incurred in connection with the transactions contemplated by the Merger Agreement, and (b) if any proceeds of the Term Facility remain following the consummation of the Merger, for general corporate purposes. The proceeds of the Revolving Facility may be used (i) on the Closing Date to (A) finance a portion of the purchase price and to pay fees, expenses and other costs incurred in connection with the transactions contemplated by the Merger Agreement, (including costs incurred in connection with such transactions), (B) cash collateralize, replace or provide credit support with respect to any existing letters of credit, bank guarantees, surety bonds or similar instruments outstanding on the Closing Date under facilities no longer available to SP+ or its subsidiaries as of the Closing Date, and (C) fund working capital needs of Parent and its subsidiaries (including to repay outstanding revolving loans under the Existing Credit Agreement (as defined below)); provided that amounts borrowed pursuant to clause (i)(A) on the Closing Date shall not exceed $70.0 million in the aggregate and (ii) after the Closing Date, solely to finance the working capital needs and for the general corporate purposes of Parent and its subsidiaries. For more information, please see the section entitled “The Merger—Financing of the Merger” beginning on page [●] of this Proxy Statement.

Effect of the Merger

If the Merger Agreement is adopted by SP+ stockholders and certain other conditions to the closing of the Merger are either satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will merge with and into SP+, with SP+ surviving and continuing under the name “SP Plus Corporation” as the Surviving Corporation. As a result of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Parent and SP+ Common Stock will no longer be publicly traded. In addition, SP+ Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, in each case, in accordance with applicable laws, rules and policies, and SP+ will no longer file periodic reports with the SEC on account of SP+ Common Stock. If the Merger is consummated, you will not own any shares of capital stock of the Surviving Corporation.

The Effective Time will occur when a certificate of merger is received for filing by the Secretary of State of the State of Delaware (or at such later time as Parent, Merger Sub and SP+ may agree and specify in the certificate of merger).

Effect on SP+ if the Merger Is Not Consummated

If the Merger Agreement is not adopted by SP+ stockholders or if the Merger is not consummated for any other reason, SP+ stockholders will not receive any payment for their shares of SP+ Common Stock. Instead, SP+ will remain an independent public company, the SP+ Common Stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and SP+ will continue to file periodic reports with the SEC on account of SP+ Common Stock. If the Merger is not consummated, SP+ expects that SP+’s management will operate the business in a manner similar to that in which it is being operated today.

In addition, if the Merger is not consummated, and depending on the circumstances that would have caused the Merger not to be consummated, it is possible that the price of SP+ Common Stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of SP+ Common Stock would return to the price at which it trades as of the date of this Proxy Statement.

Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of SP+ Common Stock. If the Merger is not consummated, the Board will continue to evaluate and review SP+’s products, business operations, properties and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Agreement is not adopted by SP+ stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to SP+ will be offered or that SP+’s business, prospects or results of operation will not be adversely impacted.

In addition, under certain specified circumstances, SP+ may be required to pay Parent a termination fee upon the termination of the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page [●] of this Proxy Statement.

Merger Consideration

Upon the consummation of the Merger, at the Effective Time, each share of SP+ Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Excluded Shares, which in each case will be canceled and retired for no consideration, and (ii) Dissenting Shares) will be converted into the right to receive the Merger Consideration.

Background of the Merger

As part of its ongoing evaluation of SP+’s business, the Board, together with senior management, regularly reviews and assesses SP+’s long-term strategic plan, including evaluating various potential acquisitions and other potential opportunities to increase stockholder value. SP+ also regularly engages with its stockholders to discuss SP+ and its business, operations and financial results and to hear the views of stockholders regarding SP+.

On July 18, 2022, Alexander Israel, the chief executive officer of Metropolis, contacted Marc Baumann, the chairman of the Board and chief executive officer of SP+, to propose a meeting the following month to discuss the parking industry generally. Mr. Baumann and Mr. Israel agreed to meet on August 18, 2022.

During such meeting on August 18, 2022, Mr. Israel indicated to Mr. Baumann that Metropolis may be interested in exploring a potential transaction with SP+. Mr. Israel suggested that the parties enter into a non-disclosure agreement pursuant to which Metropolis could begin to conduct preliminary due diligence on SP+ to determine whether Metropolis would be interested in pursuing a transaction. Mr. Baumann conveyed to Mr. Israel that SP+ would need to receive a formal proposal from Metropolis that the Board could review before it would be willing to permit any non-public due diligence to be conducted, but that as a general matter SP+ was confident in its long-term strategy and would ultimately pursue whichever course would create the most value for its stockholders.

From August 19 to August 25, 2022, Mr. Baumann had a number of discussions with Douglas Waggoner, the lead independent director of the Board, certain members of SP+ senior management and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, outside legal counsel to SP+ which had previously advised SP+ on a number of other matters (“Skadden”), to discuss the Company’s response to Mr. Israel’s request.

Following such discussions, on August 26, 2022, Mr. Baumann called Mr. Israel and conveyed that, consistent with Mr. Baumann’s prior feedback on August 18, SP+ would need to receive a formal proposal from Metropolis that the Board could review before it would be willing to permit any non-public due diligence to be conducted. He reiterated that SP+ was confident in its long-term strategy and would ultimately pursue whichever course would create the most value for its stockholders.

From August 27, 2022 until December 12, 2022, there were no further communications between Mr. Israel and Mr. Baumann or among other representatives of SP+ and Metropolis.

On December 9, 2022, during a regular meeting of the Board, Mr. Baumann relayed to the directors the details of his prior discussions with Mr. Israel, noting that there had not been further communications from Metropolis since August 26, 2022.

On December 12, 2022, SP+ received a letter from Metropolis setting forth its unsolicited non-binding proposal to acquire all of the outstanding shares of SP+ at a price range of $45 to $47 per share in cash, which constituted a premium of approximately 31% to 37% to the Company’s closing share price as of December 9, 2022 (the “December Metropolis Proposal”). The December Metropolis Proposal contemplated that the merger consideration would be funded by a combination of cash on Metropolis’s balance sheet and new equity and debt financing (with respect to which Metropolis had provided a “Highly Interested Letter” from Goldman Sachs). That day, Mr. Baumann spoke with Mr. Waggoner to inform him of the December Metropolis Proposal and they agreed to convene a special meeting of the Board to discuss the proposal.

Later on December 12, 2022, Mr. Baumann convened a special meeting of the Board, with certain members of SP+ senior management present, to discuss the key terms of the December Metropolis Proposal, including the proposed offer price range. At the conclusion of the meeting, the Board determined that senior management would seek to engage Morgan Stanley to act as SP+’s independent financial advisor in connection with the proposal, based on Morgan Stanley’s experience in similar transactions, qualifications, expertise and reputation, and its knowledge of SP+ and its business and the industries in which SP+ conducts its business, and would instruct Morgan Stanley to prepare additional financial analysis for the Board’s review. No decision regarding the December Metropolis Proposal was made at this time, but the Board determined to reconvene following management’s discussions with Morgan Stanley in order to further consider the proposal.

On January 11, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to further evaluate the terms of the December Metropolis Proposal. Representatives of Skadden discussed with the directors their fiduciary duties in the context of the Company’s receipt of an unsolicited proposal such as the December Metropolis Proposal. Representatives from Morgan Stanley reviewed the terms of the December Metropolis Proposal, including that the proposal was conditioned on Metropolis securing both equity and debt financing and the fact that completion of such a transaction would be subject to the receipt of required regulatory approvals, with respect to which Metropolis had noted in the December Metropolis Proposal that, based on its understanding of SP+’s parking footprint from publicly available information and relatively limited overlap with its own operations, were not expected to pose any material concern. Representatives from Morgan Stanley additionally reviewed with the Board a summary of management’s financial projections for the Company as of December 27, 2022 in the context of the $45 to $47 per share offered by Metropolis, following which the directors concluded that continued execution of SP+’s long-term strategic plan as a standalone company would generate greater value for SP+ stockholders than the December Metropolis Proposal. Following the discussion, the Board instructed senior management to inform Metropolis that the December Metropolis Proposal was meaningfully below an offer price at which the Board would be willing to engage and additionally raised questions as to Metropolis’s ability to finance the transaction, and that if Metropolis sought to engage in further discussions with SP+ regarding a potential transaction, it would need to increase its price and provide clarity around its proposed financing arrangements.

On January 13, 2023, Mr. Baumann called Mr. Israel to communicate the Board’s position with respect to the December Metropolis Proposal. In addition, representatives of Morgan Stanley contacted representatives of Metropolis’s independent financial advisors, Goldman Sachs (“Goldman Sachs”) and BDT & MSD Partners, LLC (“BDT”), on January 17, 2023 to reiterate such message.

On January 30, 2023, Metropolis submitted a letter to SP+ setting forth its revised non-binding proposal (the “January Metropolis Proposal”), which provided additional information on its proposed financing sources and levels of non-binding interest from such sources, but reaffirmed its offer price range of $45 to $47 per share in cash.

On February 3, 2023, the Board held a meeting, with representatives of Morgan Stanley and Skadden present, to discuss, among other things, the January Metropolis Proposal. Representatives of Morgan Stanley conveyed to the directors that while the January Metropolis Proposal provided further clarity on Metropolis’s proposed financing sources, it was not a conclusive indication that financing had been, or will be able to be, secured. Following discussions with senior management and its advisors, the Board instructed Morgan Stanley to reiterate to Metropolis’s advisors that the January Metropolis Proposal remains meaningfully below a price at which the Board is willing to engage and continues to raise questions about Metropolis’s ability to secure financing.

On February 7, 2023, representatives of Morgan Stanley held a call with representatives of Goldman Sachs and BDT to communicate the Board’s position with respect to the January Metropolis Proposal.

On February 14, 2023, during a regular meeting of the Board at which certain members of SP+ senior management and representatives of Morgan Stanley and Skadden were present, representatives of Morgan Stanley updated the directors on their discussions with Goldman Sachs and BDT.

On February 27, 2023, Metropolis submitted a letter to SP+ setting forth a further revised non-binding proposal to acquire all of the outstanding shares of SP+ at a price range of $48 to $50 per share in cash, which constituted a premium of 39% to 45% to the Company’s closing stock price as of February 24, 2023 (the “February Metropolis Proposal”). The February Metropolis Proposal included the same list of proposed financing sources as in the January Metropolis Proposal, with greater total non-binding interest in the equity financing from such sources and an offer to arrange direct discussions between the Company’s advisors and its potential financing sources. Thereafter, there was a discussion between Morgan Stanley and Goldman Sachs during which Morgan Stanley sought additional information regarding Metropolis’s views on value and willingness to raise its offer price, with Goldman Sachs indicating that at such time Metropolis had no more room to increase its offer price beyond the range included in the February Metropolis Proposal.

On March 3, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to discuss the key terms of the February Metropolis Proposal. After reviewing SP+’s prospects as a standalone company, the Board concluded that the increase of $3 per share from the price range included in the prior proposals continued to undervalue the Company, particularly in light of the increase of $2 per share in analyst consensus estimates following the Company’s latest earnings release. Additionally at this meeting, representatives of Skadden reviewed with the directors their fiduciary duties in the context of the Board’s ongoing evaluation of Metropolis’s unsolicited proposals and strategic alternatives. Following discussions, the Board instructed Morgan Stanley to communicate to Metropolis’s advisors that the February Metropolis Proposal remained meaningfully below a share price at which the Company would be willing to engage with Metropolis and continued to raise concerns about Metropolis’s progress in securing financing.

Later on March 3, 2023, Morgan Stanley communicated to Goldman Sachs and BDT the Board’s position with respect to the February Metropolis Proposal and conveyed that if Metropolis remained interested in engaging in further discussions regarding a potential transaction with SP+, it would need to further increase its price and provide additional assurances around its ability to obtain financing commitments.

On March 24, 2023, Metropolis submitted a letter to SP+ setting forth a further revised non-binding proposal to acquire all of the outstanding shares of SP+ at a price of $54 per share in cash, which constituted a premium of approximately 66% to SP+’s closing share price as of March 23, 2023 and represented an increase of $7 to $9 per share over the December Metropolis Proposal (the “March Metropolis Proposal”), and reiterated the offer to arrange direct discussions between the Company’s advisors and its potential financing sources.

On March 31, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to discuss the March Metropolis Proposal. Representatives of Morgan Stanley reviewed with the Board the terms of the March Metropolis Proposal and provided Morgan Stanley’s preliminary valuation analysis with respect to such proposal. The directors received advice from Skadden and Morgan Stanley as to potential responses, including that the Board could decide to engage with Metropolis while continuing to evaluate the terms of the March Metropolis Proposal if it determined that the March Metropolis Proposal was a sufficient basis on which the Company was prepared to share information that would allow Metropolis to potentially improve upon and solidify its proposal. Representatives of Skadden also discussed the need to negotiate an appropriate non-disclosure agreement with a standstill should the Board decide to share non-public diligence information with Metropolis. The Board also discussed the merits of contacting other parties that might be interested in acquiring SP+. At the conclusion of the meeting, it was the consensus of the Board that the potentially significant value to stockholders presented by the March Metropolis Proposal warranted further engagement with Metropolis (which Morgan Stanley indicated to Goldman Sachs on April 4, 2023) and that SP+ should seek to sign a customary non-disclosure agreement so that Metropolis could begin to conduct due diligence to potentially increase its valuation of the Company and solidify its proposal, while at the same time Morgan Stanley would hold discussions with Metropolis’s potential financing sources to better understand their commitments. The Board additionally authorized Morgan Stanley to begin outreach to other third parties regarding potential interest in a transaction with SP+ in parallel with ongoing discussions with Metropolis.

On April 3, 2023, a third party that was not part of the outreach by Morgan Stanley, Party B, contacted certain members of SP+ senior management to express preliminary interest in a potential transaction with SP+. SP+ senior management referred Party B to representatives of Morgan Stanley.

From April 3 to April 26, 2023, Morgan Stanley contacted a total of 11 additional parties, including both strategic partners and financial sponsors, about their interest in a potential transaction in the parking industry and, to the extent they expressed interest in an acquisition in the sector, solicited their views on a potential transaction with SP+.

On April 11, 2023, Morgan Stanley, at the direction of the Board, held a discussion with representatives of 3L and Metropolis, with representatives of Goldman Sachs and BDT also in attendance, to discuss 3L’s and Metropolis’s plan for raising the equity and debt financing for a potential transaction.

Later on April 11, 2023, representatives of Skadden shared with representatives of Willkie Farr & Gallagher LLP, Metropolis’s legal advisors (“Willkie”), a draft non-disclosure agreement.

On April 14, 2023, Party B submitted a letter to SP+ setting forth a preliminary non-binding proposal to acquire all of the outstanding shares of SP+ at a price range of $42 to $45 per share in cash (the “Party B Proposal”).

On April 19, 2023, a representative of Party C, another party that was not one of the 11 parties contacted by Morgan Stanley, contacted Morgan Stanley to inquire, amongst other topics, about SP+ and expressed its interest in a potential transaction with SP+. Representatives from Morgan Stanley told Party C that, in their opinion, SP+ would seriously consider a formal proposal if they were to submit one and encouraged Party C to review the publicly available information about SP+ to help formulate such a proposal.

On April 20, 2023, representatives of Party D, which was one of the 11 parties contacted by Morgan Stanley, responded to representatives of Morgan Stanley to express interest in a potential transaction with SP+. The representatives of Party D indicated that they intended to review and refresh their own analysis of SP+ using the latest publicly available information about SP+ primarily to determine what value Party D could potentially offer for SP+ and would respond to Morgan Stanley once that analysis was complete.

On April 21, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to discuss the Party B Proposal and to provide an update to the Board on the discussions with Metropolis since the last Board meeting and the status of Morgan Stanley’s outreach to additional third parties regarding potential interest in a transaction with SP+, including the interest expressed by Party C and Party D. Representatives of Morgan Stanley noted that while the price proposed in the Party B Proposal was well below the March Metropolis Proposal, Party B had the resources to finance the proposal in full and execute a transaction on an expeditious timeline. Following discussion, the Board instructed Morgan Stanley to communicate to Party B that the Party B Proposal was meaningfully below a share price at which the Company would be willing to engage and to inform Party B that time is of the essence if they intend to submit a revised proposal with an improved price, which Morgan Stanley conveyed following the meeting.

On April 28, 2023, representatives of Party B contacted Morgan Stanley to increase its offer price to a range of $47 to $50 per share in cash (the “Revised Party B Proposal”), stating that it would not be able to increase its proposed price further without access to additional due diligence. Morgan Stanley relayed the Revised Party B Proposal to Mr. Baumann and Mr. Waggoner, noting that while the Revised Party B Proposal remained insufficient, they expected that Party B had the resources to finance the transaction and execute on an expeditious timeline, and that engaging with Party B could potentially create a competitive dynamic in the negotiating process with Metropolis. Following consultation with Mr. Baumann and Mr. Waggoner, Morgan Stanley communicated to Party B that, while the share price contemplated by the Revised Party B Proposal was still meaningfully below a price at which the Company would be willing to transact, the Company was willing to negotiate a non-disclosure agreement with Party B to facilitate the sharing of additional information that would allow Party B to increase its valuation of the Company.

On May 2, 2023, SP+ entered into a non-disclosure agreement with Metropolis.

On May 3, 2023, representatives of Party D provided verbal feedback to Morgan Stanley that their analysis was yielding an offer value of “around $40” per share in cash, which, consistent with the Board’s prior feedback, Morgan Stanley had replied to Party D was meaningfully below a value at which the Company would be willing to engage.

On May 5, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to update the Board on Morgan Stanley’s discussions with Party B with respect to the Revised Party B Proposal and the status of discussions with additional parties regarding their interest in a potential transaction with SP+, including the preliminary offer value suggested by Party D. In addition, Morgan Stanley indicated that following its initial expression of interest in a potential transaction with SP+, Party C conveyed that it was working internally to assess its ability to deliver a premium to SP+ stockholders.

Later on May 5, 2023, a representative of Party C informed Morgan Stanley that, based on Party C’s internal review of SP+, it could not support an offer value that would represent a meaningful premium to SP+’s current trading levels and, therefore, Party C did not intend to submit an offer for SP+.

On May 8, 2023, SP+ provided Metropolis and its advisors with access to a virtual data room that contained certain financial due diligence materials with respect to SP+ as part of the “Phase I” process (the “Phase I Data Room”). SP+ began to populate the Phase I Data Room on a rolling basis beginning May 10, 2023.

On May 11, 2023, SP+ entered into a non-disclosure agreement with Party B, in substantially similar form as the non-disclosure agreement executed by Metropolis, and the following week provided Party B with access to the Phase I Data Room to give Party B the opportunity to improve its proposal.

On May 18, 2023, representatives of Party E, one of the 11 parties contacted by Morgan Stanley, responded to Morgan Stanley to say that after an internal review, Party E was interested in potentially making an offer for SP+, but would benefit from a preliminary conversation with SP+ senior management on pre-identified business diligence items in advance of formulating that potential offer. After discussions with Mr. Baumann, Morgan Stanley responded to the representatives of Party E that SP+ senior management was willing to have a preliminary conversation with Party E to attempt to address their questions, but that all responses from SP+ senior management would be limited to referencing only information that was already publicly available.

On May 19, 2023, certain members of SP+ senior management and representatives of Morgan Stanley held a management presentation at Skadden’s offices in Chicago with Mr. Israel and other representatives from Metropolis, Goldman Sachs and BDT.

On May 22, 2023, certain members of SP+ senior management and representatives of Morgan Stanley held a management presentation at Skadden’s offices in Chicago with representatives from Party B.

On May 23, 2023, certain members of SP+ senior management held a videoconference with representatives of Party E to discuss Party E’s business diligence questions based on its review of publicly available information.

On May 23, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to update the Board on the status of discussions with additional third parties regarding their interest in a potential transaction, during which Morgan Stanley noted that Party C had communicated that it would no longer be submitting a proposal, but that Party E had indicated preliminary interest in a potential transaction with the Company. SP+ senior management additionally updated the Board on the recent management presentations to Metropolis and Party B. Representatives of Skadden noted that they had been negotiating joinders to the Company’s non-disclosure agreements with potential financing sources of Metropolis and Party B and discussed certain due diligence information that would only be provided after Metropolis provides adequate assurances of its ability to finance the transaction.

On May 26, 2023, a representative of Party E contacted representatives of Morgan Stanley to indicate that they would not be submitting an offer for SP+ as they did not believe that their analysis supported a valuation that would be a meaningful premium to current trading levels.

On June 2, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to update the Board on further discussions with Metropolis and Party B since the prior meeting, as well as Morgan Stanley’s outreach to additional third parties. Morgan Stanley noted that Party E had communicated that it would not be submitting a formal proposal to the Company, but that both Metropolis and Party B were expected to submit updated proposals in writing with additional information about their financing sources on or around June 15, 2023.

On June 8, 2023, certain members of SP+ senior management and representatives of Morgan Stanley held a meeting at Morgan Stanley’s offices in New York with representatives of Party B to respond to their due diligence questions regarding the Company.

On June 9, 2023, certain members of SP+ senior management and representatives of Morgan Stanley held a follow-up call with representatives of Party B to further discuss Party B’s due diligence questions.

On June 15, 2023, SP+ received an updated non-binding proposal executed by Metropolis, 3L and Eldridge, which terms reiterated the price of $54 per share included in the March Metropolis Proposal, which represented a premium of approximately 43% over the closing stock price on June 14, 2023 (the “June Metropolis Proposal”). In addition, the June Metropolis Proposal noted Metropolis’s progress in securing equity and debt financing, and included “highly confident” letters from each of Goldman Sachs and private credit funds managed by affiliates of BDT with respect to the debt financing. Metropolis also provided a draft exclusivity agreement and positioned the June Metropolis Proposal as a “package” that was conditioned on a forty-five (45) day exclusivity period.

On June 18, 2023, Party B communicated to Morgan Stanley that it would not be submitting a revised proposal to SP+ as its updated offer price would have been below the price range set forth in the Revised Party B Proposal, which it understood was not adequate based on prior feedback from Morgan Stanley.

On June 20, 2023, Morgan Stanley, at the direction of the Board, held a call with representatives of 3L, Eldridge, Metropolis, Goldman Sachs and BDT to discuss the contemplated equity financing and the path to securing final equity commitments with respect to the potential transaction. On the call, Eldridge conveyed that it would be willing to provide the entire equity financing for the potential transaction, but that it would not proceed without the Company providing exclusivity to Metropolis.

On June 21, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to discuss the June Metropolis Proposal and potential responses to the exclusivity request. Following discussion, the Board determined that SP+ should continue discussions with Metropolis and instructed SP+’s senior management and advisors to provide Metropolis with further due diligence as part of the “Phase II” process to potentially increase its offer price, but to inform Metropolis’s advisors that SP+ was not willing to grant Metropolis’s request for exclusivity while providing verbal assurances that SP+ is not in active discussions with other parties at that time.

On June 22, 2023, Morgan Stanley communicated to Goldman Sachs that SP+ was not willing to provide exclusivity to Metropolis, but indicated that SP+ was not in active discussions with any other parties at such time.

On June 24, 2023, representatives from Goldman Sachs called Morgan Stanley to propose reducing the exclusivity period from forty-five (45) days to thirty (30) days. Morgan Stanley relayed such request to Mr. Baumann and SP+ senior management, who, following consultation with Mr. Waggoner and representatives of Skadden, directed Morgan Stanley to reject the exclusivity request, but to convey that the Company remains willing to continue discussions with Metropolis, including to make further progress on its due diligence requests. Following a call between representatives of Morgan Stanley and Goldman Sachs to convey such decision, Goldman Sachs contacted Morgan Stanley again to indicate that Metropolis and its financing sources may not be willing to continue discussions without the Company’s agreement to exclusivity.

On June 26, 2023, representatives of Willkie contacted Skadden to further discuss the exclusivity request and relay that one of Metropolis’s financing sources may not be willing to engage without exclusivity.

On June 27, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to further review Metropolis’s request for exclusivity. The consensus of the Board was to continue to decline the request for exclusivity. Later on June 27, 2023, representatives of Skadden contacted Willkie to communicate the Board’s unwillingness to grant exclusivity and to provide additional assurances that SP+ was not actively engaged in discussions with other bidders at such time.

On June 28, 2023, Metropolis communicated to SP+ through their respective advisors that it was willing to continue negotiations without an exclusivity agreement.

On July 6, 2023, SP+ and Metropolis entered into a clean team confidentiality agreement related to the due diligence process, with the expectation that the “clean room” would be made available only to specified outside advisors after Metropolis had reviewed the draft merger agreement and delivered to SP+ a markup thereof containing terms reasonably satisfactory to SP+.

On July 7, 2023, SP+ provided Metropolis and its financing sources that had signed non-disclosure agreements with access to the “Phase II” data room, which SP+ continued to populate on a rolling basis beginning on July 8, 2023. From July 8, 2023 until the signing of the merger agreement on October 4, 2023, representatives of SP+ provided additional financial, legal, accounting, tax and other due diligence information to representatives of Metropolis and hosted numerous legal, commercial and functional due diligence calls among representatives of SP+ and Metropolis and their respective advisors.

On July 10, 2023, Skadden provided a draft of the merger agreement to Willkie, which contemplated, among other terms, (i) a termination fee of 2.5% of equity value payable to Metropolis, (ii) no limitation on damages payable to SP+ if Metropolis’s committed financing was not funded at closing and (iii) a “hell or high water” standard for required regulatory approvals, including an obligation to litigate any legal challenges to the transaction and a requirement that Metropolis not make acquisitions during the period between signing and closing that would impose any delay in obtaining, or increase the risk of not obtaining, required regulatory approvals.

On July 14, 2023, representatives of Willkie relayed to Skadden that Metropolis was seeking SP+’s approval to engage with additional prospective equity financing sources in connection with the potential transaction.

On July 24, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Skadden present, during which SP+ management updated the Board on the status of Metropolis’s due diligence review, regulatory analysis and proposed financing structure, including Metropolis’s desire to contact additional equity financing sources regarding the potential transaction. Following discussion with the Board, SP+ management authorized Metropolis to contact three additional equity financing sources which had been specifically identified and approved.

Later on July 24, 2023, Willkie submitted its initial markup of the merger agreement to Skadden, which contemplated, among other terms, (i) a reverse termination fee (in an amount not identified) as SP+’s sole recourse in the event Metropolis’s committed financing was not funded at closing, without providing a limited guarantee of such reverse termination fee or any rights of SP+ to enforce the equity commitments directly, (ii) additional events upon which Metropolis would be entitled to terminate the merger agreement, (iii) certain termination events for which Metropolis would be entitled to receive both a termination fee and reimbursement of its expenses from SP+ and (iv) removal of the “hell or high water” standard for required regulatory approvals (providing instead that Metropolis would have no obligation to litigate any legal challenges to the transaction or accept any remedies to obtain regulatory approval that would have a material adverse effect on the combined company), and no restriction on making acquisitions during the period between signing and closing that would impose any delay in the obtaining of, or increase the risk of not obtaining, required regulatory approvals.

On July 27, 2023, representatives of Skadden discussed Metropolis’s markup of the merger agreement with Willkie via teleconference, to seek assurances from Willkie that, if SP+ were to agree to a reverse termination fee structure, Metropolis intended to provide a guarantee of such obligation from a creditworthy party and that SP+ would have the right to enforce the equity commitments to be provided by the equity financing sources, which assurances representatives of Willkie subsequently provided during a call with Skadden the following day.

On July 28, 2023, Mr. Baumann met with Mr. Israel at Skadden’s offices in Chicago to discuss Metropolis’s ongoing due diligence review of the Company.

On August 2, 2023, SP+ began to make available certain information required to facilitate Metropolis’s regulatory analysis of the transaction, with respect to which Metropolis had also engaged an independent economist to further refine its analysis. Thereafter, representatives of Willkie and Skadden held a number of calls to discuss the regulatory aspects of a potential transaction, including the nature of each party’s cooperation obligations.

On August 5, 2023, representatives of Skadden provided Willkie with a revised draft of the merger agreement reflecting, among other things, that the Company had not yet accepted the reverse termination fee structure proposed by Metropolis, pending its receipt and review of acceptable equity commitment letters and a limited guarantee reflecting the terms discussed between Skadden and Willkie on July 27, 2023.

On August 6, 2023, representatives of Willkie provided to Skadden initial drafts of the equity commitment letter and limited guarantee, that had been prepared and reviewed by Willkie and by Sidley Austin LLP, legal advisor to Eldridge (“Sidley”), which reflected the terms that had been discussed between Skadden and Willkie on July 27, 2023, based on the assumption that the merger agreement would include a reverse termination fee structure.

On August 10, 2023, the Board held a regularly scheduled meeting to review and consider, among other matters, SP+’s business, long-term strategy and strategic plan. Representatives of Morgan Stanley and Skadden were also present at the meeting to provide an update on the potential transaction with Metropolis. Representatives from Morgan Stanley reviewed with the Board the SP+ Projections, noting certain changes from the summary of management’s projections shared with Morgan Stanley as of May 17, 2023. Morgan Stanley noted that the SP+ Projections had also been provided to Metropolis and its advisors to review. Additionally at this meeting, representatives of Skadden reviewed with the directors their fiduciary duties in the context of the Board’s ongoing evaluation of Metropolis’s unsolicited proposals and strategic alternatives.

On August 11, 2023, Skadden provided to Willkie an initial draft of the Company disclosure letter corresponding to Skadden’s revised draft of the merger agreement as of August 5, 2023.

On August 14, 2023, Willkie provided to Skadden its initial markup of the Company disclosure letter and thereafter, until the merger agreement was signed on October 4, 2023, representatives of Skadden and Willkie exchanged drafts of the Company disclosure letter and held various conference calls to discuss the disclosures contained therein.

On August 22, 2023, SP+ executed an engagement letter with Morgan Stanley, and in connection therewith, Morgan Stanley provided information about its investment banking relationships during the prior two-year period such that SP+ determined that Morgan Stanley did not have any disqualifying conflicts of interest in serving as the Company’s financial advisor in connection with the transaction.

On August 24, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to update the Board on the status of negotiations of the merger agreement and the progress towards completion of Metropolis’s due diligence.

On August 27, 2023, Metropolis communicated a revised proposal, which confirmed that, following the completion of its due diligence review, its offer price remained $54 per share in cash (representing a premium of approximately 39% to the Company’s closing stock price on August 25, 2023), and included further markups of the merger agreement, equity commitment letter and limited guarantee, and initial drafts of debt commitment papers, which identified Eldridge and certain of its affiliates as the lead sources of both the equity and debt financing (the “Final Bid Package”). The contractual terms of the Final Bid Package included the following: (i) Company termination fee of 2.5% of equity value plus expense reimbursement up to a to-be-agreed cap (with expense reimbursement also payable upon a “naked no-vote” of Company stockholders); (ii) reverse termination fee of 5% of equity value; (iii) no regulatory reverse termination fee; (iv) mutual “hell or high water” regulatory covenants; and (v) outside date of nine months, subject to one three-month extension.

On September 1, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to discuss the key terms of the Final Bid Package. Following discussion, the Board instructed SP+ senior management and its advisors to continue negotiations and submit a counterproposal to Metropolis that included the following key terms: (i) price of $55 per share, (ii) Company termination fee of 2.5% of equity value plus expense reimbursement capped at $5 million (with “naked no-vote” expense reimbursement also capped at $5 million), (iii) $100 million reverse termination fee (approximately 9% of equity value) that would also be payable upon the parties’ failure to obtain regulatory approval, (iv) regulatory covenants that contemplate divestitures of both parties’ assets if required, but limiting divestitures of Company assets to only those expressly identified and agreed prior to signing a definitive agreement, and (v) an outside date of nine months, with one three-month extension (the “September 1 Proposal”). The directors also instructed SP+ senior management, with the assistance of Morgan Stanley, to validate the proposed financing sources and uses submitted as part of the Final Bid Package, and to seek confirmation from Metropolis’s advisors as to whether their financing structure was finalized or whether they are continuing to engage with other potential financing sources.

Later on September 1, 2023, representatives of Morgan Stanley called representatives of Goldman Sachs to preview the terms of the September 1 Proposal that had been authorized by the Board, noting that such terms should be viewed holistically as a “package,” which terms it later confirmed in writing. Morgan Stanley also communicated the request for confirmation that Metropolis’s financing was fully assembled.

On September 2, 2023, representatives of Skadden provided Willkie with revised drafts of the merger agreement, equity and debt commitment letters and limited guarantee, reflecting, among other things, the terms of the September 1 Proposal and reiterated the need for Metropolis to confirm the financing sources that would ultimately be party to the commitment letters and limited guarantee.

Later on September 2, 2023, Metropolis submitted a counterproposal that included the following terms (also presented as a “package”): (i) $54 per share in cash; (ii) Company termination fee of $30 million (approximately

2.7% of equity value) plus expense reimbursement up to $10 million (with “naked no-vote” expense reimbursement up to $10 million); (iii) $60 million reverse termination fee (approximately 5.4% of equity value); (iv) $30 million regulatory reverse termination fee (approximately 2.7% of equity value); (v) mutual “hell or high water” regulatory covenants; and (vi) an initial outside date of nine months, subject to one three-month extension.

From September 4 to September 6, 2023, representatives of Skadden and Willkie discussed via various teleconferences their respective positions on the regulatory efforts covenants, as well as the revised representations and covenants included in the Company’s most recent markup of the merger agreement, including certain matters pertaining to SP+’s equity compensation awards and plans (including as related to the Company’s ability to effectively retain and incentivize employees through the closing of a transaction). Also during such time, representatives of SP+, Metropolis, Morgan Stanley, Goldman Sachs and BDT held various teleconferences to discuss Metropolis’s ongoing due diligence and regulatory review of the Company.

On September 7, 2023, Metropolis submitted a further revised counterproposal that included the following terms (again, presented as a “package”): (i) $54 per share in cash; (ii) Company termination fee of $30 million plus expense reimbursement up to $10 million; (iii) $60 million reverse termination fee; (iv) no obligation of Metropolis to make divestitures that would have a material adverse effect on the combined company; and (v) initial outside date of nine months, subject to two three-month extensions, with a “ticking” regulatory reverse termination fee of $60 million payable at 12 months and $75 million payable at 15 months.

On September 8, 2023, representatives of Willkie sent to Skadden revised drafts of the merger agreement, equity commitment letter and limited guarantee, which reflected the terms described in the revised proposal submitted by Metropolis on September 7, 2023.

On September 11, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to discuss the most recent proposal received from Metropolis and potential responses. Representatives of Morgan Stanley noted that Metropolis’s advisors had communicated that the price of $54 per share represented its final offer and the consensus of the directors was that the Company was unlikely to obtain a higher price without putting the transaction at risk. Additionally, representatives of Skadden discussed with the directors the diligence analysis that had been performed to date and SP+ senior management discussed the related risks to the business if the transaction were announced but not consummated. Representatives of Skadden and SP+ senior management also discussed the need to implement appropriate compensation arrangements to ensure the retention of employee talent between the signing and closing of the transaction (including the potential adoption of mitigation strategies to reduce the impact of excise taxes on “excess parachute payments” to certain senior executives, as advised by the independent compensation consultant retained by the compensation committee of the Board).

Later on September 11, 2023, following discussions with the Board and Skadden and as directed by the Board, representatives of Morgan Stanley communicated the Company’s counterproposal as follows (again, presented as a “package”): (i) $54 per share in cash (a premium of approximately 45% to the Company’s then-current stock price), (ii) Company termination fee of $30 million plus expense reimbursement up to $5 million (approximately 3.2% of equity value in the aggregate), (iii) Company reimbursement of Parent’s expenses capped at $7.5 million upon a “naked no-vote” of Company stockholders (approximately 0.7% of equity value), (iv) $60 million reverse termination fee and $60 million regulatory reverse termination fee, (v) “hell or high water” regulatory covenants for Metropolis only, with no obligation of SP+ to make any divestitures of assets, and (vi) an initial outside date of nine months, subject to one three-month extension.

On September 12, 2023, Metropolis presented a revised “package” that confirmed its acceptance of certain terms proposed by SP+: (i) $54 per share in cash, (ii) Company termination fee of $30 million plus expense reimbursement up to $5 million, and “naked no-vote” expense reimbursement capped at $7.5 million, and (iii) $60 million reverse termination fee and $60 million regulatory reverse termination fee; and included counterproposals with respect to the following terms: (i) initial outside date of nine months, subject to two three-month extensions, and (ii) mutual “hell or high water” covenants, with obligations of SP+ to divest certain assets if required, and no obligation of Metropolis to accept remedies that would have a material adverse effect on the combined company.

From September 13, 2023 to September 25, 2023, representatives of Skadden and Willkie had a number of discussions regarding various provisions in the merger agreement and Company disclosure letter, including with respect to regulatory efforts covenants and certain employee benefit matters.

On September 14, 2023, a third party that was not part of Morgan Stanley’s previous outreach, Party F, contacted representatives of Morgan Stanley to express interest in a potential transaction with the Company. Morgan Stanley indicated that if Party F submitted a formal proposal it would receive the Company’s prompt attention.

On September 20, 2023, Mr. Baumann and certain other members of SP+ senior management met with Mr. Israel in New Orleans to discuss Metropolis’s ongoing due diligence review of the Company.

On September 25, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to update the Board on the status of negotiations with Metropolis. Representatives of Morgan Stanley also relayed to the directors the outreach made by Party F, noting that Party F had not communicated anything further since such initial outreach. Representatives of Morgan Stanley and SP+ senior management next provided an updated preliminary financial analysis of the proposed merger consideration and comparison to SP+’s prospects as a standalone company, noting that the $54 per share proposal now represented a premium of over 50% to the Company’s then-current share price. Representatives from Skadden then discussed the proposed terms of the transaction agreements related to the regulatory covenants, as well as the timing of and conditions to closing the proposed transaction. SP+ senior management also reviewed potential risks to SP+’s business if the transaction were announced but not consummated. After consultation with Skadden, Morgan Stanley and SP+ senior management, the consensus of the directors was that the potential value to stockholders of the proposed transaction is likely to outweigh the potential risks and directed management and SP+’s advisors to submit a revised proposal to Metropolis that further minimized risks to SP+’s business should the transaction not close, including with respect to regulatory covenants and retention of key employees.

On September 26, 2023, representatives of Skadden delivered to Willkie revised drafts of the merger agreement, equity commitment letter and limited guarantee, reflecting the following terms, among others: (i) “hell or high water” obligations of Metropolis only, with limited obligations of SP+ to divest assets, (ii) outside date of nine months, subject to one three-month extension, and (iii) certain retention and transaction bonuses and adoption of tax gross-up arrangements, to ensure retention of key employees through the closing.

On September 28, 2023, Mr. Israel, Mr. Baumann and certain other members of management of each of Metropolis and SP+, along with representatives of Skadden, Willkie, Morgan Stanley, Goldman Sachs and BDT, held a series of meetings throughout the day in Skadden’s offices in Chicago to continue their negotiations of the merger agreement and various transaction documents, as well as to discuss a communications plan in the event the transaction moved forward.

On September 29, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to update the Board on the status of negotiations with Metropolis. Mr. Baumann relayed to the directors that Metropolis had agreed to the key terms of the proposal discussed at the last meeting of the Board, with minor modifications to the regulatory covenants allowing for one additional three-month extension of the outside date in very limited circumstances related to a potential government shutdown and limiting Metropolis’s obligations to make divestitures that would cause a material adverse effect on the combined company (so long as the regulatory reverse termination fee is paid if Metropolis were not obligated to make such divestitures and the merger agreement were terminated as a result of the failure to obtain regulatory approval of the proposed transaction). Representatives of Skadden noted that substantial progress had been made to finalize the various transaction documents during the in-person meetings the day prior.

Later on September 29, 2023, representatives of Skadden met via video conference with representatives of Willkie and Sidley to discuss the status and terms of Metropolis’s equity and debt financing commitments and limited guarantee, as well as the expected timing to provide substantially executable commitments from each of the proposed financing sources. During such discussion, Sidley provided a substantially final list of the financing sources that would be parties to the commitments and guarantees.

From September 29, 2023 to October 3, 2023, representatives of Skadden, Willkie and Sidley continued to negotiate the remaining terms of the merger agreement and ancillary transaction documents, including with respect to employee benefits matters and the terms of the debt and equity financing commitments. During this same period, representatives of Eldridge, 3L and the other equity investors, including their respective counsel, continued to discuss and finalize the terms on which they would collectively provide the equity financing. Concurrently, at the instruction of the Board and SP+ senior management, Morgan Stanley sought and reviewed additional information from Goldman Sachs and BDT as to the substantially final list of proposed financing sources.

On October 3, 2023, the Board held a meeting, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present, to provide an update on the outcome of the negotiations of the transaction documents with Metropolis following the Board’s last meeting. Representatives from Skadden reviewed with the directors their fiduciary duties, and summarized the substantially final terms of the merger agreement and financing commitments. Also at this meeting, representatives of Morgan Stanley reviewed with the Board its updated preliminary financial analysis of the proposed merger consideration, and additionally presented information on the financial resources of each of the final financing sources, as provided to Morgan Stanley by Goldman Sachs. Following discussion, the Board determined to reconvene the meeting as soon as the transaction documents are in finally agreed form and once Metropolis has confirmed that each of its equity and debt financing sources stands ready to execute the commitment letters and limited guarantees.

Over the course of the evening of October 3 through the afternoon of October 4, 2023, representatives of Skadden, Willkie and Sidley continued to finalize drafts of the transaction documents.

The Board meeting was reconvened in the afternoon of October 4, 2023, with certain members of SP+ senior management and representatives of Morgan Stanley and Skadden present. Representatives of Skadden discussed with the Board the outcome of the final negotiations with Metropolis following the Board’s last meeting, noting that each of the transaction agreements were now in executable form and that Metropolis’s financing sources were ready to execute their commitments. Representatives of Morgan Stanley reviewed with the Board its financial analysis of the merger consideration based on SP+’s closing share price as of October 4, 2023, and based on the information previously provided to SP+ about Morgan Stanley’s investment banking relationships during the prior two-year period, the Board acknowledged that Morgan Stanley did not have any disqualifying conflicts of interest in serving as SP+’s financial advisor and providing a fairness opinion in connection with the transaction. Representatives of Morgan Stanley then delivered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of such date, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the merger consideration of $54.00 per share to be received by the holders of shares of SP+ Common Stock in the merger was fair from a financial point of view to such holders. After considering various factors, including those described in this proxy statement, and after consultation with SP+’s independent legal and financial advisors, the Board unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of SP+ and its stockholders and (iii) resolved to recommend that the stockholders of SP+ vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement. The parties executed the Merger Agreement and related ancillary documents shortly thereafter.

Recommendation of the Board and Reasons for the Merger

Recommendation of the Board to Adopt the Merger Agreement, thereby Approving the Merger, the Merger Agreement and the Transactions Contemplated by the Merger Agreement

On October 4, 2023, the Board, after considering various factors, including those described in this section below, and after consultation with SP+’s independent legal and financial advisors, unanimously (i) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (ii) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of SP+ and its stockholders, (iii) resolved to recommend that the SP+ stockholders vote in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and the adoption of the Merger Agreement and (iv) directed that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the SP+ stockholders at a special meeting.

The Board unanimously recommends that you vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may be payable by SP+ to its named executive officers in connection with the Merger and contemplated by the Merger Agreement.

Reasons for the Merger

In recommending that SP+’s stockholders vote in favor of the Merger, the Board, including its independent directors, considered a number of potentially positive factors, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):

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Attractive Value. The Board believed that the Merger Consideration represented attractive value for the shares of SP+ Common Stock, based on, among other things, the Board’s familiarity with SP+’s current and historical financial condition, results of operations, business, competitive position and prospects, as well as SP+’s business plan and potential long-term value, and, after a thorough review of the process conducted, the Board determined that $54.00 per share in cash pursuant to the terms of the Merger Agreement afforded, as of the date of the Board’s approval of the Merger Agreement, the best value reasonably available for holders of SP+ Common Stock.

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Form of Consideration. The Board considered that the Merger Consideration is all cash, which provides stockholders certainty of value and liquidity for their shares of SP+ Common Stock, while eliminating exposure to long-term business and execution risks.

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Risks Inherent in SP+’s Business Plan; Strategic Alternatives. The Board considered SP+’s historic results of operations, short-term and long-term strategic goals and the SP+ Projections (which are defined and described in the section entitled “The Merger—Projections Prepared by SP+’s Management” beginning on page [●] of this Proxy Statement) and the challenges and risks associated with SP+’s ability to meet the SP+ Projections, as well as the risks and uncertainties described under the headings “Risk Factors” and “Cautionary Statement” and elsewhere in SP+’s public periodic filings with the SEC, including that SP+’s actual financial results in future periods could differ materially from the projected results. The Board further considered the current and prospective business environment in which SP+ operates, including international, national and local economic conditions, the competitive environment and the likely effect of these factors on SP+ and the execution of SP+’s strategic plans. Following such review, the Board determined that the value offered to SP+’s stockholders pursuant to the Merger Agreement is more favorable to SP+’s stockholders than the alternative of remaining an independent public company.

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Premium to Market Prices. The Board considered that the Merger Consideration of $54.00 per share in cash, to be received by the holders of shares of SP+ Common Stock in the Merger, represents a significant premium over the market price at which shares of SP+ Common Stock traded at times before the announcement of the Merger Agreement, including that the Merger Consideration of $54.00 per share represents a premium of:

•	approximately 52.7% over the closing stock price of $35.36 per share on October 3, 2023, the last trading day prior to the Board’s approval of the Merger Agreement; and

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approximately 46.7% over the volume weighted average stock price of shares of SP+ Common Stock during the thirty (30)-day period ended October 3, 2023, the last trading day prior to the Board’s approval of the Merger Agreement.

•	Valuation Multiple. The Board considered that the Merger Consideration of $54.00 per share represents a valuation of SP+ at a multiple of:

•	approximately 11.2 times SP+’s projected Adjusted EBITDA for the 2023 fiscal year; and

•	approximately 12.0 times SP+’s Adjusted EBITDA for the 12 months ending June 30, 2023.

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Financial Analyses and Opinion of Morgan Stanley. The Board considered the oral opinion of Morgan Stanley rendered to the Board on October 4, 2023, which was subsequently confirmed by delivery of a written opinion dated such date, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received by the holders of shares of SP+ Common Stock pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of SP+ Common Stock, as more fully described in the section entitled “The Merger—Opinion of SP+’s Financial Advisor” beginning on page [●] of this Proxy Statement.

•

Robust Board Review of Transaction. The Board considered the fact that it met, with SP+’s senior management and independent legal and financial advisors present, on numerous occasions over an extended period between December 12, 2022, the date on which SP+ first received an acquisition proposal from Parent, and October 4, 2023, the date on which the Merger Agreement was signed, to evaluate and discuss the structure, terms and conditions of the Merger and SP+’s business, prospects and strategic alternatives, including to remain an independent public company and continue to execute on SP+’s strategic plan and the Board’s belief that the Merger presents a more favorable opportunity for SP+ stockholders than the potential value that may result from remaining a standalone public company or pursuing other potential alternatives.

•

Robust Market Check. The Board considered the fact that SP+, following receipt of the unsolicited proposal from Parent, with the assistance of its independent financial advisor, conducted a targeted strategic review process that enabled it to (i) identify and contact 11 parties, including both strategic partners and financial sponsors, that were likely to be interested in acquiring SP+ and had the ability to finance and complete an acquisition of this size, (ii) engage in discussions with Party B, Party C, Party D, Party E and Party F, concurrently with Parent, regarding a potential acquisition of SP+, and determined that, following such discussions, as of the date of the Board’s approval of the Merger Agreement, none of the counterparties had submitted binding offers on terms and conditions that the Board viewed as more favorable than those offered by Parent, and (iii) create a competitive dynamic in the negotiating process with Parent relating to the Merger, as more fully described in the section entitled “The Merger—Background of the Merger” beginning on page [●] of this Proxy Statement.

•

Arms’-Length Negotiations. The Board considered that the Board, in coordination with SP+’s independent legal and financial advisors and SP+’s senior management, vigorously negotiated on an arms’-length basis with Parent with respect to price and other terms and conditions of the Merger Agreement, and the Board’s belief that it had negotiated the best value and terms reasonably available from Parent as of the date of approval of the Merger Agreement.

•

Terms of the Merger Agreement. The Board considered that the terms of the Merger Agreement, including the respective representations, warranties, covenants and termination rights of the parties and reimbursement amounts payable by SP+, are reasonable and customary. The Board also believed that the terms of the Merger Agreement include the most favorable terms reasonably attainable from Parent as of the date of the Board’s approval of the Merger Agreement.

•

Conditions to the Closing of the Merger; Likelihood of Closing. The Board considered the likelihood of satisfaction of conditions to closing and the consummation of the transactions contemplated by the Merger Agreement, which are limited in number and scope, in light of the conditions in the Merger Agreement to the obligations of Parent and Merger Sub, including the exceptions to the events that would constitute a material adverse effect on SP+ for purposes of the Merger Agreement, and that the closing of the Merger is not conditional upon receipt of consents from customers or other third parties.

•

Regulatory Approvals. The Board considered that the Merger Agreement requires that Parent and Merger Sub use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the closing of the Merger to be satisfied as expeditiously as possible, and that Parent and Merger Sub have agreed not to take actions that would impose any material delay in obtaining, or materially increase the risk of not obtaining, approval from, any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement, as described in the section entitled “Terms of the Merger Agreement—Efforts to Close the Merger” beginning on page [●] of this Proxy Statement. The Board further considered the ability of SP+ to receive a reverse termination fee of $60,000,000 in certain circumstances in which regulatory approvals are not received.

•	Interim Operating Covenants. The Board considered that SP+ has sufficient operating flexibility to conduct its business in the ordinary course prior to the consummation of the Merger.

•

Financing; No Financing Condition. The Board considered Parent’s and Merger Sub’s representations and covenants contained in the Merger Agreement relating to the sufficient financing commitments from the Metropolis Investors, the delivery by Parent of a Debt Commitment Letter (and the terms and conditions thereof) and that the Merger is not subject to a financing condition. Further, the Board considered that under specified circumstances, the Merger Agreement permits SP+ to seek specific performance against Parent and Merger Sub with respect to the financing commitments, including under SP+’s third-party beneficiary rights pursuant to the Equity Commitment Letter.

•

Termination Fee. The Board considered that the termination fee of $30,000,000 plus Parent expenses in an amount not to exceed $5,000,000 that could become payable by the Company under certain circumstances, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page [●] of this Proxy Statement, is reasonable in amount and consistent with or below the range of termination fees payable in comparable transactions considered by the Board.

•

Reverse Termination Fee. The Board considered the ability of SP+ to, under certain circumstances, receive a reverse termination fee of $60,000,000, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page [●] of this Proxy Statement.

•

Ability to Respond to Certain Alternative Proposals. The Board considered that, while the Merger Agreement restricts SP+’s ability to solicit competing bids to acquire SP+, the Board has rights, under certain circumstances, to engage in discussions with, and provide information to, third parties submitting unsolicited takeover proposals and to terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement that the Board determines constitutes a Superior Proposal, subject to payment of a $30,000,000 termination fee plus Parent expenses in an amount not to exceed $5,000,000. The Board further considered that the timing of the Merger would provide the opportunity for third parties to submit proposals and that the terms of the Merger Agreement, including the size of the termination fee, would be unlikely to deter such third parties from submitting such proposals.

•

Change of Recommendation. The Board considered that it has the right to make a Change of Recommendation to SP+’s stockholders in the event of a Superior Proposal or an Intervening Event if the Board determines in good faith (after consultation with its advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, subject to payment of a $30,000,000 termination fee plus Parent expenses in an amount not to exceed $5,000,000 if the Merger Agreement is terminated in connection therewith.

•

Retention of Key Employees. The Board considered that under the terms of the Merger Agreement, SP+ would be permitted to implement a retention program, an enhanced severance plan for certain employees, and tax reimbursement agreements for certain employees, each of which would help assure the continuity of management and other key employees, and increase the likelihood of the successful operation of SP+ during the period prior to closing as described in the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger” beginning on page [●] of this Proxy Statement.

•	Stockholder Approval. The Board considered that the consummation of the Merger is subject to the approval of SP+’s stockholders, who will have the opportunity to adopt or reject the Merger Agreement.

•

Appraisal Rights. The Board considered the availability of appraisal rights with respect to the Merger for SP+ stockholders who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares at the completion of the Merger, as described in the section entitled “Appraisal Rights” beginning on page [●] of this Proxy Statement.

The Board also considered and balanced against the potentially positive factors described above a number of uncertainties, risks and other potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, the following (which factors are not necessarily presented in order of relative importance):

•

No Stockholder Participation in Future Growth or Earnings. The Board considered that, following the Merger, SP+ would no longer exist as an independent public company, and that SP+’s stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of SP+.

•	Tax Treatment. The Board considered that the all-cash transaction would be taxable to holders of SP+ Common Stock for U.S. federal income tax purposes.

•

Impact of Announcement on SP+. The Board considered the fact that the announcement and pendency of the Merger, or the failure to complete the Merger, may cause substantial harm to SP+’s relationships with its employees (including making it more difficult to attract and retain key management and other personnel, despite retention efforts) and its customers, suppliers and other business relations, particularly in the event that the Merger is not consummated, any or all of which risks among other things, could adversely affect SP+’s overall competitive position and the trading price of SP+ Common Stock.

•

Diversion of Management Attention. The Board considered the substantial time and effort of management required to consummate the Merger, which could disrupt SP+’s business operations and may divert employees’ attention away from SP+’s day-to-day operations, and the impact of such efforts on SP+’s business in the event that the Merger is not consummated.

•	Closing Certainty. The Board considered that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied in a timely manner or at all.

•	Regulatory Risks. The Board considered that, while the Merger Agreement includes significant protection against regulatory impediments that could arise, as described in “Regulatory Approvals”

above, the consummation of the Merger will require certain approvals from regulatory agencies, which agencies may delay, object to or challenge the Merger and the fact that Parent is not required to agree to make divestitures that would result in a material adverse effect on the combined company. The Board further considered that as part of its regulatory efforts, SP+ may be required to make certain divestitures and the process to effect such divestitures, although conditioned on the closing of the Merger, may harm SP+’s business.

•

Stockholder Approval. The Board considered the risk that SP+’s stockholders may not approve the adoption of the Merger Agreement at the Stockholders’ Meeting, and in such event, SP+ will be required to reimburse Parent’s expenses in an amount up to $7,500,000.

•

Pre-Closing Covenants. The Board considered the restrictions on SP+’s conduct of business prior to completion of the Merger contained in the Merger Agreement, which could delay or prevent SP+ from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the Merger without Parent’s consent.

•

No Solicitation. The Board considered the restrictions in the Merger Agreement on SP+’s ability to solicit competing bids to acquire SP+ and that, subject to certain conditions set forth in the Merger Agreement, in the event of SP+’s receipt of a Superior Proposal, SP+ is required to negotiate in good faith with Parent regarding revisions to the Merger Agreement, which the Board must take into account in determining whether to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal.

•

Change of Recommendation. The Board considered the restrictions in the Merger Agreement on the Board’s ability to make a Change of Recommendation, and that, subject to certain conditions set forth in the Merger Agreement, in the event of a potential Change of Recommendation by the Board, SP+ is required to negotiate in good faith with Parent regarding revisions to the Merger Agreement, which the Board must take into account in determining whether to make a Change of Recommendation.

•

Termination Fee. The Board considered the termination fee of $30,000,000 plus Parent expenses in an amount not to exceed $5,000,000 that could become payable to Parent under specified circumstances, including upon the termination of the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, which may discourage third parties that might otherwise have an interest in a business combination with, or acquisition of, SP+ from making proposals (although the Board concluded that the termination fee is reasonable in amount, consistent with or below fees in comparable transactions and will not unduly deter any other party that might be interested in acquiring SP+).

•

Remedies; Reverse Termination Fee. The Board considered that notwithstanding SP+’s specific performance remedy under the Merger Agreement, SP+’s remedy in the event of breach of the Merger Agreement by Parent or Merger Sub may be limited to receipt of the reverse termination fee provided under the Merger Agreement, which is guaranteed by certain of the Metropolis Investors, and that the reverse termination fee is not available in all instances where the Merger Agreement may be terminated and may not sufficiently compensate SP+ for adverse effects arising out of such termination of the Merger Agreement.

•

Litigation. The Board considered the risk of potential litigation relating to the Merger that could be instituted against SP+ or its directors and officers, and the potential effects of any outcomes related thereto.

•

Expenses. The Board considered the significant costs involved in connection with entering into the Merger Agreement and consummating the Merger and the risk that, if the Merger is not consummated, SP+ will, with certain exceptions, be required to pay its own expenses associated with the Merger Agreement.

•

Director and Officer Interests. The Board considered that SP+’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of SP+’s stockholders generally, as described in the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger” beginning on page [●] of this Proxy Statement.

•

Risk Factors; Forward-Looking Statements. The Board considered risks of the type and nature described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this Proxy Statement.

•

Timing of Closing. The Board considered the amount of time it could take to complete the Merger, including that completion of the Merger depends on factors outside of the control of SP+ or Parent, and the risk that the pendency of the Merger for an extended period of time following the announcement of the execution of the Merger Agreement could have an adverse impact on SP+, including as described above under “Impact of Announcement on SP+”, and the fact that an extended period of time may exacerbate the impact of other risks considered by the Board described herein.

After taking into account all of the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of, and potentially positive factors associated with, the Merger to SP+’s stockholders.

The foregoing discussion of factors considered by the Board is not intended to be exhaustive, but summarizes the material factors considered by the Board. In light of the variety and complexity of factors considered in connection with their evaluation of the Merger Agreement and the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Board based its recommendations on the totality of the information presented, including thorough discussions with, and questioning of, SP+’s senior management and the Board’s independent legal and financial advisor. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in conjunction with the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this Proxy Statement.

Opinion of SP+’s Financial Advisor

Morgan Stanley was retained by SP+ to act as its financial advisor and to render a financial opinion in connection with a potential sale of SP+. SP+ selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s experience in transactions similar to the Merger, qualifications, expertise and reputation and its knowledge of SP+ and its business and the industries in which SP+ conducts its business. As part of this engagement, the Board requested that Morgan Stanley evaluate the fairness from a financial point of view of the Merger Consideration to be received by the holders of shares of SP+ Common Stock pursuant to the Merger Agreement. On October 4, 2023, Morgan Stanley rendered its oral opinion to the Board, which was subsequently confirmed by delivery of a written opinion, dated October 4, 2023, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the Merger Consideration to be received by the holders of shares of SP+ Common Stock pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of SP+ Common Stock, as set forth in such opinion. The full text of Morgan Stanley’s written opinion to the Board, dated October 4, 2023, is attached as Annex B to this Proxy Statement and is incorporated by reference into this Proxy Statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. SP+ stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board, in its capacity as such, and addressed only the fairness, from a financial point of view, as of the date of the opinion, of the Merger Consideration to be received by the holders of shares of SP+ Common Stock pursuant to the Merger Agreement. Morgan Stanley’s opinion does not address any other term or aspect of the Merger Agreement or the relative merits of the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith and does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to SP+, nor does it address the underlying business decision of SP+ to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or recommendation as to how the holders of SP+ Common Stock should vote at the Special Meeting. The summary of Morgan Stanley’s opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

In arriving at its opinion, Morgan Stanley:

1)	Reviewed certain publicly available financial statements and other business and financial information of SP+;

2)	Reviewed certain internal financial statements and other financial and operating data concerning SP+;

3)

Reviewed certain financial projections prepared by the management of SP+ (which were reviewed and approved for Morgan Stanley’s use by the Board and referred to in this Proxy Statement as the SP+ Projections);

4)	Discussed the past and current operations and financial condition and the prospects of SP+ with senior executives of SP+;

5)	Reviewed the reported prices and trading activity for SP+ Common Stock;

6)	Compared the financial performance of SP+ and the prices and trading activity of SP+ Common Stock with that of certain other publicly-traded companies comparable with SP+ and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of SP+ and Parent and their financial and legal advisors;

9)

Reviewed the Merger Agreement, the Debt Commitment Letter, the Equity Commitment Letter, the Limited Guarantees (as defined in the section entitled “The Merger—Financing of the Merger” beginning on page [●] of this Proxy Statement) and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by SP+, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the SP+ Projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of SP+ of the future financial performance of SP+. Morgan Stanley did not express a view as to the SP+ Projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions that could be material to Morgan Stanley’s analysis, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Financing Commitments. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley noted that it is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of SP+ and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of SP+’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of SP+ Common Stock in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of SP+, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to SP+, nor did it address the underlying business decision of SP+ to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of October 4, 2023. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated October 4, 2023 to the Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors, without considering all analyses and factors reviewed, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 3, 2023, the last full trading day before the October 4, 2023 presentation by Morgan Stanley to the Board.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley, at the direction of the Board, used and relied upon certain financial projections provided by SP+ management on August 7, 2023 and referred to in this Proxy Statement as the SP+ Projections. For more information, see the section entitled “The Merger—Projections Prepared by SP+’s Management.”

Certain of the following terms are used throughout this summary of financial analyses:

•	“Adj. EBITDA” has the meaning given to such term in the section entitled “The Merger—Projections Prepared by SP+’s Management.”

•

“AV” refers to aggregate value, calculated as fully diluted market capitalization plus total debt (including finance lease liabilities), excluding operating lease liabilities, pension liabilities, and non-controlling interests, plus preferred stock, less unrestricted cash and cash equivalents (including marketable securities and short-term investments).

•	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

Publicly Traded Comparable Companies Analysis.

Morgan Stanley performed a publicly traded comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain future financial information for SP+ with corresponding future financial information, ratios and public market multiples for other companies that shared certain similar characteristics to SP+. For purposes of this analysis, Morgan Stanley analyzed the ratios comparing the AV to EBITDA (“AV / EBITDA”), for calendar years 2023 and 2024, based on consensus estimates, of the following companies:

•	SP+ (based on consensus estimates)

•	Facilities Management Services (such companies, the “Facilities Management Services Comparable Companies”)

•	Comfort Systems USA, Inc. (“Comfort Systems”)

•	Compass Group plc (“Compass”)

•	Sodexo S.A. (“Sodexo”)

•	ABM Industries Inc. (“ABM”)

•	ISS A/S (“ISS”)

•	Aramark

•	Other Business Services (such companies, the “Other Business Services Comparable Companies,” and together with the Facilities Management Services Comparable Companies, the “Comparable Companies”)

•	Cintas Corporation (“Cintas”)

•	The Brink’s Company (“Brink’s”)

•	Healthcare Services Group, Inc. (“Healthcare Services Group”)

•	UniFirst Corporation (“UniFirst”)

•	Verra Mobility Corporation (“Verra Mobility”)

•	BrightView Holdings, Inc. (“BrightView”)

•	Stericycle, Inc. (“Stericycle”)

Results of the analysis were presented for the Facilities Management Services Comparable Companies and Other Business Services Comparable Companies, as indicated in the following tables:

AV / EBITDA 2023E / 2024E
Facilities Management Services Comparable Companies:
Comfort Systems	13.8x / 12.4x
Compass	13.4x / 12.0x
Sodexo	10.3x / 9.4x
ABM	7.5x / 7.8x
ISS	7.6x / 6.5x
Aramark	10.5x / 9.3x
Other Business Services Comparable Companies:
Cintas	22.5x / 20.6x
Brink’s	6.9x / 6.3x
Healthcare Services Group	6.3x / 6.3x
UniFirst	9.9x / 9.2x
Verra Mobility	11.3x / 10.4x
BrightView	6.9x / 6.3x
Stericycle	12.6x / 10.7x

AV / EBITDA 2023E / 2024E
Facilities Management Services Comparable Companies Mean	10.5x / 9.6x
Facilities Management Services Comparable Companies Median	10.4x / 9.3x
Other Business Services Comparable Companies Mean	10.9x / 10.0x
Other Business Services Comparable Companies Median	9.9x / 9.2x
SP+ (Based on Consensus Estimates)	8.1x / 7.5x

Based on its analysis of the relevant metrics for each of the Comparable Companies and taking into consideration the different business, financial and operating characteristics of the Comparable Companies as compared to SP+ and considering historical trading multiples of SP+ and upon the application of its professional judgment, Morgan Stanley selected a representative range of AV / EBITDA multiples for fiscal year 2023 of 8.0x to 10.5x and applied this range of multiples to the estimate of fiscal year 2023 Adj. EBITDA of SP+ of $130 million and a representative range of AV / EBITDA multiples for fiscal year 2024 of 7.5x to 10.0x and applied this range of multiples to the estimate of fiscal year 2024 Adj. EBITDA of SP+ of $138 million, in each case, based on the estimated Adj. EBITDA provided by SP+ management in the SP+ Projections. Morgan Stanley derived a range of implied per share prices as follows, each rounded to the nearest $0.25, as compared to the Merger Consideration payable pursuant to the Merger Agreement of $54.00 per share:

Implied Value Per Share Range for SP+
8.0x – 10.5x AV / 2023E Adj. EBITDA	$33.50 – $49.50
7.5x – 10.0x AV / 2024E Adj. EBITDA	$33.75 – $50.50

No company utilized in the publicly traded comparable companies analysis is identical to SP+ and hence the foregoing summary and underlying financial analyses involved considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which SP+ was compared. In evaluating Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SP+, such as the impact of competition on the business of SP+ and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of SP+ or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using publicly traded comparable companies data.

Discounted Equity Value Analysis.

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s common equity as a function of that company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value for such company’s potential future per share equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share on a stand-alone basis for SP+.

To calculate the discounted per share equity value for SP+, Morgan Stanley utilized estimated Adj. EBITDA for the next 12 months (“NTM”) following December 31, 2024 of $154 million based on the SP+ Projections. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of multiples of AV to NTM Adj. EBITDA as of December 31, 2024 of 8.0x to 10.0x, and discounted the resulting equity values to June 30, 2023 at a discount rate of 11.1% based on Morgan Stanley’s estimate of SP+’s then-current cost of equity. Based on this analysis, Morgan Stanley derived a range of estimated implied values per share of SP+ Common Stock of $41.50 to $54.25, rounded to the nearest $0.25, as compared to the consideration offered and payable pursuant to the Merger Agreement of $54.00 per share.

Implied Equity Value Per Share Range for SP+
8.0x – 10.0x NTM Adj. EBITDA as of 12/31/2024	$41.50 – $54.25

Discounted Cash Flow Analysis.

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of a company. Morgan Stanley calculated a range of implied values per share of SP+ Common Stock based on estimates of future unlevered free cash flows for the second half of fiscal year 2023 and each of the fiscal years 2024 through 2027 contained in the SP+ Projections. For purposes of this analysis, unlevered free cash flow was calculated as Adj. EBITDA, less unlevered cash tax expense, less capital expenditures, less a cash lease adjustment (to account for a non-recurring adjustment related to legacy operating lease asset write-offs), plus or less change in net working capital.

The unlevered free cash flows and terminal values were discounted to present values as of June 30, 2023, at a discount rate ranging from 8.8% to 9.4%, which discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of SP+’s weighted average cost of capital. To calculate terminal values, Morgan Stanley utilized perpetual growth rates of 0.0% to 2.0% as part of its analyses (which analysis implied a range of AV to last 12 months’ (“LTM”) Adj. EBITDA terminal exit multiples of 7.3x to 10.3x), with such rates selected upon the application of Morgan Stanley’s professional judgment and experience. To calculate the implied equity value, Morgan Stanley then adjusted the discounted value of unlevered free cash flows and terminal value by subtracting net debt as of June 30, 2023 as provided by SP+’s management.

Based on this analysis, Morgan Stanley derived a range of estimated implied values per share of SP+ Common Stock of $47.25 to $67.75, rounded to the nearest $0.25, as compared to the consideration offered and payable pursuant to the Merger Agreement of $54.00 per share.

Implied Equity Value Per Share Range for SP+
SP+ Projections	$47.25 – $67.75

Precedent Transactions Analysis.

Morgan Stanley performed a precedent transactions analysis, which attempts to provide an implied value of a company based on publicly available financial terms of selected precedent transactions based on Morgan Stanley’s professional judgment and experience (the “Selected Precedent Transactions”). For purposes of this analysis, Morgan Stanley analyzed the ratios of AV to LTM EBITDA of the target company based on publicly available information at the time of announcement or at the unaffected date of each such transaction.

Selected Global Parking and Business Services Sector Transactions (Target/Acquiror)	Size ($MM)	AV/LTM EBITDA Multiple
National Car Parks Limited / Park24 Co., Ltd. & Development Bank of Japan Inc.	582	13.8x
Able Services / ABM Industries Inc.	830	12.8x
Global WorkPlace Solutions / CBRE Group, Inc.	1,475	11.6x
Secure Parking Pty. Ltd, Secure Parking SINGAPORE Pty. Ltd & Secure Parking Corporation Sdn.Bhd. / Park24 Co., Ltd.	169	11.5x
Central Parking Corporation / KCPC Holdings, Inc.	873	10.9x
Central Parking Corporation / Standard Parking Corporation	345	10.1x
Heritage-Crystal Clean, Inc. / J.F. Lehman & Co.	1,292	7.9x

The selected precedent transactions varied significantly based upon company scale, business risks, growth prospects and geography, as well as the prevailing market environment at the time of such transactions. Based on its professional judgment and experience and taking into consideration, among other things, (i) the observed multiples (identified in the table above) for the precedent transactions listed above, and (ii) the prevailing market environment for the valuation and performance of the companies in SP+’s industry at the time of each transaction as compared to the current prevailing market trends, Morgan Stanley applied AV / LTM EBITDA multiples of 10.5x and 12.5x to SP+’s LTM EBITDA as of June 30, 2023 of $122 million. Based on this analysis, Morgan Stanley calculated estimated implied values per share of SP+ Common Stock of $45.25 and $57.25, each rounded to the nearest $0.25, as compared to the consideration payable pursuant to the Merger Agreement of $54.00 per share.

Implied Equity Value Per Share Range for SP+
10.5x – 12.5x LTM EBITDA as of 6/30/2023	$45.25 – $57.25

No company or transaction utilized in the precedent transactions analysis is identical to SP+ or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SP+, such as the impact of competition on SP+’s business or the industry generally, industry growth, and the absence of any adverse material change in the financial condition or prospects of SP+ or the industry, or in the financial markets in general.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Board, including the following information described below under the sections entitled “—Equity Research Analysts’ Future Price Targets” and “—Historical Trading Range.”

Equity Research Analysts’ Future Price Targets.

For reference only, Morgan Stanley reviewed future public market trading price targets for SP+ Common Stock prepared and published by three equity research analysts prior to October 3, 2023, the last full trading day before the October 4, 2023 presentation by Morgan Stanley to the Board. These forward targets generally reflected each analyst’s estimate of the 12-month future public market trading price of SP+ Common Stock. Morgan Stanley also discounted such 12-month future market trading price estimates by the estimated cost of equity of 11.1% for SP+. Based on the foregoing, the indicative discounted value range of the research analysts’ price targets for SP+, rounded to the nearest $0.25, was $45.00 to $57.50 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for SP+ Common Stock and these estimates are subject to uncertainties, including the future financial performance of SP+, and future financial market conditions.

Historical Trading Range.

For reference only, Morgan Stanley reviewed the historical trading range of SP+ Common Stock over the 52-week period ended on October 3, 2023, the last full trading day before the October 4, 2023 presentation by Morgan Stanley to the Board. For the 52-week period reviewed, Morgan Stanley observed that the intraday high and low prices of SP+ Common Stock were $31.13 and $42.29 per share, respectively.

General

In connection with the review of the Merger by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the range of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of SP+.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of SP+. These include, among other things, the impact of competition on the business of SP+ and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of SP+ and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Merger Consideration to be received by the holders of shares of SP+ Common Stock pursuant to the Merger Agreement, and in connection with the delivery of its opinion dated October 4, 2023 to the Board.

The Merger Consideration was determined through arm’s-length negotiations between SP+ and Parent, and was approved by the Board. Morgan Stanley acted as financial advisor to the Board during these negotiations but did not, however, recommend any specific consideration to SP+ or the Board, nor opine that any specific consideration constituted the only appropriate consideration for the Merger.

Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to approve the execution, delivery and performance by SP+ of the Merger Agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the Merger Consideration pursuant to the Merger Agreement or of whether the Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The Board retained Morgan Stanley based on Morgan Stanley’s experience in transactions similar to the Merger, qualifications, expertise and reputation and its knowledge of SP+ and its business and the industries in which SP+ conducts its business. Under the terms of its engagement letter dated August 22, 2023, Morgan Stanley provided SP+ financial advisory services and an opinion, described in this section and attached to this Proxy Statement as Annex B, in connection with the Merger. As compensation for Morgan Stanley’s financial advisory services, SP+ has agreed to pay Morgan Stanley a fee, a substantial portion of which is contingent upon the closing of the Merger, which is estimated, as of the date of this Proxy Statement, to be approximately $26 million (the “Morgan Stanley Transaction Fee”). As compensation for Morgan Stanley rendering a financial opinion to the Board, SP+ paid Morgan Stanley a fee equal to $3 million, which will be credited against the Morgan Stanley Transaction Fee payable if the Merger is consummated. SP+ has also agreed to reimburse Morgan Stanley for its reasonable and documented out-of-pocket expenses incurred from time to time in connection with Morgan Stanley’s engagement. In addition, SP+ has agreed to indemnify Morgan Stanley and its affiliates, its and their respective current and former officers, directors, employees and agents and each other entity or person, if any, controlling Morgan Stanley or any of its affiliates, from and against certain losses, claims, damages and liabilities related to, arising out of or in connection with Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have not provided financial advisory or financing services to SP+, Parent or 3L Capital Management (“3L”) (which Morgan Stanley understands ultimately held, as of the date of its opinion, a significant equity ownership in Parent) and have not received any fees for such services. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided certain financing services to Eldridge (which Morgan Stanley understands ultimately held, as of the date of its opinion, a significant equity ownership interest in Parent) and certain of its majority-controlled affiliates (which includes portfolio companies, including Security Benefit Life Insurance Company) (collectively, for the purposes of this section, the “Eldridge Related Entities”), for which Morgan Stanley and its affiliates have received aggregate fees of approximately less than $1 million in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to SP+, Parent, Eldridge, the Eldridge Related Entities, and 3L and their respective affiliates in the future and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with SP+ in connection with the Merger, may have committed and may commit in the future to invest in investment funds managed by 3L or its affiliates, or in affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in investment funds managed by 3L or its affiliates.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of SP+, Parent, Eldridge, the Eldridge Related Entities, 3L and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

Projections Prepared by SP+’s Management

As part of SP+’s ordinary course strategic planning process, SP+’s management prepared certain non-public unaudited prospective financial information with respect to SP+ on a stand-alone basis for fiscal year 2023 through fiscal year 2027 (the “SP+ Projections”), which was used by the Board in connection with its review of strategic alternatives. The SP+ Projections were provided to Morgan Stanley and were authorized by the Board for Morgan Stanley’s use and reliance for purposes of preparing its financial analyses and fairness opinion provided to the Board on October 4, 2023 in connection with its consideration of the transactions contemplated by the Merger, as described in the section entitled “The Merger—Opinion of SP+’s Financial Advisor” beginning on page [●] of this Proxy Statement. In addition, the SP+ Projections were made available to Parent in connection with its due diligence review of a potential transaction. The SP+ Projections were prepared in August 2023, treating SP+ on a stand-alone basis without giving effect to, and as if SP+ never contemplated, the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.

The SP+ Projections were not prepared with a view toward public disclosure, and the summary thereof is included in this Proxy Statement only because such information was made available to the Board in connection with its review of strategic alternatives, to Parent in connection with its due diligence review of a potential transaction, and to Morgan Stanley for purposes of preparing its financial analyses and fairness opinion provided to the Board on October 4, 2023 in connection with its consideration of the transactions contemplated by the Merger, as described in the section entitled “The Merger—Opinion of SP+’s Financial Advisor” beginning on page [●] of this Proxy Statement. The summary of the SP+ Projections is not being included in this Proxy Statement to influence your decision whether to vote for the proposal to adopt the Merger Agreement or to influence any other investment decision, including whether or not to seek appraisal rights with respect to your shares of SP+ Common Stock. The SP+ Projections were not prepared with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or in conformity with accounting principles generally accepted in the United States (“GAAP”), and the SP+ Projections do not include footnote disclosures as may be required by GAAP. Neither Ernst & Young LLP (“EY”), SP+’s independent registered public accounting firm, nor any other independent accountant has compiled, reviewed, examined, performed any other assurance procedures, or expressed any form of assurance with respect to the SP+ Projections included in this Proxy Statement. The EY report included in SP+’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference into this Proxy Statement, relates to SP+’s historical audited financial statements and does not extend to the unaudited SP+ Projections and should not be read to do so.

The SP+ Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the SP+ Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by SP+ management as of the date of their preparation. These estimates and assumptions contain forward-looking information that may prove to be inaccurate for any number of reasons, including general economic, regulatory and market conditions, industry performance, competition, other future events and the risks discussed in this Proxy Statement under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this Proxy Statement. The SP+ Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the SP+ Projections will be affected by SP+’s ability to achieve strategic goals, objectives and targets over the applicable periods. There can be no assurance that the projections contained in the SP+ Projections will be realized, and actual results may differ materially from those shown therein. Generally, the further in the future the period is to which SP+ Projections relate, the more unreliable the projections become.

The information in the SP+ Projections is not factual and should not be relied upon as being necessarily indicative of future results, and SP+’s stockholders are cautioned not to place undue reliance on the SP+

Projections. The SP+ Projections should be evaluated in conjunction with the historical financial statements and other information regarding SP+ contained in SP+’s public filings with the SEC.

The SP+ Projections contain certain “non-GAAP financial measures,” which are numerical measures of financial performance, financial position or cash flows that are not calculated and presented in accordance with GAAP. These non-GAAP financial measures include Adj. Gross Profit (which means total revenue less total cost of services (exclusive of depreciation and amortization)), EBITDA (which means earnings before interest, taxes, depreciation and amortization), Adj. EBITDA (which excludes from EBITDA gain on sale of a business or contribution of a business to an unconsolidated entity, gain/loss on termination of joint ventures or sale of other investments and other items that management does not consider indicative of its core performance), and free cash flow (which means net cash provided by (used in) operating activities, less cash used for investing activities (exclusive of cash used for acquisitions or the purchase of intangible assets and net after-tax cash proceeds from the sale of businesses or joint venture related assets), less distributions to non-controlling interests, plus the effect of exchange rate changes on cash and cash equivalents). SP+ believes that its presentation of these non-GAAP measures provides useful supplemental information to investors and management regarding SP+’s financial condition and results of operations. Other firms may calculate non-GAAP measures differently than SP+, which limits comparability between companies. Non-GAAP measures are not in accordance with, or a substitute for, GAAP.

Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Merger, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules. As a result, the SP+ Projections are not subject to SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, reconciliations of non-GAAP financial measures were not relied upon by Morgan Stanley for purposes of its opinion or by the Board in connection with its evaluation of the Merger. Accordingly, SP+ has not provided a reconciliation of the non-GAAP financial measures included in the SP+ Projections to the most directly comparable GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated and presented in accordance with GAAP, and non-GAAP financial measures as used by SP+ may not be comparable to similarly titled amounts used by other companies. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures calculated and presented in accordance with GAAP.

None of SP+ or Morgan Stanley or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the SP+ Projections. Except as required by applicable securities laws, none of SP+ or its affiliates undertakes any obligation to update, or otherwise revise or reconcile, the SP+ Projections to reflect circumstances existing after the date the SP+ Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the SP+ Projections are shown to be in error. Since the date of the SP+ Projections, SP+ has made publicly available its actual results of operations and financial condition for the third quarter ended September 30, 2023. You should review SP+’s Current Reports on Form 8-K filed with the SEC on November 1, 2023 for this information. The inclusion of the SP+ Projections herein should not be viewed as a representation by any of SP+, Morgan Stanley or their respective affiliates, advisors, officers, directors or other representatives regarding the SP+ Projections, regarding SP+’s ultimate performance compared to the information contained in the SP+ Projections or that forecasted results will be achieved.

The following table presents a summary of the SP+ Projections:

(in millions)
	2023	2024	2025	2026	2027
Adj. Gross Profit	$255	$271	$294	$318	$338
Adj. EBITDA	$130	$138	$154	$173	$188
Capital Expenditures	$21	$19	$19	$19	$19
Free Cash Flow	$63	$85	$104	$118	$135

In addition, at the direction of SP+ management, Morgan Stanley calculated unlevered free cash flow for SP+ based on the SP+ Projections and based on information and assumptions provided by SP+ management, which calculations were authorized by the Board for Morgan Stanley’s use and reliance for purposes of preparing its financial analyses and fairness opinion provided to the Board on October 4, 2023 in connection with its consideration of the transactions contemplated by the Merger, as described in the section entitled “The Merger—Opinion of SP+’s Financial Advisor” beginning on page [●] of this Proxy Statement. The following table sets forth the results of these calculations for the second half of the calendar year ending December 31, 2023 (“2H2023”) through the end of the calendar year ending December 31, 2027.

(in millions)
	2H2023	2024	2025	2026	2027
Unlevered Free Cash Flow(1)	$60	$91	$105	$114	$130

(1)

Unlevered Free Cash Flow was calculated as Adj. EBITDA, less unlevered cash tax expense, less capital expenditures, less a cash lease adjustment (to account for a non-recurring adjustment related to legacy operating lease asset write-offs), plus or less change in net working capital.

Interests of the Directors and Executive Officers of SP+ in the Merger

In considering the recommendation of the Board that holders of SP+ Common Stock vote to adopt the Merger Agreement, our stockholders should be aware that certain of SP+’s non-employee directors and executive officers have interests in the Merger that may be different from, or in addition to, those of SP+’s stockholders generally. The Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by SP+ stockholders.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the Effective Time is April 30, 2024, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section (the “Change in Control Date”);

•

the employment of each executive officer of SP+ will have been terminated by SP+ without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the closing of the Merger on the Change in Control Date;

•

the performance metrics applicable to SP+ PSUs will vest based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period), which is equal to 153% of target performance with respect to the 2022-2024 cycle and 137% of target performance with respect to the 2023-2025 cycle;

•	the SP+ RSUs granted in 2024 will be determined in the Board’s sole discretion and are unable to be quantified prior to the filing of this Proxy Statement;

•	the annual cash awards granted in 2024 will be determined in the Board’s sole discretion and are unable to be quantified prior to the filing of this Proxy Statement;

•	the transaction bonus awards will vest in full upon the Effective Time; and

•	the potential payments and benefits described in this section will result in certain excise taxes under Section 4999 of the Code that will reimbursed by SP+ pursuant to tax reimbursement agreements.

As the amounts provided below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment and Quantification of Shares and SP+ Awards

Treatment of Shares

At the Effective Time, each share of SP+ Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Excluded Shares, which in each case will be canceled and retired for no consideration, and (ii) Dissenting Shares) will be canceled and converted to receive an amount in cash, without interest, equal to the Merger Consideration.

Treatment of SP+ RSUs

At the Effective Time, each SP+ RSU that is outstanding immediately prior to the Effective Time will automatically vest (if unvested) and be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of shares of SP+ Common Stock underlying such SP+ RSU multiplied by (ii) the Merger Consideration.

Treatment of SP+ PSUs

At the Effective Time, each SP+ PSU that is outstanding immediately prior to the Effective Time will automatically be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the number of shares of SP+ Common Stock underlying such SP+ PSU attributable to the percentage of the SP+ PSUs that vest as of immediately prior to the Effective Time (with vesting determined in accordance with the following sentence) multiplied by (ii) the Merger Consideration, and any SP+ PSUs that do not so vest will be canceled and terminated for no consideration. Each SP+ PSU (x) in respect of which the performance period has not expired as of the Effective Time shall vest determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period) and (y) in respect of which the performance period has expired as of the Effective Time, shall vest based on actual level of performance through the end of the performance period, in each case, as determined in good faith consistent with past practices by the Board; provided that in the event the Effective Time occurs on or after December 31, 2024, each outstanding award of SP+ PSUs will vest immediately prior to the Effective Time, regardless of whether the performance period has expired as of the Effective Time, determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period).

2023 Acceleration of SP+ RSUs, SP+ PSUs and Performance-Based Cash Incentive Awards

Each outstanding (i) SP+ RSU which was scheduled to vest on December 31, 2023 that was held by a disqualified individual (within the meaning of Section 280G of the Code) vested in full and settled in December 2023; and (ii) SP+ PSU and performance-based cash incentive award, in each case, for the performance period which was scheduled to end on December 31, 2023 that was held by a disqualified individual (within the meaning of Section 280G of the Code) vested and will be paid or was settled, as applicable, in December 2023, determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (which was equal to 200% of target performance for the SP+ PSUs and payout percentages ranging from 88% to 175% of target (after applying the company performance factor) for the SP+ performance-based cash incentive awards).

Treatment of SP+ RSUs Granted After October 4, 2023

If the closing of the Merger does not occur on or before December 31, 2023, then SP+ may grant additional time-based SP+ RSUs to executives and other employees of SP+; provided that the aggregate target grant date fair value of such awards granted to executives and other employees in 2024 shall not exceed $10,700,000 (with the grant date fair value determined based on the Merger Consideration) and will be subject to a three-year vesting period and will vest on a pro-rata basis immediately prior to the Effective Time based on the number of days that have elapsed since the beginning of the vesting period, e.g., if the Effective Time occurs on June 30, 2024, then one-sixth (1/6th) of the SP+ RSUs underlying an applicable award will vest, with any portion of the SP+ RSUs underlying such award that does not vest being forfeited for no consideration at the Effective Time.

Treatment of SP+ Annual Cash Awards Granted After October 4, 2023

If the closing of the Merger does not occur on or before December 31, 2023, SP+ may make time- and/or performance-based annual cash award grants to executives and other employees; provided that the aggregate dollar value of such awards granted to executives and other employees in 2024 shall not exceed $10,400,000 and will be subject to a one-year vesting period and vest on a pro-rata basis immediately prior to the Effective Time based on the number of days that have elapsed since the beginning of the vesting period, e.g., if the Effective Time occurs on June 30, 2024, then one-half (1⁄2) of such awards shall vest, with any portion of such awards that does not vest being forfeited for no consideration at the Effective Time.

Based on the assumptions described above under “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger—Certain Assumptions” beginning on page [●] of this Proxy Statement, the estimated aggregate amounts that would become payable to SP+’s executive officers and non-employee directors with respect to their SP+ Common Stock and SP+ equity awards is set forth in the following tables. The information in the following tables is based on the number of shares of SP+ Common Stock and SP+ equity awards directly or indirectly held by SP+’s executive officers and non-employee directors as of December 11, 2023. However, the actual amount of SP+ Common Stock and SP+ equity awards that will be canceled and converted into the right to receive Merger Consideration in the manner described above will depend on the actual amount held by the individuals at the actual Effective Time. The following tables do not include the estimated aggregate amounts that would become payable to SP+’s executive officers with respect to any annual cash awards granted in 2024, which will be determined in the Board’s sole discretion and are unable to be quantified prior to the filing of this Proxy Statement.

Quantification of SP+ Common Stock

Name	Number of Shares of SP+ Common Stock	Aggregate Value of Shares of SP+ Common Stock ($)(1)
Executive Officers
G Marc Baumann	133,131	7,189,074
Kristopher H. Roy	22,304	2,076,246
Christopher R. Sherman	17,081	922,374
Ritu Vig	14,072	759,888
Non-Employee Directors
Alice M. Peterson	18,826	1,016,604
Gregory A. Reid	21,826	1,178,766
Wyman T. Roberts	29,448	1,590,192
Diana L. Sands	9,343	504,522
Douglas R. Waggoner	29,448	1,590,192

(1)	Represents the individual’s Number of Shares of SP+ Common Stock in the table, multiplied by $54.

Quantification of SP+ Equity Awards

Name	Number of Unvested SP+ RSUs(1)	Number of Unvested SP+ PSUs(2)	Aggregate Value of Unvested Equity Awards ($)(3)
Executive Officers
G Marc Baumann	73,675	107,166	9,765,414
Kristopher H. Roy	18,420	26,791	2,441,394
Christopher R. Sherman	10,479	14,876	1,369,170
Ritu Vig	13,409	19,473	1,775,628
Non-Employee Directors
Alice M. Peterson	—	—	—
Gregory A. Reid	—	—	—
Wyman T. Roberts	—	—	—
Diana L. Sands	—	—	—
Douglas R. Waggoner	—	—	—

(1)	Does not include the grant of additional SP+ RSUs in 2024, which will be determined in the Board’s sole discretion and is unable to be quantified prior to the filing of this Proxy Statement.
(2)	Assumes all SP+ PSUs in the table vest based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023.

Each of the executive officers has consented to the vesting of their SP+ PSUs based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period), which is equal to 153% of target performance with respect to the 2022-2024 cycle and 137% of target performance with respect to the 2023-2025 cycle.

(3)	Represents the sum of the individual’s unvested SP+ RSUs and unvested SP+ PSUs in the table, multiplied by $54.00.

Double-Trigger Change in Control Payments under the CEO Employment Agreement and the Change in Control Plan with SP+ Executive Officers

SP+ entered into an amended and restated CEO employment agreement with Mr. Baumann on October 4, 2023 (the “CEO Employment Agreement”) in connection with his continued service as Chief Executive Officer of SP+. The CEO Employment Agreement provides that Mr. Baumann is eligible to receive severance benefits if his employment is terminated by SP+ without “Cause” or by Mr. Baumann for “Good Reason” during the period beginning three (3) months prior to the public announcement of a Change in Control (which includes the Merger) and ending on the second (2nd) anniversary of a Change in Control (which includes the Merger) (a “Baumann Change in Control Termination”), among other circumstances. “Cause,” “Good Reason” and “Change in Control” are defined in the CEO Employment Agreement. Upon a Baumann Change in Control Termination, subject to Mr. Baumann’s agreement to comply in all material respects with the non-competition, non-solicitation and confidentiality obligations set forth in the CEO Employment Agreement and his execution and non-revocation of a separation agreement and release in substantially the form attached to the CEO Employment Agreement (the “Release”), Mr. Baumann is eligible to receive:

•

his annual base salary and target annual bonus as in effect immediately before his termination date for 36 months, payable to the extent such amount is not subject to Section 409A of the Code in a lump sum as soon as administratively practicable following the date the Release becomes nonrevocable but in no event later than the 75th day following the Mr. Baumann’s termination of employment;

•	any earned and unpaid annual bonus for the calendar year ending prior to Mr. Baumann’s termination of employment;

•

continued provision of welfare benefits for a period eighteen (18) months from the date of Mr. Baumann’s termination of employment to him and his family at least as favorable as those that would have been provided to them under the CEO Employment Agreement, provided that during any periods when he is eligible to receive such benefits under another employer-provided plan, the benefits provided by SP+ may be made secondary to those provided under such other plan; and

•	payment when vested amounts are due under his outstanding SP+ equity awards at the time or times set forth the agreements governing Mr. Baumann’s SP+ equity awards.

Under the non-competition restrictive covenants in the CEO Employment Agreement, Mr. Baumann may not, directly or indirectly, engage in any business which is competitive with the business of SP+ or its affiliates while he is employed by SP+ and for twenty-four (24) months after his separation of service without first obtaining the express written permission of SP+’s Chief Legal Officer, which permission may be withheld in SP+’s sole discretion.

Under the non-solicitation restrictive covenants in the CEO Employment Agreement, while Mr. Baumann is employed by SP+ and for twenty-four (24) months after his separation from service, he may not directly or indirectly solicit (i) certain of SP+’s clients, customers or persons responsible for referring business to SP+ without first obtaining the express written permission of SP+’s Chief Legal Officer, which permission may be withheld in SP+’s sole discretion, or (ii) any employees or representatives of SP+ who possess trade secret and confidential information of SP+.

Mr. Baumann is also subject to perpetual confidentiality restrictive covenants.

Each of SP+’s other executive officers, Mr. Roy, Mr. Sherman and Ms. Vig, are eligible to receive benefits under the SP Plus Corporation Change in Control Severance Plan, as established on December 28, 2022, as it may be amended from time to time (the “Change in Control Plan”). The Change in Control Plan generally provides that if the executive officer is terminated from employment by SP+ without “Cause” or on account of the executive officer’s death, or the executive officer resigns for “Good Reason,” during the period beginning three (3) months prior to the public announcement of a Change in Control (which includes the Merger) and ending on the second (2nd) anniversary of a Change in Control (which includes the Merger), then the executive officer is eligible to receive the following, subject to their timely execution and non-revocation of a release in favor of SP+ in the form attached to the Change in Control Plan (the “CIC Release”) and adherence to certain non-competition, non-solicitation, non-disparagement and confidentiality obligations:

•

an amount equal to twenty-four (24) months of the executive officer’s annual base salary and twenty-four (24) months of the executive officer’s target annual bonus, payable to the extent such amount is not subject to Section 409A of the Code in a lump sum as soon as administratively practicable following the effective date of the CIC Release, provided that such payment shall be paid on the first regular payroll date of SP+ that occurs after the effective date of the CIC Release;

•	any bonus that was earned but unpaid as of the termination date;

•	all accrued and unpaid expenses; and

•

upon the executive officer’s submission to SP+ of evidence of such executive officer’s and his or her dependent’s, if applicable, enrollment in COBRA, SP+ will pay to the executive officer, in accordance with SP+’s regular payroll practices, an amount, net of taxes (determined based on the highest applicable marginal tax rates and not merely based on required withholding amounts), equal to the monthly contribution that is to be paid by the executive officer in respect of the applicable health care benefits for twelve (12) months, so long as the executive officer has not become actually covered by the medical plan of a subsequent employer during any such month.

“Cause,” “Good Reason” and “Change in Control” are defined in the Change in Control Plan.

Under the non-competition restrictive covenants in the Change in Control Plan, an executive officer may not, directly or indirectly, engage in any business which is competitive with the business of SP+ or its affiliates for one year after the executive officer’s separation of service, without the prior written consent of SP+.

Under the executive officers’ non-solicitation restrictive covenants in the Change in Control Plan, an executive officer may not directly or indirectly solicit certain of SP+’s employees for one year after the executive officer’s separation of service.

Under the executive officers’ non-disparagement restrictive covenants in the Change in Control Plan, an executive officer may not directly or indirectly make any disparaging statements about SP+ or its directors, officers, or employees (excluding certain required evidence or testimony) and similarly SP+ and its officers and directors may not disparage or defame the executive officer.

Each executive officer is also subject to perpetual confidentiality restrictive covenants.

See the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger—NEO Golden Parachute Compensation” beginning on page [●] of this Proxy Statement for an estimate of the amounts that would become payable under the CEO Employment Agreement with respect to Mr. Baumann and the Change in Control Plan with respect to each other SP+ named executive officer upon a termination of employment without cause or for good reason as of the Change in Control Date.

SP+ RSUs Granted After October 4, 2023

In 2024, prior to the closing of the Merger, SP+ expects to approve the grant of an annual award of SP+ RSUs to each executive officer, which will vest and be paid out on a pro-rata basis at the Effective Time, with any portion of such awards that does not vest being forfeited for no consideration at the Effective Time. The number of SP+ RSUs subject to any such award will be determined in the Board’s sole discretion and is unable to be quantified prior to the filing of this Proxy Statement.

SP+ Annual Cash Awards Granted After October 4, 2023

In 2024, prior to the closing of the Merger, SP+ expects to approve the grant of an annual cash award to each executive officer, which will vest and be paid out on a pro-rata basis at the Effective Time, with any portion of such awards that does not vest being forfeited for no consideration at the Effective Time. The amount of cash subject to any such award will be determined in the Board’s sole discretion and is unable to be quantified prior to the filing of this Proxy Statement.

Transaction Bonus Awards

Certain employees, including certain executive officers and excluding the Chief Executive Officer, will receive transaction bonus awards which will vest in full upon the Effective Time, subject to accelerated vesting upon an earlier termination of employment by SP+ other than for cause prior to the Effective Time. The amount of each transaction bonus award for each executive officer, other than the Chief Executive Officer, will be equal to $200,000.

Nonqualified Deferred Compensation Plan

SP+ offers a nonqualified deferred compensation plan to those employees whose participation in SP+’s 401(k) plan is limited by statute or regulation. The nonqualified deferred compensation plan allows certain employees to defer a portion of their compensation to be paid to the participants upon a change in control or other distribution date selected by the employee. Each of our executive officers has elected to receive certain lump sum payments with respect to their deferred compensation accounts upon a change in control event, equal in the aggregate to $350,686 for G Marc Baumann, $460,824 for Kristopher H. Roy, $710,005 for Christopher R. Sherman, and $92,434 for Ritu Vig, which will become payable upon the closing of the Merger. Additionally, Christopher Sherman has elected to receive $197,980 in annual installments over a term of ten years following a change in control event with respect to one of his deferred compensation accounts, which will commence upon the closing of the Merger.

280G Mitigation Actions

To the extent that the closing of the Merger is anticipated to occur in 2024, SP+ may take the following tax-planning actions to mitigate any adverse tax consequences under Sections 280G or 4999 of the Code that could arise in connection with the closing of the Merger: (i) provide for payment in 2023 of cash incentive compensation awards that would otherwise be payable in 2024, and (ii) settle equity awards that would otherwise have been settled in accordance with their terms in 2024, in each case, with respect to performance-based awards based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period). Further, SP+ expects to engage an independent compensation consultant to determine the value attributable to restrictive covenants that would be considered reasonable compensation for services after the closing of the Merger.

As of the date of this Proxy Statement, SP+ has determined that it will take some or all of the foregoing actions to mitigate the potential impact of the excise tax imposed on amounts that constitute “excess parachute payments” under Section 280G of the Code on any affected individuals (including SP+’s executive officers).

In December 2023, SP+ will pay the cash incentive compensation awards that would otherwise be payable in 2024, and settled equity awards that would otherwise have been settled in accordance with their terms in 2024, in each case, with respect to performance-based awards based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period).

As of the date of this Proxy Statement, SP+ has also engaged an independent compensation consultant to determine the value attributable to restrictive covenants that apply to Mr. Baumann and Mr. Roy, but such value has not yet been determined prior to the filing of this Proxy Statement.

Tax Reimbursement Agreements

On October 4, 2023, SP+ entered into tax reimbursement agreements with Mr. Baumann and Mr. Roy, and on November 22 and November 24, 2023, SP+ entered into tax reimbursement agreements with Mr. Sherman and Ms. Vig, respectively, which provide each of them, to the extent they are subjected to the excise tax under Section 4999 of the Code, with a payment such that each of them will retain an amount equal to the amount he or she would have received had the excise tax not applied to certain payments and benefits received in connection with the Merger.

Compensation Arrangements with Parent

As of the date of this Proxy Statement, none of SP+’s executive officers have entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent, the Surviving Corporation or one or more of their affiliates. Prior to, or following the closing of the Merger, however, some or all of SP+’s executive officers may discuss or enter into agreements with Parent regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates (including the Surviving Corporation).

NEO Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K under the Securities Act of 1933, as amended, the table below sets forth the compensation that is based on, or otherwise relates to, the Merger that will or may become payable to each “named executive officer” or “NEO” of SP+ in connection with the Merger. For purposes of this disclosure, SP+’s named executive officers are:

•	G Marc Baumann, Chairman and Chief Executive Officer,

•	Kristopher H. Roy, Chief Financial Officer & Treasurer,

•	Robert A. Miles, President of Bags,

•	John Ricchiuto, Executive Advisor to the Airport Division, and

•	Robert M. Toy, Executive Advisor to the Commercial Division.

Executive Advisor Agreements

On January 1, 2023, Mr. Toy transitioned from his role with SP+ as President of the Commercial Division to Executive Advisor to the Commercial Division. In connection with this transition, SP+ entered into an Amended and Restated Employment Agreement with Mr. Toy, effective as of January 1, 2023 (the “Toy Agreement”). The Toy Agreement provides that SP+ shall employ Mr. Toy as an executive advisor for an employment period beginning on January 1, 2023, and ending December 31, 2025. Pursuant to the Toy Agreement, Mr. Toy is not entitled to any severance payments or benefits if SP+ terminates his employment, or he resigns for Good Reason, in either case, after December 31, 2023.

However, if Mr. Toy voluntarily terminates his employment or if his employment is terminated by SP+ for Cause at any time, subject to his adherence to certain non-competition, non-solicitation and confidentiality obligations and his execution of a confidential severance agreement and general release which shall contain confirmation of his agreement to strictly comply with such non-competition, non-solicitation and confidentiality obligations, SP+ shall pay him as additional consideration for such strict compliance, an amount equal to one-twenty-fourth (1/24) of his annual base salary in effect as of the day before the date of such employment termination.

Under the non-competition restrictive covenants in the Toy Agreement, Mr. Toy may not, directly or indirectly, engage in any business which is competitive with the business of SP+ or its affiliates while he is employed by SP+ and for twelve (12) months after his separation of service without first obtaining the express written permission of SP+’s Chief Legal Officer, which permission may be withheld in SP+’s sole discretion.

Under the non-solicitation restrictive covenants in the Toy Agreement, while Mr. Toy is employed by SP+ and for twelve (12) months after his separation from service, he may not directly or indirectly solicit (i) certain of SP+’s clients, customers or persons responsible for referring business to SP+ without first obtaining the express written permission of SP+’s Chief Legal Officer, which permission may be withheld in SP+’s sole discretion, or (ii) any employees or representatives of SP+ who possess trade secret and confidential information of SP+.

Mr. Toy is also subject to perpetual confidentiality restrictive covenants.

“Cause” and “Good Reason” are defined in the Toy Agreement.

In addition, John Ricchiuto transitioned from his role as President of the Airports Division to Executive Advisor to the Airports Division. On December 29, 2022, SP+ entered into a fourth amendment to the employment agreement dated December 1, 2002, as amended, between SP+ and Mr. Ricchiuto (the “Ricchiuto Amendment”) and a Consulting Agreement with Mr. Ricchiuto (the “Ricchiuto Consulting Agreement”). The Ricchiuto Amendment provides that SP+ shall employ Mr. Ricchiuto as an executive advisor for an employment period beginning on January 1, 2023, and ending December 31, 2023. The Ricchiuto Consulting Agreement provides that SP+ shall engage Mr. Ricchiuto as a consultant to SP+ beginning on January 1, 2024, and ending December 31, 2024. Pursuant to the Ricchiuto Amendment and the Ricchiuto Consulting Agreement, Mr. Ricchiuto is not entitled to any severance payments or benefits if SP+ terminates his employment or service, or he resigns for Good Reason, in either case, after December 31, 2023.

Pursuant to the Ricchiuto Consulting Agreement, Mr. Ricchiuto has also agreed to be bound by certain non-solicitation and confidentiality obligations.

Under the non-solicitation restrictive covenants in the Ricchiuto Consulting Agreement, during the term of the Ricchiuto Consulting Agreement and for one year after Mr. Ricchiuto’s separation from service, he may not directly or indirectly solicit (i) certain of SP+’s clients, customers or persons responsible for referring business to SP+ without first obtaining the express written permission of SP+’s Chief Legal Officer, which permission may be withheld in SP+’s sole discretion, or (ii) any employees or representatives of SP+ who possess trade secret and confidential information of SP+.

Mr. Ricchiuto is also subject to perpetual confidentiality restrictive covenants.

“Cause” and “Good Reason” are defined in Mr. Ricchiuto’s original employment agreement.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Merger, including any equity award grants that may be made after the assumed Change in Control Date of April 30, 2024. For purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the Effective Time is April 30, 2024, which is the assumed date of the closing of the Merger solely for purposes of the disclosure in this section (the “Change in Control Date”);

•

the employment of each named executive officer of SP+ will have been terminated by SP+ without “cause” or due to the named executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the closing of the Merger on the Change in Control Date;

•

the performance metrics applicable to SP+ PSUs will vest based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period), which is equal to 153% of target performance with respect to the 2022-2024 cycle and 137% of target performance with respect to the 2023-2025 cycle;

•

the SP+ RSUs granted in 2024 in the Board’s sole discretion (assuming such grants are made in the same amount with respect to each named executive officer as the grants in 2023 for purposes of this disclosure only) will be subject to a three-year vesting period and will vest on a pro-rata basis immediately prior to the Effective Time based on the number of days that have elapsed since the beginning of the vesting period;

•

the annual cash awards granted in 2024 in the Board’s sole discretion (assuming such grants are made in the same amount with respect to each named executive officer as the grants in 2023 for purposes of this disclosure only) will be paid at target, will be subject to a one-year vesting period and will vest on a pro-rata basis immediately prior to the Effective Time based on the number of days that have elapsed since the beginning of the vesting period;

•	the transaction bonus awards will vest in full upon the Effective Time; and

•	the potential payments and benefits described in this section will result in certain excise taxes under Section 4999 of the Code that will reimbursed by SP+ pursuant to tax reimbursement agreements.

NEO Golden Parachute Compensation Table

Name	Cash ($)(1)	Equity ($)(2)	Pension /NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Other ($)(6)	Total ($)
G Marc Baumann	4,800,000	10,032,066	—	52,434	4,507,331	266,667	19,658,498
Kristopher H. Roy	1,650,000	2,508,084	—	28,364	1,469,034	300,000	5,955,482
Robert A. Miles	1,136,000	836,082	—	28,364	—	66,667	2,067,113
John Ricchiuto	—	628,722	—	—	—	—	628,722
Robert M. Toy	—	2,237,976	—	—	—	—	2,237,976

(1)

Cash. With respect to Mr. Baumann, represents the severance payable upon a termination of employment by SP+ without cause or by the named executive officer for good reason, in each case, pursuant to the CEO Employment Agreement and consisting of: (i) his annual base salary and target annual bonus as in effect immediately before his termination date for 36 months, payable to the extent such amount is not subject to Section 409A of the Code in a lump sum as soon as administratively practicable following the date the Release becomes nonrevocable but in no event later than the 75th day following Mr. Baumann’s termination of employment; and (ii) any earned and unpaid annual bonus for the calendar year ending prior to Mr. Baumann’s termination of employment. With respect to Mr. Roy and Mr. Miles, represents severance payable upon a termination of employment by SP+ without cause or by the named executive officer for good reason, in each case, pursuant to the Change in Control Plan and consisting of (i) an amount equal to twenty-four (24) months of the named executive officer’s annual base salary and twenty-four (24) months of the named executive officer’s target annual bonus, payable to the extent such amount is not subject to Section 409A of the Code in a lump sum as soon as administratively practicable following the effective date of the CIC Release, provided that such payment shall be paid on the first regular payroll date of SP+ that occurs after the effective date of the CIC Release; (ii) any bonus that was earned but unpaid as of the termination date (excluding the annual cash awards which may be granted in 2024 and will vest on a pro-rata basis immediately prior to the Effective Time as further described in footnote 6 to the NEO Golden Parachute Compensation Table); and (iii) all accrued and unpaid expenses. The severance payable under the CEO Employment Agreement and the Change in Control Plan to each applicable named executive officer constitute “double-trigger” payments, which means that the amounts will become payable only on a qualifying termination of employment during the period beginning three (3) months prior to the public announcement of a Change in Control (which includes the Merger) and ending on the second (2nd) anniversary of a Change in Control (which includes the Merger). For further details regarding the severance amounts that may become payable to SP+’s named executive officers in connection with a Change in Control, see the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger—Double-Trigger Change in Control Payments under the CEO Employment Agreement and the Change in Control Plan with SP+ Executive Officers” beginning on page [●] of this Proxy Statement. Mr. Ricchiuto and Mr. Toy are not eligible for severance upon a termination of employment by SP+ without cause or by the named executive officer for good reason, in either case, following December 31, 2023.

The estimated amount of each of the foregoing payments is shown in the following table:

Named Executive Officer	Aggregate Base Salary Payment ($)	Aggregate Target Bonus Payment ($)	Earned but Unpaid Bonus ($)	Accrued but Unpaid Expenses ($)	Total ($)
G Marc Baumann	2,400,000	2,400,000	—	—	4,800,000
Kristopher H. Roy	1,050,000	600,000	—	—	1,650,000
Robert A. Miles	736,000	400,000	—	—	1,136,000
John Ricchiuto	—	—	—	—	—
Robert M. Toy	—	—	—	—	—

(2)

Equity. Represents the value of the unvested SP+ RSUs and SP+ PSUs held by each named executive officer as of immediately prior to the Effective Time, including the unvested SP+ RSUs granted in 2024 in the Board’s sole discretion (assuming such grants are made in the same amount with respect to each named executive officer as the grants in 2023 for purposes of this disclosure only) that will be subject to a three-year vesting period that will vest on a pro-rata basis immediately prior to the Effective Time based on the number of days that have elapsed since the beginning of the vesting period. The amounts payable in respect of the unvested SP+ RSUs and SP+ PSUs at the Effective Time and in accordance with the terms of the Merger Agreement are “single-trigger” payments, which means that the amounts will become payable solely as a result of continued employment through the Change in Control Date. For further details regarding the treatment of the unvested SP+ RSUs and SP+ PSUs, see the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger—Treatment and Quantification of Shares and SP+ Awards” beginning on page [●] of this Proxy Statement. The information in the following table is based on the number of SP+ equity awards directly or indirectly held by our named executive officers as of April 30, 2024. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Unvested SP+ RSUs (#)	Unvested SP+ RSUs Value ($)	Unvested SP+ PSUs (#)	Unvested SP+ PSUs Value ($)	Total ($)
G Marc Baumann	78,613	4,245,102	107,166	5,786,964	10,032,066
Kristopher H. Roy	19,655	1,061,370	26,791	1,446,714	2,508,084
Robert A. Miles	6,552	353,808	8,931	482,274	836,082
John Ricchiuto	4,694	253,476	6,949	375,246	628,722
Robert M. Toy	16,884	911,736	24,560	1,326,240	2,237,976

(3)

Pension/NQDC. None of the named executive officers will become eligible for enhanced benefits under SP+’s nonqualified deferred compensation plan as a result of the Merger. For further details regarding SP+’s nonqualified deferred compensation plan, see the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger—Nonqualified Deferred Compensation Plan” beginning on page [●] of this Proxy Statement.

(4)

Perquisites/Benefits. With respect to Mr. Baumann, represents (i) continued provision of welfare benefits for a period eighteen (18) months from the date of Mr. Baumann’s termination of employment to him and his family at least as favorable as those that would have been provided to them under the CEO Employment Agreement; and (ii) estimated cost of required life insurance policy payments computed based on 2023 premiums. With respect to Mr. Roy and Mr. Miles, represents the value of continued payment of the monthly contributions in respect of their applicable health care benefits for twelve (12) months. The benefits described in this section are each a “double-trigger” payment, which means that the amounts will become payable on a qualifying termination of employment during the period beginning three (3) months prior to the public announcement of a Change in Control (which includes the Merger) and ending on the second (2nd) anniversary of a Change in Control (which includes the Merger), rather than solely upon the occurrence of a Change in Control. The estimated amount payable with respect to each named executive officer is shown in the “Perquisites/Benefits” column of the table. The table does not include payments or benefits that do not discriminate in scope, terms or operation in favor of the named executive officers and are generally available to all salaried employees. For further details regarding the treatment of these benefits, see the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger—Double-Trigger Change in Control Payments under the CEO Employment Agreement and the Change in Control Plan with SP+ Executive Officers” beginning on page [●] of this Proxy Statement.

Named Executive Officer	Health Benefits ($)	Insurance Funding ($)	Total ($)
G Marc Baumann	42,546	9,888	52,434
Kristopher H. Roy	28,364	—	28,364
Robert A. Miles	28,364	—	28,364
John Ricchiuto	—	—	—
Robert M. Toy	—	—	—

(5)

Tax Reimbursement. SP+ has entered into tax reimbursement agreements with each of Mr. Baumann and Mr. Roy on October 4, 2023, and Mr. Miles on December 15, 2023, which provide each named executive officer, to the extent such individual is subjected to the excise tax under Section 4999 of the Code, with a payment such that each named executive officer will retain an amount equal to the amount he would have received had the excise tax not applied to certain payments and benefits received in connection with the Merger. The estimated amount payable with respect to each named executive officer is shown in the “Tax Reimbursement” column of the table. SP+ has engaged an independent compensation consultant to determine the value attributable to restrictive covenants that apply to Mr. Baumann and Mr. Roy, but such value has not yet been determined prior to the filing of this Proxy Statement. For further details regarding these tax reimbursement agreements and 280G mitigation actions, see the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger—Tax Reimbursement Agreements” beginning on page [●] of this Proxy Statement and “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger—280G Mitigation Actions” beginning on page [●] of this Proxy Statement.

(6)

Other. With respect to each named executive officer, represents (i) the annual cash awards granted in 2024 (assuming such grants are made in the same amount with respect to each named executive officer as the grants in 2023 for purposes of this disclosure only), which will be subject to a one-year vesting period and vest on a pro-rata basis immediately prior to the Effective Time based on the number of days that have elapsed since the beginning of the vesting period; and (ii) solely with respect to Mr. Roy, the $200,000 transaction bonus award, which will vest in full upon the Effective Time. The amounts payable in respect of the annual cash awards and the transaction bonus award are “single-trigger” payments, which means that the amounts will become payable solely as a result of continued employment through the Change in Control Date. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Annual Cash Awards ($)	Transaction Bonus Awards ($)	Total ($)
G Marc Baumann	266,667	—	266,667
Kristopher H. Roy	100,000	200,000	300,000
Robert A. Miles	66,667	—	66,667
John Ricchiuto	—	—	—
Robert M. Toy	—	—	—

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, SP+’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six (6) years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Corporation. This indemnification and insurance coverage is further described in the section entitled “Terms of the Merger Agreement—Indemnification and Insurance” beginning on page [●] of this Proxy Statement.

Financing of the Merger

The total amount of funds necessary to consummate the Merger and related transactions, including payment of related fees and expenses, is presently anticipated to be approximately $1,659,000,000.

Equity Commitments

In connection with the Merger Agreement, Parent has arranged the Equity Financing on the terms and conditions set forth in the Equity Commitment Letter, pursuant to which certain Metropolis Investors provided commitments in an aggregate amount of $1,050,000,000 in cash, in immediately available U.S. funds, solely for the purpose of funding at the Closing (i) the payment by Parent of the aggregate Merger Consideration and (ii) any other amounts required to be paid pursuant to the Merger Agreement by Parent or Merger Sub, as applicable, in each case, pursuant to and in accordance with the terms of, and subject to the conditions of, the Merger Agreement.

The several (and not joint) obligation of each of the Metropolis Investors to fund its respective equity commitment is subject to (a) the terms of the Equity Commitment Letter, (b) the satisfaction or waiver of all of the conditions to the obligations of Parent and Merger Sub to effect the closing of the Merger as set forth in the Merger Agreement prior to or substantially concurrently with the closing of the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger (but subject to such conditions being satisfied or, to the extent not prohibited by law, waived at the closing of the Merger)) and (c) the contemporaneous consummation of the Merger (assuming the funding of the equity commitments) in accordance with the terms of the Merger Agreement.

Debt Commitment

In connection with the Merger Agreement, Parent has arranged the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter, pursuant to which the Debt Commitment Lenders have provided commitments in respect of (i) a Term Facility in an aggregate principal amount of $550,000,000 and (ii) a Revolving Facility in a principal amount of up to $100,000,000. The proceeds of the Term Facility may be used on the Closing Date (a) to (i) repay certain existing indebtedness of Parent, the Company and their respective subsidiaries, (ii) finance a portion of the purchase price and (iii) pay fees, expenses and other costs (including upfront fees and original issue discount) incurred in connection with the transactions contemplated by the Merger Agreement, and (b) if any proceeds of the Term Facility remain following the consummation of the Merger, for general corporate purposes. The proceeds of the Revolving Facility may be used (i) on the Closing Date to (A) finance a portion of the purchase price and to pay fees, expenses and other costs incurred in connection with the transactions contemplated by the Merger Agreement, (including costs incurred in connection with such transactions), (B) cash collateralize, replace or provide credit support with respect to any existing letters of credit, bank guarantees, surety bonds or similar instruments outstanding on the Closing Date under facilities no longer available to SP+ or its subsidiaries as of the Closing Date, and (C) fund working capital needs of Parent and its subsidiaries (including to repay outstanding revolving loans under the Existing Credit Agreement (as defined below)); provided that amounts borrowed pursuant to clause (i)(A) on the Closing Date shall not exceed $70.0 million in the aggregate and (ii) after the Closing Date, solely to finance the working capital needs and for the general corporate purposes of Parent and its subsidiaries.

Notwithstanding the foregoing, in lieu of the entire amount of the Revolving Facility, Parent may arrange to have one or more financial institutions commit to provide financing on a pari passu or super-priority basis (an “Alternate Revolving Facility”) in an aggregate principal amount not to exceed $200,000,000.

The initial borrowings under the Debt Facilities are subject to the satisfaction (or waiver by the Debt Financing Sources (as defined in “Terms of the Merger Agreement—Financing Efforts”)) of a number of limited conditions, including (i) the execution and delivery of executed definitive loan documentation and receipt of customary legal opinions and closing documents, notices and certificates (including a customary solvency certificate), (ii) receipt by Parent of the proceeds of the Equity Financing, (iii) substantially concurrently with the initial funding of the Term Facility, consummation of the Merger pursuant to the Merger Agreement without amendment or modification thereof, that is, in any case, materially adverse to the interests of the Debt Financing Sources unless consented to by the Debt Financing Sources (subject to customary exceptions for changes in the acquisition consideration that will not be deemed to be materially adverse to the Debt Financing Sources), (iv) from the date of the Merger Agreement, there having not been a Company Material Adverse Effect (as defined in the Merger Agreement), (v) delivery of certain historical and pro forma financial statements of Parent and its subsidiaries, (vi) delivery of certain documentation with respect to Parent and the guarantors required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, (vii) payment of required fees and expenses, (viii) delivery of all documents required to perfect the security interest granted to the applicable agent under the Debt Facilities in the collateral provided thereunder, (ix) the making and accuracy in all material respects of the specified representations set forth in the Debt Commitment Letter and certain representations and warranties in the Merger Agreement and (x) substantially simultaneously with the initial borrowing under the Debt Facilities, the repayment of certain existing and outstanding indebtedness.

The commitments and agreements of the Debt Commitment Lenders under the Debt Commitment Letter will terminate on the earliest to occur of (i) five (5) business days after the Termination Date (as defined in the Merger Agreement), giving effect to, if applicable, certain extension provisions contained in the Merger Agreement, (ii) the Closing Date, (iii) upon the termination of the Merger Agreement in accordance with its terms without the funding of the Debt Facilities and (iv) the consummation of the Merger without the funding of the Debt Facilities.

Limited Guarantees

In connection with the Merger Agreement, Parent and Merger Sub have delivered to SP+ the duly executed limited guarantees (the “Limited Guarantees”) of each of Security Benefit and Eldridge (the “Guarantors”), pursuant to which, and on the terms and subject to the conditions set forth therein, the Guarantors have guaranteed to SP+ each of their pro rata portions of (i) the reverse termination fee under the Merger Agreement, (ii) expenses to enforce payment of the reverse termination fee under the Merger Agreement and (iii) any indemnification and expense reimbursement obligations of Parent in connection with the Debt Financing. The Limited Guarantee of Eldridge is subject to an aggregate cap of $52,216,666.67 and the Limited Guarantee of Security Benefit is subject to an aggregate cap equal to $12,783,333.33.

Closing and Effective Time

Unless otherwise agreed to in writing by SP+ and Parent, the closing of the Merger will take place no later than the second (2nd) business day after the satisfaction or, to the extent not prohibited by law, waiver in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page [●] of this Proxy Statement), other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent not prohibited by law, waiver of such conditions.

Accounting Treatment

The Merger will be accounted for using the acquisition method. In accordance with current accounting guidance, the assets acquired and liabilities assumed will be recorded at their estimated fair values as of the acquisition date. Goodwill is recorded as the excess of consideration over the assets acquired. Goodwill will be evaluated for impairment annually. Finite-lived intangible assets will be amortized over their estimated lives. The operating results of SP+ will be included in the operating results of Parent from the Closing Date.

U.S. Federal Income Tax Considerations of the Merger

The following is a summary of the U.S. federal income tax considerations of the Merger generally applicable to holders of SP+ Common Stock whose shares of SP+ Common Stock are converted into the right to receive cash pursuant to the Merger. This discussion applies only to holders who hold shares of SP+ Common Stock as “capital assets” within the meaning of the Code (generally, property held for investment).

This discussion is based on the Code, its legislative history, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service (the “IRS”), court decisions and other applicable authorities, all as in effect on the date hereof, and all of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, nor does it address any consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, S corporations, partnerships or other pass-through entities (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and partners therein, controlled foreign corporations and passive foreign investment companies, banks and financial institutions, insurance companies, brokers and dealers in securities, currencies or commodities, dealers or traders in securities who elect to apply a mark-to-market method of accounting with respect to SP+ Common Stock, regulated investment companies, real estate investment trusts, governmental organizations and qualified foreign pension funds, persons who are subject to the alternative minimum tax, certain former citizens or long-term residents of the United States, persons who actually or constructively own or have owned five percent (5%) or more of SP+ Common Stock, persons who acquire their shares of SP+ Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or in connection with the performance of services, persons who hold their shares of SP+ Common Stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes, and persons whose functional currency is not the U.S. dollar. This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or non-U.S. tax consequences, or the consequences of the Medicare tax on net investment income.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of SP+ Common Stock, the tax treatment of a partner in such partnership (or other entity or arrangement) will generally depend upon the status of the partner and the activities of the partnership. Partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding shares of SP+ Common Stock and partners therein should consult their own tax advisors regarding the consequences of the Merger to their particular circumstances.

No ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Merger described herein. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the discussion set forth in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and U.S. courts could disagree with one or more of the positions taken in this summary.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL THE TAX CONSEQUENCES RELATING TO THE MERGER. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of SP+ Common Stock who is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person as defined in section 7701(a)(30) of the Code.

The receipt of cash by a U.S. Holder in exchange for shares of SP+ Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis will generally equal the U.S. Holder’s acquisition cost less any prior distribution paid to such U.S. Holder with respect to its shares of SP+ Common Stock treated as a return of capital. Gain or loss will be determined separately for each block of shares of SP+ Common Stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year at the time of the Merger. A reduced tax rate on capital gain will generally apply to long-term capital gain of a non-corporate U.S. Holder. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of SP+ Common Stock who is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized pursuant to the Merger unless:

•

such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of thirty percent (30%) (or such lower rate as may be specified by an applicable income tax treaty);

•

in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for one hundred eighty-three (183) days or more in the taxable year of the Merger and other certain conditions are met, in which case such gain will generally be subject to a flat thirty percent (30%) U.S. federal income tax (or such lower rate as may be specified by an applicable income tax treaty); or

•

SP+ is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”), at any time within the shorter of the five (5)-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of SP+ Common Stock (the “Relevant Period”) and, if shares of SP+ Common Stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than five percent (5%) of SP+ Common Stock at any time during the Relevant Period, in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, except that the branch profits (as described above) tax will not apply. Although there can be no assurance in this regard, SP+ believes that it is not, and has not been, a USRPHC at any time during the five (5) year period preceding the Merger.

Regulatory Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be consummated until the applicable waiting period under the HSR Act has expired or been terminated or early termination thereof shall have been granted. SP+ and Parent each made their respective filings required under the HSR Act on December 4, 2023.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Merger cannot be consummated until SP+ and Parent each file a notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be consummated until the expiration of a thirty (30) calendar day waiting period following the parties’ filing of their respective HSR Act notification forms, unless (i) such waiting period is extended by a request for additional information, (ii) either party withdraws and refiles its HSR Act notification forms prior to the expiration of the initial waiting period, in which case a new thirty (30) calendar day waiting period will be initiated or (iii) the waiting period is terminated earlier. The parties made the filings required under the HSR Act on December 4, 2023.

At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Additionally, at any time before or after the completion of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

As of the date of this Proxy Statement, the parties have not identified any non-U.S. antitrust filings that are required to be made in connection with the transactions contemplated by the Merger Agreement. One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants any necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the SP+ Stockholder Approval and the consummation of the Merger.

Although it is expected that all required regulatory clearances and approvals will be obtained, there are no assurances that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the consummation of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement.

Legal Proceedings Regarding the Merger

As of the date of this Proxy Statement, there are no pending lawsuits challenging the Merger. However, potential plaintiffs may file lawsuits challenging the Merger. The outcome of any future litigation is uncertain. Such litigation, if not resolved, could prevent or delay consummation of the Merger and result in substantial costs to SP+, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the Merger is that no governmental authority of the United States shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the Merger on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.

TERMS OF THE MERGER AGREEMENT

The discussion of the terms of the Merger Agreement in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Annex A hereto. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about SP+, Parent, Merger Sub, the Metropolis Investors or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in SP+’s public disclosures. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding SP+ and its business. Please see the section entitled “Where You Can Find More Information” beginning on page [●] of this Proxy Statement.

Effects of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into SP+, whereupon the separate existence of Merger Sub shall cease, and SP+ shall continue under the name “SP Plus Corporation” as the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware.

Closing and Effective Time

Unless otherwise agreed to in writing by SP+ and Parent, the closing of the Merger will take place no later than the second (2nd) business day after the satisfaction or, to the extent not prohibited by law, waiver in accordance with the Merger Agreement of all of the conditions to the closing of the Merger (as described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page [●] of this Proxy Statement), other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or, to the extent not prohibited by law, waiver of such conditions. Concurrently with the closing of the Merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL.

Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. From and after the Effective Time, the officers of SP+ at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable law.

Subject to compliance with the obligations described in the section entitled “Terms of the Merger Agreement—Indemnification and Insurance” beginning on page [●] of this Proxy Statement, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Merger Sub, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (i) in each case, the name of the Surviving Corporation shall be SP Plus Corporation and (ii) the indemnity provisions shall be the same as those under SP+’s certificate of incorporation and bylaws, respectively, in each case as in effect immediately prior to the Effective Time.

Merger Consideration

SP+ Common Stock

Upon the consummation of the Merger, at the Effective Time, each share of SP+ Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Excluded Shares, which in each case will be canceled and retired for no consideration, and (ii) Dissenting Shares) will be converted into the right to receive the Merger Consideration.

Outstanding SP+ Equity Awards

The Merger Agreement provides that SP+’s equity awards granted under the SP+ Equity Plan that are outstanding immediately prior to the Effective Time will be subject to the following treatment as of the Effective Time:

•

SP+ RSUs. Each SP+ RSU that is outstanding immediately prior to the Effective Time will automatically vest (if unvested) and be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the total number of shares of SP+ Common Stock underlying such SP+ RSU multiplied by (ii) the Merger Consideration;

•

SP+ PSUs. Each SP+ PSU that is outstanding immediately prior to the Effective Time will automatically be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the number of shares of SP+ Common Stock underlying such SP+ PSU attributable to the percentage of the SP+ PSUs that vest as of immediately prior to the Effective Time (with vesting determined in accordance with the following sentence) multiplied by (ii) the Merger Consideration, and any SP+ PSUs that do not so vest will be canceled and terminated for no consideration. Each SP+ PSU (x) in respect of which the performance period has not expired as of the Effective Time shall vest determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period) and (y) in respect of which the performance period has expired as of the Effective Time, shall vest based on actual level of performance through the end of the performance period, in each case, as determined in good faith consistent with past practices by the Board; provided that in the event the Effective Time occurs on or after December 31, 2024, each outstanding SP+ PSU will vest immediately prior to the Effective Time, regardless of whether the performance period has expired as of the Effective Time, determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period);

•

2023 Acceleration of SP+ RSUs and SP+ PSUs. Each outstanding (i) SP+ RSU which was scheduled to vest on December 31, 2023 that was held by a disqualified individual (within the meaning of Section 280G of the Code) vested in full and settled in December 2023; and (ii) SP+ PSU for the performance period which was scheduled to end on December 31, 2023 that was held by a disqualified individual (within the meaning of Section 280G of the Code) vested and settled in December 2023, determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (which was equal to 200% of target performance); and

•

SP+ RSUs Granted After October 4, 2023. If the closing of the Merger does not occur on or before December 31, 2023, then SP+ may grant additional time-based SP+ RSUs to executives and other employees of SP+; provided that the aggregate target grant date fair value of such awards granted to executives and other employees in 2024 shall not exceed $10,700,000 (with the grant date fair value determined based on the Merger Consideration) and will be subject to a three-year vesting period and will vest on a pro-rata basis immediately prior to the Effective Time based on the number of days that have elapsed since the beginning of the vesting period, e.g., if the Effective Time occurs on June 30, 2024, then one-sixth (1/6th) of the SP+ RSUs underlying an applicable award will vest, with any portion of the SP+ RSUs underlying such award that does not vest being forfeited for no consideration at the Effective Time.

Exchange and Payment Procedures

Prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”), the identity and the terms of appointment of which must be reasonably acceptable to SP+, to make payments of the Merger Consideration to stockholders, and Parent and the Paying Agent shall enter into an agreement relating to the Paying Agent’s responsibilities with respect thereto (the “Paying Agent Agreement”), in form and substance reasonably acceptable to SP+. Immediately prior to or concurrently with the Effective Time, Parent will deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the aggregate Merger Consideration (the “Exchange Fund”). The Paying Agent Agreement will provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that all such investments must be in short-term obligations of the United States of America with maturities of no more than thirty days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. In the event the Exchange Fund is insufficient to make the payments of the Merger Consideration as required by the Merger Agreement, Parent must promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency such that such payments will be made in full.

Upon surrender of a certificate (or affidavit of loss in lieu thereof) or book-entry evidence for cancellation to the Paying Agent, together with, in the case of certificates and book-entry evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of book-entry evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such certificate or book-entry evidence shall be entitled to receive in exchange therefor the Merger Consideration for each share of SP+ Common Stock formerly represented by such certificate or book-entry evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such certificate (or affidavit of loss in lieu thereof), book-entry evidence or “agent’s message,” and the certificate (or affidavit of loss in lieu thereof) or book-entry evidence so surrendered shall be forthwith canceled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such certificates (or affidavits of loss in lieu thereof) or book-entry evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the certificates or book-entry evidence on the Merger Consideration payable upon the surrender of the certificates or book-entry evidence.

Any portion of the Exchange Fund which remains undistributed to the holders of the certificates or book-entry evidence for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with the exchange procedures in the Merger Agreement shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof (other than Dissenting Shares and Excluded Shares), subject to abandoned property, escheat or similar law.

The letter of transmittal will include instructions if a stockholder has lost a stock certificate or if such certificate has been stolen or destroyed. If any certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and SP+, of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to which the holder thereof is entitled pursuant to the exchange procedures in the Merger Agreement.

These procedures will be described in the letter of transmittal that you will receive if you are the holder of record of your shares of SP+ Common Stock, which you should read carefully in its entirety.

Representations and Warranties

The Merger Agreement contains representations and warranties of SP+, Parent and Merger Sub.

Certain of the representations and warranties in the Merger Agreement made by SP+ are qualified by knowledge and/or “materiality” qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event, effect, circumstance or development which, individually or in the aggregate has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition, properties, assets, or results of operations of SP+ and its subsidiaries, taken as a whole; provided, however, that changes, events, effects, circumstances or developments, to the extent they directly or indirectly relate to or result from the following, shall be excluded from the determination of Company Material Adverse Effect:

•	any change, event, effect, circumstance or development generally affecting any of the industries or markets in which SP+ or its subsidiaries operate;

•	any change in any law or GAAP (or changes in interpretations of any law or GAAP);

•

general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which SP+ or its subsidiaries conduct business;

•

any acts of God, natural disasters, force majeure events, terrorism, armed hostilities, sabotage, declared or undeclared acts of war (including armed, cyber, financial or other events of terrorism, hostilities, sabotage or war), epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any law, directive, guidelines or recommendations promulgated by any governmental authority in connection with or in response to COVID-19, or effects thereof), or any escalation or worsening of any of the foregoing;

•

the negotiation, execution, announcement, consummation or existence of the Merger Agreement or the transactions contemplated thereby, including by reason of the identity of Parent or in respect of any litigation resulting therefrom;

•	any action taken required by the terms of the Merger Agreement or with the prior written consent or at the written direction of Parent or Merger Sub;

•

any changes in the market price or trading volume of SP+ Common Stock, any failure by SP+ or its subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to SP+ or any of its subsidiaries (provided that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); and

•

any matter described in SP+’s disclosure letter to the Merger Agreement delivered in connection therewith (the “SP+ Disclosure Letter”) solely to the extent described therein or reflected in the material forms, documents and reports required to be filed or furnished prior to the date of the Merger Agreement by SP+ with the SEC (such documents, as amended or supplemented, the “SP+ SEC Documents”).

However, in the case of the first four (4) exclusions above, such matters will be taken into account to the extent (and only to the extent) that any such change, event, effect, circumstance or development affects SP+ and its subsidiaries, taken as a whole, in a materially disproportionate manner when compared to the effect of such change, event, effect, circumstance or development on other persons in the industries in which SP+ and its subsidiaries operate.

In addition, certain of the representations and warranties in the Merger Agreement made by Parent and Merger Sub are qualified by knowledge and/or “materiality” qualifications or a “Parent Material Adverse Effect” clause. For purposes of the Merger Agreement, “Parent Material Adverse Effect” means any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by the Merger Agreement.

In the Merger Agreement, SP+ has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the SP+ Disclosure Letter. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to SP+ and its subsidiaries;

•	capital structure of SP+, SP+’s ownership of its subsidiaries and the aggregate value of principal outstanding under all indebtedness for borrowed money of SP+ and its subsidiaries;

•	SP+’s entity authority to execute, deliver, perform under, and consummate the transactions contemplated by, the Merger Agreement, and the enforceability of the Merger Agreement;

•	subject to the ability to make a Change of Recommendation, the Board’s approval of and recommendation to stockholders with respect to the Merger Agreement;

•	the absence of conflicts with laws, SP+’s and its subsidiaries’ organizational documents and SP+’s contracts;

•	required consents, regulatory filings and approvals in connection with the Merger Agreement;

•	SP+’s possession of necessary permits and SP+’s compliance with certain laws (including, but not limited to, anti-corruption laws and international trade laws);

•	the accuracy and compliance with applicable requirements of the SP+ SEC Documents and SP+’s financial statements;

•	the accuracy of the information supplied by or on behalf of SP+ or any of its subsidiaries for inclusion or incorporation by reference in this Proxy Statement;

•	SP+’s disclosure controls and procedures;

•

the conduct of business of SP+ and its subsidiaries in the ordinary course of business consistent with past practice and the absence of any adverse change, event, effect or circumstance that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, in each case, since December 31, 2022;

•	the absence of specified undisclosed liabilities of SP+ and its subsidiaries;

•	the absence of actions or other proceedings against or involving SP+ and its subsidiaries;

•	SP+’s employee benefit plans;

•	certain labor matters;

•	intellectual property rights (including privacy, data protection and other cybersecurity matters);

•	the filing of tax returns, the payment of taxes and certain other tax matters related to SP+ and its subsidiaries;

•	the existence and enforceability of, and compliance with, specified categories of SP+’s and its subsidiaries’ material contracts;

•	certain real property, personal property and operating equipment matters;

•	certain environmental matters;

•	votes of SP+ stockholders required in connection with the transactions contemplated by the Merger Agreement;

•	payment of fees to brokers in connection with the transactions contemplated by the Merger Agreement;

•	receipt of the fairness opinion provided to the Board on October 4, 2023 in connection with its consideration of the transactions contemplated by the Merger;

•	certain insurance matters;

•	the inapplicability of anti-takeover statutes to the Merger; and

•	the absence of certain affiliate party transactions.

In addition, in the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to SP+ that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in Parent’s disclosure letter to the Merger Agreement delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•	Parent’s and Merger Sub’s entity authority to execute, deliver, perform under, and consummate the transactions contemplated by, the Merger Agreement, and the enforceability of the Merger Agreement;

•	the approval of the board of directors of each of Parent and Merger Sub with respect to the Merger Agreement;

•	the absence of conflicts with laws, Parent’s or Merger Sub’s organizational documents and Parent’s or Merger Sub’s contracts;

•	required consents, regulatory filings and approvals in connection with the Merger Agreement;

•	the absence of actions or other proceedings against or involving Parent, Merger Sub or any of their subsidiaries;

•	the absence of other agreements relating to the Merger;

•	the accuracy of the information supplied by or on behalf of Parent or any of its affiliates (including Merger Sub) for inclusion or incorporation by reference in this Proxy Statement;

•	the delivery and enforceability of the Limited Guarantees;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	Parent’s ownership of Merger Sub and the capital structure of Merger Sub;

•	Parent’s investment intention with respect to the Surviving Corporation;

•	payment of fees to brokers in connection with the transactions contemplated by the Merger Agreement;

•	solvency of Parent and the Surviving Corporation immediately following the consummation of the Merger;

•	ownership of capital stock of SP+; and

•	the acknowledgment by Parent and Merger Sub of the absence of any representations and warranties of SP+, other than as set forth in the Merger Agreement.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement, except as (i) may be required by law, (ii) may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed, subject to certain exceptions), (iii) may be expressly required, contemplated or permitted pursuant to the Merger Agreement or (iv) set forth in the SP+ Disclosure Letter, (a) SP+ shall use its reasonable best efforts to conduct the business of SP+ and its subsidiaries in the ordinary course of business consistent with past practice and in compliance in all material respects with applicable law, and shall use its reasonable best efforts to preserve in all material respects its present relationships with key suppliers and other persons with which it has material business relations and to continue to maintain, in all material respects, its material assets, properties, rights and operations in accordance with present practice and (b) SP+ shall not, and shall not permit any of its subsidiaries to, subject, in each case, to additional specified exceptions:

•	amend or otherwise change the organizational documents of SP+ or, in any material respect, any of the organizational documents of SP+’s subsidiaries;

•

split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (other than (i) repurchases of shares of SP+ Common Stock and the related rights in connection with the exercise, vesting, settlement or forfeiture of SP+ awards outstanding on October 4, 2023 or granted in accordance with the Merger Agreement and the SP+ Disclosure Letter or (ii) for any such transaction by a wholly owned subsidiary of SP+ that remains a wholly owned subsidiary after consummation of such transaction);

•

subject to certain exceptions, issue, sell, pledge, dispose of, encumber or grant any shares of SP+’s or its subsidiaries’ capital stock or other equity interests, phantom equity interests or any options, warrants, convertible securities or other rights of any kind to acquire any shares of SP+’s or its subsidiaries’ capital stock or equity interests (except to the extent such awards are outstanding on October 4, 2023 or granted in accordance with the Merger Agreement and the SP+ Disclosure Letter);

•

authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to SP+’s or any of its subsidiaries’ capital stock or other equity interests other than dividends or distributions paid by any wholly owned subsidiary of SP+ to SP+ or any wholly owned subsidiary of SP+;

•

except as required under the terms of any SP+ employee benefit plan, multiemployer plan, collective bargaining agreement or works council agreement, in each case, that is in effect as of the date of the Merger Agreement:

•

increase the compensation payable or to become payable or benefits provided or to be provided to any current or former employee (whether full- or part-time and, including any officer), director, or independent contractor (who is an individual) of SP+ or any of its subsidiaries (each a “Company Employee”), except to the extent such increases are made in the ordinary course of business consistent with past practice with respect to increases in base salaries or wage rates of Company Employees whose annual base salary is less than $200,000;

•

establish, adopt, enter into or materially amend any SP+ employee benefit plan (or any arrangement which if in existence as of the date of the Merger Agreement would constitute a SP+ employee benefit plan);

•	take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment of compensation or benefits under any SP+ employee benefit plan;

•	materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

•	forgive any loans or issue any loans to any Company Employee (other than routine travel advances issued in the ordinary course);

•

hire any employee or engage any independent contractor (who is a natural person) other than in the ordinary course of business with respect to individuals whose annual base compensation is less than $200,000;

•

terminate the employment of (A) any Company Employee whose annual base salary is greater than $200,000 other than for “cause” or other performance reasons, or (B) any Company Employee whose annual base salary is equal to or less than $200,000 other than in the ordinary course of business;

•	grant, confer or award any SP+ equity awards; or

•

take any action (or fail to take any action) with respect to a multiemployer plan or collective bargaining agreement outside of the ordinary course of business in a manner consistent with past practices;

•	acquire any material equity interest in or material business of any third party;

•	issue, incur or amend in any material respect the terms of, any indebtedness for borrowed money, or assume or guarantee any such indebtedness for any person;

•	modify or amend in a manner adverse to SP+ or its subsidiaries, or terminate, any material contract of SP+ and its subsidiaries;

•

sell, assign, transfer, license, abandon, cancel, permit to lapse, pledge, encumber, fail to renew, maintain or pursue filed applications for or otherwise dispose of any material intellectual property owned or purported to be owned by SP+ or any of its subsidiaries;

•	make any change to methods of accounting;

•

make or change any material tax election, change any material tax accounting period or method, file any amended material tax return, enter into any closing agreement with respect to a material amount of tax, commence or settle any litigation or proceeding with respect to any liability for a material amount of taxes, consent to any extension or waiver of any limitation period with respect to any material tax claims or assessments, or surrender any right to claim a refund of a material amount of taxes;

•	adopt or enter into a plan of complete or partial liquidation or dissolution or voluntarily file for bankruptcy or any similar proceeding;

•	settle or compromise any material litigation;

•	enter into any agreement, contract or commitment which requires SP+ or its subsidiaries to incur capital expenditures in the aggregate in excess of $25,000,000 in a twelve-month period;

•

acquire or dispose of any owned real property or material real property leased, subleased, licensed or otherwise occupied in which SP+ or any of its subsidiaries has a leasehold interest, license or similar occupancy rights (other than such property subject to or related to certain SP+ contracts related to the provision of services to clients of SP+ or its subsidiaries) requiring annual payments in excess of $100,000;

•

enter into, terminate, or amend in any material respect, any agreement requiring annual payments in excess of $100,000 pursuant to which real property (other than such property subject to or related to certain SP+ contracts related to the provision of services to clients of SP+ or its subsidiaries) is leased, subleased, licensed, or otherwise occupied by the SP+ or any of its subsidiaries;

•	fail to use reasonable best efforts to keep in full force and effect insurance comparable in amount and scope to coverage currently maintained;

•	sell, acquire, lease or sublease any material assets (excluding real property and intellectual property owned or purported to be owned by SP+ or any of its subsidiaries);

•	lend any amount of money to any person in excess of $250,000;

•	incur any new lien on any of SP+’s or its subsidiaries’ material tangible assets, properties or rights; or

•	enter into any agreement to do any of the foregoing.

Restrictions on Solicitations of Other Offers

Non-Solicitation of Offers

Under the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time and the date, if any, on which the Merger Agreement is terminated, subject to certain exceptions, SP+ may not, and must cause its subsidiaries and affiliates and its and their respective directors and officers not to, and must instruct and use its reasonable best efforts to cause its other representatives not to:

•

solicit, initiate, propose, induce or knowingly encourage or knowingly facilitate the making or submission of any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Acquisition Proposal, including by providing or furnishing to any person (other than Parent and its representatives) any non-public information or data relating to SP+, any of its subsidiaries or their respective businesses, properties or assets and affording access to any personnel of SP+ or its subsidiaries to any person (other than Parent and its representatives), in each case, in connection with an Alternative Acquisition Proposal;

•

continue, enter into, engage in or otherwise participate in any discussions or negotiations with any person regarding any Alternative Acquisition Proposals (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Alternative Acquisition Proposal), including the entry into any agreement to consummate any Alternative Acquisition Proposal; or

•	agree or resolve to take, or take, any of the foregoing prohibited actions.

In the Merger Agreement, SP+ agreed that upon execution of the Merger Agreement, SP+ would immediately cease, and cause its subsidiaries and its and their respective representatives to immediately cease, any and all existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing.

Unsolicited Proposals

Notwithstanding the foregoing non-solicitation restrictions, at any time prior to the receipt of the SP+ Stockholder Approval, if SP+ or its representatives receives an unsolicited bona fide written Alternative Acquisition Proposal from any third party not resulting from a breach of the foregoing non-solicitation restrictions, SP+ and its representatives may contact the third party (including its representatives) making such Alternative Acquisition Proposal solely to clarify the terms and conditions thereof, and if the Board determines in good faith, after consultation with outside legal and financial advisors, that such Alternative Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, then SP+ and its representatives may: (i) engage in discussions or negotiations with the third party (including its representatives) with respect to such Alternative Acquisition Proposal, and (ii) furnish non-public information relating to SP+ or any of its subsidiaries to the third party making such Alternative Acquisition Proposal (including its representatives) if, prior to so furnishing such information, the third party has executed a confidentiality agreement with SP+ having provisions as to the confidential treatment of information that are not materially less favorable in the aggregate to SP+ than the confidentiality provisions of SP+’s confidentiality agreement with Parent, dated May 2, 2023 (the “Metropolis Confidentiality Agreement”), subject to certain specified restrictions.

Notice and Information Requirements

SP+ is required to:

•

promptly (and in any event within 48 hours of SP+’s receipt thereof) (i) notify Parent of any Alternative Acquisition Proposal received by SP+ or any of its subsidiaries or representatives or any other written proposals or inquiries received by SP+ or any of its subsidiaries or representatives that would reasonably be expected to lead to an Alternative Acquisition Proposal, which notice shall identify the material terms and conditions thereof and the person making any such Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal) and (ii) provide to Parent copies of any written documentation material to understanding such Alternative Acquisition Proposal which is received by SP+ from the person making such Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal); and

•

keep Parent reasonably informed, on a prompt basis (but in no event later than 24 hours), of the status and any material developments regarding any such Alternative Acquisition Proposal or any material changes to the material terms of any such Alternative Acquisition Proposal.

Certain Definitions

For purposes of the Merger Agreement:

•

an “Alternative Acquisition Proposal” is any proposal or offer made by any person (other than Parent, Merger Sub or any of their respective affiliates) or group of persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of SP+ pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of SP+ and its subsidiaries that constitute more than twenty percent (20%) of the revenues or assets of SP+ and its subsidiaries, taken as a whole; and

•

a “Superior Proposal” is any Alternative Acquisition Proposal (with all percentages in the definition of “Alternative Acquisition Proposal” increased to fifty percent (50%)) made by any person or group of persons (other than Parent, Merger Sub, SP+ or any of their respective affiliates) on terms that the

Board determines in good faith, after consultation with its outside legal counsel and financial advisors and considering such factors as the Board considers to be appropriate, are more favorable to SP+’s stockholders than the transactions contemplated by the Merger Agreement, taking into account all terms and conditions of such transaction (including, as applicable, any changes to the terms of the Merger Agreement committed to by Parent to SP+ in writing in response to such Alternative Acquisition Proposal, any breakup fees, expense reimbursement provisions and financial terms) and the anticipated timing and prospects for completion of such transaction, including, as applicable, the prospects for obtaining required regulatory approvals and financing.

Change of Recommendation; Alternative Acquisition Agreements

As described above, and subject to the provisions described below, the Board has made the recommendation that SP+ stockholders vote “FOR” the proposal to adopt the Merger Agreement. Under the Merger Agreement, except as described below, the Board shall not (i) withdraw (or qualify or modify in any manner adverse to Parent), or propose publicly to withdraw (or qualify or modify in any manner adverse to Parent), its recommendation that the SP+ stockholders vote in favor of the approval of the Merger or (ii) approve, recommend or declare advisable any Alternative Acquisition Proposal (any such action, a “Change of Recommendation”).

Notwithstanding the foregoing, at any time prior to obtaining the SP+ Stockholder Approval, the Board may (i) effect a Change of Recommendation following a bona fide written Alternative Acquisition Proposal that did not result from or arise out of a breach of the Merger Agreement and which the Board determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law or (ii) following receipt of a bona fide written Alternative Acquisition Proposal which the Board determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, terminate the Merger Agreement for the purpose of entering into an Alternative Acquisition Agreement with respect to such Superior Proposal, if the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and, concurrently with entering into such Alternative Acquisition Agreement, SP+ terminates the Merger Agreement and pays the applicable termination fee, as described in the section entitled “Terms of the Merger Agreement—Termination Fees” beginning on page [●] of this Proxy Statement.

Prior to the Board effecting a Change of Recommendation or causing SP+ to terminate the Merger Agreement for purposes of entering into an Alternative Acquisition Agreement, in each case as described in the paragraph above, SP+ must provide to Parent (i) at least four (4) business days’ prior written notice (with two (2) additional business days’ prior written notice required in the case of any material amendment to the amount or form of consideration payable in connection with the applicable Alternative Acquisition Proposal) of SP+’s intention to take such action, which shall include a description of the terms and conditions of the Superior Proposal, the identity of the person making the Superior Proposal and a copy of any proposed definitive agreement(s) relating to such Superior Proposal and (ii) an opportunity to liaise with SP+ and its outside legal and financial advisors during such four (4) business day period (or, if applicable, subsequent two (2)-business day period) to discuss such Superior Proposal and negotiate in good faith any adjustments or revisions to the terms and conditions of the Merger Agreement proposed by Parent in response thereto, such that such Alternative Acquisition Proposal would no longer constitute a Superior Proposal.

In addition, at any time prior to obtaining the SP+ Stockholder Approval, the Board may also effect a Change of Recommendation in response to an Intervening Event if the Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Board to take such action would be inconsistent with its fiduciary duties under applicable law, provided that the Board shall have given Parent (i) at least four (4) business days’ prior written notice of SP+’s intention to effect a Change of Recommendation in response to such Intervening Event, which shall include a description in reasonable detail of the applicable Intervening

Event, and (ii) an opportunity to liaise with SP+ and its outside legal and financial advisors during such four (4)-business day period to discuss such Intervening Event and negotiate in good faith any adjustments or revisions to the terms and conditions of the Merger Agreement proposed by Parent in response thereto, such that the failure to effect a Change of Recommendation would no longer be inconsistent with the fiduciary duties of the Board under applicable law.

For purposes of the Merger Agreement, an “Intervening Event” is any event, change, occurrence or development that was unknown and not reasonably foreseeable to the Board of SP+ as of the date of the Merger Agreement, or if known or reasonably foreseeable to the Board of SP+ as of the date of the Merger Agreement, the material consequences of which were not known or reasonably foreseeable to the Board of SP+ as of the date of the Merger Agreement. The receipt, existence or terms of an Alternative Acquisition Proposal or Superior Proposal is not deemed to be an Intervening Event under the Merger Agreement.

The Merger Agreement does not restrict SP+ from complying with its disclosure obligations under applicable law or rules and policies of Nasdaq, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

Financing Efforts

Each of Parent and Merger Sub must, and must cause their respective subsidiaries, representatives and affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the Financing, on the terms and subject only to the conditions described in the Financing Commitments (or any Alternative Financing (as defined below)), including using and causing, as applicable, its affiliates to use their respective reasonable best efforts to:

•

comply with and maintain in full force and effect the Financing Commitments in accordance with the terms and subject to the conditions thereof, in each case until the funding of the Financing at or prior to closing of the Merger;

•

negotiate, enter into and deliver (and cause, as applicable, its affiliates to negotiate, enter into and deliver) definitive agreements with respect to the Financing on the terms and conditions set forth in the Financing Commitments;

•

satisfy (or obtain a waiver of), on a timely basis, all conditions and covenants to the Debt Financing and the definitive agreements related thereto to the extent within Parent’s, Merger Sub’s or their respective affiliate’s control; and

•

in the event all conditions described in the section entitled “Terms of the Merger Agreement—Conditions to the Closing of the Merger” beginning on page [●] of this Proxy Statement have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied or waived at the closing of the Merger) and all conditions set forth in the Debt Commitment Letter have been satisfied or waived cause the Debt Commitment Lenders to fund the Debt Financing at or prior to the closing of the Merger.

Neither Parent nor Merger Sub may agree to or permit any amendments, supplements, replacements or other modifications to, obtain any replacement of, or grant any waivers of, any condition or other provision under the Debt Financing without the prior written consent of SP+ if (and only if) such amendments, supplements, replacements, waivers or modifications would add New Commitment Parties (as defined below) or would reasonably be expected to (i) reduce the net cash proceeds available from the Debt Financing such that Parent or Merger Sub would not have sufficient cash proceeds (after giving effect to the funding contemplated under the Equity Commitment Letter or otherwise funded with equity proceeds) to fulfill its funding obligations on the Closing Date, (ii) impose new or additional conditions or contingencies to the initial funding of the Debt

Financing or otherwise expand or adversely amend, waive or modify any of the conditions or contingencies to the initial funding of the Debt Financing or (iii) otherwise expand, amend, waive or modify any provisions of, or remedies under, the Debt Commitment Letter in a manner adverse to Parent, Merger Sub (or its affiliates) that would or would reasonably be expected to (x) prevent, delay or impede the initial funding of the Debt Financing (or the satisfaction of the conditions to the Financing) on the Closing Date or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement or (y) adversely impact the ability of Parent or Merger Sub, or any of their affiliates’ ability, to enforce its rights against the other parties to the Debt Commitment Letter; provided that Parent may amend, supplement or otherwise modify the Debt Commitment Letter (a) (i) to add any lender, any affiliate of a lender and any fund account or client managed, advised or sub-advised by such lender or an affiliate hereof (the “Lender Related Commitment Parties”) or any bank, financial institution or other lender (other than any disqualified institution) (the “New Commitment Parties”; the New Commitment Parties collectively with the Lender Related Commitment Parties, the “Additional Commitment Parties”; the Debt Commitment Lenders together with the Additional Commitment Parties, the “Debt Financing Sources”) and (ii) to increase the amount of the Debt Financing and/or (b) to facilitate the syndication of the Debt Financing in each case of clauses (a) and (b) so long as such amendment or modification complies with the Merger Agreement. Parent shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Debt Financing or any definitive agreement with respect to the Debt Financing and shall not release or consent to the termination of the obligations of any Debt Financing Source under the Debt Financing, in each case, without the prior written consent of SP+, unless such Debt Financing or any definitive agreement with respect to the Debt Financing is contemporaneously replaced with a new Debt Financing that complies with the first sentence of this paragraph.

If (i) all or any portion of the Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (ii) Parent or Merger Sub becomes aware of any event or circumstance that would reasonably be expected to make the full amounts or any portion of the Debt Financing unavailable on the terms and conditions contemplated in the Debt Commitment Letter and such portion is necessary for Parent and Merger Sub to satisfy the funding obligations on the Closing Date, (iii) any definitive agreement with respect to the Debt Financing shall expire or be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, or (iv) Parent or Merger Sub elects to pursue an Alternate Revolving Facility, then Parent and Merger Sub shall promptly after the occurrence of such event, (A) notify SP+ in writing thereof as promptly as practicable after obtaining knowledge thereof, (B) use their respective reasonable best efforts to arrange and obtain alternative debt financing (or the Alternate Revolving Facility, as applicable) in an amount sufficient to enable Parent or Merger Sub to satisfy its funding obligations on the Closing Date, which alternative debt financing (or the Alternate Revolving Facility, as applicable) shall not impose (i) any conditions that are more burdensome on or materially less favorable to Parent, Merger Sub or their affiliates or (ii) any terms that prevent, delay or impair the ability of Parent or Merger Sub to obtain the Debt Financing or consummate the transactions contemplated thereby, in each case as compared to the conditions set forth in the Debt Commitment Letter, (such alternative debt financing, including the Alternate Revolving Facility, as applicable, the “Alternative Financing”) and (C) obtain and deliver a debt commitment letter and/or definitive financing documents to SP+ with respect to such Alternative Financing, including true, correct and complete copies of any executed fee letters; provided that, solely with respect to any such fee letters, the fee amounts (none of which affects conditionality, enforceability, termination or aggregate principal amount of such financing) may be redacted in a customary manner from such true, correct and complete copies; provided that neither Parent nor Merger Sub shall be required to arrange or obtain any Alternative Financing having terms and conditions materially less favorable, taken as a whole, to Parent and/or Merger Sub than those contemplated in the Debt Commitment Letter.

Neither the availability, the terms nor the obtaining of the Debt Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any Alternative Financing, is in any manner a condition to the closing of the Merger or the obligations of Parent and/or Merger Sub to consummate the transactions contemplated hereby. Parent and Merger Sub have agreed to certain notice and information requirements in order to keep SP+ informed of changes to or potential breaches in respect of the Debt Financing.

SP+ has agreed to use reasonable best efforts to, and to cause its subsidiaries, affiliates, respective officers and directors, employees and agents to, at Parent’s sole cost and expense, provide such customary cooperation that is reasonably requested by Parent or Merger Sub to assist Parent and Merger Sub in connection with causing the conditions to the Financing to be satisfied or as is otherwise reasonably requested by Parent or Merger Sub in connection with Parent’s efforts to obtain the Financing and is customarily required for debt financings similar to the Financing, which cooperation may include (subject to certain limitations with respect to SP+’s confidential information):

•	providing customary pertinent financial, business and other information;

•

causing members of senior management of SP+ to participate in a reasonable number of lender meetings, lender presentations, due diligence sessions (including accounting due diligence sessions), road shows, drafting sessions and rating agency meetings, in each case, upon reasonable advance notice, at mutually agreed locations and times (including by electronic means);

•

providing reasonable assistance to Parent in its preparation of customary rating agency presentations, lender and investor presentations, offering memoranda, customary bank information memoranda and similar documents reasonably required in connection with the Debt Financing;

•	delivering information and documentation related to SP+ and its subsidiaries required by the Debt Commitment Letter;

•	cooperating with the Debt Financing Sources’ due diligence, to the extent reasonably requested in connection with the Financing;

•	executing and delivering customary authorization letters to the Debt Commitment Lenders;

•	providing reasonable and customary assistance with Parent’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto;

•	providing reasonable and customary assistance with facilitating the pledging of collateral (including possessory collateral) in connection with the Debt Financing;

•

taking all reasonable actions necessary to permit the Debt Financing Sources to evaluate SP+’s and its subsidiaries’ current assets, cash management and accounting systems, policies, and procedures relating thereto for the purposes of establishing collateral arrangements as of the closing of the Merger; and

•	supplementing required financial information on a reasonably current basis.

SP+ also agreed to the use of its and its subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in the ordinary course as is customary for such purpose and in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect SP+, any of its subsidiaries or their reputation or goodwill.

SP+, its subsidiaries and their respective representatives, as applicable, are not, however, required to, among other things:

•

execute, deliver, enter into, approve or perform any agreement, commitment, certificate, document or instrument (excluding any customary authorization letters described in the Merger Agreement), or modification of any agreement, commitment, document or instrument, in each case, that would be effective prior to the Effective Time;

•	deliver or cause the delivery of any legal opinions;

•

deliver or cause the delivery of any reliance letters or any certificate as to solvency or any other certificate in connection with the Debt Financing, in each case that would be effective prior to the Effective Time;

•

adopt any resolutions, execute any consents or otherwise take any corporate or similar action or deliver any certificate, in connection with the Debt Financing or the incurrence of indebtedness thereby, in each case, that would be effective prior to the Effective Time;

•

pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any other liability or obligation of any kind or give any indemnities in connection with the Debt Financing, including under any certificate, agreement, arrangement, document or instrument related thereto, in each case, that would be effective prior to the Effective Time;

•	prepare stand-alone financial statements for any subsidiaries of SP+ or prepare financial statements which SP+ has not historically prepared;

•

take any action that will conflict with or violate its organizational documents or any laws or result in a material breach of, or default under, any contract or otherwise breach any of SP+’s representations, warranties, covenants or agreements under the Merger Agreement;

•	enter into or approve any binding commitment prior to the Effective Time; or

•	take actions that would unreasonably interfere with the ongoing operations of SP+ and its subsidiaries.

Parent has agreed to indemnify and hold harmless SP+, its affiliates and their respective representatives from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) suffered or incurred by any of them as a result of, or in connection with, (1) such cooperation or any other actions taken by any of them at the request of Parent or Merger Sub pursuant to the Merger Agreement, (2) the Financing, and (3) any information used in connection with the Financing (except with respect to written information provided by SP+ or any of its affiliates specifically for inclusion in offering materials relating to the Financing), except, to the extent such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) arose from the fraud, bad faith, or willful misconduct of SP+, its subsidiaries, or any of their respective affiliates or representatives.

In addition, in connection with and conditioned upon the Effective Time, Parent must provide and make available to SP+ in immediately available funds in an amount equal to the amount necessary for SP+ and its subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth in the disclosure letter delivered by SP+ to Parent simultaneously with the execution of the Merger Agreement (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the closing of the Merger or that may become due and payable at the Effective Time) of SP+ or any of its subsidiaries thereunder (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, SP+ shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date SP+ receives such Debt Payoff Amount. SP+ shall use its reasonable best efforts to, on or prior to the Closing Date, provide Parent with (i) a customary payoff letter (the “Payoff Letter”) from the agent under the Credit Agreement, dated as of November 30, 2018, as amended through and including the Fifth Amendment dated as of April 21, 2022, among SP+, as borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (the “Existing Credit Agreement”), which Payoff Letter shall set forth the aggregate amount required to satisfy in full all amounts outstanding or otherwise due and owing by SP+ and any of its subsidiaries thereunder and shall provide for a release of all liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter and (ii) drafts of the customary lien release and termination documents related to the Payoff Letter.

Employee Benefits

For the period commencing at the Effective Time and ending on the one (1)-year anniversary thereof or such shorter period during which the applicable Continuing Employee remains in continued employment with SP+, the Surviving Corporation or any of their affiliates (such period, the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective affiliates to, provide for each Continuing Employee (i) at least the same base salary and wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) target short-term cash bonus opportunities (excluding equity, equity-based, retention and long-term incentive compensation, nonqualified deferred compensation, retiree health or welfare and defined benefit pension benefits) that are substantially comparable in the aggregate to those opportunities provided to each such Continuing Employee by SP+ or its subsidiaries immediately prior to the Effective Time (for the avoidance of doubt, other than one-time, retention or special non-ordinary incentive compensation opportunities payable in connection with, or as a result of, the transactions contemplated by the Merger Agreement), and (iii) employee benefits (excluding retention, nonqualified deferred compensation, equity, equity-based, and long-term incentive compensation, retiree health or welfare and defined benefit pension benefits) that are no less favorable in the aggregate (including with respect to the proportion of employee cost) to the employee benefits provided to such Continuing Employee under SP+’s employee benefit plans immediately prior to the Effective Time; provided, however, that the terms and conditions of employment for any Continuing Employee subject to a collective bargaining agreement or works council agreement shall be in accordance with the applicable collective bargaining agreement or works council agreement (as the same may be amended, restated or replaced from time to time).

Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective affiliates to provide to each Continuing Employee whose employment is terminated by the Surviving Corporation or any of its affiliates during such period under the circumstances that would have entitled such Company Employee to severance benefits if such termination had occurred prior to the Effective Time, severance payments and benefits that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon a termination of employment under any applicable severance plan, policy, practice or arrangement sponsored or maintained by SP+ or any of its subsidiaries in accordance with the terms of such arrangement as in effect as of the date of the Merger Agreement; provided that such Continuing Employee may be required to execute a release of claims in SP+’s standard form made available to Parent (as such form may be modified by Parent to include a release of claims in favor of Parent, the Surviving Corporation and their respective affiliates).

Notwithstanding the foregoing, the employee benefits and severance payments for any Continuing Employee who is subject to a collective bargaining agreement or works council agreement shall be provided in accordance with the terms of the applicable collective bargaining agreement or works council agreement.

For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any health, welfare, retirement, severance or vacation benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective subsidiaries providing benefits to any Continuing Employees after the Effective Time (collectively, the “New Plans”), Parent shall use commercially reasonable efforts to cause the Continuing Employees to receive service credit under the New Plans for service with SP+ and its subsidiaries (and any respective predecessors) to the same extent such service credit was granted under an analogous SP+ employee benefit plan immediately prior to the Effective Time, except (1) for benefit accruals under defined benefit pension plans, (2) for purposes of qualifying for subsidized early retirement benefits, (3) to the extent any such service credit would result in the duplication of benefits, or (4) for purposes of any incentive compensation plan (including equity incentive plans) or nonqualified deferred compensation plans.

In addition and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a SP+ employee benefit plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan (in each case, except for benefit accruals under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits). For the avoidance of doubt, any such service will not be recognized for purposes of eligibility for retirement vesting under incentive compensation or equity plans of Parent or any of its affiliates.

Efforts to Close the Merger

SP+, Parent and Merger Sub have agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the closing of the Merger to be satisfied as expeditiously as possible, including, among other things, using reasonable best efforts to accomplish the following:

•

the obtaining of all necessary actions or non-actions, consents and approvals from governmental authorities necessary in connection with the consummation of the transactions contemplated by the Merger Agreement, and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any action by, any governmental authority necessary in connection with the consummation of the transactions contemplated by the Merger Agreement (subject to certain specified exceptions);

•	the defending of any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby; and

•

the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of the Merger Agreement and to carry out fully the purposes of the Merger Agreement.

In furtherance thereof, except as otherwise provided in the Merger Agreement, the parties have agreed to furnish information and reasonable assistance in preparing governmental filings or submissions and to cooperate in good faith in preparing such filings and agreeing to take any actions (subject to the terms and conditions of the Merger Agreement) prior to submitting such filings that the parties agree would be helpful in obtaining all consents under any antitrust laws that may be required by any governmental authority so as to enable the parties to consummate the transactions contemplated by the Merger Agreement as expeditiously as possible, and responding to inquiries from governmental authorities. The parties have further agreed not to enter into any agreement with any governmental authority not to consummate the transactions contemplated by the Merger Agreement, except with the prior written consent of the other parties, and Parent and Merger Sub have agreed to take (and to cause their affiliates to take) as expeditiously as possible any and all steps necessary or as may be required by any governmental authority to avoid or eliminate each and every impediment and obtain all consents under any antitrust laws that may be required by and governmental authority so as to enable the parties to consummate the transaction consummated by the Merger Agreement as expeditiously as possible (subject to the terms and conditions of the Merger Agreement). In addition, Parent and Merger Sub have agreed not to, and to not permit any of their affiliates to, (i) acquire or agree to acquire any business of any person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action, in each case that would (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, approval from, or avoiding an action by, any governmental authority necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period, (b) materially increase the risk of any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement or (c) otherwise materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

Access to Information

Under the Merger Agreement, SP+ shall (and shall cause each of its subsidiaries to) afford to Parent, the Debt Commitment Lenders and their respective representatives reasonable access, at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of SP+ and its subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, to the properties, books and records of SP+ and its subsidiaries and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to Parent and its representatives all information (to the extent not publicly available) concerning the business, properties and personnel of SP+ and its subsidiaries as may reasonably be requested, including any financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, subject to certain exceptions.

However, SP+ and its subsidiaries will not be required to disclose any information to Parent, Merger Sub, the Debt Commitment Lenders or any of their respective representatives, if such disclosure would, in the reasonable judgment of SP+, (i) cause significant competitive harm to SP+ or its subsidiaries if the transactions contemplated by the Merger Agreement are not consummated, (ii) violate applicable law or the confidentiality provisions of any agreement to which SP+ or any of its subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege; provided that SP+ will inform Parent of the general nature of the document or information being withheld and reasonably cooperate with Parent to provide such document or information in a manner that would not cause significant competitive harm (including by way of redaction), or result in violation of law or the loss or waiver of such privilege. In addition, SP+ will not be required to provide access or make any disclosure to Parent, Merger Sub, the Debt Commitment Lenders or any of their respective representatives (a) to the extent that such access or information is reasonably pertinent to a litigation where SP+ or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties or (ii) regarding matters that relate to the negotiation and execution of the Merger Agreement, including with respect to the consideration or valuation of the Merger or any Alternative Acquisition Proposal or Superior Proposal, in each case, other than as required by the terms of the Merger Agreement.

Indemnification and Insurance

In the Merger Agreement, Parent and Merger Sub agreed that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors or officers of (or in a comparable role with) SP+ or its subsidiaries, or any person serving at the request of SP+ or any of its subsidiaries as a director or officer of (or in a comparable role with) another person (the “D&O Indemnified Parties”), will survive the Merger and will continue in full force and effect in accordance with their terms (and with respect to SP+’s organizational documents, after the closing of the Merger such rights shall be mandatory rather than permissive, if applicable), and Parent shall and shall cause the Surviving Corporation and its subsidiaries to perform such obligations thereunder.

The Merger Agreement further requires Parent to cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to exculpation, indemnification, contribution, advancement of expenses and limitation of director or officer (or comparable) liability that are no less favorable to the D&O Indemnified Parties with respect to the period prior to the closing of the Merger than those set forth in SP+’s and its subsidiaries’ organizational documents as of the Closing Date, which provisions thereafter shall not, for a period of at least six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

Without limiting the foregoing, Parent shall (and shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with the Merger Agreement or the transactions contemplated thereby), to the fullest extent that SP+ or its subsidiaries would be permitted by applicable law; and (ii) pay in advance of the final disposition of any action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable law. Further, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any action or proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by such action or proceeding from all liability arising out of such action or proceeding.

For at least six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by SP+ or any of its subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of at least an “A”) for SP+ and the D&O Indemnified Parties who are currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement; provided that (i) Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently paid by SP+ or any of its subsidiaries for the Existing D&O Insurance Policies (the “Maximum Amount”), but in such case shall purchase as much of such coverage as possible for such amount and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recover by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, SP+ may purchase prepaid, non-cancellable six (6)-year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement (provided that the premium for such Tail Coverage shall not exceed the Maximum Amount), and Parent shall cause the Surviving Corporation (or its applicable subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations to maintain the Existing D&O Insurance Policies.

Other Covenants

Stockholders’ Meeting

SP+ is required to, as promptly as practicable (and in any event within five (5) calendar days) following the date on which the SEC confirms that it has no further comments on the Proxy Statement or will not be reviewing the

Proxy Statement, (a) establish a record date for a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and holding the SP+ stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act (the “Stockholders’ Meeting”), (b) cause the Proxy Statement to be mailed to SP+’s stockholders as of the record date established for the Stockholders’ Meeting as promptly as practicable after such record date and (c) as promptly as practicable thereafter, duly call, convene and hold the Stockholders’ Meeting.

SP+ may, at its option (and shall in the case of the following clause (ii) upon the reasonable and timely request by Parent), postpone or adjourn the Stockholders’ Meeting (i) with the prior written consent of Parent and Merger Sub, or (ii) to the extent SP+ has not received proxies representing a sufficient number of shares of SP+ Common Stock to obtain the SP+ Stockholder Approval, whether or not a quorum is present, provided that any such postponement or adjournment of the Stockholders’ Meeting cannot exceed ten (10) days. Parent and Merger Sub are required to vote all shares of SP+ Common Stock held by them in favor of the approval of the Merger Agreement.

Stockholder Litigation

Each of SP+ and Parent must keep the other reasonably informed of, and reasonably cooperate with such party in connection with, any stockholder litigation or claim against such party or its directors or officers relating to the Merger or the other transactions contemplated by the Merger Agreement. No settlement in connection with such stockholder litigation may be agreed to without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by law) waiver by SP+, Parent and Merger Sub at or prior to the Effective Time of the following conditions:

•	the SP+ Stockholder Approval shall have been obtained;

•	the Antitrust Condition; and

•	the Restraint Condition.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or (to the extent not prohibited by law) waiver by Parent at or prior to the Effective Time of the following conditions:

•

each of the representations and warranties of SP+ contained in the Merger Agreement, without giving effect to any materiality or Company Material Adverse Effect qualifications therein, shall be true and correct both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Company Material Adverse Effect; provided, however, that the representations and warranties:

•

regarding SP+’s organization and qualification, subsidiaries, authority relative to the Merger Agreement, the requirement for stockholder approval in connection with the transactions contemplated by the Merger Agreement, the absence of any undisclosed brokers fees and the opinion of Morgan Stanley shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•	regarding SP+’s capitalization (with respect to SP+ only) shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate) when made; and

•

regarding the Board’s approval of and recommendation to stockholders with respect to the Merger Agreement and the absence of a Company Material Adverse Effect since December 31, 2022, shall be true and correct in all respects both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•

SP+ shall have performed and complied, as applicable, in all material respects with its obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date;

•	from the date of the Merger Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred; and

•

SP+ shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similarly authorized person) of SP+, certifying to the effect that the foregoing conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied.

The obligations of SP+ to consummate the Merger are also subject to the satisfaction or (to the extent not prohibited by law) waiver by SP+ at or prior to the Effective Time of the following conditions:

•

each of the representations and warranties of Parent and Merger Sub contained in the Merger Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct both when made and as of the Closing Date, (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Parent Material Adverse Effect; provided, however, that the representations and warranties regarding Parent and Merger Sub’s organization and qualification, authority relative to the Merger Agreement and the absence of any undisclosed brokers fees shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

•

Parent and Merger Sub shall have performed and complied in all material respects with their respective obligations required under the Merger Agreement to be performed or complied with on or prior to the Closing Date; and

•

Parent shall have delivered a certificate to SP+, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the foregoing conditions to the obligations of SP+ to consummate the Merger have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the SP+ Stockholder Approval is obtained:

•	by mutual written consent of each of Parent and SP+;

•	by either Parent or SP+, if:

•

the Merger shall not have been consummated on or before the Termination Date (subject to an extension to October 4, 2024; provided, however, that if a contingency plan implemented by the U.S. Department of Justice or U.S. Federal Trade Commission in the event of a lapse of appropriations has been in effect for a period of at least fifteen days in the aggregate, whether or not consecutive, beginning on or after November 4, 2023, Parent shall have the option to further extend the Termination Date by the aggregate number of days that a contingency plan is in effect on or after November 4, 2023, whether or not consecutive, minus fifteen days; provided, further, that in no event shall the Termination Date be later than January 4, 2025) in the event that all of the conditions to the closing of the Merger have been or are capable of being satisfied, other than the Antitrust Condition or the Restraint Condition; provided, however, that the right to terminate the Merger Agreement pursuant to this provision shall not be available to any party if the failure of such party, and, in the case of Parent, including the failure of Merger Sub, to perform or comply with any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the consummation of the Merger to have occurred on or before such date;

•

prior to the Effective Time, any governmental authority of the United States shall have enacted, issued, promulgated, enforced or entered any law or order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such law or order or other action shall have become final and non-appealable; provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to a party that has failed to comply with its obligations as described in the section entitled “Summary—Efforts to Close the Merger” beginning on page [●] of this Proxy Statement, or if the issuance of such law or order or taking of such action was primarily due to the failure of such party, and, in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under the Merger Agreement; or

•

the SP+ Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which the Merger Agreement and the transactions contemplated thereby have been voted upon;

•	by SP+ if:

•

Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the obligations of SP+ to consummate the Merger and (ii) is not reasonably capable of being cured, or is not cured, by Parent or Merger Sub on or before the earlier of (a) the Termination Date and (b) the date that is thirty (30) calendar days following SP+’s delivery of written notice to Parent or Merger Sub, as applicable, of such breach; provided that SP+ shall not have the right to terminate the Merger Agreement pursuant to this provision if SP+ is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement;

•

prior to receipt of the SP+ Stockholder Approval, the Board shall have authorized SP+ to enter into a definitive agreement with respect to a Superior Proposal in compliance with the applicable provisions of the Merger Agreement; provided that, substantially concurrently with and as a condition to such termination, SP+ enters into such definitive agreement and pays (or causes to be paid) a termination fee to (or at the direction of) Parent; or

•

(i) all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied (other than those conditions (a) the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements under the Merger Agreement and (b) that by their terms are to be satisfied at the closing of the Merger, so long as such conditions are at the time of termination capable of being satisfied as if such time were the closing of the Merger), (ii) Parent and Merger Sub have failed to consummate the Merger within two (2) business days following the first date the consummation of the Merger should have occurred under the Merger Agreement and (iii) SP+ has notified Parent in writing that the conditions to the closing of the Merger have been satisfied or, with respect to SP+’s conditions, waived (or would be satisfied or waived if the consummation of the Merger were to occur on the date of such notice) and that it stands ready, willing and able to consummate the Merger at such time;

•	by Parent if:

•

SP+ shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the obligations of Parent and Merger Sub to consummate the Merger and (ii) is not reasonably capable of being cured, or is not cured, by SP+ on or before the earlier of (a) the Termination Date and (b) the date that is thirty (30) calendar days following Parent’s delivery of written notice to SP+ of such breach; provided that Parent shall not have the right to terminate the Merger Agreement pursuant to this provision if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•

(i) the Board shall have made a Change of Recommendation (provided that Parent’s right to terminate the Merger Agreement under this provision shall expire upon the SP+ Stockholder Approval having been obtained) or (ii) SP+ or any of its subsidiaries shall have entered into any definitive agreement to consummate an Alternative Acquisition Proposal.

In the event that the Merger Agreement is validly terminated and the Merger abandoned pursuant to the termination rights above, written notice thereof shall be given to the other party or parties, specifying the provisions of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void and of no effect without liability on the part of any party thereto (or any of its affiliates or representatives), and all rights and obligations of any party thereto shall cease. Except as otherwise provided in the Merger Agreement, no such termination will relieve any party of any liability or damages (which shall not be limited to reimbursement of expenses or out-of-pocket costs) resulting from fraud or any intentional breach of any covenant or obligation under the Merger Agreement prior to such termination, in which case, except as otherwise provided in the Merger Agreement, the aggrieved party will be entitled to all remedies available at law or in equity. In addition, the Metropolis Confidentiality Agreement and certain sections of the Merger Agreement, including as to the payment of termination fees and expenses, will survive any termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

SP+ is required to pay to an account or accounts designated by Parent a termination fee and expense reimbursement amount if the Merger Agreement is terminated under the following circumstances:

•

(i) after the date of the Merger Agreement and prior to the Stockholders’ Meeting a third party publicly announces and does not withdraw a Qualifying Transaction (as defined below), (ii) the Merger Agreement is subsequently terminated by either SP+ or Parent because the Termination Date has occurred or the SP+ Stockholder Approval is not obtained, or by Parent because SP+ intentionally and knowingly breached any covenant or agreement under the Merger Agreement and (iii) within twelve (12) months of such termination of the Merger Agreement, SP+ consummates any Qualifying Transaction or enters into a definitive agreement providing for the consummation of any Qualifying Transaction;

•	the Merger Agreement is terminated by SP+ to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; or

•

the Merger Agreement is terminated by Parent because (i) the Board has made a Change of Recommendation or (ii) SP+ or any of its subsidiaries has entered into any definitive agreement to consummate an Alternative Acquisition Proposal.

The termination fee payable by SP+ in the above situations is an aggregate amount of $30,000,000 plus reimbursement of Parent expenses in an amount not to exceed $5,000,000 (solely to the extent not previously paid by SP+). As used herein, the term “Qualifying Transaction” means an Alternative Acquisition Proposal, except that references to “twenty percent (20%)” in the definition of “Alternative Acquisition Proposal” shall be deemed to be references to “fifty percent (50%).”

If SP+ or Parent terminates the Merger Agreement because the SP+ Stockholder Approval is not obtained at the Stockholders’ Meeting, the amount payable by SP+ in this situation is reimbursement of Parent expenses in an amount not to exceed $7,500,000. Eldridge Persons are entitled to receive half of the termination fee and transaction expense amount payable by SP+ under the Merger Agreement.

Parent is required to pay to SP+ a reverse termination fee if the Merger Agreement is terminated under the following circumstances:

•

the Merger Agreement is terminated by SP+ because (i) Parent breached any covenant or agreement under the Merger Agreement, which breach is not cured and would give rise to the failure of a condition to Parent’s and Merger Sub’s obligations to consummate the Merger, or (ii) all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied and Parent and Merger Sub failed to consummate the Merger within two (2) business days following the first date the consummation of the Merger should have occurred under the Merger Agreement;

•

the Merger Agreement is terminated by either SP+ or Parent because the Termination Date has occurred and at the time of such termination SP+ could have validly terminated the Merger Agreement for the reasons described above; or

•

the Merger Agreement is terminated by either SP+ or Parent because (i) the Termination Date has occurred and at the time of such termination the Antitrust Condition or the Restraint Condition have not been fulfilled (but only as such failure to be fulfilled relates to the HSR Act), but all other conditions to the closing of the Merger have either been waived or fulfilled or would be fulfilled if the closing were to occur on such date, or (ii) a governmental authority of the United States has enacted, issued, promulgated, enforced or entered a final and non-appealable law or order which has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger (but only if such final and non-appealable law or order relates to the HSR Act).

The termination fee amount payable by Parent in the above situations is $60,000,000.

Enforcement Expenses

If SP+ or Parent, as applicable, fails to pay promptly the termination fee and expense reimbursement amount or the reverse termination fee, respectively, such party must pay the other party its reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal; provided, however, that in no event shall such payment exceed $5,000,000.

Specific Performance

Parent, Merger Sub and SP+ are entitled to specific performance to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the right of each party to cause the other parties to consummate the Merger and the other transactions contemplated by the Merger Agreement and the right of SP+ to cause Parent to fully enforce the terms of the Equity Commitment Letter against the Metropolis Investors, subject to the terms set forth therein), in addition to any other remedy to which they are entitled at law or in equity; provided that under no circumstances will a party be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the closing of the Merger and monetary damages (including any termination fee, reverse termination fee, or monetary damages in lieu of specific performance). If a party brings an action to specifically enforce the performance of the terms and provisions of the Merger Agreement (other than an action to enforce specifically any provision that expressly survives the termination of the Merger Agreement), the Termination Date will automatically be extended to (i) the fifth (5th) business day following the resolution of such action or (ii) such other time period established by the court presiding over such action.

Fees and Expenses

Except as otherwise expressly set forth in the Merger Agreement, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that Parent will be responsible for and pay all costs and expenses in connection with (i) the filings of the notification and report forms under any antitrust laws in connection with the transactions contemplated by the Merger Agreement and (ii) the filing with the SEC of this Proxy Statement in preliminary and definitive forms, the filing of a certificate of merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which SP+ or any of its subsidiaries is qualified to do business, applicable requirements under corporation or state securities or “blue sky” laws of various states, such filings as may be required in connection with the taxes as described in the Merger Agreement, filings with Nasdaq and filings with the SEC of such reports under the Exchange Act as may be required in connection with the Merger Agreement and the transactions contemplated thereby.

Amendment; Extension and Waiver

The Merger Agreement provides that it may be amended by mutual agreement of SP+ and Parent at any time before or after receipt of the SP+ Stockholder Approval, except that (i) after the SP+ Stockholder Approval has been obtained, there shall not be any amendment that by law or in accordance with the rules of any stock exchange requires further approval by the SP+ stockholders without such further approval of such stockholders, and (ii) any amendment to certain sections of the Merger Agreement, in each case to the extent such amendment would affect the rights of a Debt Commitment Lender, together with such Debt Commitment Lender’s affiliates, and such affiliates’ former, future or current direct or indirect equity holders, controlling persons, general or limited partners, members, stockholders, officers, directors, managers, employees, agents, advisors, and representatives and their respective successors and assigns, must also be approved by such Debt Commitment Lender.

At any time prior to the Effective Time, subject to applicable law, any party may (i) extend the time for the performance for its benefit of any obligation or other act of any of the other parties, (ii) waive any inaccuracy in the representations and warranties made to it by another party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any agreement or condition for its benefit contained in the Merger Agreement.

Governing Law

Except for disputes involving the Debt Commitment Lenders (which will be governed by the laws of the State of New York), the Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

SP+ stockholders are asked to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, SP+ could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to permit solicitation of additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if SP+ had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, SP+ could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, SP+ may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

Vote Required and Recommendation of the Board

The affirmative vote of a majority of the shares of stock having voting power issued and outstanding and entitled to vote at the Special Meeting, represented in person or by proxy, and entitled to vote thereon, is required to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

The Board unanimously recommends that you vote “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act and Rule 14a-21 thereunder, which were enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that SP+ provide SP+ stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger, as disclosed in the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger—NEO Golden Parachute Compensation” beginning on page [●] of this Proxy Statement.

SP+ stockholders are asked to indicate their approval of the compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger. These payments are set forth in the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger—NEO Golden Parachute Compensation” beginning on page [●] of this Proxy Statement and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of SP+’s overall compensation program for its named executive officers, and previously have been disclosed to SP+ stockholders as part of the “Compensation Discussion & Analysis” and related sections of SP+’s annual proxy statements, except for the tax reimbursement agreements. These historical arrangements and the tax reimbursement agreements were adopted and approved by the Compensation Committee of the Board, which is composed solely of independent directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, SP+ is seeking approval of the following resolution at the Special Meeting:

“RESOLVED, that the stockholders of SP Plus Corporation approve, on a non-binding, advisory basis, the compensation that will or may become payable to SP+’s named executive officers that is based on, or otherwise relates to, the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of the Directors and Executive Officers of SP+ in the Merger—NEO Golden Parachute Compensation” in SP+’s Proxy Statement for the Special Meeting of stockholders.”

This proposal is not a condition to consummation of the Merger, and as an advisory vote, the result will not be binding on SP+, the Board or Parent. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, SP+’s named executive officers will be eligible to receive the compensation that is based on, or otherwise relates to, the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Recommendation of the Board

The affirmative vote of the holders of a majority of the shares of SP+ Common Stock, which are represented in person or by proxy at the Special Meeting and entitled to vote thereon, provided a quorum is present, is required to approve, by means of a non-binding, advisory vote, the proposal to approve compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger.

The Board unanimously recommends that you vote “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by SP+ to its named executive officers in connection with the Merger.

MARKET PRICES AND DIVIDEND DATA

SP+ Common Stock is listed on Nasdaq under the symbol “SP.” As of [●], 202[●], the latest practicable trading day prior to the date of this Proxy Statement, there were [●] shares of SP+ Common Stock outstanding, held by approximately [●] stockholders of record.

The following table sets forth, for the indicated periods, the high and low sales prices of SP+ Common Stock as reported by Nasdaq:

	Market Price
	High	Low
2023
Fourth Quarter (ending December 31, 2023)	$[●]	$[●]
Third Quarter (ended September 30, 2023)	$42.29	$34.17
Second Quarter (ended June 30, 2023)	$40.63	$32.78
First Quarter (ended March 31, 2023)	$39.60	$31.52
2022
Fourth Quarter (ended December 31, 2022)	$37.52	$31.13
Third Quarter (ended September 30, 2022)	$37.17	$30.24
Second Quarter (ended June 30, 2022)	$32.84	$27.69
First Quarter (ended March 31, 2022)	$32.14	$26.11
2021
Fourth Quarter (ended December 31, 2021)	$34.20	$25.29
Third Quarter (ended September 30, 2021)	$34.99	$27.96
Second Quarter (ended June 30, 2021)	$36.30	$29.99
First Quarter (ended March 31, 2021)	$36.71	$27.25

The closing price of SP+ Common Stock on October 3, 2023, the last trading day prior to the Board’s approval of the Merger Agreement, was $35.36 per share. On [●], 202[●], the latest practicable trading day prior to the date of this Proxy Statement, the closing price of SP+ Common Stock was $[●] per share.

Under the terms of the Merger Agreement, between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement, neither SP+ nor any of its subsidiaries may, subject to certain exceptions, authorize, declare, pay or make any dividends or other distributions without the written consent of Parent.

Following the Merger, there will be no further market for shares of SP+ Common Stock, and SP+ anticipates that SP+ Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, SP+ would no longer file periodic reports with the SEC on account of SP+ Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of SP+ Common Stock as of December 11, 2023 by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of SP+’s common stock;

•	each of SP+’s named executive officers;

•	each of SP+’s directors and nominees for director; and

•	all of SP+’s directors and named executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. The information regarding beneficial owners of more than five percent (5%) of SP+ Common Stock is based solely on public filings made by such owners with the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder.

Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

Percentage beneficially owned is based on 19,649,611 shares of SP+ Common Stock outstanding as of December 11, 2023, and is calculated in accordance with SEC rules.

Name and Address of Beneficial Owner(1)	Current Shares Beneficially Owned(2)		Percent of Shares Beneficially Owned
5% or Greater Beneficial Owners
BlackRock, Inc.	1,354,627	(3)	6.89%
River Road Asset Management, LLC	1,713,091	(4)	8.72%
Segall Bryan & Hamill, LLC	1,409,188	(5)	7.17%
The Vanguard Group	1,145,494	(6)	5.83%
Magnetar Financial LLC	1,002,228	(7)	5.10%
Named Executive Officers and Directors
G Marc Baumann	133,131	(8)	*
John Ricchiuto	15,911	(9)	*
Robert M. Toy	38,449	(10)	*
Wyman T. Roberts	29,448		*
Douglas R. Waggoner	29,448		*
Gregory A. Reid	21,829		*
Alice M. Peterson	18,826		*
Kristopher H. Roy	22,304	(11)	*
Robert A. Miles	16,530	(12)	*
Diana L. Sands	9,343		*
Ritu Vig	14,072		*
Chris Sherman	17,081		*
All directors and executive officers as a group (10 persons)	366,372	(13) (14) (15)

*	Less than 1.0% of the outstanding shares of common stock.
(1)	Except as otherwise indicated, the address for each beneficial owner listed in the table above is c/o SP Plus Corporation, 200 East Randolph Street, Suite 7700, Chicago, Illinois 60601-7702.

(2)

Except as otherwise noted and for shares held by a spouse and other members of the person’s immediate family who share a household with the named person, the named persons have sole voting and investment power over the indicated number of shares.

(3)

The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The information with respect to BlackRock, Inc. is based solely on information obtained from a Schedule 13G/A filed by BlackRock, Inc. with the SEC on or about February 1, 2023. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in BlackRock, Inc.’s Schedule 13G/A.

(4)

The address for River Road Asset Management, LLC is 462 South 4th Street, Suite 2000, Louisville, KY 40202. The information with respect to River Road Asset Management, LLC is based solely on information obtained from a Schedule 13G/A filed by River Road Asset Management, LLC with the SEC on or about February 8, 2023. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in River Road Asset Management, LLC’s Schedule 13G/A.

(5)

The address for Segall Bryant & Hamill, LLC is 540 West Madison Street, Suite 1900, Chicago, IL 60661. The information with respect to Segall Bryant & Hamill, LLC is based solely on information obtained from a Schedule 13G filed by Segall Bryant & Hamill, LLC with the SEC on or about February 13, 2023. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Segall Bryant & Hamill, LLC’s Schedule 13G.

(6)

The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355. The information with respect to The Vanguard Group is based solely on information obtained from a Schedule 13G filed by The Vanguard Group with the SEC on or about February 9, 2023. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in The Vanguard Group’s Schedule 13G.

(7)

The address for Magnetar Financial LLC is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201. The information with respect to Magnetar Financial LLC is based solely on information obtained from a Schedule 13D filed by Magnetar Financial LLC with the SEC on or about November 24, 2023. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Magnetar Financial LLC’s Schedule 13D.

(8)	Held jointly with Mr. Baumann’s spouse. Does not include (i) 38,962 SP+ RSUs that vest on December 31, 2024 and (ii) 34,713 SP+ RSUs that vest on December 31, 2025.
(9)	Held jointly with Mr. Ricchiuto’s spouse. Does not include (i) 4,871 SP+ RSUs that vest on December 31, 2024 and (ii) 4,340 SP+ RSUs that vest on December 31, 2025.
(10)	Does not include (i) 8,929 SP+ RSUs that vest on December 31, 2024 and (ii) 7,955 SP+ RSUs that vest on December 31, 2025.
(11)	Does not include (i) 9,741 SP+ RSUs that vest on December 31, 2024 and (ii) 8,679 SP+ RSUs that vest on December 31, 2025.
(12)	Does not include (i) 3,247 SP+ RSUs that vest on December 31, 2024 and (ii) 2,893 SP+ RSUs that vest on December 31, 2025.
(13)	Does not include 148,218 SP+ RSUs held by named executive officers that vest at various times during the next three years for the executive officers listed above.
(14)

Includes 14,460 shares beneficially owned by Christopher R. Sherman, but does not include Mr. Sherman’s (i) 3,247 SP+ RSUs that vest on December 31, 2024 and (ii) 7,232 SP+ RSUs that vest on December 31, 2025.

(15)	Includes 6,615 shares beneficially owned by Ritu Vig, but does not include Ms. Vig’s (i) 6,900 SP+ RSUs that vest on December 31, 2024 and (ii) 6,509 SP+ RSUs that vest on December 31, 2025.

APPRAISAL RIGHTS

If the Merger Agreement is adopted by SP+ stockholders, shares held by stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly exercise and perfect their demand for appraisal rights under Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. Failure to strictly comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of your appraisal rights under the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Throughout this summary of appraisal rights and the other descriptions of appraisal rights throughout this Proxy Statement, we refer to both record holders of SP+ Common Stock and beneficial owners of SP+ Common Stock collectively as “stockholders.” The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. If you hold your shares of SP+ Common Stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with such broker, bank or other nominee.

Under Section 262, stockholders who (i) do not vote in favor of the proposal to adopt the Merger Agreement, (ii) continuously hold such shares of SP+ Common Stock through the Effective Time and (iii) otherwise follow the procedures set forth in Section 262, will be entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Court of Chancery to be the “fair value” of such shares of SP+ Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value, as determined by the Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262). Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, and except as provided in subsection (h) of Section 262, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that, if at any time before the Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court of Chancery and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the $54.00 per share Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This Proxy Statement constitutes SP+’s notice to SP+ stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any holder of shares of SP+ Common Stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review the text of Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. In addition, the Court of Chancery will dismiss appraisal proceedings as to all SP+ stockholders who assert appraisal rights unless (i) the total number of shares of SP+ Common Stock entitled to appraisal exceeds one percent (1%) of the outstanding shares of SP+ Common Stock eligible for appraisal or (ii) the value of the Merger Consideration in respect of such total number of shares exceeds $1,000,000. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of SP+ Common Stock, SP+ believes that if an SP+ stockholder is considering exercising appraisal rights, that stockholder should seek the advice of legal counsel. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration as described in and in accordance with the terms of the Merger Agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares of SP+ Common Stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

•	the stockholder must deliver to SP+ a written demand for appraisal before the vote on the proposal to adopt the Merger Agreement is taken at the Special Meeting;

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•

the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares prior to the Effective Time); and

•

the stockholder or the Surviving Corporation must file a petition in the Court of Chancery demanding a determination of the value of the shares within one hundred twenty (120) days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no present intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the proposal to adopt the Merger Agreement, abstain or not vote his, her or its shares.

Filing Written Demand

Any stockholder wishing to exercise appraisal rights must deliver to SP+, before the vote on the proposal to adopt the Merger Agreement at the Special Meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement either by ballot or by proxy. A holder of shares of SP+ Common Stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record or beneficially own the shares of SP+ Common Stock through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will cause a stockholder to lose the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement. However, neither voting against the proposal to adopt the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement. A proxy or vote against the proposal to adopt the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the Merger Agreement at the Special Meeting will cause the stockholder to lose his, her or its appraisal rights in connection with the Merger.

Demand for Appraisal by a Holder of Record

A demand for appraisal by a holder of record of SP+ Common Stock must be executed by or on behalf of the holder of record and must reasonably inform SP+ of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. If a holder of record is submitting a demand with respect to shares of SP+ Common Stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of SP+ Common Stock are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of SP+ Common Stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of SP+ Common Stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of SP+ common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the holder of record.

Demand for Appraisal by a Beneficial Owner

A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of SP+ Common Stock in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (1) such beneficial owner continuously owns such shares of SP+ Common Stock through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262 and (2) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of SP+ Common Stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by SP+ under Section 262.

BENEFICIAL OWNERS WHO HOLD THEIR SHARES OF SP+ COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF SP+ COMMON STOCK.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

SP Plus Corporation

200 E. Randolph Street, Suite 7700

Chicago, Illinois 60601-7702

Any stockholder may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to SP+ a written withdrawal of the demand for appraisal and an acceptance of the Merger within sixty (60) days after the Effective Time. Any such attempt to withdraw the demand made more than sixty (60) days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Court of Chancery will be dismissed without the approval of such court and such approval may be conditioned upon such terms as the Court of Chancery deems just.

Notice by the Surviving Corporation

If the Merger is consummated, within ten (10) days after the Effective Time, the Surviving Corporation will notify each stockholder who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the proposal to adopt the Merger Agreement, that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within one hundred twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any stockholder who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of SP+ Common Stock held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of shares of SP+ Common Stock. Accordingly, any stockholders who desire to have their shares of SP+ Common Stock appraised by the Court of Chancery should initiate all necessary action to perfect their appraisal rights with the Court of Chancery within the time and in the manner prescribed in Section 262. The failure of a holder of a stockholder to file such a petition for appraisal within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within one hundred twenty (120) days after the Effective Time, any stockholder who has complied with the requirements for the exercise of appraisal rights, or a beneficial owner of shares of SP+ Common Stock held either in a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the Merger Agreement and with respect to which SP+ has received demands for appraisal, and the aggregate number of stockholders of such shares of SP+ Common Stock. The Surviving Corporation must provide this statement to the requesting stockholder within ten (10) days after receipt of the written request for such a statement or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of SP+ Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements.

If a petition for an appraisal is duly filed by a stockholder and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Register in Chancery of the Court of Chancery (the “Register in Chancery”) a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of SP+ Common Stock and with whom agreements as to the value of their shares of SP+ Common Stock have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal of their shares of SP+ Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the stockholders entitled to appraisal, the Court of Chancery will appraise the “fair value” of the shares of SP+ Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of

Delaware stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of SP+ Common Stock as so determined by the Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of SP+ Common Stock and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although SP+ believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither SP+ nor Parent anticipates offering more than the $54.00 per share Merger Consideration to any SP+ stockholder exercising appraisal rights. Each of SP+ and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of SP+ Common Stock is less than the $54.00 per share Merger Consideration.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of SP+ Common Stock entitled to be appraised. If any stockholder who demands appraisal of his, her or its shares of SP+ Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such stockholder’s right to appraisal, such stockholder’s shares of SP+ Common Stock will be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within one hundred twenty (120) days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of SP+ Common Stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the stockholder’s shares of SP+ Common Stock, if any, payable to stockholders as of a time prior to the Effective Time; provided, however, that if no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within sixty (60) days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

OTHER MATTERS

The sole business that may be considered at the Special Meeting are the matters set forth in the Notice of Special Meeting accompanying this Proxy Statement.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is consummated, we will have no public stockholders and there will be no public participation in any future meetings of SP+ stockholders. However, if the Merger is not consummated, SP+ stockholders will continue to be entitled to attend and participate in SP+ stockholders’ meetings.

As described in our annual proxy statement for the 2023 annual meeting of stockholders filed on March 30, 2023, SP+ stockholders had the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2024 (the “2024 Annual Meeting”) by submitting their proposals in writing to our Secretary in a timely manner by December 1, 2023.

A stockholder wishing to nominate a candidate for election to the Board, or make a proposal at the 2024 Annual Meeting that will not be considered for inclusion in our proxy statement, is required to give appropriate written notice to our Secretary. A stockholder’s notice to our Secretary shall set forth certain information concerning the stockholder and each director nomination or proposal, as specified in Section 2.09 of SP+’s bylaws, and must comply with the other requirements specified in Section 2.09 of SP+’s bylaws. To be timely for the 2024 Annual Meeting, the notice must be received by our Secretary at our principal executive offices between December 12, 2023 and January 11, 2024.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that SP+ can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that SP+ has previously filed with the SEC. These documents contain important information about SP+ and its financial condition and are incorporated by reference into this Proxy Statement.

The following SP+ filings with the SEC are incorporated by reference:

•	SP+’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 24, 2023;

•	SP+’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 4, 2023, August 3, 2023 and November 2, 2023, respectively;

•	SP+’s Definitive Proxy Statement on Schedule 14A for the May 10, 2023 annual meeting of stockholders, filed with the SEC on March 30, 2023; and

•

SP+’s Current Reports on Form 8-K, filed with the SEC on February 1, 2023, February  16, 2023, April  18, 2023, May  16, 2023, July  20, 2023, July  26, 2023, October  5, 2023, October 26, 2023 and December 18, 2023.

SP+ also incorporates by reference into this Proxy Statement additional documents that it may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on SP+’s website is not part of this Proxy Statement, and therefore is not incorporated by reference into this Proxy Statement.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this Proxy Statement.

You may obtain any document we file without charge through the SEC website at www.sec.gov, on our website at ir.spplus.com or upon written request to SP Plus Corporation, 200 E. Randolph Street, Suite 7700, Chicago, Illinois 60601-7702, Attention: Secretary.

If you have any questions about this Proxy Statement, the Special Meeting, the Merger Agreement or the Merger or need assistance with voting procedures, please contact:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Stockholders May Call: (800) 662-5200

Banks and Brokers May Call: (203) 658-9395

Email: SP@investor.morrowsodali.com

MISCELLANEOUS

SP+ has supplied all information relating to SP+, and Parent has supplied, and SP+ has not independently verified, all of the information relating to Parent and Merger Sub contained in the sections entitled “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger.”

The cost of this proxy solicitation will be borne by SP+. Our directors, officers and employees may solicit proxies in person, by mail, telephone, facsimile and email, or by other electronic means. We will pay these directors, officers and employees no additional compensation for these services. We will reimburse banks, brokers and other nominees for their reasonable, out-of-pocket expenses incurred in forwarding this Proxy Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of SP+ Common Stock.

You should not send in your SP+ stock certificates until you receive transmittal materials after the Merger is consummated.

You should rely only on the information contained in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to in this Proxy Statement to vote on the Merger. SP+ has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated [●], 202[●]. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement) and the mailing of this Proxy Statement to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

METROPOLIS TECHNOLOGIES, INC.,

SCHWINGER MERGER SUB INC.

and

SP PLUS CORPORATION

Dated as of October 4, 2023

Article I

THE MERGER

i

Index of Defined Terms

Action	A-70
Affiliate	A-70
Aggregate Merger Consideration	A-70
Agreement	A-9, A-70
Alternative Acquisition Agreement	A-44, A-70
Alternative Acquisition Proposal	A-70
Alternative Financing	A-51, A-70
Anti-Corruption Laws	A-19, A-70
Anti-Money Laundering Laws	A-20, A-70
Antitrust Laws	A-70
Assets	A-41
Blue Sky Laws	A-70
Book-Entry Evidence	A-11, A-70
Business Day	A-70
Cap	A-62, A-70
Capitalization Date	A-16, A-70
CARES Act	A-70
CBA	A-24, A-71
Certificate of Merger	A-10, A-71
Certificates	A-11, A-71
Change of Recommendation	A-44, A-71
Clean Team Agreement	A-71
Client Facility Property	A-71
Closing	A-9, A-71
Closing Date	A-10, A-71
Code	A-71
Company	A-9, A-71
Company 401(k) Plan	A-50, A-71
Company Asset	A-41
Company Aviation Agreement	A-71
Company Benefit Plan	A-71
Company Bylaws	A-15, A-71
Company Charter	A-15, A-71
Company Common Stock	A-10, A-71
Company Debt	A-55, A-71
Company Disclosure Letter	A-72
Company Employee	A-37, A-72
Company Equity Awards	A-72
Company Equity Plan	A-72
Company Facility Contract	A-72
Company Material Adverse Effect	A-72
Company Material Contract	A-27, A-72
Company Owned IP	A-25, A-72
Company Permits	A-18, A-72
Company PSU	A-73
Company PSU Consideration	A-14, A-73
Company Recommendation	A-73
Company Related Parties	A-60, A-73
Company RSU	A-73
Company RSU Consideration	A-13, A-73

Company SEC Documents	A-20, A-73
Company Securities	A-16, A-73
Company Stockholder Advisory Vote	A-17, A-73
Company Surety Bonds	A-73
Confidentiality Agreement	A-73
Consent	A-18, A-73
Contingency Plan	A-73
Contingency Plan Days	A-73
Contingency Plan Trigger	A-73
Contingency Plan Trigger Date	A-73
Continuation Period	A-48, A-73
Continuing Employees	A-48, A-73
Contract	A-73
COVID Measures	A-74
COVID-19	A-74
D&O Indemnified Parties	A-45, A-74
Data Protection Laws	A-26, A-74
Debt Commitment Letter	A-33, A-74
Debt Financing	A-33, A-74
Debt Financing Sources	A-74
Debt Financing Sources Related Parties	A-74
Debt Payoff Amount	A-55, A-74
DGCL	A-9, A-74
Dissenting Shares	A-14, A-74
Divestiture Action	A-41, A-74
DOJ	A-40
Effective Time	A-10, A-74
Enforcement Expenses	A-62, A-74
Environmental Laws	A-74
Equity Commitment Letter	A-33, A-75
Equity Financing	A-33, A-75
Equity Financing Sources	A-33, A-75
ERISA	A-75
ERISA Affiliates	A-75
Exchange Act	A-75
Exchange Fund	A-11, A-75
Excluded Share	A-11, A-75
Excluded Shares	A-11, A-75
Existing Credit Agreement	A-75
Existing D&O Insurance Policies	A-46, A-75
Expenses	A-75
Export Control Laws	A-19, A-75
Extended Termination Date	A-75
FCPA	A-19, A-75
Fee Letters	A-33, A-75
Financing	A-33, A-75
Financing Commitments	A-33, A-76
Financing Sources	A-33, A-76
FTC	A-40
Funding Obligations	A-34, A-76
Funds	A-34, A-76
GAAP	A-76

v

Governmental Authority	A-76
Grant Date	A-17, A-76
Guarantees	A-9, A-76
Guarantors	A-76
Hazardous Materials	A-76
HSR Act	A-76
Intellectual Property	A-76
Intentional Breach	A-76
Internet Domain Names	A-76
Intervening Event	A-77
IRS	A-77
IT Systems	A-77
Knowledge	A-77
Law	A-77
Lien	A-77
Material Leased Real Property	A-28, A-77
Material Real Property Lease	A-28, A-77
Material Real Property Leases	A-28
Maximum Amount	A-46, A-77
Merger	A-9, A-77
Merger Consideration	A-11, A-77
Merger Sub	A-9, A-77
Morgan Stanley	A-30, A-77
Multiemployer Plan	A-77
NASDAQ	A-18, A-77
New Debt Commitment Letter	A-52, A-77
New Plans	A-49, A-77
Old Plans	A-49, A-77
Order	A-77
Owned Real Property	A-28, A-78
Parent	A-9, A-78
Parent 401(k) Plan	A-50, A-78
Parent Disclosure Letter	A-78
Parent Expenses	A-78
Parent Material Adverse Effect	A-57, A-78
Parent Organizational Documents	A-78
Parent Related Parties	A-61, A-78
Patent Rights	A-76
Paying Agent	A-11, A-78
Paying Agent Agreement	A-11, A-78
Payoff Letter	A-55, A-78
Permitted Liens	A-78
Person	A-79
Personal Information	A-26, A-79
Preferred Stock	A-16, A-79
Proprietary Software	A-79
Proxy Statement	A-21, A-79
Qualifying Transaction	A-59, A-79
Real Property Lease	A-39, A-79
Registered Intellectual Property	A-79
Reimbursement Obligations	A-54, A-79
Release	A-79

Representatives	A-79
Required Information	A-79
Requisite Stockholder Approval	A-30, A-79
Reverse Termination Fee	A-60, A-79
Rights Under Copyright	A-76
Sanctions Laws	A-19, A-79
SEC	A-79
Secretary	A-10, A-79
Securities Act	A-79
Significant Subsidiary	A-79
Software	A-80
Solvent	A-35, A-80
Stockholders’ Meeting	A-40, A-80
Subsidiary	A-80
Superior Proposal	A-80
Surviving Corporation	A-9, A-80
Tail Coverage	A-46, A-80
Tax	A-80
Tax Returns	A-80
Taxes	A-80
Termination Date	A-57, A-80
Termination Fee	A-60, A-80
Third Party	A-80
Trademark Rights	A-76
Treasury Regulations	A-81
VDR	A-81

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 4, 2023 (this “Agreement”), is made by and among Metropolis Technologies, Inc., a Delaware corporation (“Parent”), Schwinger Merger Sub Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and SP Plus Corporation, a Delaware corporation (the “Company”). Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix A.

RECITALS

WHEREAS, the board of directors of the Company has unanimously (a) approved this Agreement, the merger of Merger Sub with and into the Company (the “Merger”), pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders and (c) subject to the terms of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the boards of directors of each of Parent and Merger Sub have unanimously (a) approved this Agreement, the Merger and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of Parent, Merger Sub and their respective stockholders, and (c) recommended the approval of this Agreement by Parent, as Merger Sub’s sole stockholder;

WHEREAS, Parent, acting in its capacity as the sole stockholder of Merger Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Merger Sub have delivered to the Company limited guarantees (collectively, the “Guarantees”) of the Guarantors (as defined below), dated as of the date hereof, pursuant to which the Guarantors have guaranteed certain obligations of Parent and Merger Sub; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue under the name “SP Plus Corporation” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 1.2    The Closing. Subject to the provisions of Article VI (Conditions to the Merger), the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (Chicago time) on a date to be specified by the Company and Parent, but no later than the second (2nd) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VI (Conditions to the Merger) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions), and the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606-1720, or by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).

Section 1.3    Effective Time.

(a)    Concurrently with the Closing, each of the Company, Parent and Merger Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of Delaware (the “Secretary”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been received for filing by the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Merger Sub and the Company and set forth in the Certificate of Merger, being hereinafter referred to as the “Effective Time”).

(b)    The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 1.4    Certificate of Incorporation and Bylaws. Subject to compliance with Section 5.6 (Directors’ and Officers’ Indemnification and Insurance), at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Merger Sub, until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (i) in each case, the name of the Surviving Corporation shall be SP Plus Corporation and (ii) the indemnity provisions shall be the same as those under SP Plus Corporation’s certificate of incorporation and bylaws, respectively, in each case as in effect immediately prior to the Effective Time.

Section 1.5    Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.6    Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1    Effect on Securities. At the Effective Time (or such other time specified in this Section 2.1), by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any securities of the Company or Merger Sub or any other Person:

(a)    Expiration or Cancellation of Company Securities. Each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) held by the Company or any Subsidiary of the

Company (including shares held as treasury stock) or held, directly or indirectly, by Parent or Merger Sub or any of their wholly owned Subsidiaries (each, an “Excluded Share” and collectively, the “Excluded Shares”) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)    Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.1(a) (Expiration or Cancellation of Company Securities) and any Dissenting Shares) shall be converted into the right to receive $54 per share of Company Common Stock in cash, without interest (the “Merger Consideration”). Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 2.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry evidence of shares (“Book-Entry Evidence”) which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Evidence in accordance with Section 2.2 (Payment for Securities; Exchange of Certificates), the Merger Consideration without interest thereon.

(c)    Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one (1) fully paid, non-assessable share of common stock, $0.001 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation.

(d)    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, subdivision, stock split (including a reverse stock split) or similar event, consolidation or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, the Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2    Payment for Securities; Exchange of Certificates.

(a)    Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the laws of the United States, the identity and the terms of appointment of which to be reasonably acceptable to the Company, to act as paying agent for the payment of the Aggregate Merger Consideration, and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. Immediately prior to or concurrently with the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(b) (Conversion of Company Securities), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 2.1(b) (Conversion of Company Securities). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1 (Effect on Securities), except as expressly provided for in this Agreement.

(b)    Procedures for Exchange.

(i)    Certificates: As promptly as reasonably practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent may reasonably specify).

(ii)    Book-Entry Evidence: As promptly as reasonably practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Book-Entry Evidence not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book-Entry Evidence held through The Depository Trust Company) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Book-Entry Evidence shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent may reasonably specify). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Evidence shall be required to deliver a Certificate or, in the case of holders of Book-Entry Evidence held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(b) (Conversion of Company Securities).

(c)    Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence for cancellation to the Paying Agent, together with, in the case of Certificates and Book-Entry Evidence not held through The Depository Trust Company, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Evidence held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Evidence shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), Book-Entry Evidence or “agent’s message,” and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Evidence on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Evidence.

(d)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Evidence for one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof (other than Dissenting Shares and Excluded Shares), subject to abandoned property, escheat or similar Law.

(e)    No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Evidence immediately prior to such date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Authority, shall, to the extent permissible by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Paying Agent from making the payments required by this Article II, and following any losses (or any diminishment of the Exchange Fund for any other reason), Parent shall promptly provide additional funds to the Paying Agent in the amount of such losses, and (ii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to Parent.

(g)    Withholding. Notwithstanding anything herein to the contrary, the Company, the Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. At or prior to the Effective Time, the Company shall deliver to Parent a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3), duly executed and acknowledged, in form and substance reasonably satisfactory to Parent and on the basis of which Parent shall not be required to withhold Tax under Section 1445 of the Code, certifying that interests in the Company are not “U.S. real property interests,” together with the notice required to be mailed to the IRS under Treasury Regulations Section 1.897-2(h); provided, however, that the sole remedy of Parent for the Company’s failure to provide such executed certificate shall be to withhold Taxes from the consideration otherwise payable pursuant to this Agreement in accordance with this Section 2.2(g).

(h)    Stock Transfer Book. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Evidence shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates or Book-Entry Evidence presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration as provided in this Article II with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.3    Company Equity Awards.

(a)    Treatment of Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company RSU multiplied by (ii) the Merger Consideration (the “Company RSU Consideration”).

(b)    Treatment of Company PSUs. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock underlying such Company PSU attributable to the percentage of the Company PSUs that vest as of immediately prior to the Effective Time in accordance with the immediately following sentence multiplied by (ii) the Merger Consideration (the “Company PSU Consideration”). Except for any Company PSUs granted in accordance with Section 5.1(e)(ix) of the Company Disclosure Letter (which shall be treated as contemplated in Section 5.1(e)(ix) of the Company Disclosure Letter), each Company PSU (x) in respect of which the performance period has not expired as of the Effective Time shall vest immediately prior to the Effective Time, determined based on the attainment of the applicable performance metrics at the actual level of performance through September 30, 2023 (determined by pro-rating the performance metrics to reflect the shortened performance period), subject to the Company obtaining the written consent of the holder of such Company PSU within thirty (30) days of the date of this Agreement, (y) in respect of which the performance period has not expired as of the Effective Time, and for which the written consent of the holder of such Company PSU has not been obtained in accordance with the preceding clause (x), shall vest immediately prior to the Effective Time, determined based on the attainment of the applicable performance metrics at the greater of (i) target level of performance and (ii) actual level of performance through the most recently completed fiscal quarter that ends at least fifteen (15) Business Days prior to the Effective Time (determined by pro-rating the performance metrics to reflect the shortened performance period), and (z) in respect of which the performance period has expired as of the Effective Time, shall vest immediately prior to the Effective Time based on actual level of performance through the end of the performance period, in each case, as determined in good faith consistent with past practices by the board of directors of the Company or a committee thereof, following the Company’s delivery to Parent of substantiation of the Company’s actual performance and such determination no later than five (5) Business Days prior to the Effective Time, and each Company PSU that does not vest in accordance with the foregoing shall be cancelled and terminated without consideration immediately prior to the Effective Time.

(c)    Delivery of Company Equity Award Consideration; Withholding. Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Company Equity Award the Company RSU Consideration and Company PSU Consideration, as applicable, less any required withholding Taxes and without interest, on the first regularly scheduled payroll date of the Surviving Corporation that is no less than five (5) Business Days following the Effective Time.

(d)    Corporate Actions. Immediately prior to the Effective Time, the board of directors of the Company or a committee thereof, as applicable, shall adopt resolutions and take any actions necessary or appropriate to effectuate the provisions of this Section 2.3.

Section 2.4    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Company, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this Article II.

Section 2.5    Dissenting Shares. Notwithstanding anything to the contrary herein, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and has properly exercised and perfected his, her or its demand for, appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Section 262 of the DGCL

(whether occurring before, at or after the Effective Time), such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Parent (a) prompt notice of any written demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, written withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (b) the opportunity and right to participate in all material negotiations and proceedings with Third Parties with respect to demands made pursuant to Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), (i) make any payment with respect to any such demand, (ii) offer to settle or settle any such demand or (iii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

Section 2.6    Transfers; No Further Ownership Rights. From and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Evidence are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration as provided for in Section 2.1(b) (Conversion of Company Securities) for each share of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence. Payment of the Merger Consideration in accordance with the terms of this Article II, and, if applicable, any unclaimed dividends upon the surrender of Certificates or Book-Entry Evidence, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Evidence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter (subject to Section 8.3(b)) or in the Company SEC Documents filed or furnished by the Company on or after January 1, 2020 and prior to the date of this Agreement (other than (i) any information that is contained solely in the “Risk Factors” section of such Company SEC Documents (other than any factual historical information contained therein) and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Documents), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1    Organization and Qualification; Subsidiaries.

(a)    Each of the Company and its Subsidiaries is a corporation, limited liability company, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Company Material Adverse Effect. The Company’s amended and restated certificate of incorporation (the “Company Charter”) and amended and restated bylaws (the “Company Bylaws”), as currently in effect as of the date hereof, with all amendments thereto to the date of this Agreement, are included in the Company SEC Documents.

(b)    Section 3.1(b) of the Company Disclosure Letter correctly and completely sets forth each Subsidiary of the Company, its name, jurisdiction of incorporation or organization, and the Company’s respective (direct or indirect) ownership in each case, as of the date of this Agreement. Copies of the organizational documents of each material Subsidiary of the Company, with all amendments thereto to the date of this Agreement, have been made available to Parent or its representatives, and such copies are correct and complete as of the date of this Agreement.

Section 3.2    Capitalization.

(a)    As of September 30, 2023 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, 19,649,611 of which were issued and outstanding, (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which 10 shares were designated as 18% Senior Redeemable Series D Preferred Stock, none of which were issued and outstanding and (iii) 1,066,005 shares of Company Common Stock subject to Company Equity Awards (for this purpose, with Company PSUs measured assuming achievement of performance metrics at the maximum levels) (the securities referred to in clauses (i) through (iii), including for clarity, Company Common Stock, Preferred Stock, Company RSUs and Company PSUs, the “Company Securities”). Since the Capitalization Date through the date hereof, the Company has not (1) issued any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities, other than in connection with any Company Equity Awards outstanding as of the close of business on the Capitalization Date in accordance with their terms, or (2) established a record date for, declared, set aside for payment or paid any dividend on, any Company Securities. As of the date hereof, no dividends have accrued or been declared but are unpaid on any Company Securities, and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend to any current or former holder of any Company Securities.

(b)    The issued and outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable U.S. federal and state securities Laws in all material respects. As of the date hereof, other than as set forth above in Section 3.2(a), with respect to the Company and each wholly-owned Subsidiary of the Company, there are no existing and outstanding (A) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of such Subsidiaries is a party obligating the Company or such Subsidiaries to issue, transfer or sell to any Third Party any shares of capital stock or other equity interests in the Company or securities convertible into or exchangeable for such shares or equity interests, (B) contractual obligations of the Company or any of such Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or (C) voting trusts or similar agreements to which the Company or any of such Subsidiaries is a party with respect to the voting of the capital stock of the Company or such Subsidiary.

(c)     (i) All of the issued and outstanding shares of capital stock, or membership interests or other ownership interests of each Significant Subsidiary of the Company, as applicable, are validly issued, fully paid and nonassessable (to the extent applicable) and are owned of record and beneficially by the Company, directly or indirectly; and (ii) the Company or a Subsidiary of the Company has, as of the date of this Agreement and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, as applicable, each Significant Subsidiary of the Company, free and clear of any material Liens, other than Permitted Liens or any restrictions imposed by applicable securities Laws.

(d)    The Company does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)    Section 3.2(e) of the Company Disclosure Letter sets forth a correct and complete list of each holder of a Company Equity Award as of the Capitalization Date, which schedule shows for each Company

Equity Award, as applicable, the date such Company Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award (and for Company PSUs the number of shares of Company Common Stock assume both target and maximum attainment of the applicable performance criteria), the applicable vesting schedule (and the terms of any acceleration rights thereof), for each holder who is not a current employee of the Company or any of its Subsidiaries whether such Person has ever been an employee of the Company or any of its Subsidiaries, and the holder’s state of residence or, for any holder who is not a resident of the United States, country of residence. With respect to each Company Equity Award, except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each such grant was duly authorized no later than the date on which the issuance of such grant was by its terms effective (the “Grant Date”) by all necessary corporate action, (ii) each such grant was made in compliance in all material respects with all applicable Laws (including all applicable securities Laws) and all of the material terms and conditions of the applicable Company Equity Plan, and (iii) no material modifications have been made to any Company Equity Award following the Grant Date. All Company Equity Awards are evidenced by award agreements in the forms materially consistent with forms previously made available to Parent. There are no commitments in any offer letter, Contract, Company Benefit Plan or otherwise that contemplate a grant of, or right to purchase or receive restricted stock units, phantom units or other equity that are not set forth on Section 3.2(e) of the Company Disclosure Letter.

(f)    Section 3.2(f) of the Company Disclosure Letter sets forth (i) the aggregate value (in U.S. dollars) of principal outstanding under all indebtedness for borrowed money of the Company and its Subsidiaries (other than intercompany indebtedness) as of August 31, 2023 or any guarantees of any thereof and (ii) each surety bond and performance bond by which the Company or its Subsidiaries are bound and the principal amount thereof as of August  31, 2023.

Section 3.3    Authority Relative to Agreement.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval and the occurrence of the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such advisory vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval and the occurrence of the Company Stockholder Advisory Vote, no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)    The board of directors of the Company has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, (iii) resolved to make the Company Recommendation, and (iv) directed that this Agreement be submitted for consideration by the holders of shares of Company Common Stock at a special meeting of the stockholders of the Company (provided that any change, modification or rescission of such recommendation or direction by the board of directors of the Company in accordance with Section 5.5 (Non-Solicitation) shall not be a breach of the representations in clause (iii) or clause (iv)).

Section 3.4    No Conflict; Required Filings and Consents.

(a)    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (other than any Divestiture Actions) will (i) violate any provision of the Company Charter or Company Bylaws or any of the organizational documents of the Subsidiaries of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 3.4(b) have been obtained or made, result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the material assets or properties of the Company or any of its Subsidiaries, or (iv) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Company Material Contract or any Company Permit, other than, in the case of clauses (ii), (iii) and (iv) any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Company Material Adverse Effect.

(b)    No consent, approval, license, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (other than any Divestiture Actions), other than (i) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and the applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) such filings as may be required in connection with the Taxes described in Section 7.6 (Expenses; Transfer Taxes), if any, (v) filings with The NASDAQ Stock Market (“NASDAQ”), (vi) such Consents of any Governmental Authority as may be required under any Company Facility Contract or Company Aviation Agreement to which such Governmental Authority is a party, (vii) such other items required solely by reason of the participation of Parent or Merger Sub in the transactions contemplated hereby, (viii) compliance with and filings or notifications under the HSR Act or other Antitrust Laws and (ix) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 3.5    Permits; Compliance With Laws.

(a)    The Company and its Subsidiaries are in possession of all franchises, grants, registrations, licenses, variances, exceptions, Consents and certificates necessary for the Company and its Subsidiaries to carry on their business as it is now being conducted (the “Company Permits”), and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. The Company Permits are sufficient and adequate to permit the continued lawful conduct of the business of the Company and its Subsidiaries as presently conducted, and none of the operations of the Company or its Subsidiaries is being conducted in a manner that violates in any material respect any of the terms or conditions under which any Company Permit was granted, except for such insufficiency or inadequacy or such violations that would not have a Company Material Adverse Effect. No petition, action, investigation, notice of violation, notice of forfeiture, complaint or proceeding seeking to revoke, cancel, suspend or withdraw any of the material Company Permits is pending or, to the Knowledge of the Company, threatened before any Governmental Authority except as would not have a Company Material Adverse Effect. Since January 1, 2021, no written notices from a Governmental Authority have been received by, and no claims by a Governmental

Authority have been filed against, the Company or its Subsidiaries alleging a failure of the Company or any of its Subsidiaries to hold or be in compliance with any Company Permit, except for such failures that would not have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 3.5(a) is made with respect to real property matters, which are addressed exclusively in Section 3.17.

(b)    None of the Company or any of its Subsidiaries is, nor since January 1, 2021 has been, in default or violation of any Law applicable to the Company or any of its Subsidiaries and has otherwise conducted its respective businesses in accordance with all applicable Laws, except for any such default, violation or non-compliance that would not have a Company Material Adverse Effect. Since January 1, 2021, none of the Company or its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice from a Governmental Authority of any violation (or any investigation with respect thereto) of any such Law or Order, and none of the Company or its Subsidiaries is in default with respect to any Order applicable to any of its assets, properties or operations, except for any of the foregoing that would not have a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 3.5(b) is made with respect to real property matters, which are addressed exclusively in Section 3.17.

(c)    Except as would not have a Company Material Adverse Effect, since January 1, 2021, none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any of its or their respective directors, officers, or employees, or agents has: (i) violated, been charged with or convicted of violating, or received any notice, request, or citation, or been made aware of any allegation, investigation (formal or informal), inquiry, action, charge, or proceeding with regard to a potential violation of, any provision of the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other similar applicable Laws relating to bribery or corruption (the “Anti-Corruption Laws”); (ii) directly or indirectly, offered, paid, promised, or authorized, any money, gift, or other thing of value, (A) unlawfully, to any foreign official (as such term is defined in the FCPA), or to any Person while knowing that such person had or would offer, pay, promise, or authorize, any money, gift, or other thing of value to any foreign official (as such term is defined in the FCPA), or (B) to any customer or employee or agent of any business counterparty to induce or reward the improper performance of the recipient’s function or the breach of a duty owed by the recipient to his or her employer or principal, in each of clauses (A) and (B), in material violation of applicable Anti-Corruption Laws. The Company has in place internal controls reasonably designed to prevent violations of applicable Anti-Corruption Laws.

(d)    Except as would not have a Company Material Adverse Effect, the Company and each of the Company’s Subsidiaries are, and since January 1, 2021 have been, in compliance with all applicable U.S. Laws and Consents issued by a Governmental Authority applicable to the export or import of goods, technology or software, including without limitation the U.S. Export Administration Regulations (EAR), (15 CFR 768-799); the U.S. Arms Export Control Act (22 USC 2751-2779), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130); the Regulations of the Bureau of Alcohol, Tobacco, and Firearms (ATF) (27 CFR 447-555); the Homeland Security Act of 2002 and the U.S. Customs Regulations (19 CFR 1-199) (collectively, “Export Control Laws”). Except as would not have a Company Material Adverse Effect, since January 1, 2021, neither the Company nor any Subsidiary of the Company (i) has been found in violation of, charged with, or convicted of, any Export Control Laws, (ii) is, to the Knowledge of the Company, under investigation by any Governmental Authority for possible violation of any Export Control Law, (iii) has been assessed civil penalties under any Export Control Laws or (iv) has filed any voluntary disclosures with any Governmental Authority regarding possible violations of any Export Control Laws.

(e)    Except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company, nor any director, officer, nor, to the Knowledge of the Company, any employee or agent acting on behalf of the Company or its Subsidiaries, in their capacity as such, is a Person that is the subject or target of sanctions under any U.S. Laws and regulations relating to economic or trade sanctions, including the Laws administered or enforced by the Office of Foreign Assets Control and the U.S. Department of State (collectively “Sanctions Laws”).

(f)    Except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company (i) has, since January 1, 2021, been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States Law governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions Laws, (ii) is under any pending investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or Sanctions Laws, or (iii) has, since January 1, 2021, filed any voluntary disclosures with any Governmental Authority regarding possible violations of Sanctions Laws. Neither the Company, nor any Subsidiary of the Company, directly or, to the Knowledge of the Company, indirectly, (i) has any investment in, or engage in any dealing or transaction with, any person in material violation of any applicable Sanctions Laws or (ii) engages in any activity that could reasonably be expected to cause the Parent to become a target of Sanctions Laws.

(g)    Neither the Company nor any of its Subsidiaries (i) produces, designs, tests, manufactures, fabricates, or develops any critical technologies as that term is defined in 31 C.F.R. § 800.215; (ii) performs the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to covered investment critical infrastructure, as that term is defined in 31 C.F.R. § 800.212; or (iii) maintains or collects sensitive personal data, or has a demonstrated business objective to do so in the future, as described in 31 C.F.R. § 800.241, and, therefore, neither the Company nor any of its Subsidiaries is a “TID U.S. business” as defined in 31 C.F.R. § 800.248.

Section 3.6    Company SEC Documents; Financial Statements.

(a)    Since January 1, 2021, the Company has filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such documents, as amended or supplemented, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading.

(b)    The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, the absence of notes and any other adjustments described therein, including in any notes thereto), complied, as of the date of filing of the applicable Company SEC Document, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, and were prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company or any of its Subsidiaries from the SEC or its staff relating to the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(d)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its

Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the purpose of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules thereto).

Section 3.7    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the approval by the stockholders of the Company of this Agreement (together with any amendments or supplements thereto, the “Proxy Statement”), will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, when taken together with the other information contained in the Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regards to statements made therein based on information supplied by or on behalf of Parent or Merger Sub (or any of their Affiliates) for inclusion therein.

Section 3.8    Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.9    Absence of Certain Changes or Events. From December 31, 2022 to the date of this Agreement, except with respect to (a) the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement and (b) any COVID Measures, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and the Company has not taken any action that if taken after the date of this Agreement would constitute a violation of Sections 5.1(d), 5.1(f), 5.1(j), 5.1(k), 5.1(l), 5.1(q) and 5.1(r). Since December 31, 2022, there has not been any adverse change, event, effect or circumstance that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.

Section 3.10    No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, as applicable) included in the Company SEC Documents or referred to in the notes thereto, (b) for liabilities or obligations incurred in the ordinary course of business since December 31, 2022, (c) for liabilities or obligations incurred in connection with this Agreement, the transactions contemplated hereby or the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement or (d) for liabilities or obligations that would not have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. There are no off-balance sheet arrangements required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents.

Section 3.11    Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would have a Company Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that would have a Company Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.12    Employee Benefit Plans.

(a)    Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each material Company Benefit Plan (which list may reference a form of such Company Benefit Plan). The Company has made available to Parent a correct and complete copy of each such material Company Benefit Plan and all material amendments and supplements thereto (or where no such copies are available, a written description of such Company Benefit Plan) and a correct and complete copy of the following items with respect to each such material Company Benefit Plan (in each case, only if applicable): (i) each trust document, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500 and, for the avoidance of doubt, all schedules and financial statements attached thereto, (iv) the most recently received IRS determination letter or IRS opinion letter, (v) the most recent prepared actuarial report, and (vi) the most recent results of all required compliance testing.

(b)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) each of the Company Benefit Plans (including any related trusts) has been established, maintained, operated, administered and funded in accordance with its terms and in compliance with applicable Laws, (ii) no proceeding (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Company, is threatened against or reasonably expected to involve, any Company Benefit Plan or the assets or, to the Knowledge of the Company, fiduciaries of any Company Benefit Plan before any court or arbitrator or any Governmental Authority, and no Company Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority, (iii) all payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law (including, all contributions and insurance premiums) with respect to all current or prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of such Company Benefit Plan, applicable Law or GAAP, (iv) all material reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any Company Benefit Plan participant have been timely filed or distributed, (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or, to the Knowledge of the Company, is reasonably expected to occur with respect to the Company Benefit Plans, and (vi) since January 1, 2021, all contributions that the Company or any of its Subsidiaries has been required by Law or the terms of an applicable collective bargaining agreement to make to any Multiemployer Plan have been timely made.

(c)     (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and its related trust is and, except as would not have a Company Material Adverse Effect, has at all times since its adoption been so qualified and has received a favorable determination letter or opinion letter from the IRS with respect to its tax-qualified status under the Code and (ii) to the Knowledge of the Company, no event has occurred since the most recent determination or opinion letter relating to any such Company Benefit Plan that would reasonably be expected to adversely affect the tax qualification of such Company Benefit Plan or cause the imposition of any material liability, penalty or Tax under ERISA or the Code. No stock or other securities issued by the Company or any of its Subsidiaries forms or has formed any part of the assets of any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code.

(d)    Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), and no Company Benefit Plan is (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iii) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(e)    Neither the Company nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in sections 4203 and 4205 of ERISA, from a Multiemployer Plan, for which any liability resulting therefrom has not been satisfied in full. Section 3.12(e) of the Company Disclosure Letter contains a correct and complete list of each Multiemployer Plan participated in or contributed to by the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates in the six (6) years preceding the date hereof. With respect to any Multiemployer Plan which the Company, any Subsidiary of the Company or any of their respective ERISA Affiliates currently participates in or contributes to, the Company has made available to Parent the latest estimate of the withdrawal liability, if any, received from the applicable Multiemployer Plan within the past three (3) years. With respect to each Multiemployer Plan, to the Knowledge of the Company, none of the Company or any Subsidiary of the Company or their respective ERISA Affiliates, has received any notification from a Multiemployer Plan that any such Multiemployer Plan (i) is in critical or endangered status, has been terminated or is insolvent, or (ii) is reasonably expected to be in critical or endangered status, insolvent or to be terminated within the next three (3) years.

(f)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (other than any Divestiture Action) (either alone or in combination with another event) would reasonably be expected to (i) except as expressly provided in this Agreement, entitle any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries to any material payment, (ii) materially increase any benefit or compensation payable or required to be provided to any current or former director, employee, individual consultant or individual independent contractor of the Company or any of its Subsidiaries, or (iii) except as expressly provided in this Agreement, accelerate the time of payment or vesting of amounts due any director, employee, individual consultant or individual independent contractor of the Company or any of its Subsidiaries or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans.

(g)    None of the execution and delivery of or the performance under this Agreement, any approval of this Agreement or the consummation of the transactions contemplated by this Agreement would, either individually or in combination with another event, result in the payment of any amount to any “disqualified individual” (as defined in Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(h)    Section 3.12(h) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each Company Benefit Plan that provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code or similar state Law).

(i)    Each material Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code.

(j)    No Company Benefit Plan provides any Company Employee with the right to a gross up for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code.

(k)    Except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States

(i) have been maintained in accordance with all applicable requirements in all material respects, (ii) that are intended to qualify for special Tax treatment, meet all material requirements for such treatment and (iii) that are intended to be funded and/or book reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(l)    Neither the Company nor any of its Subsidiaries has incurred or would reasonably be expected to incur any material penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code related to the applicable requirements of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 that has not been satisfied in full.

Section 3.13    Labor Matters.

(a)    Except for the collective bargaining agreements set forth on Section 3.13(a) of the Company Disclosure Letter (each, a “CBA”), neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar, material agreement with any labor union or works council, other than industry-wide agreements outside of the United States, and, to the Knowledge of the Company, there are no material activities or proceedings of any labor union, works council or similar organization to organize any Company Employees. There are no material labor related strikes, walkouts, slowdowns, disputes, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened in writing, and, since January 1, 2021, neither the Company nor any of its Subsidiaries has experienced any such material labor related strike, walkout, slowdown, disputes, work stoppage or lockout. To the Knowledge of the Company, there is no pending organizing campaign or written demand for recognition or certification by any labor union or works council, in each case, with respect to any Company Employees. Additionally, (i) except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company or any of its Subsidiaries or any Company Employee, and (ii) except as would not have a Company Material Adverse Effect, there are no, and since January 1, 2021 there have been no, Actions with respect to or relating to the Company or any of its Subsidiaries pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries that is a party to any CBA, has, since January 1, 2021, performed all material obligations required to be performed by it pursuant to the terms of each CBA and none of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other Person party thereto, is in material breach of any CBA.

(c)    To the Knowledge of the Company, no current executive officer of the Company is bound by any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any Governmental Authority that would materially interfere with the use of such executive officer’s best efforts to promote the interests of the Company and its Subsidiaries or that would prohibit the Company from employing such officer.

(d)    To the Knowledge of the Company, no current officer of the Company has notified the Company of an intent to terminate his, her or their employment or engagement with the Company.

(e)    Since January 1, 2021, (i) to the Knowledge of the Company, no allegations of harassment or misconduct have been made against any individual in his or her capacity as an executive officer of the Company or as a member of the board of directors of the Company, and (ii) the Company has not entered into any settlement agreement related to allegations of harassment or misconduct by any current or former employee of the Company at the level of Vice President or above.

Section 3.14    Intellectual Property Rights.

(a)    Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries own, or have the right to use in the manner currently used, all Intellectual Property that is used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. Section 3.14(a) of the Company Disclosure Letter sets forth a correct and complete list, in all material respects, as of the date hereof, of all Registered Intellectual Property owned by the Company or any of its Subsidiaries (together with identification of the jurisdiction and the relevant registration number or similar identifier for each such item of Registered Intellectual Property). Except as would not have a Company Material Adverse Effect, all of the Registered Intellectual Property is subsisting, free and clear of liens (other than Permitted Liens), and as to such items of Registered Intellectual Property which are registrations, valid and enforceable.

(b)    Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, and since January 1, 2021, there have been no, pending charges, complaints, claims, demands or notices challenging the validity, ownership, use, or enforceability of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Company Owned IP”).

(c)    The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and has not since January 1, 2021 infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since January 1, 2021, any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries, and as of the date hereof, there are not any pending charges, complaints, claims, demands or notices alleging any such infringement, misappropriation or other violation that would have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned IP, except for any such infringement, misappropriation or other violation as would not have a Company Material Adverse Effect. This Section 3.14(c) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(d)    To the Knowledge of the Company, none of the Proprietary Software incorporates any “open source” software in a manner that requires material source code owned by the Company and its Subsidiaries to be disclosed, licensed, publicly distributed, or dedicated to the public, except as would not have a Company Material Adverse Effect.

(e)    Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries is in actual possession of, and has exclusive control over, the source code for all Proprietary Software, and, to the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code to any material Proprietary Software. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has provided access to any source code to any Proprietary Software to any Person (other than its employees, consultants and contractors involved in the development or maintenance thereof who are subject to written, valid and enforceable obligations of confidentiality with respect thereto), and no Person has asserted any right to access the same. Neither the Company nor any of its Subsidiaries is a party to any material agreement (i) requiring the deposit of any source code for any material Proprietary Software with an escrow agent or escrow service, (ii) requiring the sharing or disclosure of any such source code with any Person, or (iii) granting to any Person a license, option or right with respect to any such source code.

(f)    Except as would not have a Company Material Adverse Effect, the Proprietary Software does not contain any computer code or any other mechanisms which (i) contain any “back door,” virus, malware, Trojan horse, bug, code or similar devices, (ii) may disrupt, disable, erase or harm the operation of any Software, or cause any Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (iii) permit any Person to access such Software, data, hardware, storage media, programs, equipment or communications without authorization.

(g)    Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable measures to protect the secrecy, confidentiality and value of all the trade secrets or other material confidential information of the Company and its Subsidiaries.

(h)    The Company and its Subsidiaries are in compliance with (i) all applicable Laws relating to data privacy, data protection, data security, cybersecurity, and personal information (as that term, or similar terms, are defined under such applicable Laws and hereinafter “Personal Information”) (the foregoing, “Data Protection Laws”); and (ii) its own published, posted and internal policies relating to the Company’s or its Subsidiaries’ collection, use, storage, disclosure, or cross-border transfer of Personal Information; except in each case of (i) and (ii), where the failure to be in compliance would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, no notice, complaint, claim, inquiry, audit, enforcement action, proceeding, or litigation of any kind has been served on, or to the Knowledge of the Company, initiated against the Company or its Subsidiaries, or any of its officers, directors, or employees (in their capacity as such) under any Data Protection Law.

(i)    Except as would not have a Company Material Adverse Effect, as of the date hereof, neither the Company nor its Subsidiaries have experienced any unauthorized access, use, modification, or disclosure, or failures, security breaches or incidents or other adverse events or incidents related to the IT Systems or Personal Information in the possession or control of the Company or its Subsidiaries that would require notification of individuals, other affected parties, law enforcement, or any Governmental Authority.

Section 3.15    Taxes. Except as would not have a Company Material Adverse Effect:

(a)    The Company and each of its Subsidiaries have filed when due (taking into account applicable extensions) all Tax Returns required to be filed by them, each such filed Tax Return (taking into account all amendments thereto) is true, complete and accurate, and all Taxes (whether or not shown to be due on each such filed Tax Return) have been timely paid, except for Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been provided on the Company’s most recent consolidated financial statements contained in the Company SEC Documents.

(b)    Each of the Company and its Subsidiaries have complied with all applicable Laws relating to the withholding of Taxes.

(c)    No audit, examination or other Action from any Taxing authority with respect to Taxes of the Company or any of its Subsidiaries is presently in progress, or has been asserted or proposed in writing. No deficiency or similar claim for Taxes has been asserted or assessed by a Taxing authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.

(d)    Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension is still in effect. There is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business.

(e)    Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax indemnity, Tax sharing or similar agreement or arrangement relating to Tax matters (other than (1) any commercial contract entered into in the ordinary course and not primarily related to Taxes or (2) any agreement solely among the Company and its Subsidiaries). No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or requested by the Company or any of its Subsidiaries.

(f)    There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries other than Permitted Liens.

(g)    Within the last two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code;

(h)    Neither the Company nor any of its Subsidiaries (A) has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code, or a member of a consolidated, unitary or combined or other similar Tax group (other than such group the common parent of which is the Company); or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), or as a transferee or successor, by Contract or otherwise (other than any commercial contract entered into in the ordinary course and not primarily related to Taxes).

(i)    Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or Treasury Regulations Section 301.6111-2(b)(2).

Section 3.16    Material Contracts.

(a)    Section 3.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company Benefit Plan, any Contract that is a lease, sublease or occupancy agreement, or is related to any real property (other than the Company Facility Contracts required to be set forth in Section 3.16(a)(vi)) or Contract solely between or among the Company or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, that:

(i)     constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)     is a joint venture, alliance or partnership agreement that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iii)     is a loan, guarantee of indebtedness or credit agreement, note, mortgage, indenture or other binding commitment relating to indebtedness for borrowed money (other than those related to (A) trade payables arising in the ordinary course of business or (B) indebtedness for borrowed money less than $2,500,000 individually);

(iv)     is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or sell inventory in the ordinary course of business) entered into after January 1, 2021, and (x) which has not yet been consummated, pursuant to which the Company or any Subsidiary of the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof in excess of $5,000,000, (y) which has continuing or contingent obligations that would reasonably be expected to be in excess of $2,500,000 or (z) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a purchase price of more than $1,500,000;

(v)     is an agreement (other than agreements for the use of Intellectual Property) entered into outside the ordinary course of business that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $1,000,000 in any one (1)-year period that cannot be terminated on less than ninety (90) days’ notice without material payment or penalty;

(vi)     is one of the Contracts pursuant to which the Company provides services to its top twenty (20) clients, measured by gross profit of the Company and its Subsidiaries (taken as a whole) for the twelve-month period ended December 31, 2022, or one of the Contracts with the Company’s top twenty

(20) suppliers, measured by dollar volume of aggregate spend of the Company and its Subsidiaries (taken as a whole) for the twelve-month period ended December 31, 2022;

(vii)     is a Contract restricting the ability of the Company to make distributions or declare or pay dividends in respect of its capital stock;

(viii)     is a Contract involving the settlement of any actual or threatened proceeding which (A) requires the Company or any of its Subsidiaries to make an aggregate payment after the date hereof in excess of $1,000,000 (net of any insurance proceeds or indemnity, contribution or similar payments received by the Company or any Subsidiary of the Company in respect thereof) or (B) imposes any material ongoing non-monetary obligations yet to be performed or completed by the Company or any of its Subsidiaries; or

(ix)    is an agreement for the use of Intellectual Property that is material to the business of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries collectively pay or receive amounts in excess of $2,500,000 in any twelve (12)-month period, with the exception of (A) nonexclusive licenses to generally commercially available software and (B) licenses of any Company Owned IP granted to customers in the ordinary course of business.

(b)    Except as would not have a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries is in breach of or default under the terms of any Company Material Contract, (ii) no event has occurred which, with due notice or lapse of time or both, would constitute such a default, (iii) as of the date hereof, to the Knowledge of the Company, no other party to any Company Material Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would, individually or in the aggregate, constitute such a default, and (iv) each Company Material Contract is a valid and binding obligation of the Company or its Subsidiaries and, to the Knowledge of the Company, the other parties thereto; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.17    Real Property.

(a)    A correct and complete list, in all material respects, of all real property owned by the Company or any of its Subsidiaries as of the date hereof (collectively, the “Owned Real Property”) is disclosed in Section 3.17(a) of the Company Disclosure Letter. As of the date hereof, except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid fee simple title to all of the Owned Real Property, free and clear of all Liens, other than Permitted Liens, (ii) there are no existing, pending, or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any Owned Real Property, (iii) either the Company or one of its Subsidiaries is in possession of the Owned Real Property and neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof and (iv) except for Permitted Liens, neither the Company nor any Subsidiary has granted any outstanding options, rights of first refusal, rights of first offer, or similar rights, or entered into any written agreement granting any Person any right to purchase all or a material portion of the Owned Real Property.

(b)    A correct and complete list, in all material respects, as of the date hereof, of (i) all material real property leased, subleased, licensed or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements), in which either of the Company or any of its Subsidiaries has a leasehold interest, license or similar occupancy rights, other than any Client Facility Property (collectively, including the improvements thereon, the “Material Leased Real Property”) and (ii) the agreements pursuant to which the Material Leased Real Property is leased, subleased, licensed, or occupied, together with all material modifications, amendments, supplements, replacements, restatements, waivers, side letters and guaranties thereto or thereof (collectively, the “Material Real Property Leases” and individually, each a “Material Real Property

Lease”) is set forth in Section 3.17(b) of the Company Disclosure Letter. Except as would not have a Company Material Adverse Effect, the Company has provided Parent and Merger Sub access to true and correct copies of the Material Real Property Leases.

(c)    As of the date hereof, except as would not have a Company Material Adverse Effect, (i) the Company or its Subsidiaries have good and valid leasehold or subleasehold (as applicable) title to each Material Leased Real Property, free and clear of all Liens, except Permitted Liens, (ii) either the Company or one of its Subsidiaries is in possession of each Material Leased Real Property and has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any Material Leased Real Property, and (iii) each Material Real Property Lease is valid, legally binding, enforceable and in full force and effect in accordance with its terms.

(d)    As of the date hereof, except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries nor any other counterparty has received any written communication from, or given any written communication to, any other party to a lease for the Material Leased Real Property to which the Company or a Subsidiary is a party, alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under such lease which default has not been cured, and (ii) to the Knowledge of the Company, no event has occurred, which, with notice, lapse of time or both, would constitute a breach or event of default by any of the Company, its Subsidiaries or any other counterparty thereunder. Neither the Company nor any Subsidiary has exercised any option or right to terminate any Material Real Property Lease or to purchase the real property subject to any Material Real Property Lease other than as set forth in a written notice or other document included in the Material Real Property Leases.

(e)    Except as would not have a Company Material Adverse Effect, all improvements and building systems in respect of the Owned Real Property and Material Leased Real Property are in good operating condition, subject to ordinary wear and tear.

Section 3.18    Environmental.

(a)    Except as would not have a Company Material Adverse Effect:

(i)    the Company and its Subsidiaries are, and since January 1, 2021 have been in compliance with all applicable Environmental Laws, including possessing and complying with all Company Permits required for their operations under applicable Environmental Laws;

(ii)    there is no pending or, to the Knowledge of the Company, threatened Action pursuant to any Environmental Law against the Company or any of its Subsidiaries;

(iii)    since January 1, 2021 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Person, including any Governmental Authority, alleging that the Company or any of its Subsidiaries has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

(iv)    as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party or subject to any Order pursuant to Environmental Law; and

(v)    to the Knowledge of the Company, there have been no Releases of Hazardous Materials at any location, including any current or formerly owned, leased or operated properties, such that it has caused environmental contamination at such real properties that is reasonably likely to result in any obligation to remediate such environmental contamination by, or result in liability to, the Company or any of its Subsidiaries pursuant to applicable Environmental Law.

(b)    Neither the Company nor any of its Subsidiaries has assumed, undertaken or provided an indemnity with respect to any material liability or obligation of any other Person relating to Hazardous Materials or Environmental Law.

(c)    Neither the Company nor any of its Subsidiaries is required by any Environmental Law, as a result of the transactions contemplated by this Agreement (other than any Divestiture Action), (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, or (iii) to receive approval from any Governmental Authority or other Person pursuant to Environmental Laws.

Section 3.19    Vote Required. Assuming the accuracy of the representations contained in Section 4.13 (Share Ownership), the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting (the “Requisite Stockholder Approval”) is the only approval of holders of securities of the Company that is required in connection with the consummation of any of the transactions contemplated hereby.

Section 3.20    Brokers. Except for the fees payable to Morgan Stanley & Co. LLC (“Morgan Stanley”), as set forth on Section 3.20 of the Company Disclosure Letter, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.21    Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Morgan Stanley to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of shares of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock. Promptly after the date of this Agreement, a written copy of such opinion will be made available to Parent for informational purposes only and may not be relied upon by Parent or its Affiliates.

Section 3.22    Insurance. Section 3.22 of the Company Disclosure Letter contains a list of the material insurance policies maintained by the Company in effect as of the date of this Agreement. Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b) the Company has not received a written notice of cancellation from the insurer(s) of any such insurance policy.

Section 3.23    Takeover Statutes. Assuming the accuracy of the representations contained in Section 4.13 (Share Ownership), the board of directors of the Company has taken such actions and votes as are necessary to be taken by the Company to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement.

Section 3.24    Affiliate Transactions. There are no transactions, arrangements, understandings or agreements between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any Person owning five percent (5%) or more of the Company Common Stock, or any entity in which any such Person has a direct or indirect material interest, on the other hand, that would be required to be disclosed in the Company SEC Documents under Item 404 of Regulation S-K under the Securities Act and have not been so disclosed, other than ordinary course of business employment arrangements and similar employee arrangements that are Company Benefit Plans.

Section 3.25    Personal Property; Operating Equipment.

(a)    Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries owns and has good and marketable title to, or holds valid leasehold interests in or valid contractual rights to use, all equipment, properties, assets and other rights that do not constitute real property and that are material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens, other than Permitted Liens.

(b)    All facilities and operating equipment, in each case, that do not constitute real property, that are owned or leased by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries, taken as a whole, are in good condition and repair (ordinary wear and tear excepted) and adequate for their current and intended uses and for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted.

Section 3.26    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims), any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Merger Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Merger Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company, any of the Company’s Subsidiaries or any other Person except for those expressly set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent Disclosure Letter (subject to Section 8.3(b)), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1    Organization and Qualification. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite entity power and authority to conduct its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority as would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Merger Sub is in violation of any provision of such documents applicable to such party.

Section 4.2    Authority Relative to Agreement.

(a)    Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action by Parent and Merger Sub, and no other corporate Action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)    The board of directors of each of Parent and Merger Sub has unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken as a whole, are advisable and in the best interests of Parent, Merger Sub and their respective stockholders or other equityholders, as applicable and (iii) recommended the approval of this Agreement by Parent, as Merger Sub’s sole stockholder. Parent, acting in its capacity as the sole stockholder of Merger Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and no further vote of, or consent by, Parent or Merger Sub is required.

Section 4.3    No Conflict; Required Filings and Consents.

(a)    Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (i) violate any provision of Parent’s or its Subsidiaries’ certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any property or asset of Parent or any of its Subsidiaries (including Merger Sub) is bound or affected, (iii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.3(b) have been obtained or made, result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the material assets or properties of Parent or any of its Subsidiaries, or (iv) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Contract to which Parent or any of its Subsidiaries (including Merger Sub) is a party, or by which any of their respective properties or assets is bound, other than, in the case of clauses (ii), (iii) and (iv), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Parent Material Adverse Effect.

(b)    No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries (including Merger Sub) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary in accordance with the DGCL, (iii) such filings as may be required in connection with the Taxes described in Section 7.6 (Expenses; Transfer Taxes), if any and (iv) compliance with and filings or notifications under the HSR Act or other Antitrust Laws.

Section 4.4    Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. There is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.5    Absence of Certain Agreements. Neither Parent nor any of its Affiliates (including Merger Sub) has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against any Superior Proposal or (b) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger (other than pursuant to the Equity Commitment Letter).

Section 4.6    Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates (including Merger Sub) expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein.

Section 4.7    Guarantees. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company the duly executed Guarantees of the Guarantors, dated as of the date hereof. Each of the Guarantees has been duly and validly executed and delivered by the applicable Guarantor and is in full force and effect and is a legal, valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute or result in a default under or breach on the part of such Guarantor of such Guarantee.

Section 4.8    Financing; Sufficient Funds.

(a)    Parent has delivered to the Company (i) a true, correct and complete copy of the executed debt commitment letter, dated as of the date hereof, from the Debt Financing Sources party thereto, together with true, correct and complete copies of any related executed fee letters (the “Fee Letters”); provided that, solely with respect to any such Fee Letters, the fee amounts, other economic terms and other customary provisions (none of which affects conditionality, enforceability, termination or aggregate principal amount of such financing) may be redacted in a customary manner from such true, correct and complete copies (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources party thereto have committed to lend the aggregate amount of debt financing set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (together with any alternative debt financing pursuant to Section 5.10, the “Debt Financing”) and (ii) a true, correct and complete copy of the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) from each of Eldridge Industries, LLC, 3L Opportunities II-M, LP, Security Benefit Life Insurance Company, Amateras AEA Funding LP, Stonebriar Commercial Finance LLC, MSD Special Investments Fund II, L.P., Vista Credit Partners, L.P. (together with its affiliated advisers on behalf of certain of its and their managed funds, accounts and designees), Whitecap Investments PTE Ltd., Delaware Life Insurance Company, Slow Metropolis, LLC, Assembly Ventures Fund I, L.P., Selkirk Partners, LP and solely with respect to Section 19(b) therein, Double Helix Pte Ltd (collectively, the “Equity Financing Sources” and, together with the Debt Financing Sources, the “Financing Sources”), pursuant to which the Equity Financing Sources have committed to invest in Parent, subject to the terms and conditions therein, the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter expressly provides, and will continue to expressly provide, that the Company is a third-party beneficiary thereof.

(b)    As of the date hereof, the Financing Commitments are in full force and effect. As of the date hereof, the Financing Commitments have not been restated, modified, amended or supplemented in any respect or waived and no such restatement, modification, amendment, supplement or waiver is contemplated (other than any customary amendment or amendment and restatement to add additional Debt Financing Sources), and the respective obligations and commitments contained in the Financing Commitments shall not have been withdrawn, reduced, rescinded, amended, restated, otherwise modified or repudiated in any respect or terminated in any respect prior to the date of this Agreement and no such withdrawal, reduction, rescission, amendment, restatement, other modification, repudiation or termination is contemplated. As of the date hereof, the Financing Commitments, in the forms so delivered, constitute legal, valid and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, the other parties thereto and are enforceable in accordance with their respective terms against Parent and Merger Sub and against each of the other parties thereto, provided that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law). Other than as expressly set forth in the Financing Commitments, there are no engagement letters, side letters, contracts, understandings, agreements or other arrangements of any kind, whether written or oral, between Parent or Merger Sub, on the one hand, and the Debt Financing Sources, on the other hand, relating to the Financing. As of the date hereof, neither Parent nor Merger Sub is, nor, to the Knowledge of Parent, any other party to any of the Financing Commitments is, in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in any Financing Commitment, and, to the Knowledge of Parent, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a default under or breach on the part of Parent or Merger Sub or on the part of any other party under the Financing Commitments, (ii) constitute or result in a failure by Parent or Merger Sub or any other party to the Financing Commitments to satisfy, or any delay in satisfaction, of any condition or other contingency to the full funding of the Financing under the Financing Commitments, (iii) make any assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect or (iv) otherwise result in any portion of the Financing to be unavailable on a timely basis, and in any event, not later than the Closing. As of the date hereof, neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy on a timely basis, and in any event, not later than the Closing, any term or condition of the Financing Commitments required to be satisfied by it or that the full amounts committed pursuant to the Financing Commitments will not be available on the Closing Date if the terms or conditions to be satisfied by it contained in the Financing Commitments are satisfied. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees or deposits required by the Financing Commitments and/or the Financing, in each case, to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges provided for under the Debt Financing) when funded in accordance with the Financing Commitments are sufficient and available to (x) fund all of the amounts required to be provided by Parent or Merger Sub for the consummation of the transactions contemplated hereby and (y) perform all of Parent’s and Merger Sub’s payment obligations under this Agreement, including the payment of (i) the Aggregate Merger Consideration, (ii) the Debt Payoff Amount, (iii) any amounts that may become payable pursuant to Section 2.3 (Company Equity Awards) and (iv) the payment of all associated third-party costs and Expenses of the Merger payable by Parent or Merger Sub (including any fees and expenses related to the transactions contemplated hereby, including the Financing) (the “Funding Obligations” and such sufficient proceeds, the “Funds”). There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full net proceeds (or any portion) of the Financing at or prior to the Closing, other than as expressly set forth in the Financing Commitments as in effect on the date hereof. Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub acknowledge and agree that their respective obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Funds to satisfy the Funding Obligations.

Section 4.9    Capitalization of Merger Sub. The authorized share capital of Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent.

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 4.10    Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 4.11    Brokers. Except for Goldman Sachs & Co. LLC and BDT & MSD Partners, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries.

Section 4.12     Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent or Merger Sub or any of their respective Subsidiaries (which, for purposes of this Section 4.12, shall include the Company and its Subsidiaries). Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, that the Company has performed, in all material respects, all material obligations required to be performed by it under this Agreement and that the most recent estimates, projections and forecasts of the Company and its Subsidiaries provided to Parent prior to the date of this Agreement have been prepared in good faith based upon assumptions that were and continue to be reasonable, after giving effect to the Financing and transactions contemplated by this Agreement, on the Closing Date immediately following the Closing, Parent and the Surviving Corporation and its Subsidiaries will be Solvent at and immediately after the Effective Time. As used in this Section 4.12, the term “Solvent” means, with respect to a particular date, that on such date, (a) Parent and the Surviving Corporation and its Subsidiaries, are able to pay their respective indebtedness and other liabilities, contingent or otherwise, as the indebtedness and other liabilities become due in the usual course of business, (b) Parent and the Surviving Corporation and its Subsidiaries, have total assets not less than the sum of such entity’s liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of a distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution and (c) Parent and the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of its business. For purposes of this Section 4.12, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.13    Share Ownership. None of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract), or has owned at any time during the three (3) years preceding the date hereof, any capital stock of the Company and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire any capital stock of the Company except pursuant to this Agreement.

Section 4.14    Acknowledgment of Disclaimer of Other Representations and Warranties.

(a)    Each of Parent and Merger Sub acknowledges that it and its Representatives and applicable Affiliates (i) have received access to (A) such books and records, facilities, properties, premises, equipment, Contracts and other properties and assets of the Company and its Subsidiaries which they and their

Representatives and such Affiliates have desired or requested to see or review and (B) the VDR, (ii) have had the opportunity to meet with the officers and employees of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries and (iii) have had an adequate opportunity to make such legal, factual and other inquiries and investigation as they deem necessary, desirable or appropriate with respect to the Company and its Subsidiaries.

(b)    Except for the representations and warranties expressly set forth in this Article IV, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes (and Parent, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims) and the Company has not relied on, any express or implied representation or warranty with respect to Parent, Merger Sub, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, including as to the accuracy or completeness of any information.

(c)    Except for the representations and warranties expressly set forth in Article III (Representations and Warranties of the Company), each of Parent and Merger Sub acknowledges and agrees that (i) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Merger Sub or any of their Affiliates or Representatives, including with respect to the Company and its Subsidiaries respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Merger Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company or any Person except for those expressly set forth in Article III (Representations and Warranties of the Company) and (ii) no Person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to the Company, its Subsidiaries or their respective its businesses or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1    Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (Termination), except as (a) may be required by Law, (b) may be consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed (except with respect to subsections (c) (with respect to the Company Common Stock only), (d) or (l) of this Section 5.1), (c) may be expressly required, contemplated or permitted pursuant to this Agreement or (d) set forth in Section 5.1 of the Company Disclosure Letter, (x) the Company shall (i) use its reasonable best efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice and in compliance in all material respects with applicable Laws, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, and (ii) use its reasonable best efforts to preserve in all material respects its present relationships with key suppliers and other Persons with which it has material business relations (provided, however, that no action by the Company or any of its Subsidiaries, as applicable, with respect to matters specifically addressed by any provision of the immediately succeeding clause (y) shall be deemed a breach of the foregoing unless such action would constitute a breach of such provision of the immediately succeeding clause (y)), and (iii) use its reasonable best efforts to, and shall cause its Subsidiaries to use their reasonable best efforts to, continue to maintain, in all material respects, its material assets, properties, rights and operations in accordance with present practice; and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(a)    amend or otherwise change the Company Charter or the Company Bylaws (other than immaterial or ministerial changes) or amend or otherwise change in any material respect any organizational documents of any of its Subsidiaries;

(b)    split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (other than (i) repurchases of shares of Company Common Stock and the related rights in connection with the exercise, vesting, settlement or forfeiture of Company Equity Awards, in each case, pursuant to their terms as in effect on the date of this Agreement (or subsequent Company Equity Awards or terms in effect after the date of this Agreement in compliance with Section 5.1(e)), or (ii) for any such transaction by a direct or indirect wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction);

(c)    except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries, issue, sell, pledge, dispose of, encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests, phantom equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or equity interests; provided, however, that the Company may issue shares of Company Common Stock upon the exercise, vesting or settlement of Company Equity Awards that (i) are outstanding as of the date hereof or (ii) may be granted after the date hereof in compliance with Section 5.1(e);

(d)    authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than dividends or distributions paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e)    except as set forth on Section 5.1(e) of the Company Disclosure Letter, or as required under the terms of any Company Benefit Plan, Multiemployer Plan, collective bargaining agreement or works council agreement, in each case, that is in effect as of the date of this Agreement, (i) increase the compensation payable or to become payable or benefits provided or to be provided to any current or former employee (whether full-or part-time and, including any officer), director, or independent contractor (who is an individual) of the Company or any of its Subsidiaries (each a “Company Employee”), except to the extent such increases are made in the ordinary course of business consistent with past practice with respect to increases in base salaries or wage rates of Company Employees whose annual base salary is less than $200,000, (ii) establish, adopt, enter into or materially amend any Company Benefit Plan (or any arrangement which if in existence as of the date hereof would constitute a Company Benefit Plan), (iii) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (iv) materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (v) forgive any loans or issue any loans to any Company Employee (other than routine travel advances issued in the ordinary course), (vi) hire any employee or engage any independent contractor (who is a natural person) other than in the ordinary course of business with respect to individuals whose annual base compensation is less than $200,000, (vii) terminate the employment of (A) any Company Employee whose annual base salary is greater than $200,000 other than for “cause” or other performance reasons, or (B) any Company Employee whose annual base salary is equal to or less than $200,000 other than in the ordinary course of business, (ix) grant, confer or award any Company Equity Awards, or (x) take any action (or fail to take any action) with respect to a Multiemployer Plan or CBA outside of the ordinary course of business in a manner consistent with past practices;

(f)    acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any material equity interest in or material business of any Third Party, except with respect to acquisitions (i) pursuant to agreements in effect prior to the execution of this Agreement which have been disclosed in writing to Parent, (ii) of any real property leases, or (iii) with a purchase price not exceeding $5,000,000;

(g)    incur, or amend in any material respect the terms of, any indebtedness for borrowed money, or assume or guarantee any such indebtedness for any Person, except for indebtedness incurred (i) under the Existing Credit Agreement or under the existing Company Surety Bonds, (ii) under performance bonds and surety bonds in the ordinary course of business consistent with past practice, (iii) under capital leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business consistent with past practice, provided that the aggregate amount of outstanding obligations incurred under clauses (ii) and (iii) after the date of this Agreement does not exceed $30,000,000 (excluding any indebtedness incurred solely to replace, renew or extend any existing indebtedness of the types set forth in clauses (ii) and (iii)) or (iv) between or among the Company or any of its Subsidiaries;

(h)     (i) modify or amend in a manner adverse to the Company or its Subsidiaries any Company Material Contract, except for such modifications or amendments (x) in the ordinary course of business consistent with past practice, (y) as permitted by Section 5.1(h) of the Company Disclosure Letter, or (z) in connection with any renewal or extension of any such Company Material Contract, or (ii) terminate any Company Material Contract, except in the ordinary course of business consistent with past practice;

(i)    sell, assign, transfer, license, abandon, cancel, permit to lapse, pledge, encumber, fail to renew, maintain or pursue filed applications for or otherwise dispose of any material Company Owned IP, other than the grant of non-exclusive licenses in the ordinary course of business consistent with past practice;

(j)    make any change to its methods of accounting, except (i) as required by GAAP, Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law, or (iv) as disclosed in the Company SEC Documents;

(k)    except in the ordinary course of business consistent with past practice, (i) make or change any material Tax election, (ii) change any material Tax accounting period or method, (iii) file any amended material Tax Return, (iv) enter into any closing agreement with respect to a material amount of Tax, (v) commence or settle any litigation or proceeding with respect to any liability for a material amount of Taxes, (vi) consent to any extension or waiver of any limitation period with respect to any material Tax claims or assessments or (vii) surrender any right to claim a refund of a material amount of Taxes;

(l)    adopt or enter into a plan of complete or partial liquidation or dissolution or voluntarily file for bankruptcy or any similar proceeding;

(m)    settle or compromise any material litigation other than settlements or compromises of litigation (i) where the amount paid in settlement or compromise, in each case, does not exceed $250,000 individually or $1,000,000 in the aggregate (net of any indemnity, contribution or similar payments received by the Company or any Subsidiary of the Company in respect thereof), (ii) where the amount paid in settlement or compromise, in each case, does not exceed the amount accrued or reserved therefor in the Company’s financial statements as of the date hereof, or (iii) with respect to insured claims;

(n)    enter into any agreement, contract or commitment which requires the Company or its Subsidiaries to incur capital expenditures in the aggregate in excess of $25,000,000 in a twelve-month period;

(o)    (i) acquire or dispose of any Owned Real Property or Material Leased Real Property, other than in the ordinary course of business consistent with past practice, or (ii) enter into, terminate, or amend in any material respect, any agreement pursuant to which real property (other than Client Facility Property) is leased, subleased, licensed, or otherwise occupied by the Company or any of its Subsidiaries (each, a “Real Property Lease”), in the case of clauses (i) and (ii), with respect to Material Leased Real Property or Real Property Leases, as applicable, requiring annual payments in excess of $100,000;

(p)    fail to use reasonable best efforts to keep in full force and effect insurance comparable in amount and scope to coverage currently maintained;

(q)    sell, acquire, lease or sublease any material assets (excluding real property and Company Owned IP which instead is the subject of Section 5.1(i) above) other than in the ordinary course of business consistent with past practice;

(r)    lend any amount of money to any Person in excess of $250,000, other than between or among the Company or any of its Subsidiaries;

(s)    incur any new Lien (other than any Permitted Lien or pursuant to Company Material Contracts) on any of its material tangible assets, properties or rights; or

(t)    enter into any agreement to do any of the foregoing.

Section 5.2    Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)    As promptly as reasonably practicable after the date hereof, (i) the Company shall prepare the Proxy Statement; and (ii) Parent and Merger Sub shall furnish to the Company all information concerning themselves and their Affiliates that is reasonably requested or required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time; and (iii) subject to the receipt from Parent and Merger Sub of the information described in clause (ii) above, the Company shall file the Proxy Statement with the SEC. Except to the extent prohibited by Law, the Company shall (i) promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements, in each case with respect to the Proxy Statement, and (ii) provide Parent and Merger Sub promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 5.2(a)) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall consult with Parent and provide Parent a reasonable opportunity to review and to propose comments, and shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith, on such document or response, except, in each case, (x) to the extent prohibited by Law or (y) for any amendment or supplement to the Proxy Statement in connection with a Change of Recommendation made in accordance with Section 5.5(c) (Change of Recommendation).

(b)    If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement containing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

(c)    Subject to Section 5.5(c) (Change of Recommendation), the Company shall, (i) as promptly as practicable (and in any event within five (5) calendar days) following the date on which the SEC confirms that it (a) has no further comments on the Proxy Statement, or (b) will not be reviewing the Proxy Statement, establish a record date for a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and holding the Company Stockholder Advisory Vote (the “Stockholders’ Meeting”), (ii) cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Stockholders’ Meeting as promptly as practicable after such record date, and (iii) as promptly as practicable thereafter, duly call, convene and hold the Stockholders’ Meeting; provided that the Company may, at its option (and shall in the case of clause (B) hereto upon the reasonable and timely request by Parent), postpone or adjourn the Stockholders’ Meeting (A) with the prior written consent of Parent and Merger Sub, or (B) to the extent the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Stockholder Approval, whether or not a quorum is present, provided that any such postponement or adjournment of the Stockholders’ Meeting shall not exceed ten (10) days. The Proxy Statement shall include the Company Recommendation, except to the extent there has been a Change of Recommendation in accordance with Section 5.5(c) (Change of Recommendation). Subject to Section 5.5(c) (Change of Recommendation), in connection with the Stockholders’ Meeting, the Company shall use its reasonable efforts to solicit proxies in favor of the Requisite Stockholder Approval and to obtain the Requisite Stockholder Approval. Parent and Merger Sub shall vote all shares of Company Common Stock held by them in favor of the approval of this Agreement.

Section 5.3    Appropriate Action; Consents; Filings.

(a)    In accordance with the terms and subject to the conditions of this Agreement (including Section 5.5 (Non-Solicitation)), the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VI (Conditions to the Merger) to be satisfied as expeditiously as possible, including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger (other than, in each case, as may be required under any Company Facility Contracts or Company Aviation Agreements), (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (A) but in no event later than sixty (60) days after the date of this Agreement, make and not withdraw (unless with the prior written consent of the other parties hereto) its filings under the HSR Act with respect to the transactions contemplated hereby, including the Merger, (B) comply at the earliest possible date with any request under the HSR Act for additional information (including responding to any “second request”), documents or other materials received by such party from the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “DOJ”) or by any other Governmental Authority under any Antitrust Laws in respect of any such filings with respect to the transactions contemplated hereby, including the Merger and (C) act in good faith and cooperate with the other party in connection with any such filings (including, if requested by the other party, to duly consider all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of such agency or other Governmental Authority under any Antitrust Laws. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly and expeditiously as possible.

(b)    Without limiting anything in this Section 5.3, (i) none of the parties hereto or their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto and (ii) Parent and Merger Sub agree to take (and to cause their Affiliates to take) as expeditiously as possible any and all steps necessary or as may be required by any Governmental Authority to avoid or eliminate each and every impediment and obtain all Consents under any Antitrust Laws that may be required by any Governmental Authority so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, as expeditiously as possible, including committing to (whether prior to submitting the initial filing under the HSR Act or thereafter) and effecting, by consent decree, hold separate order, trust or otherwise, (A) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, (1) any assets of Parent, Merger Sub or their respective Affiliates or (2) the assets of the Company or its Subsidiaries set forth on Schedule 5.3; provided, that no such Divestiture Action in this clause (A) shall be required if such Divestiture Action would have a material adverse effect on Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole (after giving effect to the Merger) (in which case, for the avoidance of doubt, Parent shall be permitted to omit to take such Divestiture Action so long as it pays, or causes to be paid, the Reverse Termination Fee in accordance with Section 7.3(b)), (B) terminating, amending or assigning existing relationships and contractual rights and obligations of Parent, Merger Sub or any of their respective Affiliates, (C) requiring Parent, Merger Sub or any of their respective Affiliates to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any Third Party and (D) imposing limitations on Parent, Merger Sub or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets (any of the actions set forth in this clause (ii), a “Divestiture Action”); provided, however, that any Divestiture Action is conditioned upon the consummation of the transactions contemplated by this Agreement and subject to the procedures and other terms set forth on Schedule 5.3. The Company shall cooperate with Parent in good faith with respect to any proposed Divestiture Actions and shall, and shall cause its Subsidiaries to, enter into one or more agreements reasonably requested by Parent to be entered into by any of them prior to the Closing with respect to any Divestiture Action; provided that any Divestiture Action is conditioned upon the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company shall not be required to provide cooperation with respect to, or agree to effect, any Divestiture Action that relates to any assets, businesses, properties, facilities or rights (collectively, “Assets”) of the Company or any of its Subsidiaries (each such Asset, a “Company Asset”), other than those Company Assets set forth on Schedule 5.3. For the avoidance of doubt, neither (x) the Company’s refusal to agree to any Divestiture Action with respect to a Company Asset not set forth on Schedule 5.3 as of the date of this Agreement, nor (y) the failure of the Company or any of its Subsidiaries to obtain any Consent from any Third Party as may be required in connection with any Divestiture Action (including with respect to the Company Assets set forth on Schedule 5.3), shall constitute a breach by the Company of this Agreement.

(c)    Except as otherwise provided herein or on Schedule 5.3, each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in good faith in (x) preparing such filings and agreeing to take any actions, including Divestiture Actions (with respect to the Company, solely with respect to the Company Assets set forth on Schedule 5.3), prior to submitting such filings that the parties agree would be helpful in obtaining all Consents under any Antitrust Laws that may be required by any Governmental Authority so as to enable the parties to consummate the transactions contemplated by this Agreement, including the Merger, as expeditiously as possible, and (y) responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement; provided, however, that Parent shall determine the strategy and timing for obtaining all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement after considering in good faith all comments and advice of the Company (and its counsel). The Company and Parent, in their respective sole and absolute discretion, may designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d)    Parent and Merger Sub shall not, and shall not permit any of their Affiliates to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests or (ii) take or agree to take any other action (including entering into or agreeing to enter into any material license, joint venture or other transaction), in each case that would (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, approval from, or avoiding an Action by, any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (C) otherwise materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.4    Access to Information; Confidentiality.

(a)    The Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives and the Debt Financing Sources and their Representatives reasonable access (and taking into account any remote working arrangement of the Company and its Subsidiaries), at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice throughout the period commencing on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VII (Termination, Amendment and Waiver), to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent and its Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested, including any financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period (it being understood, this Section 5.4(a) shall not require the delivery of financial information not otherwise required to be delivered pursuant to Sections 5.10 or 5.11 of this Agreement); provided, however, that nothing herein (or in Sections 5.10 or 5.11 of this Agreement) shall require the Company or any of its Subsidiaries to disclose any information to Parent, Merger Sub, the Debt Financing Sources or any of their respective Representatives, if such disclosure would, in the reasonable judgment of the Company, (a) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (b) violate applicable Law or the confidentiality provisions of any agreement to which the Company or any of its Subsidiaries is a party or (c) jeopardize any attorney-client or other legal privilege; provided, that the Company will inform Parent of the general nature of the document or information being withheld and reasonably cooperate with Parent to provide such document or information in a manner that would not cause significant competitive harm (including by way of redaction), or result in violation of Law or the loss or waiver of such privilege; provided, further, that nothing herein shall authorize Parent or its Representatives or the Debt Financing Sources or their Representatives to undertake any environmental testing involving sampling of soil, groundwater, air or other environmental medium or similar invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or make any disclosure to Parent, Merger Sub, the Debt Financing Sources or any of their respective Representatives (i) to the extent that such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or (ii) regarding matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any Alternative Acquisition Proposal or Superior Proposal, in each case, other than as required by the terms of this Agreement.

(b)    No investigation or access permitted pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives and Affiliates (including Merger Sub) not to, use any information obtained pursuant to this Section 5.4 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include the Financing). The Confidentiality Agreement shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.

Section 5.5    Non-Solicitation.

(a)    Non-Solicitation.

(i)    Except as otherwise permitted by this Agreement, until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (Termination), the Company shall not, and shall cause its Subsidiaries and each of its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, (a) solicit, initiate, propose, induce or knowingly encourage or knowingly facilitate the making or submission of any offer, inquiry or proposal that constitutes, or could reasonably be expected to lead to, an Alternative Acquisition Proposal, including by (1) providing or furnishing to any Person (other than Parent and its Representatives) any non-public information or data relating to the Company, any of its Subsidiaries or their respective businesses, properties or assets and (2) affording access to any personnel of the Company or its Subsidiaries to any Person (other than Parent and its Representatives), in each case, in connection with an Alternative Acquisition Proposal; (b) continue, enter into, engage in or otherwise participate in any discussions or negotiations with any Person (and their respective Representatives) regarding any Alternative Acquisition Proposal (or inquiries, offers or proposals or any other effort or attempt that could reasonably be expected to lead to an Alternative Acquisition Proposal) (except, in each case, to notify such Person as to the existence of the provisions of this Section 5.5(a)); (c) enter into any agreement with respect to an Alternative Acquisition Proposal (except for confidentiality agreements permitted under Section 5.5(a)(ii)); or (d) agree or resolve to take, or take, any of the actions prohibited by clauses (a), (b) or (c) of this sentence. Subject to Section 5.5(a)(ii), as of the date hereof, the Company shall immediately cease, and cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

(ii)    Notwithstanding the foregoing in this Section 5.5(a), at any time prior to the receipt of the Requisite Stockholder Approval, if the Company or its Representatives receives an unsolicited bona fide written Alternative Acquisition Proposal from any Third Party (not resulting from a breach of Section 5.5(a)), (i) the Company and its Representatives may contact the Third Party (including its Representatives) making such Alternative Acquisition Proposal solely to clarify the terms and conditions thereof, and (ii) if the board of directors of the Company determines in good faith, after consultation with outside legal and financial advisors, that such Alternative Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may: (A) engage in discussions or negotiations with the Third Party (including its Representatives) with respect to such Alternative Acquisition Proposal, and (B) furnish non-public information relating to the Company or any of its Subsidiaries to the Third Party making such Alternative Acquisition Proposal (including its Representatives) if, prior to so furnishing such information, the Third Party has executed a confidentiality agreement with the Company having provisions as to the confidential treatment of information that are not materially less favorable in the aggregate to the Company than the confidentiality provisions of the Confidentiality Agreement; provided that (x) such confidentiality agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with this Section 5.5(a)(ii) or that otherwise prohibits the Company from complying with the provisions of this Section 5.5(a)(ii) and (y) the Company provides to Parent and Merger Sub any non-public information that is provided to such Third Party that was not previously made available to Parent or Merger Sub prior to or substantially concurrently with the time it is provided to such Third Party (and in any event within 48 hours thereof).

(b)    Notices. The Company shall promptly (and in any event within 48 hours of the Company’s receipt thereof) (i) notify Parent of any Alternative Acquisition Proposal received by the Company or any of its Subsidiaries or Representatives or any other written proposals or inquiries received by the Company or any of its Subsidiaries or Representatives that would reasonably be expected to lead to an Alternative Acquisition Proposal, which notice shall identify the material terms and conditions thereof and the Person making any such Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal) and (ii) provide to Parent copies of any written documentation material to understanding such Alternative Acquisition Proposal which is received by the Company from the Person (or from any Representatives of such Person) making such Alternative Acquisition Proposal (or other written proposal or inquiry that would reasonably be expected to lead to an Alternative Acquisition Proposal). The Company shall keep Parent reasonably informed, on a prompt basis (but in no event later than 24 hours) of the status and any material developments regarding any such Alternative Acquisition Proposals or any material changes to the material terms of any such Alternative Acquisition Proposal. Without limitation to the Company’s rights under Section 5.5(c) (Change of Recommendation), it is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.5 including any public announcement that the Company or the board of directors of the Company has made any determination contemplated under this Section 5.5 to take or engage in any such actions, shall not (in and of itself) constitute a Change of Recommendation or otherwise constitute a basis for Parent or Merger Sub to terminate this Agreement.

(c)    Change of Recommendation.

(i)    Except as otherwise provided in this Agreement, including this Section 5.5(c), the board of directors of the Company shall not (i) withdraw (or qualify or modify in any manner adverse to Parent), or propose publicly to withdraw (or qualify or modify in any manner adverse to Parent), the Company Recommendation or (ii) approve, recommend or declare advisable any Alternative Acquisition Proposal (any such action, a “Change of Recommendation”).

(ii)    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, including Section 5.5(c)(i), at any time prior to obtaining the Requisite Stockholder Approval, the board of directors of the Company may (A) effect a Change of Recommendation following a bona fide written Alternative Acquisition Proposal that did not result from or arise out of a breach of this Section 5.5 and which the Company’s board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, in each case, if and only if, the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties required of the Company’s board of directors under applicable Law and the Company complies with Section 5.5(c)(iii) or (B) following receipt of a bona fide written Alternative Acquisition Proposal which the Company’s board of directors determines in good faith, in consultation with its financial advisors and outside legal counsel, is a Superior Proposal, terminate this Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Acquisition Agreement”) with respect to such Superior Proposal, if, and only if, the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Law and the Company complies with Section 5.5(c)(iii) and, concurrently with entering into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company terminates this Agreement in accordance with the provisions of Section 7.1(c)(ii) (Definitive Agreement for Superior Proposal) and pays the applicable Termination Fee pursuant to Section 7.1(c)(ii).

(iii)    Prior to the board of directors of the Company effecting a Change of Recommendation or causing the Company to terminate this Agreement for purposes of entering into an Alternative Acquisition Agreement, in each case as permitted under Section 5.5(c)(ii), the Company shall have given Parent (A) at least four (4) Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Alternative Acquisition Proposal shall require a new notice and an additional two (2)-Business Day period) of the Company’s intention to take such action, which shall include a description of the terms and conditions of the Superior Proposal, the identity of the Person making the Superior Proposal and a copy of any proposed definitive agreement(s) relating to such Superior Proposal and (B) an opportunity to liaise with the Company and its outside legal and financial advisors during the foregoing four (4) Business Day period (or subsequent two (2)-Business Day period) to discuss the foregoing Superior Proposal and negotiate in good faith any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in response thereto, such that such Alternative Acquisition Proposal would no longer constitute a Superior Proposal. In addition, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the board of directors of the Company may also effect a Change of Recommendation in response to an Intervening Event if the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the board of directors of the Company to take such action would be inconsistent with its fiduciary duties under applicable Law, provided that the board of directors of the Company shall have given Parent (i) at least four (4) Business Days’ prior written notice of the Company’s intention to effect a Change of Recommendation in response to such Intervening Event, which shall include a description in reasonable detail of the applicable Intervening Event, and (ii) an opportunity to liaise with the Company and its outside legal and financial advisors during the foregoing four (4)-Business Day period to discuss the foregoing Intervening Event and negotiate in good faith any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in response thereto, such that the failure to effect a Change of Recommendation would no longer be inconsistent with the fiduciary duties of the Company’s board of directors under applicable Law.

(d)    Permitted Disclosures. Nothing contained in this Agreement shall prohibit the Company or the board of directors of the Company from complying with its disclosure obligations under applicable Law or rules and policies of NASDAQ, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act (or any similar communication to stockholders) or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder.

Section 5.6    Directors’ and Officers’ Indemnification and Insurance.

(a)    Parent and Merger Sub agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events, acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors or officers of (or in a comparable role with) the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director or officer of (or in a comparable role with) another Person (the “D&O Indemnified Parties”), as the case may be, shall survive the Merger and shall continue in full force and effect in accordance with their terms (with respect to the Company’s organizational documents, it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall and shall cause the Surviving Corporation and its Subsidiaries to perform such obligations thereunder. Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, contribution, advancement of expenses and limitation of director or officer (or comparable) liability that are no less favorable to the D&O Indemnified Parties with respect to the period prior to Closing than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the Closing Date, which provisions thereafter shall not, for a period of at least six (6) years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b)    Without limiting the foregoing, Parent shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any Action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable Law. Notwithstanding anything to the contrary contained in this Section 5.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the Action from all liability arising out of such Action.

(c)    For at least six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of least an “A”) for the Company and the D&O Indemnified Parties who are currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided, that (i) Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium currently paid by the Company or any of its Subsidiaries for the Existing D&O Insurance Policies (the “Maximum Amount”), but in such case shall purchase as much of such coverage as possible for such amount) and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may purchase prepaid, non-cancellable six (6) year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided that the premium for such Tail Coverage shall not exceed the Maximum Amount, and Parent shall cause the Surviving Corporation (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 5.6(c)).

(d)    In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation, any such Subsidiary or all or substantially all of its or their properties and assets, as the case may be, assumes the obligations set forth in this Section 5.6.

(e)    The D&O Indemnified Parties are third-party beneficiaries of this Section 5.6. The provisions of this Section 5.6 shall survive the Merger and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or representatives. Parent and the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 5.6 to the same extent and under the same conditions and procedures (and subject to the same conditions, including with respect to the advancement of expenses) as such D&O Indemnified Party is entitled on the date of this Agreement under the organizational documents of the Company (or the corresponding organizational documents of any Subsidiary of the Company) (with respect to the Company’s organizational documents, it being agreed that after the Closing such rights shall be mandatory rather than permissive). The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, applicable Law or otherwise.

(f)    Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 5.6 shall continue in effect until the final disposition of such claim.

Section 5.7    Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Merger or the transactions contemplated hereby, or (c) the existence of any event or circumstance that would reasonably be expected to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement not to be satisfied.

Section 5.8    Public Announcements. Except as otherwise contemplated by Section 5.5 (Non-Solicitation) or in connection with any dispute among the parties regarding this Agreement, the Company, Parent and Merger Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto (and in such event, such party shall use its reasonable best efforts to consult with the other party prior to such disclosure) or is consistent with prior written communications previously consented to by the other parties. In addition, the Company may, without Parent’s or Merger Sub’s consent, communicate to its investors, employees, customers, suppliers, consultants, Financing Sources (and Representatives of Financing Sources) and Debt Financing Sources Related Parties; provided that such communication is consistent with prior communications of the Company or any plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan. For the avoidance of doubt, the foregoing shall not restrict Parent’s or its Affiliates’ disclosure of information regarding the transactions contemplated hereby, including information related to Parent’s determination to enter into this Agreement, in connection with fundraising, marketing, informational or reporting activities so long as such disclosures are made pursuant to a confidentiality agreement having provisions as to the confidential treatment of information that are not materially less favorable in the aggregate to the Company than the confidentiality provisions of the Confidentiality Agreement. For the avoidance of doubt, this Section 5.8 shall not apply to or otherwise restrict any Company communication (including a press release or other public statement) regarding an Alternative Acquisition Proposal or Company communication (including a press release or other public statement) made by the Company from and after a Change of Recommendation by the board of directors of the Company. Notwithstanding anything herein to the contrary, the Company and its Representatives, the Financing Sources (and their Representatives) and/or the Debt Financing Sources Related Parties may make customary disclosures and communications to potential financing sources in relation to obtaining any Financing so long as such persons enter into a confidentiality agreement and a clean team agreement, as applicable, with the Company, in each case, having provisions as to the confidential treatment of information that are not materially less favorable in the aggregate to the Company than the confidentiality provisions of the Confidentiality Agreement and the Clean Team Agreement, respectively.

Section 5.9    Employee Benefits.

(a)    Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees.” For the period commencing at the Effective Time and ending on the one (1)-year anniversary thereof or such shorter period during which the Continuing Employee remains in continued employment with the Company, the Surviving Corporation or any of their Affiliates (such period, the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide for each Continuing Employee (i) at least the same base salary and wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) target short-term cash bonus opportunities (excluding equity, equity-based, retention and long-term incentive compensation, nonqualified deferred compensation, retiree health or welfare and defined benefit pension benefits) that are substantially comparable in the aggregate to those opportunities provided to each such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time (for the avoidance of doubt, other than one-time, retention or special non-ordinary incentive compensation opportunities payable in connection with, or as a result of, the transactions contemplated by this Agreement), and (iii) employee benefits (excluding retention, nonqualified deferred compensation, equity, equity-based, and long-term incentive compensation, retiree health or welfare and defined benefit pension benefits) that are no less favorable in the aggregate (including with respect to the proportion of employee cost) to the employee benefits provided to such Continuing Employee under the Company Benefit Plans immediately prior to the Effective Time; provided, however, that the terms and conditions of employment for any Continuing Employee subject to a collective bargaining agreement or works council agreement shall be in accordance with the applicable collective bargaining agreement or works council agreement (as the same may be amended, restated or replaced from time to time). Without limiting the generality of the foregoing, during the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Affiliates to provide to each Continuing Employee whose employment is terminated by the Surviving Corporation or any of its Affiliates during such period under the circumstances that would have entitled such Company Employee to severance benefits if such termination had occurred prior to the Effective Time, severance payments and benefits that are no less favorable than the severance payments and benefits that such Continuing Employee would have been eligible to receive upon a termination of employment under any applicable severance plan, policy, practice or arrangement sponsored or maintained by the Company or any of its Subsidiaries in accordance with the terms of such arrangement as in effect as of the date hereof; provided that such Continuing Employee may be required to execute a release of claims in the Company’s standard form made available to Parent (as such form may be modified by Parent to include a release of claims in favor of Parent, the Surviving Corporation and their respective Affiliates). Notwithstanding the foregoing, the employee benefits and severance payments for any continuing employee who is subject to a collective bargaining agreement or works council agreement shall be provided in accordance with the terms of the applicable collective bargaining agreement or works council agreement.

(b)     Parent acknowledges and agrees that the severance plans and employment agreements listed on Section 3.12(a) of the Company Disclosure Letter will remain in full force and effect in accordance with their respective terms immediately following the Closing, it being understood and agreed that nothing herein shall be construed to limit the Surviving Corporation’s, the Company’s or any of their respective Affiliates’ right to amend or terminate any such plans or agreements in accordance with the terms thereof at any time following the Closing.

(c)    For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any health, welfare, retirement, severance or vacation benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Continuing Employees after the Effective Time (collectively, the “New Plans”), Parent shall use commercially reasonable efforts to cause the Continuing Employees to receive service credit under the New Plans for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under an analogous Company Benefit Plan immediately prior to the Effective Time, except (1) for benefit accruals under defined benefit pension plans, (2) for purposes of qualifying for subsidized early retirement benefits, (3) to the extent any such service credit would result in the duplication of benefits, or (4) for purposes of any incentive compensation plan (including equity incentive plans) or nonqualified deferred compensation plans. In addition and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan (in each case, except for benefit accruals under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits). For the avoidance of doubt, any service referred to in this Section 5.9(c) shall not be recognized for purposes of eligibility for retirement vesting under incentive compensation or equity plans of Parent or any of its Affiliates.

(d)    Prior to making any written communications to the Company Employees pertaining to compensation or benefits matters that are affected by the transactions contemplated by this Agreement, unless such communication is substantially similar in substance and tone as any prior written communications reviewed by Parent pursuant to this Section 5.9(d) or approved by Parent pursuant to Section 5.8 (Public Announcements), the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider, in good faith, any reasonable comments received from Parent (if any are received during such reasonable period of time (which in all events shall not be less than three (3) Business Days after receipt of the copy from the Company)).

(e)    The Company shall, as soon as reasonably practicable following the date hereof, provide Parent with the then-most recent calculations and reasonable back-up information relating to Sections 280G and 4999 of the Code relating to the Merger, including any non-compete valuations, once such calculations and information becomes available to the Company following the date hereof and no later than ten (10) Business Days prior to the Closing.

(f)    Other than as expressly set forth in this Section 5.9, nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit plans of the Company or Parent, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any director, officer, employee or individual Person, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

(g)    If requested by Parent at least ten (10) Business Days prior to the Effective Time, the Company shall take all actions necessary to terminate the Company’s tax-qualified defined contribution retirement plan (the “Company 401(k) Plan”), or cause such plan to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. If the Company 401(k) Plan is terminated, Parent shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by the Parent or one of its Subsidiaries (the “Parent 401(k) Plan”) that will cover Continuing Employees after the Closing Date. In connection with the termination of the Company 401(k) Plan, Parent shall cause the Parent 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (including, to the extent permissible under the Company 401(k) Plan and the Parent 401(k) Plan, the in-kind rollover of promissory notes evidencing all outstanding loans) of each Continuing Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.

(h)    Parent shall, and shall cause the Surviving Corporation to, honor the terms of each collective bargaining agreement and works council agreement until such collective bargaining agreement or works council agreement expires pursuant to its terms or is modified by the parties thereto. Notwithstanding anything to the contrary contained in this Agreement, the terms and conditions of employment of any Continuing Employee subject to a collective bargaining agreement or works council agreement shall be in accordance with the applicable collective bargaining agreement or woks council agreement.

Section 5.10 Financing.

(a)    Each of Parent and Merger Sub shall, and shall cause its Subsidiaries and each of their Representatives and Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the Financing, on the terms and subject only to the conditions set forth in the Financing Commitments or any Alternative Financing (as defined below), including using (and causing, as applicable, its Affiliates to use) their respective reasonable best efforts to: (i) comply with and maintain in full force and effect the Financing Commitments in accordance with the terms and subject to the conditions thereof, in each case until the funding of the Financing at or prior to Closing, (ii) negotiate, enter into and deliver (and cause, as applicable, its Affiliates to negotiate, enter into and deliver) definitive agreements with respect to the Financing on the terms and conditions set forth in the Financing Commitments, (iii) satisfy (or obtain a waiver of), on a timely basis, all conditions and covenants to the Debt Financing and the definitive agreements related thereto to the extent within Parent’s, Merger Sub’s or their respective Affiliates’ control and (iv) in the event all conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied or waived at the Closing) and all conditions set forth in the Debt Commitment Letter have been satisfied or waived, cause the Debt Financing Sources to fund the Debt Financing at or prior to the Closing.

(b)    Neither Parent nor Merger Sub shall agree to or permit any amendments, supplements, replacements or other modifications to, obtain any replacement of, or grant any waivers of, any condition or other provision under the Debt Financing without the prior written consent of the Company if (and only if) such amendments, supplements, replacements, waivers or modifications would add Additional Commitment Parties (as defined in the Debt Commitment Letter as in effect on the date hereof) pursuant to clause (b)(ii) of the definition thereof or would or would reasonably be expected to (i) reduce the net cash proceeds available from the Debt Financing such that Parent or Merger Sub would not have sufficient cash proceeds (after giving effect to the funding contemplated under the Equity Commitment Letter or otherwise funded with equity proceeds) to fulfill its Funding Obligations on the Closing Date, (ii) impose new or additional conditions or contingencies to the initial funding of the Debt Financing or otherwise expand or adversely amend, waive or modify any of the conditions or contingencies to the initial funding of the Debt Financing or (iii) otherwise expand, amend, waive or modify any provisions of, or remedies under, the Debt Commitment Letter in a manner adverse to Parent, Merger Sub (or its Affiliates) that would or would reasonably be expected to (x) prevent, delay or impede the initial funding of the Debt Financing (or the satisfaction of the conditions to the Financing) on the Closing Date or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or (y) adversely impact the ability of Parent or Merger Sub, or any of their Affiliates’ ability, to enforce its rights against the Debt Financing Sources; provided that Parent may amend, supplement or otherwise modify the Debt Commitment Letter (a) (i) to add Lender Related Commitment Parties (as defined in the Debt Commitment Letter as in effect on the date hereof) or other Additional Commitment Parties pursuant to clause (b)(i) of the definition of Additional Commitment Parties and (ii) to increase the amount of the Debt Financing and/or (b) to facilitate the syndication of the Debt Financing, in each case of clauses (a) and (b) so long as such amendment or modification complies with this Section 5.10(b). Parent shall not permit, release or consent to the withdrawal, termination, repudiation or rescission of the Debt Financing or any definitive agreement with respect to the Debt Financing and shall not release or consent to the termination of the obligations of any Debt Financing Source under the Debt Financing, in each case, without the prior written consent of the Company unless such Debt Financing or any definitive agreement with respect to the Debt Financing is contemporaneously replaced with a new Debt Financing that complies with the first sentence of this Section 5.10(b). For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter, as hereafter amended or modified, to the extent such amendment or modification is permitted by this Section 5.10, and references to “Debt Commitment Letter”, “Debt Financing Sources” or “Debt Financing” shall include such documents, as hereafter amended or modified (or commitments or financing sources, as applicable), to the extent permitted by this Section 5.10.

(c)    In the event that (i) all or any portion of the Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions contemplated in the Debt Commitment Letter, (ii) Parent or Merger Sub becomes aware of any event or circumstance that would reasonably be expected to make the full amounts or any portion of the Debt Financing unavailable on the terms and conditions contemplated in the Debt Commitment Letter and such portion is necessary for Parent and Merger Sub to satisfy the Funding Obligations on the Closing Date, (iii) any definitive agreement with respect to the Debt Financing shall expire or be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason, or (iv) Parent or Merger Sub elects to pursue an Alternate Revolving Facility (as defined in the Debt Commitment Letter as of the date hereof), then Parent and Merger Sub shall promptly after the occurrence of such event, (A) notify the Company in writing thereof as promptly as practicable after obtaining knowledge thereof, (B) use their respective reasonable best efforts to arrange and obtain alternative debt financing (or the Alternate Revolving Facility, as applicable) in an amount sufficient to enable Parent or Merger Sub to satisfy its Funding Obligations on the Closing Date, which alternative debt financing (or the Alternate Revolving Facility, as applicable) shall not impose (i) any conditions that are more burdensome on or materially less favorable to Parent, Merger Sub or their Affiliates or (ii) any terms that prevent, delay or impair the ability of Parent or Merger Sub to obtain the Debt Financing or consummate the transactions contemplated hereby, in each case as compared to the conditions set forth in the Debt Commitment Letter as of the date hereof, (such alternative debt financing, including the Alternate Revolving Facility, as applicable, the “Alternative Financing”) and (C) obtain and deliver a debt commitment letter and/or definitive financing documents to the Company with respect to such

Alternative Financing, including true, correct and complete copies of any executed fee letters; provided that, solely with respect to any such Fee Letters, the fee amounts (none of which affects conditionality, enforceability, termination or aggregate principal amount of such financing) may be redacted in a customary manner from such true, correct and complete copies (collectively, including all exhibits, schedules, amendments, supplements, modifications and annexes thereto, a “New Debt Commitment Letter”); provided that neither Parent nor Merger Sub shall be required to arrange or obtain any Alternative Financing having terms and conditions materially less favorable, taken as a whole, to Parent and/or Merger Sub than those contemplated in the Debt Commitment Letter. For purposes of this Agreement, references to “Financing” shall include the financing contemplated by any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 5.10, and references to “Debt Commitment Letter”, “Debt Financing Sources”, or “Financing” shall include such documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing and New Debt Commitment Letter to the extent permitted by this Section 5.10.

(d)    Each of Parent and Merger Sub expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of the Debt Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any Alternative Financing, is in any manner a condition to the Merger, the Closing or the obligations of Parent and/or Merger Sub to consummate the transactions contemplated hereby.

(e)    Parent and/or Merger Sub shall (i) furnish the Company with complete, correct and executed copies of each amendment, supplement, waiver or other modification of the Financing Commitments promptly upon their execution, provided that, solely with respect to any Fee Letters, the fee amounts, other economic terms and other customary provisions (none of which affects conditionality, enforceability, termination or aggregate principal amount of such financing) may be redacted in a customary manner from such complete, correct and executed copies, (ii) as promptly as practicable after obtaining knowledge thereof, give the Company written notice of (x) any breach or default or threatened breach or default, including the receipt of any written notice or other written communication from any Financing Source with respect to any actual or threatened breach or default by any party to the Financing Commitments and/or any definitive financing agreements of which Parent or Merger Sub becomes aware, (y) any actual or threatened withdrawal, repudiation or termination or threatened termination thereof of which Parent or Merger Sub becomes aware or, in each case, any written notice or other written communication from any Financing Source with respect to any of the foregoing or (z) the occurrence of any incurable event or circumstance that makes a condition precedent relating to the Financing unable to be satisfied by any party, (iii) notify the Company promptly if for any reason Parent or Merger Sub no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms described therein and (iv) keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any Alternative Financing) including by providing the Company with drafts of the definitive agreements relating to the Financing in a reasonable period of time prior to their execution, provided that economic terms set forth in such definitive agreements may be redacted in a customary manner (including the portions thereof addressing fees payable to the Financing Sources, pricing caps and other economic terms). As soon as reasonably practicable following the date the Company delivers to Parent a written request therefor, Parent shall provide information reasonably requested by the Company in writing relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence. In furtherance of and without limiting the foregoing, in the event that Parent and/or Merger Sub commences an enforcement action to enforce its rights under any agreement in respect of the Debt Financing or to cause any Debt Financing Source to fund all or any portion of the Debt Financing, Parent and Merger Sub shall keep the Company reasonably informed of the status of such enforcement action.

Section 5.11    Financing Cooperation. Prior to and until the Closing, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries, Affiliates, respective officers and directors, employees and agents to, at Parent’s sole cost and expense, provide such customary cooperation that is reasonably requested by Parent or Merger Sub to assist Parent and Merger Sub in connection with causing the conditions to the Financing to be satisfied or as is otherwise reasonably requested by Parent or Merger Sub in connection with Parent’s efforts to obtain the Financing and is customarily required for debt financings similar to the Financing, which cooperation may include: (i) furnishing, or causing to be furnished to, Parent, Merger Sub and/or its Debt Financing Sources the Required Information (it being understood that the Company shall have no responsibility for preparing any pro forma financial statements) and all other customary pertinent financial, business and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, (ii) causing members of senior management of the Company to participate in a reasonable number of lender meetings, lender presentations, due diligence sessions (including accounting due diligence sessions), road shows, drafting sessions and rating agency meetings, in each case, upon reasonable advance notice, at mutually agreed locations and times (including by electronic means), (iii) providing reasonable assistance to Parent in its preparation of customary rating agency presentations, lender and investor presentations, offering memoranda, customary bank information memoranda and similar documents reasonably required in connection with the Debt Financing (including by reasonably assisting in the preparation of such materials that do not include material non-public information), in each case, solely with respect to information relating to the Company (to the extent related to its business) and its Subsidiaries, (iv) delivering information and documentation related to the Company and its Subsidiaries that is required by the Debt Commitment Letter (or any successor provision thereof) and reasonably requested by Parent or the Debt Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the USA PATRIOT Act, which information shall be provided no later than two (2) Business Days prior to the Closing Date, (v) cooperating with the Financing Sources’ due diligence, to the extent reasonably requested in connection with the Financing, (vi) to the extent required by the Financing Sources, executing and delivering customary authorization letters to the Financing Sources, to the extent such customary authorization letters (or the bank information memoranda in which such letters are included) include language that exculpates the Company, each of its Subsidiaries and their respective Representatives and Affiliates from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith, (vii) providing reasonable and customary assistance with Parent’s preparation, negotiation and execution of definitive financing documentation and the schedules and exhibits thereto (including indentures, loan agreements, guarantees, collateral agreements, hedging arrangements, payoff letters and release agreements, customary officer’s certificates and corporate resolutions or other corporate actions, as applicable) as may reasonably be requested by Parent or Merger Sub and subject to the occurrence of the Closing, (viii) provide reasonable and customary assistance with facilitating the pledging of collateral (including possessory collateral) in connection with the Debt Financing, including executing and delivering any customary pledge and security documents or other customary definitive security documents, (ix) taking all reasonable actions necessary to permit the Debt Financing Sources to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies, and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing, and (x) using reasonable best efforts to supplement the Required Information on a reasonably current basis to the extent that any Required Information, to the Knowledge of the Company, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading; provided, that the requested cooperation shall not (A) require the Company or any of its Subsidiaries or their respective Representatives to (i) execute, deliver, enter into, approve or perform any agreement, commitment, certificate, document or instrument (excluding any customary authorization letters described in clause (vi) above), or modification of any agreement, commitment, document or instrument, in each case, that would be effective prior to the Effective Time, (ii) deliver or cause the delivery of any legal opinions, (iii) deliver or cause the delivery of any reliance letters or any certificate as to solvency or any other certificate in connection with the Debt Financing, in each case that would be effective prior to the Effective Time, (iv) adopt any resolutions, execute any consents or otherwise take any corporate or similar action or deliver any certificate, in connection with the Debt Financing or the incurrence of indebtedness thereby, in each case, that would be effective prior to the Effective Time, (v) pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any other liability or obligation of any kind or give any indemnities in connection with the Debt Financing, including under any certificate, agreement, arrangement, document or instrument related thereto, in each case, that would be effective prior to the Effective Time or (vi) prepare stand-alone financial statements for any Subsidiaries of the Company or prepare financial statements which the Company has not historically prepared, (B) require the Company or any of its Subsidiaries to take any action that will conflict with or violate its organizational documents or any Laws or result in a material breach of, or default under, any Company Material Contract (other than any Company Material Contract being entered in contemplation hereof) or otherwise breach any of the Company’s representations, warranties, covenants or agreements under this Agreement, (C) require the Company or any of its Subsidiaries to enter into or approve any binding commitment prior to the Effective Time, or (D) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. In the event this Agreement is terminated pursuant to Section 7.1, Parent shall promptly (and in any event within three (3) Business Days of delivery of documentation evidencing such cost and expenses) reimburse the Company for any out-of-pocket reasonable and documented expenses and costs (including reasonable outside attorneys’ fees and disbursements) incurred in connection with the Company’s or its Affiliates’ or Representatives’ obligations under Section 5.10 or this Section 5.11 and shall indemnify and hold harmless the Company, its Affiliates and their respective representatives from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) suffered or incurred by any of them as a result of, or in connection with, (1) such cooperation or any other actions taken by any of them at the request of Parent or Merger Sub pursuant to this Section 5.11, (2) the Financing, and (3) any information used in connection with the Financing (except with respect to written information provided by the Company or any of its Affiliates specifically for inclusion in offering materials relating to the Financing), except, to the extent such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgements, awards, penalties, fines or expenses (including reasonable outside attorneys’ fees and disbursements) arose from the fraud, bad faith, or willful misconduct of the Company, its Subsidiaries, or any of their respective Affiliates or representatives. The reimbursement and indemnification obligations of Parent set forth in this Section 5.11 are referred to, collectively, as the “Reimbursement Obligations”, which shall in no event exceed the Cap. Any offering materials, presentations, bank information memoranda and other documents prepared by or on behalf of or utilized by Parent, Merger Sub or their Affiliates, or Parent’s or Merger Sub’s Debt Financing Sources Related Parties, in connection with Parent’s financing activities in connection with the transactions contemplated hereby, which include any information provided by the Company or any of its Affiliates or Representatives, including any offering memorandum, banker’s book, prospectus or similar document used, or any other written offering materials used, in connection with any Debt Financing, shall include a conspicuous disclaimer to the effect that none of the Company or any of its Subsidiaries or their respective Affiliates or any of their or their Affiliates’ respective Representatives nor any employees thereof have any responsibility for the content of such document and disclaim all responsibility therefor (other than, in all cases, those responsibilities arising from, directly or indirectly, the fraud, bad faith, or willful misconduct of the Company, its Subsidiaries, or any of their respective Affiliates or Representatives) and shall further include a disclaimer with respect to the Company and its Subsidiaries and their respective Affiliates and their and their Affiliates’ respective Representatives in any oral disclosure with respect to such financing, in each case, including any liability in connection with the unauthorized use by the recipients thereof of the information set forth in such document or oral disclosure. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in the ordinary course as is customary for such purpose and in a manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Company, any of its Subsidiaries or their reputation or goodwill. Notwithstanding anything herein to the contrary, (i) the condition set forth in Section 6.2(b), as it applies in respect of the Company’s obligations under this Section 5.11, shall be deemed satisfied unless the Company has knowingly and willfully breached its obligations under this Section 5.11 and which such breach directly resulted in Parent not being able to obtain the Debt Financing and (ii) in no event shall the Company be deemed to have breached its obligations hereunder in the event Parent does not prepare any pro forma financial information.

Section 5.12    Repayment of Indebtedness. In connection with and conditioned upon the Effective Time, Parent shall (or shall cause an Affiliate to) provide and make available to the Company in immediately available funds in an amount equal to the amount necessary for the Company and its Subsidiaries to repay and discharge in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 5.12 of the Company Disclosure Letter (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Debt Payoff Amount to the counterparties under the Company Debt as promptly as practicable following the date the Company receives such Debt Payoff Amount. The Company shall use its reasonable best efforts to, on or prior to the Closing Date, provide Parent with (i) a customary payoff letter (the “Payoff Letter”) from the agent under the Existing Credit Agreement, which Payoff Letter shall set forth the aggregate amount required to satisfy in full all amounts outstanding or otherwise due and owing by the Company or any of its Subsidiaries thereunder and shall provide for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter and (ii) drafts of the customary Lien release and termination documents related to the Payoff Letter.

Section 5.13    Merger Sub; Parent Affiliates. Parent shall take all actions necessary to (a) cause Merger Sub and any other applicable Affiliates of Parent to perform their respective obligations under this Agreement and, in the case of Merger Sub, to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Any Consent or waiver by Parent under this Agreement shall be deemed to also be a Consent or waiver by Merger Sub.

Section 5.14    No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.15    Rule 16b-3 Matters. Prior to the Effective Time, the Company may take such actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16    Stock Exchange Matters. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and all things reasonably necessary, proper or advisable on its part under applicable laws, rules and policies of NASDAQ to enable (a) the delisting of the Company Common Stock from NASDAQ and the termination of trading of the Company Common Stock on the Closing Date and (b) the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.17    Stockholder Litigation. Each of the Company and Parent shall keep the other reasonably informed of, and reasonably cooperate with such party in connection with, any stockholder litigation or claim against such party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1    Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent and Merger Sub at or prior to the Effective Time of the following conditions:

(a)    the Requisite Stockholder Approval shall have been obtained;

(b)    any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and there shall be no written agreement to not consummate the Merger in effect between a Governmental Authority and one or all of Parent, Merger Sub, and the Company; and

(c)    no Governmental Authority of the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger.

Section 6.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are, in addition to the conditions set forth in Section 6.1 (Conditions to the Obligations of Each Party), further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a)    each of the representations and warranties of the Company contained in this Agreement, without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct both when made and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Company Material Adverse Effect; provided, however, that the representations and warranties contained in (i) Section 3.1(a) (Organization and Qualification; Subsidiaries), Section 3.3(a) (Authority Relative to Agreement), Section 3.19 (Vote Required), Section 3.20 (Brokers), and Section 3.21 (Opinion of Financial Advisor) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), (ii) Section 3.2(a) and Section 3.2(b) (with respect to the Company only) shall be true and correct in all respects (except for such inaccuracies as are de minimis in the aggregate) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), and (iii) Section 3.3(b) (Authority Relative to Agreement) and the second sentence of Section 3.9 (Absence of Certain Changes or Events) shall be true and correct in all respects both when made and at and as of the Closing Date as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b)    the Company shall have performed and complied, as applicable, in all material respects with its obligations, covenants and agreements required under this Agreement to be performed or complied with on or prior to the Closing Date;

(c)    since the date hereof, there shall not have been a Company Material Adverse Effect; and

(d)    the Company shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of the Company, certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

Section 6.3    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is, in addition to the conditions set forth in Section 6.1 (Conditions to the Obligations of Each Party), further subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    each of the representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct both when made and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except for such failures to be true and correct as would not have a Parent Material Adverse Effect; provided, however, that the representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Authority Relative to Agreement) and Section 4.11 (Brokers) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b)    Parent and Merger Sub shall have performed and complied in all material respects with their respective obligations, covenants and agreements required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(c)    Parent shall have delivered a certificate to the Company, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4    Frustration of Closing Conditions. No party hereto may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1 (Conditions to the Obligations of Each Party), Section 6.2 (Conditions to Obligations of Parent and Merger Sub) or Section 6.3 (Conditions to Obligation of the Company) to be satisfied, as the case may be, if such failure was caused directly or indirectly by such party’s breach of any covenant or other obligation of such party in this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)    Mutual Consent: by mutual written consent of each of Parent and the Company; or

(b)    Mutual Termination Rights: by either Parent or the Company, if:

(i)    Termination Date: the Merger shall not have been consummated on or before 5:00 p.m. (Chicago time) on July 4, 2024 (as such date may be extended pursuant to the following proviso, the “Termination Date”); provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied, other than the conditions set forth in Sections 6.1(b) or 6.1(c), the Termination Date may be extended by Parent or the Company, by written notice to the other party, to a date not later than the Extended Termination Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date;

(ii)    Governmental Authority, Law or Order: prior to the Effective Time, any Governmental Authority of the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied with its obligations pursuant to Section 5.3 (Appropriate Action; Consents; Filings); provided, further, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement; or

(iii)    Requisite Stockholder Approval: the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon; or

(c)    Company Termination Rights: by the Company, if:

(i)    Breach or Failure to Perform: Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not reasonably capable of being cured, or is not cured, by Parent or Merger Sub on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following the Company’s delivery of written notice to Parent or Merger Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)    Definitive Agreement for Superior Proposal: prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company shall have authorized the Company to enter into a definitive agreement with respect to a Superior Proposal in compliance with the applicable provisions of Section 5.5(c); provided that, substantially concurrently with and as a condition to such termination, the Company enters into such definitive agreement and pays (or causes to be paid) at the direction of Parent the Termination Fee as specified in Section 7.3(a)(ii); or

(iii)    Failure to Consummate the Merger: (A) all the conditions set forth in Section 6.1 (Conditions to the Obligations of Each Party) and Section 6.2 (Conditions to Obligations of Parent and Merger Sub) have been satisfied (other than those conditions (x) the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements hereunder and (y) that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions in this clause (y) are at the time of termination capable of being satisfied as if such time were the Closing), (B) Parent and Merger Sub shall have failed to consummate the Merger within two (2) Business Days following the first date the Closing should have occurred pursuant to Section 1.2 (The Closing) and (C) the Company has notified Parent in writing that all of the conditions set forth in Article VI (Conditions to the Merger) have been satisfied or, with respect to the conditions set forth in Section 6.3 (Conditions to Obligation of the Company), waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time; or

(d)    Parent Termination Rights: by Parent, if:

(i)    Breach or Failure to Perform: the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 6.2(a) or Section 6.2(b), and (B) is not reasonably capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)    Change of Recommendation; Alternative Acquisition Proposal: (a) the board of directors of the Company shall have made a Change of Recommendation; provided that Parent’s right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall expire upon the Requisite Stockholder Approval having been obtained, or (b) the Company or any of its Subsidiaries shall have entered into any definitive acquisition agreement, merger agreement or similar definitive agreement to consummate an Alternative Acquisition Proposal, whether or not permitted by Section 5.5.

Section 7.2    Effect of Termination. In the event that this Agreement is validly terminated and the Merger abandoned pursuant to Section 7.1 (Termination), written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 7.3 (Termination Fee), no such termination shall relieve any party hereto of any liability or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs) resulting from fraud or Intentional Breach of any covenant or obligation contained in this Agreement prior to such termination (it being acknowledged and agreed, without limitation, that any failure by Parent or Merger Sub to consummate the Merger at any time at which the Company shall have the right to terminate this Agreement pursuant to Section 7.1(c)(iii) (Failure to Consummate the Merger) shall be an Intentional Breach by Parent and Merger Sub), in which case, except as otherwise provided in Section 7.3 (Termination Fee), the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement, the Guarantees, the expense reimbursement and indemnification obligations contained in Section 5.10 (Financing) and Section 5.11 (Financing Cooperation) and the provisions of this Section 7.2 (Effect of Termination), Section 7.3 (Termination Fee), Section 7.6 (Expenses; Transfer Taxes) and Article VIII (General Provisions) shall survive any termination of this Agreement pursuant to Section 7.1 (Termination) in accordance with their respective terms.

Section 7.3    Termination Fee.

(a)    Termination Fee Triggers: In the event that:

(i)     (A) After the date hereof and prior to the time of the Stockholders’ Meeting there shall have been publicly announced and not withdrawn an Alternative Acquisition Proposal (provided, however, that for purposes of this Section 7.3(a)(i), the references to “twenty percent (20%)” in the definition of “Alternative Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”) (a “Qualifying Transaction”), (B) this Agreement is subsequently terminated by (x) the Company or Parent pursuant to Section 7.1(b)(i) (Termination Date) or Section 7.1(b)(iii) (Requisite Stockholder Approval) or (y) by Parent pursuant to Section 7.1(d)(i) (Breach or Failure to Perform) as a result of an Intentional Breach of the Company’s covenants or agreements under this Agreement by the Company, and (C) within twelve (12) months of such termination of this Agreement, the Company consummates any Qualifying Transaction or enters into a definitive agreement providing for the consummation of any Qualifying Transaction;

(ii)    this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) (Definitive Agreement for Superior Proposal); or

(iii)    this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii) (Change of Recommendation; Alternative Acquisition Proposal),

then the Company shall, (A) in the case of Section 7.3(a)(i) above, no later than two (2) Business Days following the date of the execution of a definitive agreement in respect of such Qualifying Transaction, (B) in the case of Section 7.3(a)(ii) above, prior to or substantially concurrently with such termination, and (C) in the case of Section 7.3(a)(iii) above, no later than two (2) Business Days after the date of such termination, pay, or cause to be paid, an aggregate amount of $30,000,000 (the “Termination Fee”) and the Parent Expenses in an amount not to exceed $5,000,000 (solely to the extent not previously paid by the Company, including pursuant to the last sentence hereof), by wire transfer of immediately available funds to the account or accounts designated by Parent (including pursuant to any irrevocable instructions delivered by Parent on the date hereof). Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be required to pay the Termination Fee or the Parent Expenses on more than one occasion. If the Company or Parent shall terminate this Agreement pursuant to Section 7.1(b)(iii) (Requisite Stockholder Approval), then the Company shall pay to Parent, not later than two (2) Business Days after notice of the termination of this Agreement, the Parent Expenses in an amount not to exceed $7,500,000.

(b)    Reverse Termination Fee Triggers: In the event that:

(i)    the Company terminates this Agreement pursuant to Section 7.1(c)(i) (Breach or Failure to Perform) or Section 7.1(c)(iii) (Failure to Consummate the Merger);

(ii)    the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(i) (Termination Date) and at such time the Company could have validly terminated this Agreement pursuant to Section 7.1(c)(i) (Breach or Failure to Perform) or Section 7.1(c)(iii) (Failure to Consummate the Merger); or

(iii)    this Agreement is terminated by (A) the Company or Parent pursuant to Section 7.1(b)(i) (Termination Date) and at the time of such termination, any of the conditions to the Closing set forth in Sections 6.1(b) or 6.1(c) shall not have been fulfilled (but only as such failure to be fulfilled relates to the HSR Act) but all other conditions to the Closing set forth in Article VI have either been waived or fulfilled or would be fulfilled if the Closing were to occur on such date; provided, that the breach by the Company of any of its obligations under Section 5.3 (Appropriate Action; Consents; Filings) is not the principal cause of the failure of the conditions set forth in Sections 6.1(b) or 6.1(c) to be satisfied, or (B) the Company or Parent pursuant to Section 7.1(b)(ii) (Governmental Authority, Law or Order) (but only if such final and non-appealable Law, Order or other action relates to the HSR Act); provided, that the issuance of such Law or Order or taking of such action was not primarily due to the breach by the Company of its obligations under Section 5.3 (Appropriate Action; Consents; Filings), then Parent shall, in the case of termination by (A) Parent, as a condition to such termination, or (B) the Company, no later than two (2) Business Days after such termination, pay or cause to be paid to the Company a termination fee of $60,000,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated by the Company. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion.

(c)    Exclusive Remedy of Parent. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 8.9 (Specific Performance), Parent’s receipt in full of the Termination Fee pursuant to Section 7.3(a), in circumstances where the Termination Fee is owed pursuant to Section 7.3(a), shall constitute the sole and exclusive monetary remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future stockholders, members, managers, partners, directors, officers, employees, agents or Affiliates or successors or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except for any Enforcement Expenses, subject to the Cap). If any Company Related Party makes any payment in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under Section 7.3(a), the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company Related Parties to the Parent Related Parties in respect of any such breaches of this Agreement.

(d)    Exclusive Remedy of the Company. Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.9 (Specific Performance), in circumstances where the Reverse Termination Fee is owed pursuant to Section 7.3(b), (x) the Company’s receipt in full of (i) the Reverse Termination Fee, (ii) the Reimbursement Obligations (to the extent payable pursuant to Section 5.11), and (iii) any Enforcement Expenses, in the case of clauses (ii) and (iii), subject to the Cap, shall constitute liquidated damages and the sole and exclusive monetary remedy of the Company Related Parties against Parent, Merger Sub, the Financing Sources under the Financing Commitments, any of their respective Affiliates or any of their respective current, former or future direct or indirect Affiliates, equityholders, partners, managers, members, controlling persons, officers, directors, employees, agents, representatives, successors or assignees (collectively, the “Parent Related Parties”) for any and all losses, damages, costs, Liabilities or expenses suffered or incurred by any Company Related Party based upon, resulting from, arising out of or in connection with the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any breach of any representation, warranty, covenant or agreement in this Agreement or circumstances giving rise to such breach or termination; (y) the Company Related Parties shall not be entitled to commence or pursue any litigation against the Parent Related Parties arising out of or in connection with this Agreement, any certificate or ancillary agreement delivered pursuant to the express terms of this Agreement or the transactions contemplated hereby or thereby (including the failure to consummate the transactions contemplated hereby), other than litigation against Parent to enforce the payment of the Reverse Termination Fee, the Reimbursement Obligations and any Enforcement Expenses (subject to the Cap) pursuant to this Agreement; and (z) none of the Parent Related Parties shall have any further liability relating to or arising out of this Agreement, any certificate or ancillary agreement delivered pursuant to the express terms of this Agreement or the transactions contemplated hereby or thereby (including the failure to consummate the transactions contemplated hereby), other than the liability of Parent to pay the Reverse Termination Fee, the Reimbursement Obligations and any Enforcement Expenses (subject to the Cap) pursuant to this Agreement. If any Parent Related Party makes any payment in respect of any breach of this Agreement, and thereafter the Company is entitled to receive the Reverse Termination Fee under Section 7.3(b), the amount of such Reverse Termination Fee shall be reduced by the aggregate amount of any payments made by the Parent Related Parties to the Company Related Parties in respect of any such breaches of this Agreement. Without limiting the foregoing, the maximum aggregate liability of the Parent Related Parties for damages in connection with this Agreement (including the Financing) shall be limited to an amount equal to the Reverse Termination Fee, plus an amount equal to the Cap. The parties acknowledge and agree that the Company will be entitled to seek specific performance of this Agreement in accordance with Section 8.9 and payment of the Reverse Termination Fee, but the Company shall not be entitled to obtain both (x) specific performance that results in the Closing occurring pursuant to Section 8.9 and (y) payment of the Reverse Termination Fee.

(e)    Acknowledgement. Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Fee nor the Reverse Termination Fee, as applicable, is a penalty, but, is liquidated damages, in a reasonable amount that will compensate Parent or the Company, respectively, in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties hereto would not enter into this Agreement. If the Company or Parent, as applicable, fails to pay promptly the amounts due pursuant to this Section 7.3, the Company will also pay for Parent’s, or Parent will also pay for the Company’s, as applicable, reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal (any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate) (collectively, “Enforcement Expenses”); provided, however, that in no event shall the Enforcement Expenses payable by the Company, on the one hand, or the Enforcement Expenses and Reimbursement Obligations payable by Parent and Merger Sub, on the other hand, exceed $5,000,000 in the aggregate (the “Cap”).

Section 7.4    Amendment. This Agreement may be amended by mutual agreement of the Company and Parent at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that (a) after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders and (b) any amendment to this Section 7.4, Section 8.5 (Assignment), Section 8.7 (No Third-Party Beneficiaries), Section 8.8 (Governing Law), Section 8.10 (Consent to Jurisdiction), Section 8.12 (Waiver of Jury Trial) or Section 8.13 (Debt Financing Sources), in each case to the extent such amendment would affect the rights of a Debt Financing Sources Related Party under such Section, shall also be approved by the applicable Debt Financing Source on its own behalf or on the behalf of any applicable Debt Financing Sources Related Party. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 7.5    Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 7.6    Expenses; Transfer Taxes. Except as expressly set forth herein (including the following sentence), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not such transactions are consummated; provided that Parent shall be responsible for and pay all costs and Expenses in connection with (i) the filings of the notification and report forms under any Antitrust Laws in connection with the transactions contemplated by this Agreement or (ii) the filings and notifications contemplated by Section 3.4(b) or Section 4.3(b). All transfer, stamp and documentary Taxes or fees and sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement and the consummation of the Merger, shall be apportioned among Parent and the Company and in accordance with applicable local customs.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1    Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement or any instrument delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 7.2 (Effect of Termination), upon the termination of this Agreement pursuant to Section 7.1 (Termination), as the case may be, except that this Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 5.6 (Directors’ and Officers’ Indemnification and Insurance) and Section  5.9 (Employee Benefits).

Section 8.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the date sent by e-mail (provided that the sender does not receive an automatic bounceback of non-delivery); or (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service and properly addressed, to the party as follows:

if to Parent or Merger Sub:

Metropolis Technologies, Inc.

1314 7th Street, 5th Floor

Santa Monica, CA 90401

Email: alex@metropolis.io; travis@metropolis.io

Attention: Alexander Israel; Travis Kell

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue New York, NY 10019

Email: sseidman@willkie.com; ldelanoy@willkie.com;

mmcdevitt@willkie.com

Attention: Steven A. Seidman

Laura L. Delanoy

Morgan D. McDevitt

if to the Company:

SP Plus Corporation

200 E. Randolph Street, Suite 7700

Chicago, IL 60601

Email: mbaumann@spplus.com; rvig@spplus.com

Attention: G Marc Baumann

Ritu Vig, Esq.

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Drive

Chicago, Illinois 60606

Email: Shilpi.Gupta@skadden.com

Attention: Shilpi Gupta, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street

Houston, Texas 77002

Email: Eric.Otness@skadden.com

Attention: Eric Otness, Esq.

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 8.2.

Section 8.3    Interpretation; Certain Definitions.

(a)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)    Disclosure of any fact, circumstance or information in any Section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent that such disclosure relates to any such other Section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgment that the information is required to be disclosed or admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c)    The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to articles, sections, clauses, paragraphs, exhibits, annexes and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” All definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings. Words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble, unless the context requires otherwise. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. References to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to,” “delivered to,” “provided to” or “furnished to” Parent or Merger Sub (or words of similar import) include the documents posted to the VDR at least 24 hours prior to the date hereof. The word “or” is not exclusive.

Section 8.4    Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 7.3(c) (Exclusive Remedy of Parent) and Section 7.3(d) (Exclusive Remedy of the Company) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

Section 8.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that, without such consent, (i) Parent may assign this Agreement after prior notice to the Company, to a wholly-owned subsidiary of Parent (except any such assignment which would, or would reasonably be expected to, prevent, delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, including the Financing) or (ii) on or after the Effective Time, Parent or Merger Sub may assign its respective rights under this Agreement to any Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing (however, such assignment will not relieve Parent or Merger Sub of its obligations hereunder); provided, further, that in the event Parent or Merger Sub assigns this Agreement pursuant to this Section 8.5, the Financing Commitments shall be modified as applicable to reflect such assignment (it being understood that any such assignment shall be null and void until such modifications are so made). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.5 shall be null and void.

Section 8.6    Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Guarantees, the Equity Commitment Letter, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 8.7    No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the D&O Indemnified Parties (with respect to Section 5.6 (Directors’ and Officers’ Indemnification and Insurance) from and after the Effective Time), (B) the Debt Financing Sources Related Parties under the Debt Financing of Parent and Merger Sub (with respect to Section 7.4 (Amendment), Section 8.5 (Assignment), this Section 8.7, Section 8.8 (Governing Law), Section 8.9 (Specific Performance), Section 8.10 (Consent to Jurisdiction), Section 8.12 (Waiver of Jury Trial) and Section 8.13 (Debt Financing Sources)) in each case to the extent such Section applies to the Debt Financing Sources Related Parties, (C) the Parent Related Parties (with respect to Section 7.3 (Termination Fee)), (D) the Company Related Parties (with respect to Section 7.3 (Termination Fee)) and (E) the holders of the Company Common Stock or Company Equity Awards (with respect to Article II (Effect of the Merger on Capital Stock; Exchange of Certificates) from and after the Effective Time), in each case are express third-party beneficiaries of this Agreement.

Section 8.8    Governing Law.

(a)    This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any Action before any Governmental Authority of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources Related Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financings contemplated thereby, in any forum other than the United States Federal and New York State courts located in New York County, State of New York and (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources Related Parties in any way relating to this Agreement, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 8.9    Specific Performance.

(a)    The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 8.9(b), the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties hereto to consummate the Merger and the other transactions contemplated by this Agreement and the right of the Company to cause Parent to fully enforce the terms of the Equity Commitment Letter against the Equity Financing Sources, subject to the terms set forth therein), in addition to any other remedy to which they are entitled at law or in equity; provided that under no circumstances will a party be permitted or entitled to receive both (x) a grant of specific performance that results in the occurrence of the Closing and (y) monetary damages (including the Termination Fee, the Reverse Termination Fee, or any monetary damages in lieu of specific performance); provided, further, that the Company’s termination of this Agreement triggering its right to receive the Reverse Termination Fee pursuant to Section 7.3(b) or its acceptance of all or any portion of the Reverse Termination Fee shall terminate any right of the Company to injunctive relief or specific performance hereunder. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(b)    Notwithstanding anything in this Agreement to the contrary and without limiting any right of the Company to enforce any other obligations of Parent or Merger Sub set forth herein, it is explicitly agreed that the Company shall be entitled to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause, or for the Company to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letter, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letter and this Agreement and cause the Closing to occur if, and only if, each of the following conditions has been satisfied: (i) all conditions in Section 6.1 (Conditions to the Obligations of Each Party) and Section 6.2 (Conditions to Obligations of Parent and Merger Sub) (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded, and remain satisfied and (ii) the Company has irrevocably confirmed that if specific performance is granted and the Financing is funded, then the Closing will occur.

(c)    To the extent any party hereto brings an Action to specifically enforce the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the fifth (5th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.

Section 8.10    Consent to Jurisdiction.

(a)    Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (e) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)    Notwithstanding anything in this Agreement to the contrary, each of the parties hereto acknowledges and agrees: (i) that any proceeding, whether in Law or in equity, in contract, in tort, or otherwise, involving the Debt Financing Sources arising out of, or relating to, this Agreement or any of the transactions contemplated by this Agreement, including the performance of services thereunder or related thereto, will be subject to the exclusive jurisdiction of any state or federal court sitting in the state of New York in the borough of Manhattan and any appellate court thereof, and each of the parties hereto submits for itself and its property with respect to any such proceeding, to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone in bringing any such proceeding in any other court; (iii) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such proceeding in any such court; and (iv) any such proceeding will be governed and construed in accordance with the Laws of the State of New York (except as otherwise specified in the Debt Commitment Letter), without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would case the application of the laws of any jurisdiction other than the State of New York.

(c)    Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.10(a) in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to

Section 8.2 (Notices). However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.11    Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.12    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE DEBT FINANCING, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE FINANCING). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13    Financing Sources. Subject to the last sentence of this Section 8.13, the parties hereby agree that (a) no Financing Source or Debt Financing Sources Related Party shall have any liability hereunder (whether in contract or in tort, at law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any matter to this Agreement, the Financing, the Financing Commitments or otherwise, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach (provided, that nothing in this Section 8.13 shall limit the liability of (x) the Debt Financing Sources from and after the effective time under the Debt Commitment Letter, the Fee Letters or the definitive debt documents executed in connection with the Debt Financing under any financing arrangement provided by the Debt Financing Sources to Parent, Merger Sub, or any of their respective Affiliates, or (y) the Equity Financing Sources under the Equity Commitment Letter) and (b) only Parent and its Affiliates at their respective direction shall be permitted to bring any Action against any Financing Source in its capacity as a Financing Source in connection with or related in any matter to this Agreement, the Financing Commitments, the Fee Letters or otherwise, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach. This Section 8.13 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary. Notwithstanding the foregoing, nothing in this Section 8.13 shall in any way limit or modify (i) the rights and obligations of Parent or Merger Sub (or their permitted assignees) under the Debt Commitment Letter or the Equity Commitment Letter, (ii) the rights of the Company under this Agreement, the Equity Commitment Letter or the Guarantees or (iii) the liability of Parent or Merger Sub (or their permitted assignees) under this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

METROPOLIS TECHNOLOGIES, INC.

By:	/s/ Alexander Israel
Name: Alexander Israel
Title: Chief Executive Officer

SCHWINGER MERGER SUB INC.

By:	/s/ Alexander Israel
Name: Alexander Israel
Title: Chief Executive Officer

SP PLUS CORPORATION

By:	/s/ G Marc Baumann
Name: G Marc Baumann
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Appendix A

Definitions

“Action” shall mean any claim, demand, action, suit or proceeding.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than those shares cancelled pursuant to Section 2.1(a) or in respect of Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.5(c)(ii).

“Alternative Acquisition Proposal” shall mean any proposal or offer made by any Person (other than Parent, Merger Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of any class of equity securities of the Company pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than twenty percent (20%) of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

“Alternative Financing” shall have the meaning set forth in Section 5.10(c).

“Anti-Corruption Laws” shall have the meaning set forth in Section 3.5(c).

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 3.5(f).

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Evidence” shall have the meaning set forth in Section 2.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in Chicago, Illinois or Governmental Authorities in the State of Delaware are authorized or obligated by Law or executive order to close.

“Cap” shall have the meaning set forth in Section 7.3(e).

“Capitalization Date” shall have the meaning set forth in Section 3.2(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation in any applicable jurisdiction, and any subsequent legislation, regulation, memorandum or executive order relating to COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020.

“CBA” shall have the meaning set forth in Section 3.13(a).

“Certificate of Merger” shall have the meaning set forth in Section 1.3(a).

“Certificates” shall have the meaning set forth in Section 2.1(b).

“Change of Recommendation” shall have the meaning set forth in Section 5.5(c)(i).

“Clean Team Agreement” shall mean the clean team addendum to the Confidentiality Agreement dated July 6, 2023 between Parent and the Company.

“Client Facility Property” shall mean the real property subject to or related to a Company Facility Contract, including the improvements thereon.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986.

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 5.9(g).

“Company Aviation Agreement” shall mean a Contract pursuant to which the Company provides services to customers operating in the aviation industry.

“Company Benefit Plan” shall mean (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) each other employment, consulting bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, incentive, deferred compensation, severance, separation, termination, retention, change of control, employee loan, and other similar fringe, welfare or other employee benefit or compensation plans, programs, agreements, contracts, policies or arrangements (whether or not in writing and including any related forms of award agreements), in each case, (i) which is sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries for the benefit of current or former directors, officers or employees of, or consultants or other service providers to, the Company or its Subsidiaries (or any of their respective covered dependents), or (ii) with respect to which the Company or any of its Subsidiaries has or may have any liability, other than (A) a Multiemployer Plan, (B) any other employee benefit plan that is sponsored or maintained by a labor organization or other unrelated third party or (C) a plan that is sponsored and maintained by a Governmental Authority.

“Company Bylaws” shall have the meaning set forth in Section 3.1(a).

“Company Charter” shall have the meaning set forth in Section 3.1(a).

“Company Common Stock” shall have the meaning set forth in Section 2.1(a).

“Company Debt” shall have the meaning set forth in Section 5.12.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Employee” shall have the meaning set forth in Section 5.1(e).

“Company Equity Awards” shall mean, collectively, the Company RSUs and the Company PSUs.

“Company Equity Plan” shall mean the Company’s Long-Term Incentive Plan, as amended and restated.

“Company Facility Contract” means a management contract or lease, sublease or license which grants to the Company or any of its Subsidiaries the right to operate, lease, sublease, license or occupy a parking, aviation or other client facility, or other Contract related to the provision of services to clients of the Company or its Subsidiaries, together with all modifications, amendments, supplements, replacements, restatements, waivers, side letters and guaranties thereto or thereof.

“Company Material Adverse Effect” shall mean any change, event, effect, circumstance or development which, individually or in the aggregate (a) has resulted in or would reasonably be expected to result in a material adverse effect on the business, financial condition, properties, assets, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, events, effects, circumstances or developments which, directly or indirectly, to the extent they relate to or result from the following shall be excluded from the determination of Company Material Adverse Effect: (i) any change, event, effect, circumstance or development generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP); (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the financial, credit, banking or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or its Subsidiaries conduct business; (iv) any acts of God, natural disasters, force majeure events, terrorism, armed hostilities, sabotage, declared or undeclared acts of war (including armed, cyber, financial or other events of terrorism, hostilities, sabotage or war), epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any COVID Measures, or effects thereof), or any escalation or worsening of any of the foregoing; (v) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including by reason of the identity of Parent or in respect of any litigation resulting therefrom; (vi) any action taken required by the terms of this Agreement or with the prior written consent or at the written direction of Parent or Merger Sub; (vii) any changes in the market price or trading volume of the Company Common Stock, any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); and (viii) any matter described in the Company Disclosure Letter solely to the extent described therein or reflected in the Company SEC Documents, except, in the case of the foregoing clause (i), (ii), (iii) or (iv) to the extent (and only to the extent) that such change, event, effect, circumstance or development affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner when compared to the effect of such change, event, effect, circumstance or development on other Persons in the industries in which the Company and its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 3.16(a).

“Company Owned IP” shall have the meaning set forth in Section 3.14(b).

“Company Permits” shall have the meaning set forth in Section 3.5(a).

“Company PSU” shall mean each outstanding performance stock unit granted pursuant to a Company Equity Plan that vests on the basis of time and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company PSU Consideration” shall have the meaning set forth in Section 2.3(b).

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company vote in favor of the approval of the Merger.

“Company Related Parties” shall have the meaning set forth in Section 7.3(c).

“Company RSU” shall mean each outstanding restricted stock unit granted pursuant to a Company Equity Plan that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of Company Common Stock or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company RSU Consideration” shall have the meaning set forth in Section 2.3(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.6(a).

“Company Securities” shall have the meaning set forth in Section 3.2(a).

“Company Stockholder Advisory Vote” shall have the meaning set forth in Section 3.3(a).

“Company Surety Bonds” shall mean the deposits, letters of credit, performance bonds and surety bonds (and all such similar undertakings, including bid bonds) posted in connection with the operations of the Company and its Subsidiaries.

“Confidentiality Agreement” shall mean the confidentiality agreement dated May 2, 2023 between Parent and the Company.

“Consent” shall have the meaning set forth in Section 3.4(b).

“Contingency Plan” shall mean a contingency plan implemented by the DOJ or FTC in the event of a lapse of appropriations.

“Contingency Plan Days” shall mean (i) the aggregate number of days that a Contingency Plan is in effect on or after the Contingency Plan Trigger Date, whether or not consecutive, minus (ii) fifteen (15).

“Contingency Plan Trigger” shall mean that a Contingency Plan has been in effect for a period of at least fifteen (15) days in the aggregate, whether or not consecutive, beginning on or after the Contingency Plan Trigger Date.

“Contingency Plan Trigger Date” shall mean November 4, 2023.

“Continuation Period” shall have the meaning set forth in Section 5.9(a).

“Continuing Employees” shall have the meaning set forth in Section 5.9(a).

“Contract” shall mean any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, arrangement or understanding (whether oral or written).

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“COVID-19” shall mean SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“COVID Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.6(a).

“Data Protection Laws” shall have the meaning set forth in Section 3.14(h).

“Debt Commitment Letter” shall have the meaning set forth in Section 4.8(a).

“Debt Financing” shall have the meaning set forth in Section 4.8(a).

“Debt Financing Sources” shall mean the entities that have committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter on the date hereof and any joinder agreements (subject to the consent of the Company as provided in Section 5.10), indentures or credit agreements entered into pursuant thereto or relating thereto.

“Debt Financing Sources Related Parties” shall mean the Debt Financing Sources, together with their respective Affiliates, and their respective Affiliates’ former, future or current direct or indirect equity holders, controlling persons, general or limited partners, members, stockholders, officers, directors, managers, employees, agents, advisors, and representatives and their respective successors and assigns.

“Debt Payoff Amount” shall have the meaning set forth in Section 5.12.

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in the Section 2.5.

“Divestiture Action” shall have the meaning set forth in Section 5.3(b).

“Effective Time” shall have the meaning set forth in Section 1.3(a).

“Enforcement Expenses” shall have the meaning set forth in Section 7.3(e).

“Environmental Laws” shall mean all Laws relating to (a) pollution or the protection, restoration or remediation of, or prevention of harm to, the environment, including natural resources, (b) the protection of human health and safety as it pertains to exposure to Hazardous Materials, (c) the manufacture, processing, registration, distribution, formulation, packaging or labeling of Hazardous Materials or products containing Hazardous Materials, (d) the transport or handling, use, presence, generation, treatment, incineration, landfilling, milling, storage, disposal, Release or threatened Release of or exposure to any Hazardous Materials or

(e) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §2701 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), the Endangered Species Act of 1973 (16 U.S.C. §1531 et seq.), and other similar state and local statutes.

“Equity Commitment Letter” shall have the meaning set forth in Section 4.8(a).

“Equity Financing” shall have the meaning set forth in Section 4.8(a).

“Equity Financing Sources” shall have the meaning set forth in Section 4.8(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliates” shall mean, for any Person, each entity, trade or business, whether or not incorporated, that, together with such Person, is, or at the relevant time would be, deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 2.2(a).

“Excluded Shares” shall have the meaning set forth in Section 2.1(a).

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of November 30, 2018, as amended through and including the Fifth Amendment dated as of April 21, 2022, among the Company, as borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent.

“Existing D&O Insurance Policies” shall have the meaning set forth in Section 5.6(c).

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority pursuant to any Antitrust Laws, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Export Control Laws” shall have the meaning set forth in Section 3.5(d).

“Extended Termination Date” means October 4, 2024; provided, however, that if a Contingency Plan Trigger has occurred, Parent shall have the option to provide that the Extended Termination Date shall be the date that is the number of Contingency Plan Days after October 4, 2024; provided, that in no event shall the Extended Termination Date be later than January 4, 2025.

“FCPA” shall have the meaning set forth in Section 3.5(c).

“Fee Letters” shall have the meaning set forth in Section 4.8(a).

“Financing” shall have the meaning set forth in Section 4.8(a).

“Financing Commitments” shall have the meaning set forth in Section 4.8(a).

“Financing Sources” shall have the meaning set forth in Section 4.8(a).

“Funding Obligations” shall have the meaning set forth in Section 4.8(b).

“Funds” shall have the meaning set forth in Section 4.8(b).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission or any court, tribunal or judicial body.

“Grant Date” shall have the meaning set forth in Section 3.2(e).

“Guarantees” shall have the meaning set forth in the Recitals.

“Guarantors” shall mean Eldridge Industries, LLC, a Delaware limited liability company, and Security Benefit Life Insurance Company, a Kansas stock insurance company.

“Hazardous Materials” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos or asbestos containing materials, lead or lead-containing materials, per- and polyfluoroalkyl substances, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” shall mean (a) patents, utility models and industrial design registrations and applications (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing) (“Patent Rights”); (b) trademarks, service marks, trade names, brand names, slogans, logos, trade dress, and similar designations of source or origin, in each case together with all goodwill associated with any of the foregoing, and all registrations and applications for registration related to any of the foregoing (“Trademark Rights”); (c) copyrights, mask works (including any registrations, applications and renewals for any of the foregoing) and moral rights (“Rights Under Copyright”); (d) rights associated with the registration, ownership, or use of any internet domain name, together with any rights in such internet domain name and any account associated therewith (“Internet Domain Names”); (e) confidential know-how, proprietary processes, formula, algorithms, models, methodologies, inventions, discoveries, research and development, compositions, technical data, procedures, designs, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals; (f) all other similar intellectual property rights which subsist in any part of the world; and (g) all tangible embodiments of the foregoing.

“Intentional Breach” means, with respect to any representation, warranty, agreement, covenant or obligation in this Agreement, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement, covenant or obligation.

“Intervening Event” means any event, change, occurrence or development that is unknown and not reasonably foreseeable to the board of directors of the Company as of the date of this Agreement, or if known or reasonably foreseeable to the board of directors of the Company as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the board of directors of the Company as of the date of this Agreement; provided that the receipt, existence or terms of an Alternative Acquisition Proposal or Superior Proposal shall not be deemed to be an Intervening Event hereunder.

“IRS” shall mean the Internal Revenue Service.

“IT Systems” shall mean all Software, computer hardware, including peripherals and ancillary equipment and network and telecommunications equipment, including associated user manuals and other related documentation owned, licensed, leased or used by the Company and its Subsidiaries.

“Knowledge” shall mean the actual knowledge, after reasonable inquiry, of the following officers and employees of the Company or Parent, as applicable: (i) for the Company: G. Marc Baumann, Jeffrey Eckerling, Connie Jin, Colleen Kozak, Kristopher Roy and Christopher Sherman; and (ii) for Parent: Peter Fisher, Courtney Fukuda, Samuel Hamilton, Alexander Israel and Travis Kell.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), statutes, rules, regulations and ordinances promulgated by any Governmental Authority, including any COVID Measures.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Material Leased Real Property” shall have the meaning set forth in Section 3.17(b).

“Material Real Property Lease” is set forth in Section 3.17(b).

“Maximum Amount” shall have the meaning set forth in Section 5.6(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(b).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Morgan Stanley” shall have the meaning set forth in Section 3.20.

“Multiemployer Plan” shall mean each “multiemployer plan” (within the meaning of Section 3(37) of ERISA) which is sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any liability.

“NASDAQ” shall have the meaning set forth in Section 3.4(b).

“New Debt Commitment Letter” shall have the meaning set forth in Section 5.10(c).

“New Plans” shall have the meaning set forth in Section 5.9(b).

“Old Plans” shall have the meaning set forth in Section 5.9(b).

“Order” shall mean any decree, judgment, injunction or other order in any Action by or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 3.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 5.9(g).

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Expenses” shall mean all of Parent’s and its Affiliates’ reasonably documented out-of-pocket fees and expenses incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including the financing thereof.

“Parent Material Adverse Effect” shall mean any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents), and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Merger Sub.

“Parent Related Parties” shall have the meaning set forth in Section 7.3(d).

“Paying Agent” shall have the meaning set forth in Section 2.2(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 2.2(a).

“Payoff Letter” shall have the meaning set forth in Section 5.12.

“Permitted Liens” shall mean (a) any Lien for Taxes, utilities, landlords and other governmental charges, assessments or claims of payment not yet due and payable or that are being contested in good faith by any appropriate proceedings and for which adequate accruals or reserves have been established, (b) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, that are incurred in the ordinary course of business, that are incurred not in violation of Section 5.1 or that have otherwise been disclosed to Parent in writing, (c) any Liens, matters or other imperfections of title, if any, that individually or in the aggregate, do not have a Company Material Adverse Effect, including (i) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property and (ii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (d) rights of tenants and other parties in possession, (e) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority having jurisdiction over such real property and that are not violated in any material respect by the current use and operation of such real property or the operation of the business of the Company and its Subsidiaries, (f) Liens disclosed on existing title reports or existing surveys or which would be shown on any current title report or current survey performed by Parent as of the date hereof, (g) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’, landlord’s and similar Liens incurred in the ordinary course of business or arising by operation of law, each of which are not otherwise material (or otherwise not yet due and payable) and for which adequate reserves have been established, (h) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof, (i) covenants, conditions, restrictions, rights of way, servitudes, encroachments, permits and rights, licenses and leases in respect of oil, gas, mineral and any mining reservations that individually or in the aggregate do not materially impair the current use of the applicable real property, (j) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds, in each case, arising in the ordinary course of business, (k) Liens resulting from securities Laws, (l) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements, (m) Liens created by (or at the request of) Parent, Merger Sub or any of their respective Affiliates and (n) Liens that will be removed prior to or at the Closing.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Information” shall have the meaning set forth in Section 3.14(h).

“Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Proprietary Software” shall mean all Software included in the Company Owned IP.

“Proxy Statement” shall have the meaning set forth in Section 3.7.

“Qualifying Transaction” shall have the meaning set forth in Section 7.3(a)(i).

“Real Property Lease” shall have the meaning set forth in Section 5.1(o).

“Registered Intellectual Property” shall mean any and all Company Owned IP which consists of (i) Patent Rights, (ii) applications or registrations of any Trademark Rights, (iii) applications or registrations of any Rights Under Copyright and (iv) Internet Domain Names.

“Reimbursement Obligations” shall have the meaning set forth in Section 5.11.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, disposal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

“Representatives” shall mean, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Required Information” shall mean customary information reasonably required for the preparation by Parent of the pro forma financial information identified in paragraph 6 of Exhibit C of the Debt Commitment Letter, dated as of the date of this Agreement.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 3.19.

“Reverse Termination Fee” shall have the meaning set forth in Section 7.3(b).

“Sanctions Laws” shall have the meaning set forth in Section 3.5(e).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary” shall have the meaning set forth in Section 1.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Subsidiary” means each of the Company’s “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act).

“Software” shall mean all (i) computer programs (including any and all software, firmware, or implementation of algorithms, models and methodologies whether in source code, executable code, or object code), (ii) Application Programming Interfaces (APIs); (iii) assemblers and compilers; (iv) data files, (v) software libraries; (vi) device drivers; (vii) databases and database schema and compilations (including any and all data and collections of data, whether machine readable or otherwise), (viii) all programming notes, flow-charts and other work product used to design and develop any of the foregoing, and (ix) documentation (including user manuals and training materials) relating to any of the foregoing.

“Solvent” shall have the meaning set forth in Section 4.12.

“Stockholders’ Meeting” shall have the meaning set forth in Section 5.2(c).

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean any Alternative Acquisition Proposal (with all percentages in the definition of “Alternative Acquisition Proposal” increased to fifty percent (50%)) made by a Third Party on terms that the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors and considering such factors as the board of directors of the Company considers to be appropriate, are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account all terms and conditions of such transaction (including, as applicable, any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Alternative Acquisition Proposal under the provisions of Section 5.5(c)(ii), any breakup fees, Expense reimbursement provisions and financial terms) and the anticipated timing and prospects for completion of such transaction, including, as applicable, the prospects for obtaining required regulatory approvals and financing. Reference to “this Agreement,” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement that are committed to by Parent to the Company in writing pursuant to Section 5.5(c)(iii).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tail Coverage” shall have the meaning set forth in Section 5.6(c).

“Tax” or “Taxes” shall mean any and all taxes, charges, fees, customs, levies, duties, tariffs, imposts, and other assessments, however denominated, imposed by any Governmental Authority, including, without limitation, all income, franchises, windfall, profits, gross receipts, environmental, property, sales, use, value added, goods and services, capital stock, gains, withholding, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, registration, alternative or add-on minimum, estimated, net worth, excise, severance, ad valorem, stamp, transfer, occupation or other taxes, charges, fees, customs, levies, duties, tariffs, imposts, and other assessments of the same or of a similar nature, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes filed or required to be filed with the IRS or any other Governmental Authority or taxing authority, including any claim for refund or amended return.

“Termination Date” shall have the meaning set forth in Section 7.1(b)(i).

“Termination Fee” shall have the meaning set forth in Section 7.3(a).

“Third Party” shall mean any Person or group other than Parent, Merger Sub and their respective Affiliates.

“Treasury Regulations” shall mean the income tax regulations promulgated under the Code.

“VDR” means any electronic data room for “Project Spark” or “Spark” and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement, including the electronic data room hosted by Datasite under the title “Spark”.

Annex B

October 4, 2023

Board of Directors

SP Plus Corporation

200 E. Randolph Street, Suite 7700

Chicago, Illinois 60601-7702

Members of the Board:

We understand that SP Plus Corporation (the “Company”), Metropolis Technologies, Inc. (“Parent”) and Schwinger Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of October 4, 2023 (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares (i) held by the Company or any subsidiary of the Company (including shares held as treasury stock) or held, directly or indirectly, by Parent or Merger Sub or any of their wholly owned subsidiaries or (ii) as to which appraisal rights have been properly exercised and perfected under Section 262 of the Delaware General Corporation Law, will be converted into the right to receive $54.00 per share in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company (which were reviewed and approved for our use by you) (the “Financial Projections”);

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

9)

Reviewed the Merger Agreement, the debt commitment letter from certain debt financing sources of Parent (the “Debt Commitment Letter”), the equity commitment letter from certain equity financing sources of Parent (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), the limited guarantee made by Eldridge Industries, LLC and Security Benefit Life Insurance Company and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the Financial Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We express no view as to the Financial Projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions that could be material to our analysis, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Commitment Letters. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services to Eldridge Industries, LLC (“Eldridge”) (which we understand ultimately holds a significant equity ownership interest in Parent) and certain of its majority-controlled affiliates and portfolio companies (collectively, the “Eldridge Related Entities”), and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Company, Parent, Eldridge, the Eldridge Related Entities, and 3L Capital Management (“3L”) (which we understand ultimately holds a significant equity ownership interest in Parent) and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, Parent, Eldridge, the Eldridge Related Entities, 3L and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Kristin Lindia
Kristin Lindia Managing Director